As filed with the Securities and Exchange Commission on October 29, 2025.

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Applied DNA Sciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7380	59-2262718
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

50 Health Sciences Drive

Stony Brook, New York 11790

631-240-8800

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Clay Shorrock

Chief Executive Officer

Applied DNA Sciences, Inc.

50 Health Sciences Drive

Stony Brook, New York 11790

(631) 240-8801

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Merrill M. Kraines

Todd Kornfeld

McDermott Will & Schulte LLP

One Vanderbilt Avenue

New York, NY 10017-3852

(212) 547-5616

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED OCTOBER 29, 2025

Applied DNA Sciences, Inc.

Up to 18,728,341 Shares of Common Stock

This prospectus relates to the resale from time to time by the selling stockholders (the “Selling Stockholders”) identified in this prospectus under the caption “Selling Stockholders” of up to an aggregate of 18,728,341 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of Applied DNA Sciences, Inc. (“we,” “us,” “our,” the “Company” or “APDN”), consisting of (i) 2,549,573 Shares (the “Common Shares”) issued in the Cash Private Placement described below, (ii)  2,070,912 Shares (the “Cash Pre-Funded Warrant Shares”) issuable upon the exercise of pre-funded warrants issued in the Cash Private Placement (the “Cash Pre-Funded Warrants”) at an exercise price of $0.0001 per Cash Pre-Funded Warrant Share, (iii) 3,444,191 Shares (the “Crypto Pre-Funded Warrant Shares” and, together with the Cash Pre-Funded Warrant Shares, the “Pre-Funded Warrant Shares”) issuable upon the exercise of pre-funded warrants issued in the Crypto Private Placement described below (the “Crypto Pre-Funded Warrants” and, together with the Cash Pre-Funded Warrants, the “Pre-Funded Warrants”) at an exercise price of $0.0001 per Crypto Pre-Funded Warrant Share, (iv) 4,620,485 Shares (the “Series E-1 Warrant Shares”) issuable upon the exercise of Series E-1 Warrants issued in the Cash Private Placement (the “Series E-1 Warrants”) at an exercise price of $3.82 per Series E-1 Warrant Share, (v) 3,444,191 Shares (the “Series E-2 Warrant Shares” and, together with the Series E-1 Warrant Shares, the “Series E Warrant Shares”) issuable upon the exercise of Series E-2 Warrants issued in the Crypto Private Placement (the “Series E-2 Warrants” and, together with the Series E-1 Warrants, the “Series E Warrants”) at an exercise price of $3.82 per Series E-2 Warrant Share, (vi) 403,236 Shares (the “Placement Agent Warrant Shares”) issuable upon the exercise of warrants (the “Placement Agent Warrants”) issued to Lucid Capital Markets, LLC, the placement agent for the Cash Private Placement and the Crypto Private Placement (the “Placement Agent”), at an exercise price of $3.82 per Placement Agent Warrant Share, (vii) 1,986,634 Shares (the “Advisory Warrant Shares”) issuable upon the exercise of warrants (the “Advisory Warrants”) issued to Cypress Management LLC (the “Strategic Advisor”) at an exercise price of $3.82 per Advisory Warrant Share, and (viii) 209,119 Shares (the “Consultant Warrant Shares”) issuable upon the exercise of warrants (the “Consultant Warrants”) issued to Ground Tunnel Capital LLC (the “Consultant”) at an exercise price of $3.82 per Consultant Warrant Share.

We issued the Common Shares, Cash Pre-Funded Warrants and Series E-1 Warrants to certain of the Selling Stockholders in a private placement (the “Cash Private Placement”) pursuant to that certain Securities Purchase Agreement (the “Cash Securities Purchase Agreement”), dated as of September 29, 2025, by and among us and certain of the Selling Stockholders. We issued the Crypto Pre-Funded Warrants and Series E-2 Warrants to certain of the Selling Stockholders in a private placement (the “Crypto Private Placement” and, together with the Cash Private Placement, the “Private Placement”) pursuant to that certain Securities Purchase Agreement (the “Crypto Securities Purchase Agreement” and, together with the Cash Securities Purchase Agreement, the “Securities Purchase Agreements”), dated as of September 29, 2025, by and among us and certain of the Selling Stockholders. We issued the Placement Agent Warrants to the Placement Agent pursuant to that certain engagement letter, dated as of August 10, 2025 and as amended on September 9, 2025, by and between us and the Placement Agent. We issued the Advisory Warrants to the Strategic Advisor pursuant to that certain Strategic Advisor Agreement (the “Strategic Advisor Agreement”), dated as of September 29, 2025, by and between us and the Strategic Advisor. We issued the Consultant Warrants to the Consultant pursuant to that certain Consulting Agreement (the “Consulting Agreement”), dated as of September 23, 2025, by and between us and the Consultant.

The Cash Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Cash Pre-Funded Warrants issued in the Cash Private Placement are exercised in full. The Crypto Pre-Funded Warrants are exercisable on or after the later of (i) the date the Stockholder Approval (as defined below) is obtained and (ii) the date that the Subscription Amount (as defined below) is delivered in transferrable form reasonably acceptable to the Company with good and marketable title and is free and clear of any security interests, pledges, liens, restrictions, claims or encumbrances of any kind, and thereafter may be exercised at any time until all of the Crypto Pre-Funded Warrants issued in the Crypto Private Placement are exercised in full. The Series E-1 Warrants, Placement Agent Warrants, Advisory Warrants and Consultant Warrants are immediately exercisable for cash for a period of five years from the date of issuance and may also be exercised on a cashless basis at any time beginning six months after their initial issuance if, at the time of exercise, there is no effective registration statement registering, or the prospectus contained therein is not available for, the resale of the underlying shares of Common Stock by the holder thereof. The Series E-2 Warrants are exercisable for cash on or after the later of (i) the date the Stockholder Approval is obtained and (ii) the date that the Subscription Amount is delivered in transferrable form reasonably acceptable to the Company with good and marketable title and is free and clear of any security interests, pledges, liens, restrictions, claims or encumbrances of any kind, and on or prior to 5:00 p.m. (New York City time) on the five year anniversary of such date, and may also be exercised on a cashless basis at any time beginning six months after their initial issuance if, at the time of exercise, there is no effective registration statement registering, or the prospectus contained therein is not available for, the resale of the underlying shares of Common Stock by the holder thereof.

The closing of the Cash Private Placement and the issuance and sale of the Placement Agent Warrants, Advisory Warrants and Consultant Warrants was consummated on October 3, 2025. The closing of the Crypto Private Placement was consummated on October 21, 2025.

The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. We will not receive any proceeds from the resale or other disposition of such securities by the Selling Stockholders. However, we will receive the proceeds of any cash exercise of the Pre-Funded Warrants, Series E Warrants, Placement Agent Warrants, Advisory Warrants and Consultant Warrants. See “Use of Proceeds” beginning on page 46 and “Plan of Distribution” beginning on page 50 of this prospectus for more information.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “BNBX.” The closing price of the Common Stock on October 28, 2025, as reported by The Nasdaq Capital Market, was $3.80 per share.

We are a “smaller reporting company,” as defined under the federal securities laws and, as such, have elected to comply with certain reduced reporting requirements for this prospectus and may elect to do so in future filings. See the section titled “Implications of Being a Smaller Reporting Company.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 13 of this prospectus and elsewhere in this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

The date of this prospectus is                , 2025.

i

About this Prospectus

The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided in this prospectus, or in a related free writing prospectus, or documents to which we otherwise refer you. We have not authorized anyone else to provide you with different information.

We have not authorized any dealer, agent or other person to give any information or to make any representation other than those contained in this prospectus or any related free writing prospectus. You must not rely upon any information or representation not contained in this prospectus or any related free writing prospectus. This prospectus and any related free writing prospectus, if any, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any related free writing prospectus, if any, constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any related free writing prospectus, if any, is accurate on any date subsequent to the date set forth on the front of such document, even though this prospectus and any related free writing prospectus is delivered or securities are sold on a later date.

We have not done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourself about and to observe any restrictions relating as to this offering and the distribution of this prospectus and any such free writing prospectus outside the United States.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Prospectus Summary

This summary highlights certain information about us and this offering. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. After you carefully read this summary, to fully understand our Company and this offering and its consequences to you, you should read this entire prospectus including the information referred to under the heading “Risk Factors” in this prospectus beginning on page 13, our financial statements and the notes to those financial statements, as well as the other documents that we incorporate by reference into this prospectus. Please read “Where You Can Find More Information” on page 85 of this prospectus. Except as otherwise indicated, all share and per share information in this prospectus gives effect to, as applicable, (i) the reverse stock split of the Company’s Common Stock which was effected at a ratio of one-for-fifty on March 14, 2025 and (ii) the reverse stock split of the Company’s Common Stock which was effected at a ratio of one-for-fifteen on June 2, 2025.

Our Company

Overview

The Company is a biotechnology enterprise focused on commercializing nucleic acid production solutions for the biopharmaceutical and diagnostics sectors, while concurrently executing a yield-oriented digital asset treasury strategy centered on BNB, the native cryptocurrency of the Binance blockchain.

The Company’s nucleic acid production solutions enable cell-free manufacturing of deoxyribonucleic acid (DNA) and ribonucleic acid (RNA), which are essential components for a new generation of advanced biotherapeutics, such as gene therapies, adoptive cell therapies, messenger RNA therapeutics and DNA vaccines, as well as diagnostic applications.

Our current strategy is to primarily focus our resources on our BNB-focused treasury strategy wherein we manage digital assets, primarily in the native cryptocurrency of the Binance Coin blockchain commonly referred to as “BNB”, including staking, restaking, and liquid staking of BNB, and participation in other Binance ecosystem yield opportunities to contribute the BNB to the Company’s treasury operations (together, the “BNB Strategy”). The Company is using the net proceeds from the Private Placement primarily for the continued development and implementation of our BNB Strategy, as well as for working capital and general corporate purposes. No assurance can be given that we will be successful in our BNB Strategy. Currently, the Company is in the process of accumulating BNB tokens and plans to implement its strategies around yield generation in the near future.

Private Placement

As previously disclosed in our Current Reports on Forms 8-K filed on September 29, 2025, October 1, 2025, and October 23, 2025, the Company completed the Cash Private Placement on October 3, 2025 and completed the Crypto Private Placement on October 21, 2025. In connection with the Cash Private Placement, the Company entered into the Cash Securities Purchase Agreement with certain of the Selling Stockholders, pursuant to which the Company sold and issued such Selling Stockholders, at an offering price of $3.32 per share, an aggregate of 4,620,485 Common Shares (and/or Cash Pre-Funded Warrants in lieu thereof), and Series E-1 Warrants to purchase 4,620,485 shares of our Common Stock at a per share exercise price of $3.82. In connection with the Crypto Private Placement, the Company entered into the Crypto Securities Purchase Agreement with certain of the Selling Stockholders, pursuant to which the Company sold and issued to such Selling Stockholders 3,444,191 Crypto Pre-Funded Warrants, at an offering price of $3.32 per share, to purchase shares of our Common Stock at a per share exercise price of $0.0001 and 3,444,191 Series E-2 Warrants at a per share exercise price of $3.82. In the Cash Private Placement, the purchasers tendered U.S. dollars or the cryptocurrency stablecoin issued by Circle Internet Group, Inc. commonly referred to as “USDC” to the Company as consideration for the Common Shares and/or Cash Pre-Funded Warrants and the Series E-1 Warrants. In the Crypto Private Placement, the purchasers tendered units of Osprey BNB Chain Trust (OTCMKTS: OBNB) as consideration, with the Company receiving 0.126 units per Crypto Pre-Funded Warrant or Series E-2 Warrant sold. Lucid Capital Markets, LLC acted as sole placement agent for the Private Placement.

Upon the closing of the Private Placement, the Company received $26.7 million with the potential for up to an additional $30.8 million in gross proceeds in future investment from warrant exercises, for total gross proceeds of up to $57.6 million.

The Cash Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Cash Pre-Funded Warrants issued in the Cash Private Placement are exercised in full. The Crypto Pre-Funded Warrants are exercisable on or after the later of (i) the date the approval as may be required by the applicable rules and regulations of the Nasdaq Capital Market (or any successor entity) from the stockholders of the Company to permit the exercise of the securities issued and issuable under the Crypto Securities Purchase Agreement (the “Stockholder Approval”) is obtained and (ii) the date that as to each purchaser, the aggregate amount to be paid for warrants purchased under the Crypto Securities Purchase Agreement as specified below such purchaser’s name on the signature page of the Crypto Securities Purchase Agreement and next to the heading “Subscription Amount” thereof in the cash equivalent of crypto-currency (or trust units or interests that that hold crypto-currency) acceptable (in form and value) to the Company and the Placement Agent in their sole discretion, minus, such purchaser’s aggregate exercise price of the Crypto Pre-Funded Warrants, which amounts shall be paid as and when such Crypto Pre-Funded Warrants are exercised (the “Subscription Amount”) is delivered in transferrable form reasonably acceptable to the Company with good and marketable title and is free and clear of any security interests, pledges, liens, restrictions, claims or encumbrances of any kind, and thereafter may be exercised at any time until all of the Crypto Pre-Funded Warrants issued in the Crypto Private Placement are exercised in full. The Series E-1 Warrants are immediately exercisable for cash for a period of five years from the date of issuance and may also be exercised on a cashless basis at any time beginning six months after their initial issuance if, at the time of exercise, there is no effective registration statement registering, or the prospectus contained therein is not available for, the resale of the underlying shares of Common Stock by the holder thereof. The Series E-2 Warrants are exercisable for cash on or after the later of (i) the date the Stockholder Approval is obtained and (ii) the date that the Subscription Amount is delivered in transferrable form reasonably acceptable to the Company with good and marketable title and is free and clear of any security interests, pledges, liens, restrictions, claims or encumbrances of any kind, and on or prior to 5:00 p.m. (New York City time) on the five year anniversary of such date, and may also be exercised on a cashless basis at any time beginning six months after their initial issuance if, at the time of exercise, there is no effective registration statement registering, or the prospectus contained therein is not available for, the resale of the underlying shares of Common Stock by the holder thereof.

In connection with the Cash Securities Purchase Agreement, the Company and the purchasers party thereto entered into a Registration Rights Agreement (the “Cash Registration Rights Agreement”) on September 29, 2025. In connection with the Crypto Securities Purchase Agreement, the Company and the purchasers party thereto entered into a Registration Rights Agreement (the “Crypto Registration Rights Agreement” and, together with the Cash Registration Rights Agreement, the “Registration Rights Agreements”) on September 29, 2025. Pursuant to the Registration Rights Agreements, the Company agreed to file a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) within thirty days of the applicable closing date registering, as applicable, the resale of our Common Stock sold in the Private Placement or underlying the Cash Pre-Funded Warrants, the Crypto Pre-Funded Warrants and the Series E Warrants.

BNB and the BNB Ecosystem

BNB is the native cryptocurrency of the Binance blockchain ecosystem, powering the BNB Chain blockchain platform. BNB supports a broad range of decentralized finance (DeFi) applications, non-fungible tokens (NFTs), gaming, payments, staking, and governance activities.

BNB operates on a consensus mechanism called Proof of Staked Authority (PoSA), which combines delegated proof of stake with proof of authority. The publicly reported maximum theoretical transactions per second on the BNB Chain currently exceeds 2,000, with sub-second block times. Gas fees on BNB Chain are relatively low, around $0.01 per transaction, facilitating wide user participation and enabling micro-transactions by making a wide range of activities more economically viable for users.

The BNB ecosystem includes several integrated chains—BNB Smart Chain for general decentralized applications (“dApps”), opBNB with optimistic rollups optimized for DeFi and gaming, and BNB GreenField for decentralized storage solutions BNB serves multiple functions:

●	Paying transaction fees (gas) across the BNB Chain ecosystem;
●	Staking to secure the network;
●	Participating in network governance;
●	Enabling access to Binance Launchpad and other Binance services; and
●	Supporting DeFi protocols and NFT marketplaces within the ecosystem.

The ecosystem benefits from Binance’s position as the world’s largest cryptocurrency exchange, providing exchange-to-blockchain onboarding. Recent upgrades in 2025 to the BNB Chain include faster sub-second transaction speeds, gasless transactions via an expanded “megafuel” system (which allows third parties to pay gas fees on behalf of users in stablecoins or BEP-20 tokens), expanded anti-MEV protections (techniques designed to prevent “Maximal Extractable Value” (MEV) exploitation), and native liquid staking that aims to enhance validator participation and network security, according to Binance.

The BNB Chain has implemented a burn policy, which is designed to reduce the total supply of BNB from 200 million to 100 million tokens. According to Binance, there are two distinct methodologies through which BNB can be burnt: the quarterly BNB burning event and a percentage of the BNB used as gas fees on the BNB Chain. Since December 2021, the auto-burn system calculates quarterly burns based on BNB’s price and BNB Chain block production, replacing the earlier method of using 20% of Binance’s profits for buybacks. Additionally, since November 2021, the BEP-95 upgrade burns a portion of the gas fees on the BNB Chain in real-time, proportional to network activity. Burned tokens are sent to an irretrievable blockchain address and cannot be reissued, with transactions publicly verifiable on the BNB Chain. According to Binance, the BNB burn policy is intended to have a deflationary effect, potentially increasing the value and price of BNB. As of July 2025, approximately 40 million BNB reportedly remain to be burned to reach the 100 million target. While these burn mechanisms are publicly disclosed by Binance, they are subject to change, as they are administered by Binance and BNB Chain validators, which are outside of the Company’s control, and they may not achieve their intended deflationary effect. U.S. regulators have scrutinized burn mechanisms in past enforcement actions, with the SEC citing issuer-controlled burn programs as evidence of efforts to influence a cryptocurrency’s value consistent with securities characteristics. If regulators were to reach a similar conclusion regarding BNB’s burn mechanism, it could increase the likelihood that BNB would be classified as a security and subject to heightened regulatory restrictions, adversely affecting its liquidity and price.

While the Binance ecosystem continues to grow with expanding developer activity, diverse use cases, and increasing institutional interest, it faces risks common to the crypto space—regulatory uncertainties, technological competition, and market volatility. In addition, a significant majority of the daily BNB trading volume occurs on the Binance Exchange, which is controlled by Binance, the original distributors of BNB. Further, most of the BNB in circulation has been reported to be held by the founder and former controller of Binance. As a result, trading activity by these parties could impact the price and trading volume of BNB on the Binance Exchange. While Binance and its former controller have indicated that they and their respective related entities do not actively trade BNB or undertake gross or net purchasing activities to support its price or increase trading volume, publicly available information is insufficient to enable a conclusion as to whether trading activity in BNB on the Binance Exchange by such parties (or others) is occurring in compliance with the Binance Exchange’s policies and procedures or having a material impact on the price and trading volume of BNB on the Binance Exchange or other secondary markets. Additionally, to the Company’s knowledge, Binance and its founder are not subject to trading restrictions in respect of BNB; as such, prior conduct and indications of current intent are not necessarily indicative of actual or future trading activities by these parties. Recently, certain market participants have alleged potential manipulation of the price of BNB by the Binance Exchange. In addition, if Binance or its founder were to liquidate significant portions of their holdings, or if market participants perceived that such liquidations might occur, the price of BNB could be materially and adversely affected. Any allegations of BNB price or volume manipulation could result in regulatory actions against such parties and/or loss of confidence in BNB, and/or Binance generally, which could negatively impact the price of our Common Stock. Our dependence on Binance and its affiliates for the health and credibility of the BNB ecosystem will also subject us to material counterparty, reputational, and regulatory risks outside of our control. See the “Summary of Risk Factors” and “Risk Factors” sections of this prospectus supplement and Exhibit 99.3 to our Current Report on Form 8-K filed on October 1, 2025 for more information about the risks related to cryptocurrencies such as BNB.

Strategic DAS Agreement

In connection with the Private Placement, on September 29, 2025, the Company entered into a Strategic Digital Assets Services Agreement (the “Strategic DAS Agreement”) with Cypress LLC, a Puerto Rico limited liability company (the “Services Provider”), pursuant to which the Company appointed the Services Provider to provide discretionary asset management services (i) in compliance with the Company’s BNB Strategy, (ii) with respect to any other cryptocurrency or digital asset strategies subject to the Company’s approval, in each case, solely with respect to the Account Assets (as defined below) in the accounts or cryptocurrency “wallets” identified by the Company after consultation with the Services Provider (collectively, the “Account”) for an initial term of five years, which will automatically and without further action renew for successive one year terms unless the Company or the Services Provider notifies the other in writing of its desire not to renew the Strategic DAS Agreement at least thirty days prior to the expiration of the term in effect (a “Non-Renewal Determination”).

The assets subject to the Strategic DAS Agreement consist of (i) the proceeds of the Private Placement, and (ii) any additional assets designated by the Company as “Account Assets” in writing, in each case which the Company agrees it has placed or will place into the Account, as well as all investments or reinvestments thereof, proceeds of, income on and additions or accretions to same, including all assets which are or were in the Account, but which are staked from time to time in accordance with the Strategic DAS Agreement (together, the “Account Assets”). The Account Assets will be held in cryptocurrency wallets established and controlled by the Company, to which the Services Provider has restricted and trade-only access. Title to the Account and all Account Assets shall be held in the name of the Company, provided that for convenience in buying, selling and exchanging assets, with the consent of the Company, title to such assets may be held in the name of a third-party custodian acceptable to the Company and the Services Provider (the “Custodian”).

The Services Provider will be compensated according to a management and incentive fee schedule as set forth in the Strategic DAS Agreement and as described below. The Company is responsible for all reasonable and documented expenses related to the operation of the Account, including custodial fees, bank service fees, brokerage commissions and all other brokerage transaction costs, clearing and settlement fees, interest and withholding or transfer taxes incurred in connection with trading for the Account, and any other reasonable and documented fees and expenses related to the trading and investment activity of the Account. The Services Provider does not provide advice with respect to, or manage, and the Account Assets shall not include any assets reasonably known to Services Provider to be, “investment securities” as defined under the Investment Company Act of 1940 (the “Investment Company Act”) or “commodity interests” as defined under the Commodity Exchange Act of 1936, as amended (the “CEA”). In addition, the arrangement is structured to avoid requiring (i) the registration of either the Account, the Company, the Services Provider or any of their respective affiliates as an investment company under the Investment Company Act, (ii) the registration of Services Provider or any of its affiliates as an investment adviser under the United States Investment Advisers Act of 1940, as amended, (iii) the Account or the Company or any of its affiliates to become a “commodity pool” as defined in the CEA and (iv) the Services Provider or any of its affiliates to register as a commodity pool operator or commodity trading advisor pursuant to the CEO or to become a member of the National Futures Association.

As set forth in the Strategic DAS Agreement, the Company has agreed to pay to the Services Provider a fixed-rate management fee accrued and payable monthly (prorated for partial months) in arrears, equal to 1/12 of 1.25% per annum multiplied by the net asset value of the Account as of the last day of each month, before taking into account the estimated accrued incentive fee (as described below), if any. The management fee shall be payable within fifteen days of the Company’s receipt of an invoice from the Services Provider after the end of each month. In addition, the Company has agreed to pay to the Services Provider an incentive fee for each Incentive Period (as defined in the Strategic DAS Agreement) relating to the Account equal to 10% on net returns, multiplied by the amount, if any, by which the increase in net asset value of the Account during such Incentive Period (excluding any amounts contributed to or withdrawn from the Account during such Incentive Period) exceeds the sum of (x) net asset value for the Account as of the later of the effective date of September 29, 2025 and the last time an incentive fee was paid in respect of the Account and (y) the aggregate management fees, to the extent not included in the calculation of net asset value, to Services Provider during such Incentive Period.

The Strategic DAS Agreement has an initial term of five years. The Strategic DAS Agreement may be terminated by (i) either the Company or the Services Provider upon thirty days’ prior written notice for Cause (as defined in the Strategic DAS Agreement); (ii) by either the Company or the Services Provider, without Cause, effective as of the end of the initial term of the Strategic DAS Agreement or any renewal period, upon at least thirty days’ prior written notice of non-renewal; or (iii) by the Services Provider if it becomes unlawful under any applicable law for Services Provider to perform any or all of its obligations under the Strategic DAS Agreement, in which case the Services Provider shall immediately suspend its performance of all unlawful obligations under the Strategic DAS Agreement and terminate it with three days’ prior written notice to the Company. If the Strategic DAS Agreement is terminated by the Company for any other reason than with respect to the Services Provider’s Cause or pursuant to clause (ii) of the immediately preceding sentence, or by the Services Provider with respect to the Company’s Cause, the Company shall pay liquidated damages to the Services Provider in an amount equal to all fees and other compensation that would have accrued to Services Provider under the Strategic DAS Agreement from the date of the termination through the end of the then-current term (assuming a net asset value of the Accounts as of the date of termination, plus the Assumed Return on Investments (as defined in the Strategic DAS Agreement)), paid monthly throughout the term in effect in accordance with the Strategic DAS Agreement.

The Services Provider is not authorized to act as custodian of the Company’s assets, nor to take possession, title or authority to any Account Assets. The Services Provider may provide similar services to other clients, and the Services Provider or its affiliates may engage in transactions for their own accounts. The Strategic DAS Agreement contains customary representations, warranties, confidentiality, indemnification and limitation of liability provisions, and is governed by the laws of the State of New York.

Strategic Advisor Agreement

In connection with the Private Placement, on September 29, 2025, the Company entered into the Strategic Advisor Agreement the Strategic Advisor, pursuant to which the Company appointed the Strategic Advisor to provide strategic advice, guidance and technical advisory services relating to the Company’s business, operations, growth initiatives and industry trends in the crypto technology sector for an initial term of five years, which will automatically and without further action renew for successive one year terms unless the Company or the Strategic Advisor notifies the other in writing of its desire not to renew the Strategic Advisor Agreement at least thirty days prior to the expiration of the term in effect. The Strategic Advisor or the Company may terminate the Strategic Advisor Agreement immediately upon written notice to the other party if the Company or the Strategic Advisor, as applicable, materially breaches the Strategic Advisor Agreement and fails to cure such breach within thirty days after receipt of such written notice. Either the Company or the Strategic Advisor may terminate the Strategic Advisor Agreement by mutual agreement at any point during the term. Either the Company or the Services Provider may terminate the Strategic Advisor Agreement by giving a termination notice to the other party if the other party (a) voluntarily files or has filed against it a petition under applicable bankruptcy or insolvency laws that is not released within sixty days after filing, (b) proposes any dissolution, composition or financial reorganization with creditors or if a receiver, trustee, custodian or similar agent is appointed or takes possession with respect to all or substantially all property or business of such party, or (c) makes a general assignment for the benefit of creditors, and such termination would become effective ten days after receipt of the termination notice. The Strategic Advisor Agreement shall automatically terminate upon termination of the Strategic DAS Agreement.

Pursuant to the terms of the Strategic Advisor Agreement, the Company will pay a monthly fee of $60,000 to the Strategic Advisor and issued the Advisory Warrants to the Strategic Advisor in an aggregate amount equal to 1,986,634 shares of our Common Stock. The exercise price per share of the Advisory Warrants is equal to a 15% premium to the price of the shares of our Common Stock at the closing of the Private Placement and may be issued to certain designees of the Strategic Advisor in its sole discretion. The Advisory Warrants are exercisable for cash, in whole or in part, at any time and from time to time, for a period of five years from the date of issuance and may also be exercised on a cashless basis at any time beginning six months after their initial issuance if, at the time of exercise, there is no effective registration statement registering, or the prospectus contained therein is not available for, the resale of the underlying shares of our Common Stock by the holder thereof. The Strategic Advisor Agreement also contains customary representations and warranties, confidentiality provisions and limitations on liability.

Consulting Arrangements

In order to support the implementation of its BNB-focused treasury strategy, on September 23, 2025, the Company entered into the Consulting Agreement with the Consultant and an additional consulting agreement (collectively, the “Consulting Arrangements”) with the Consultant, pursuant to which the Company (i) engaged the Consultant to provide certain advisory and marketing services and (ii) will receive premium sponsorship benefits at all SALT conferences globally for a period of thirty-six months. The Consultant Arrangements have a term of three years and shall terminate on September 23, 2028. Pursuant to the Consulting Arrangements, the Consultant shall be paid a fee of (a) $1,000,000 and (b) $250,000 paid quarterly from December 2025 until September 2027. In addition, immediately following the closing of the Cash Private Placement, the Consultant received the Consultant Warrants exercisable for a number of shares of Common Stock equal to 1% of the fully diluted outstanding equity of the Company as of immediately following the closing of the Cash Private Placement. The exercise price per share of the Consultant Warrants is equal to 115% of the per-share purchase price under the Securities Purchase Agreements and the Consultant Warrants have a term of five years from the date of issuance.

Our Nucleic-Acid Production Solutions

Our nucleic-acid production solutions enable the rapid and efficient cell-free manufacturing of high-quality DNA and RNA, which are essential components for a new generation of advanced biotherapeutics such as gene therapies, personalized medicine, adoptive cell therapies and messenger RNA (“mRNA”) and deoxyribonucleic acid (“DNA”)-based vaccines, as well as in vitro diagnostic (“IVD”) applications.

The Company has developed three distinct and complementary technology solutions:

●	LineaDNA™: A proprietary, cell-free DNA production system that uses a large-scale polymerase chain reaction (PCR) process. This technology allows for the rapid and efficient production of high-fidelity synthetic DNA without the use of living cells. The resulting DNA can be used in the manufacturing of various biotherapeutics, serve as the starting material for mRNA therapeutics and vaccines, and as a critical component of IVDs.
●	LineaRNAP™: A next-generation RNA polymerase (“RNAP”) used to transform DNA into mRNA. Our RNAP is engineered with a patented DNA-binding domain that we believe results in high mRNA yields and reduced double-stranded RNA (dsDNA) contamination, a common problematic byproduct produced during mRNA production.
●	LineaIVT™: An integrated system that combines the Company’s LineaDNA and LineaRNAP technologies. This innovative solution simplifies the mRNA production workflow resulting in a streamlined production process with fewer impurities than traditional methods.

Our business strategy is to continue advancing our nucleic acid production solutions to support potential future sales and/or licensing agreements with third-party partners.

LineaDNA

LineaDNA is our core enabling technology for rapid, efficient, and scalable cell-free manufacture of high-fidelity synthetic DNA sequences used in the manufacturing of a broad range of biotherapeutics. The LineaDNA platform enzymatically produces a linear form of synthetic DNA we call “LineaDNA” that is an alternative to plasmid-based DNA manufacturing technologies that have supplied the DNA used in biotherapeutics for the past 40 years. LineaDNA can be quickly produced in batches ranging from milligram to grams under a variety of controlled manufacturing processes including research use only (RUO), good laboratory practices (GLP) and good manufacturing practices (GMP).

We believe LineaDNA holds several important advantages over existing cell-based plasmid DNA manufacturing platforms. Plasmid-based DNA manufacturing is based on the complex, costly and time-consuming biological process of amplifying DNA in living bacterial cells. Once amplified, the DNA must be separated from the living cells and other process contaminants via multiple rounds of purification, adding further complexity and costs. Unlike plasmid-based DNA manufacturing, LineaDNA does not require living cells and instead amplifies DNA via the exponential enzymatic process of PCR. The LineaDNA platform is simple, scalable and can rapidly produce large quantities of DNA with minimal purification steps.

Preclinical studies conducted by the Company have shown that LineaDNA is substitutable for plasmid DNA in numerous biotherapeutic applications, including:

●	DNA vaccines;
●	DNA templates to produce RNA, including mRNA therapeutics;
●	adoptive cell therapy (CAR-T) manufacturing; and
●	homology-directed repair (HDR)-mediated gene editing.

Further, we believe that LineaDNA is also substitutable for plasmid DNA in the following nucleic acid-based therapies:

●	viral vector manufacturing for in vivo and ex vivo gene editing;
●	clustered regularly interspaced short palindromic repeats-mediated gene therapy (CRISPR); and
●	non-viral gene therapy.

LineaRNAP

mRNA therapeutics are produced via a process called in vitro transcription (“IVT”) that requires a DNA template and RNAP as starting materials. Typically, the RNAP is derived from the T7 bacteriophage (“WT-T7”). LineaRNAP is a patented next generation WT-T7-based RNAP engineered with a proprietary DNA-binding domain resulting we believe in high mRNA yields, increased mRNA integrity and reduced double-stranded RNA (dsDNA) contamination as compared to conventional WT-T7. LineaRNAP is engineered for use either as a direct replacement for WT-T7 in conventional IVT workflows or with chemically modified LineaDNA templates and a proprietary reaction buffer, the latter marketed as our LineaIVT platform.

Company data shows that when used in conventional IVT systems (either using synthetic DNA or plasmid DNA templates), LineaRNAP results in higher mRNA yields, lower dsRNA contamination and higher mRNA integrity when compared to WT-T7. The Company seeks to commercialize LineaRNAP as a standalone product sold to third parties for use in mRNA production workflows that use either synthetic or plasmid DNA templates.

LineaRNAP is produced for the Company under an ISO 13485 quality system by Alphazyme, LLC (“Alphazyme”), a third-party Contract Development and Manufacturing Organization (“CDMO”) located in the United States, which the Company believes is sufficient for early-stage clinical use of the enzyme. In conjunction with Alphazyme, the Company completed manufacturing process development work on its LineaRNAP to increase the production scale of the enzyme and reduce unit costs.

LineaIVT

LineaIVT is an innovative integrated system for mRNA manufacturing input materials that combines: (i) the Company’s chemically modified LineaDNA IVT templates; (ii) LineaRNAP; and (iii) a proprietary IVT reaction buffer to simplify mRNA workflows and reduce dsRNA.

The LineaIVT platform leverages our patented LineaRNAP’s DNA binding domain to chemically bind to chemically modified LineaDNA IVT templates, enabling the use of a proprietary IVT reaction buffer. Internal data shows that the LineaIVT system can reduce dsRNA contamination between 10x and 50x as compared to conventional system for the manufacture of mRNA while achieving equivalent or greater target mRNA yields.

We believe the key advantages of the LineaIVT platform include:

●	The reduction of dsRNA contamination resulting in higher target mRNA yields with the potential to reduce downstream processing steps. dsRNA is a problematic immunogenic byproduct produced during conventional mRNA manufacture;
●	delivery of LineaDNA IVT templates in as little as 14 days for milligram scale and 30 days for gram scale;
●	reduced manufacturing complexities through single sourcing and potentially reduced mRNA purification requirement to meet target quality standards; and
●	potentially enabling mRNA manufacturers to produce mRNA drug substance in less than 45 days.

Recent Developments

Restructuring Plan

As disclosed in our Current Report on Form 8-K filed on June 27, 2025, we announced a strategic restructuring and realignment of resources to focus exclusively on our synthetic DNA manufacturing business, LineaRx. As part of the actions undertaken, we implemented a workforce reduction of approximately 27% of headcount as of June 27, 2025 and have ceased operations at Applied DNA Clinical Labs (“ADCL”), a business that provides molecular and genetic testing services, effective June 27, 2025.

Our actions were intended to substantially reduce our operating costs and concentrate resources behind LineaRx to: (i) enhance the capabilities of LineaRx’s LineaDNA™ and LineaIVT™ platforms while scaling commercial adoption; (ii) expand our service offerings; and (iii) pursue strategic partnerships. As of June 27, 2025, the workforce reduction equated to a projected 23% reduction in annual payroll costs, excluding payroll expenses incurred as a result of the previously announced retirement of our former Chairman and Chief Executive Officer. The projected annual payroll savings were expected to be partially offset by approximately three hundred thousand dollars ($300,000) in one-time charges related to the workforce reduction and ceasing of operations at ADCL, primarily for separation benefits. We incurred the majority of workforce reduction-related costs related to this restructuring by the end of the quarterly period ending September 30, 2025, excluding expenses associated with the retirement of the Company’s former Chairman and Chief Executive Officer.

As disclosed in our Current Report on Form 8-K filed on October 6, 2025, our board of directors (the “Board”) authorized, and our officers implemented, a further restructuring plan pursuant to which we will reduce overall operating expenses to focus resources on our BNB Strategy. The restructuring plan includes a reduction of our current workforce as of September 30, 2025 by sixteen employees, or approximately 60%. We estimate that we will incur aggregate pre-tax charges of approximately $1.4 million in connection with the reduction-in-force, primarily consisting of severance payments, employee benefits, and related costs. We expect that the reduction-in-force will be substantially completed by the end of October 2025 and that the associated charges will be recorded in the first quarter of fiscal 2026. We estimate that the restructuring will result in annualized cost savings of approximately $2.9 million. The estimated charges that we expect to incur are subject to a number of assumptions, and actual results may differ materially from these estimates. We may also incur additional costs not currently contemplated due to events that may occur as a result of, or that are associated with, the restructuring plan.

Company Information

We are a Delaware corporation, which was initially formed in 1983 under the laws of the State of Florida as Datalink Systems, Inc. In 1998, we reincorporated in the State of Nevada, and in 2002, we changed our name to our current name, Applied DNA Sciences, Inc. On December 17, 2008, we reincorporated from the State of Nevada to the State of Delaware.

Our corporate headquarters are located at the Long Island High Technology Incubator at Stony Brook University in Stony Brook, New York, where we have established laboratories for the manufacture and development of our nucleic acid production solutions. The mailing address of our corporate headquarters is 50 Health Sciences Drive, Stony Brook, New York 11790, and our telephone number is (631) 240-8800.

Available Information

Because we are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we file or furnish, as applicable, annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is www.sec.gov. We make available on our website at www.adnas.com, free of charge, copies of these reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information in or accessible through the websites referred to above is not incorporated into, and is not considered part of, this prospectus. Further, our references to the URLs for these websites are intended to be inactive textual references only.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company,” as defined in the Exchange Act, and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. We will continue to be a “smaller reporting company” until we have $250 million or more in public float (based on our Common Stock) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float (based on our Common Stock) or a public float (based on our Common Stock) that is less than $700 million, annual revenues of $100 million or more during the most recently completed fiscal year.

We may choose to take advantage of some, but not all, of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock.

Summary of the Offering

Shares offered by the Selling Stockholders	18,728,341 Shares held by the Selling Stockholders.

Common Stock outstanding prior to this offering	4,354,782 of Common Stock.

Common Stock to be outstanding after this offering	20,533,550 shares of Common Stock.

Use of proceeds

We will not receive any proceeds from the Shares offered by the Selling Stockholders under this prospectus. However, we will receive the proceeds of any cash exercise of the Pre-Funded Warrants, Series E Warrants, Placement Agent Warrants, Advisory Warrants and Consultant Warrants. We intend to use the net proceeds from any cash exercise of these warrants primarily for the continued development and implementation of our BNB Strategy, as well as for working capital and general corporate purposes. See “Use of Proceeds.”

Plan of Distribution	The Selling Stockholders will determine when and how they sell all or a portion of the Shares offered pursuant to this prospectus as described in the section titled “Plan of Distribution.”
Risk factors	You should carefully read and consider the information set forth under “Risk Factors” and other information included in this prospectus before deciding to invest in our securities.

Market for Common Stock	Our Common Stock is listed on The Nasdaq Capital Market under the symbol “BNBX.”

The discussion and tables above are based on 4,354,782 shares of our Common Stock outstanding as of October 24, 2025, and exclude the following:

●	16,178,768 shares of our Common Stock issuable upon exercise of the Pre-Funded Warrants, Series E Warrants, Placement Agent Warrants, Advisory Warrants and Consultant Warrants;
●	345 shares of our Common Stock issuable upon exercise of options outstanding as of October 24, 2025, with a weighted average exercise price of $742.71 per share;
●	199,928 restricted stock units (“RSUs”) outstanding as of October 24, 2025;
●	2,948,441 shares of our Common Stock issuable upon exercise of May 2024 Series A Warrants (as defined below) outstanding as of October 24, 2025, with an exercise price of $5.13 per share;
●	27,084 shares of our Common Stock issuable upon exercise of October 2024 Series C warrants outstanding as of October 24, 2025, with an exercise price of $240.00 per share;
●	3,070 shares of our Common Stock issuable upon exercise of other warrants outstanding as of October 24, 2025, with a weighted average exercise price of $6,000.52 per share; and
●	377 shares of our Common Stock reserved for future grant or issuance as of October 24, 2025, under our equity incentive plan.

Unless otherwise indicated, all information contained in this prospectus assumes no exercise of outstanding options and warrants.

SUMMARY OF RISK FACTORS

Risks Related to Our Business

●	We may not successfully implement our business strategies, including achieving our growth objectives and the implementation of our BNB digital treasury strategy.
●	Stockholders may suffer substantial dilution if certain provisions in the May 2024 Series A Warrants, Series E Warrants, Advisory Warrants, Placement Agent Warrants or Consultant Warrants are utilized.
●	Sales of a significant number of shares of our Common Stock in the public markets, or the perception that such sales could occur, could depress the market price of our Common Stock.
●	Our management may invest or otherwise use the proceeds of any offering by the Company in ways with which you may not agree or in ways that may not yield a return.
●	If we are unable to raise sufficient additional capital on acceptable terms, we may be unable to expand our BNB reserves, which could adversely affect our liquidity, financial condition and growth prospects.
●	If we are unable to maintain compliance with Nasdaq continued listing standards, we could be delisted from Nasdaq, which would negatively impact our business, our ability to raise capital and the market price and liquidity of our Common Stock.

Risks Related to Cryptocurrencies

●	The further development and acceptance of the BNB Chain (as defined below) and other cryptocurrency networks, which represent a relatively new and rapidly changing industry, are subject to a variety of factors that are difficult to evaluate.
●	The digital asset trading platforms on which cryptocurrency trades are relatively new and largely unregulated or may not be complying with existing regulations.
●	The availability of spot exchange-traded products and futures exchange-traded funds for BNB and other digital assets may adversely affect the market price of our Common Stock.
●	A disruption of the Internet may affect the operation of the cryptocurrency networks, which may adversely affect the cryptocurrency industry and the price of our Common Stock.
●	The trading prices of many digital assets, including BNB, have experienced extreme volatility in recent periods and may continue to do so.
●	We may be subject to regulatory developments related to cryptocurrencies and cryptocurrency markets, which could adversely affect our business, financial condition, and results of operations and the price of our Common Stock.
●	Loss or theft of private keys or breaches of our digital wallets could result in the permanent loss of our BNB and materially adversely affect our business.
●	The emergence or growth of other digital assets, including those with significant private or public sector backing, could have a negative impact on the price of BNB and adversely affect our business.
●	The lack of legal recourse and insurance for digital assets increases the risk of total loss in the event of theft or destruction.
●	The U.S. federal income tax treatment of transactions in digital assets is unclear.
●	The state, local and non-U.S. tax treatment of digital assets is unclear.

Risks Related to Investing in BNB

●	BNB is subject to extreme price volatility, and any sustained decline in the market price of BNB could lead to substantial losses on our digital asset holdings and could adversely affect the market price of our Common Stock.
●	BNB and BNB chain have links to, and may be controlled by, Binance and its principals.
●	The value of our Common Stock depends on the development and acceptance of the BNB Chain. The slowing or stopping of the development or acceptance of the BNB Chain may adversely affect an investment in our Common Stock.
●	Digital assets represent a new and rapidly evolving industry, and the price of our Common Stock would depend on the acceptance of BNB.
●	If validators exit the BNB chain, it could increase the likelihood of a malicious actor obtaining control.
●	The BNB chain’s decentralized governance structure may negatively affect its ability to grow and respond to challenges.
●	Regulatory changes or actions in foreign jurisdictions may affect the price of our Common Stock or restrict the use of BNB, mining activity or the operation of their networks or the global BNB markets in a manner that adversely affects our business, financial condition and results of operations and the price of our Common Stock.

Risks Related to Our Digital Asset Treasury Strategy

●	We intend to use the proceeds from our recent offerings, any future offerings and the exercise of any outstanding warrants to primarily purchase or otherwise acquire BNB, the price of which has been, and will likely continue to be, highly volatile, and for the establishment of our digital asset treasury operations. Our operating results and share price may significantly fluctuate, including due to the highly volatile nature of the price of such digital assets and erratic market movements.
●	The Company has minimal operating history in investing in cryptocurrencies, blockchain validation services, blockchain lending services or other decentralized finance services.
●	The success of the Company’s cryptocurrency treasury strategy will be dependent on the Services Provider (as defined below).
●	The Company’s dependence on international Providers (as defined below) may involve their holding of Account (as defined below) assets and cash in foreign jurisdictions and may involve risks of loss or other special considerations.
●	We have shifted our business strategy towards a focus on BNB, and we may be unable to successfully implement this new strategy.
●	There is a possibility that BNB may be classified as a “security.” If BNB is classified as a “security,” that would subject us to additional regulation and could materially impact the operations of our treasury strategy and our business.
●	If we were deemed to be an investment company under the Investment Company Act (as defined below), applicable restrictions likely would make it impractical for us to continue segments of our business as currently contemplated.

Risks Related to the Services Provider and its Affiliates

●	We and our Services Provider (as defined below) will rely on technical infrastructure to manage our digital asset holdings and technical changes, software upgrades, soft or hard forks, cybersecurity incidents or other changes to the underlying blockchain network of such infrastructure could adversely impact our business, financial condition and results of operations and the price of our Common Stock.

Risk Factors

Investing in our securities involves a high degree of risk. In addition to the other information included in this prospectus, you should carefully consider the risks described below, before making an investment decision. The following risks are presented as of the date of this prospectus and we expect that these will be updated from time to time in our periodic and current reports filed with the SEC, which may be incorporated herein by reference. Please refer to these subsequent reports for additional information relating to the risks associated with investing in our securities.

The risks and uncertainties described therein and below could materially adversely affect our business, operating results and financial condition, as well as cause the value of our securities to decline. You may lose all or part of your investment as a result. You should also refer to the other information contained in this prospectus, including our financial statements and the notes to those statements, and the information set forth under the caption “Special Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned below. Forward-looking statements included in this prospectus are based on information available to us on the date hereof. We disclaim any intent to update any forward-looking statements. The risks described are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also adversely affect our business operations.

Risks Related to Our Business

We may not successfully implement our business strategies, including achieving our growth objectives and the implementation of our BNB digital treasury strategy.

We may not be able to fully implement our business strategies or realize, in whole or in part within the expected time frames, the anticipated benefits of our various growth or other initiatives. Our various business strategies and initiatives, including our growth, operational and management initiatives and the development in particular of our BNB Strategy, are subject to business, economic and competitive uncertainties and contingencies, many of which are beyond our control. The execution of our business strategy and our financial performance will continue to depend in significant part on our ability to obtain sufficient financing and on our executive management team and other key management personnel, our executive management team’s ability to execute new operational initiatives, and certain matters outside of our control. In addition, we may incur certain costs as we pursue our growth, operational and management initiatives, and we may not meet anticipated implementation timetables or stay within budgeted costs. Also, our business strategies may change from time to time in light of our ability to implement our business initiatives, competitive pressures, economic uncertainties or developments, or other factors.

Stockholders may suffer substantial dilution if certain provisions in the May 2024 Series A Warrants are utilized.

On May 29, 2024, we closed on such date a public offering (the “May 2024 Offering”) of 12,308 units, with each such unit consisting of either (A) one share of our Common Stock, one series A common stock purchase warrant to purchase one share of our Common Stock (the “May 2024 Series A Warrants”) and one series B common stock purchase warrant to purchase one share of our Common Stock (the “May 2024 Series B Warrants” and, together with the May 2024 Series A Warrants, the “May 2024 Series Warrants”), or (B) one pre-funded warrant to purchase one share of our Common Stock, one Series A Warrant and one Series B Warrant, with Craig-Hallum Capital Group LLC (“Craig Hallum”) and Laidlaw & Company (UK) Ltd. (“Laidlaw”) as placement agents. In connection with the May 2024 Offering, we also issued placement agent warrants to purchase up to 615 shares of our Common Stock. As part of the May 2024 Offering, the Company entered into a Placement Agency Agreement, dated May 28, 2024, with Craig-Hallum and Laidlaw (the “May 2024 Placement Agency Agreement”). Each of the May 2024 Series Warrants had an original exercise price of $1.99 per share of Common Stock.

In addition, and subject to certain exemptions, the May 2024 Series A Warrants provide for an adjustment to the exercise price and number of shares underlying the May 2024 Series A Warrants if we sell, enter into an agreement to sell, or grant any option to purchase, or sell, enter into an agreement to sell, or grant any right to reprice (excluding Exempt Issuances, as defined in the May 2024 Placement Agency Agreement), or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any shares of Common Stock, at an effective price per share less than the exercise price of the May 2024 Series A Warrants then in effect (the “Fundamental Transaction Price Reset Mechanism” and, each of the Fundamental Transaction Price Reset Mechanism and the Reverse Split Price Reset Mechanism, a “Price Reset Mechanism”). The number of shares issuable upon exercise after the Fundamental Price Reset Mechanism will be proportionately adjusted such that the aggregate exercise price will remain unchanged.

On October 30, 2024, the Company and certain holders of the May 2024 Series A Warrants entered into an amendment to such holders’ May 2024 Series A Warrants (the “Warrant Amendment”), pursuant to which the Fundamental Transaction Price Reset Mechanism became subject to a floor. All of the remaining outstanding May 2024 Series A Warrants have reached their floor and will not be subject to further adjustment due to the Fundamental Transaction Price Reset Mechanism.

The Price Reset Mechanisms of the May 2024 Series A Warrants were triggered by the October 2024 Offering (as defined below), the 1-for-50 reverse stock split of our Common Stock effected on March 14, 2025 (the “March 2025 Reverse Split”) and the June 2025 Reverse Split, and therefore the number of shares of Common Stock issuable upon exercise of the outstanding May 2024 Series A Warrants has been adjusted to 3,091,049 and the exercise price of the May 2024 Series A Warrants has been adjusted to $5.13 per share. As of September 30, 2025, all of the remaining May 2024 Series B Warrants expired and there were none outstanding.

If any of the above provisions in the May 2024 Series A Warrants are further utilized, our stockholders may suffer substantial dilution.

Stockholders may suffer substantial dilution if certain provisions in the Series E Warrants, Advisory Warrants, Placement Agent Warrants or Consultant Warrants are utilized.

Pursuant to the closing of the Private Placement, the Series E Warrants, Advisory Warrants and Consultant Warrants were issued. Additionally, in connection with the Private Placement, the Company sold to the Placement Agent the Placement Agent Warrants to purchase shares of our Common Stock equal to 5.0% of our Common Stock sold in the Private Placement at a price of $50. If the Series E Warrants, Advisory Warrants, Placement Agent Warrants or Consultant Warrants are exercised by way of a cashless exercise, which may occur six months after their issuance if no applicable registration statement is available for the resale of such Common Stock, such exercising holder will receive shares of our Common Stock for each Series E Warrant, Advisory Warrant, Placement Agent Warrant or Consultant Warrant they exercise without any cash payment to us. The number of shares of our Common Stock each of the holders of the Series E Warrants, Advisory Warrants, Placement Agent Warrants or Consultant Warrants are entitled to receive upon a cashless exercise is subject to a formula as set forth in the relevant warrant.

If any of the above provisions in the Series E Warrants, Advisory Warrants, Placement Agent Warrants or Consultant Warrants are utilized, our stockholders may suffer substantial dilution.

Sales of a significant number of shares of our Common Stock in the public markets, or the perception that such sales could occur, could depress the market price of our Common Stock.

Sales of a significant number of shares of our Common Stock in the public markets, including those to be sold pursuant to this registration statement, or the perception that such sales could occur as a result of our utilization of our shelf registration statement or otherwise could depress the market price of our Common Stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our Common Stock or the market perception that we are permitted to sell a significant number of our securities would have on the market price of our Common Stock.

You may experience additional dilution in the future.

To raise additional capital, the Company may in the future offer additional Company securities, including shares of our Common Stock, at prices that may not be the same as the price per share in this offering. The Company or other stockholders may sell shares of Common Stock or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which the Company or other stockholders sell additional shares of Common Stock, or the Company sells securities convertible or exchangeable into Common Stock, in future transactions, may be higher or lower than the price per share paid by investors in this offering. Furthermore, sales of a substantial number of shares of the Company’s Common Stock in the public markets, or the perception that such sales could occur, could depress the market price of our Common Stock.

Our management may invest or otherwise use the proceeds of any offering by the Company in ways with which you may not agree or in ways that may not yield a return.

Our management will have broad discretion in the application of the net proceeds from any offering by the Company and could use the proceeds in ways that do not improve our results of operations or enhance the value of our Common Stock. The failure by our management to apply these funds effectively could result in financial losses that could cause the price of our Common Stock to decline and delay the development of additional products and services and our pursuit of our new BNB strategy. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. We will not receive any proceeds from sales by the Selling Stockholders.

We may use the net proceeds from any offering by the Company to purchase additional BNB, the price of which has been, and will likely continue to be, highly volatile.

We may use the net proceeds from any offering by the Company to purchase additional BNB. BNB is a highly volatile asset. In addition, BNB does not pay interest. The ability to generate a return on investment from the net proceeds from any offering by the Company will depend on whether there is appreciation in the value of BNB following our purchases of BNB with the net proceeds from any offering by the Company. Future fluctuations in BNB’s trading prices may result in our converting BNB purchased with the net proceeds from this offering into cash with a value substantially below the net proceeds from such an offering. We will not receive any proceeds from sales by the Selling Stockholders.

There is substantial doubt relating to our ability to continue as a going concern.

We have recurring net losses, which have resulted in an accumulated deficit of $373,888,601 as of June 30, 2025. We have incurred a net loss of $9,988,942 for the nine months ended June 30, 2025. At June 30, 2025, we had cash and cash equivalents of $4,727,677. We have concluded that these factors raise substantial doubt about our ability to continue as a going concern for one year from the issuance of the June 30, 2025 financial statements. We will continue to seek to raise additional working capital through public equity, private equity or debt financings. If we fail to raise additional working capital, or do so on commercially unfavorable terms, it would materially and adversely affect our business, prospects, financial condition and results of operations, and we may be unable to continue as a going concern. If we seek additional financing to fund our business activities in the future and there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms, if at all. The closing of the Cash Private Placement was on October 3, 2025 and the closing of the Crypto Private Placement was on October 21, 2025, and we received net proceeds, after deducting placement agent fees and other estimated offering expenses payable by us, of approximately $14.4 million in the Cash Private Placement and $10.9 million in the Crypto Private Placement. As a result of the Private Placement, our consolidated cash balance as of October 3, 2025 was approximately $16.3 million.

If we are unable to raise sufficient additional capital on acceptable terms, we may be unable to expand our BNB reserves, which could adversely affect our liquidity, financial condition and growth prospects.

We completed the Cash Private Placement on October 3, 2025 and the Crypto Private Placement on October 21, 2025, whereby the net proceeds of which have primarily been used for our BNB Strategy. To the extent holders exercise the warrants sold pursuant to the Securities Purchase Agreements, we may acquire additional BNB at market prices, which could magnify our exposure to BNB price volatility. If we are unable to raise sufficient additional capital through warrant exercises, an at-the-market facility or other equity financings on acceptable terms, we may be unable to expand our BNB reserve, which could adversely affect the price of our Common Stock, as well as adversely affecting our business, financial condition and results of operations.

Our financial results and the market price of our Common Stock may be affected by the prices of BNB.

As part of our BNB Strategy, we have invested in BNB and plan to continue to invest in BNB. The price of BNB has historically been subject to dramatic price fluctuations and is highly volatile. Any decrease in the fair value of BNB below our carrying value could require us to incur a loss due to the decrease in fair market value, and such a charge could be material to our financial results for the applicable reporting period, which may create significant volatility in our reported earnings. Any decrease in reported earnings or increased volatility of such earnings could have a material adverse effect on the market price of our Common Stock. In addition, if investors view the value of our Common Stock as dependent upon or linked to the value or change in the value of our BNB holdings, the price of BNB may significantly influence the market price of our Common Stock.

If we are unable to maintain compliance with Nasdaq continued listing standards, we could be delisted from Nasdaq, which would negatively impact our business, our ability to raise capital and the market price and liquidity of our Common Stock.

Over the past year, we have received multiple notification letters from Nasdaq for failing to comply with its listing requirements and have effected multiple reverse stock splits, including the March 2025 Reverse Split and the June 2025 Reverse Split, to regain compliance. If we are unable to maintain compliance with any listing requirements of The Nasdaq Capital Market, our shares of Common Stock may be delisted by Nasdaq. In addition, pursuant to Nasdaq Listing Rule 5810(c)(3)(A)(iv), the Company is not eligible for a compliance period under Nasdaq Listing Rule 5810(c)(3)(A) due to the fact that the Company has effected a reverse stock split over the prior one-year period or has effected one or more reverse stock splits over the prior two-year period with a cumulative ratio of 250 shares or more to one; accordingly, our Common Stock could be subject to immediate delisting from Nasdaq in the event that we cannot comply with any of the listing requirements of The Nasdaq Capital Market in the future.

If our Common Stock is delisted by Nasdaq, our Common Stock may be eligible for quotation on an over-the-counter quotation system or on the pink sheets but will lack the market efficiencies associated with Nasdaq. Upon any such delisting, our Common Stock would become subject to the regulations of the SEC relating to the market for penny stocks. A penny stock is any equity security not traded on a national securities exchange that has a market price of less than $5.00 per share. The regulations applicable to penny stocks may severely affect the market liquidity for our Common Stock and could limit the ability of stockholders to sell securities in the secondary market. In such a case, an investor may find it more difficult to dispose of or obtain accurate quotations as to the market value of our Common Stock, and there can be no assurance that our Common Stock will be eligible for trading or quotation on any alternative exchanges or markets.

Delisting from Nasdaq could adversely affect our ability to raise additional financing through public or private sales of equity securities, would significantly affect the ability of investors to trade our securities and would negatively affect the value and liquidity of our Common Stock. Delisting could also have other negative results, including the potential loss of confidence by employees and customers, the loss of institutional investor interest and fewer business development opportunities.

Risks Related to Cryptocurrencies

The further development and acceptance of the BNB chain (the “BNB Chain”) and other cryptocurrency networks, which represent a relatively new and rapidly changing industry, are subject to a variety of factors that are difficult to evaluate. The slowing or stopping of the development or acceptance of the BNB Chain and other cryptocurrency networks may adversely affect an investment in the Company.

Cryptocurrencies such as BNB may be used, among other things, to buy and sell goods and services or to transfer and store value by users. The cryptocurrency networks and chains are a new and rapidly evolving industry of which the BNB Chain is a prominent, but not unique, part. The growth of the cryptocurrency industry in general, and the BNB Chain in particular, is subject to a high degree of uncertainty. The factors affecting the further development of the cryptocurrency industry, as well as the BNB Chain, include:

●	continued worldwide growth in the adoption and use of BNB and other cryptocurrencies, including those competitive with BNB;
●	government and quasi-government regulation of BNB and other cryptocurrencies and their use, or restrictions on or regulation of access to and operation of the BNB Chain or similar cryptocurrency systems;
●	the maintenance and development of the open-source software protocol of the BNB Chain;
●	changes in consumer demographics and public tastes and preferences;
●	the availability and popularity of other forms or methods of buying and selling goods and services, including new means of using fiat currencies; and
●	general economic conditions and the regulatory environment relating to cryptocurrencies and cryptocurrency service providers.

A decline in the popularity or acceptance of the BNB Chain and other cryptocurrency networks may harm the price of our Common Stock. There is no assurance that the BNB Chain, or the service providers necessary to accommodate it, will continue in existence or grow. Furthermore, there is no assurance that the availability of and access to cryptocurrency service providers will not be negatively affected by government regulation or supply and demand of BNB.

The digital asset trading platforms on which cryptocurrency trades are relatively new and largely unregulated or may not be complying with existing regulations.

Cryptocurrency markets, including spot markets for BNB, are growing. The digital asset trading platforms through which BNB and other cryptocurrencies trade are new and largely unregulated or may not be complying with existing regulations. These markets are local, national and international and include a broadening range of cryptocurrencies and participants. Significant trading may occur on systems and platforms with minimum predictability. Spot markets may impose daily, weekly, monthly or customer-specific transaction or withdrawal limits or suspend withdrawals entirely, rendering the exchange of BNB for fiat currency difficult or impossible. Participation in spot markets requires users to take on credit risk by transferring BNB from their account to a third-party’s account.

Digital asset trading platforms do not appear to be subject to, or may not comply with, regulation in a manner similar to other regulated trading platforms, such as national securities exchanges or designated contract markets. Many digital asset trading platforms are unlicensed, are unregulated, operate without extensive supervision by governmental authorities, may not comply with anti-money laundering and know your customer requirements and do not provide the public with significant information regarding their ownership structure, management team, corporate practices, cybersecurity and regulatory compliance. In particular, those located outside the United States may be subject to significantly less stringent regulatory and compliance requirements in their local jurisdictions. Digital asset trading platforms may be out of compliance with existing regulations.

Tools to detect and deter fraudulent or manipulative trading activities (such as market manipulation, front-running of trades and wash-trading) may not be available to or employed by digital asset trading platforms or may not exist at all. As a result, the marketplace may lose confidence in, or may experience problems relating to, these venues and the digital assets that trade on these venues.

No digital asset trading platform on which cryptocurrency trades is immune from these risks. The closure or temporary shutdown of digital asset trading platforms due to fraud, business failure, hackers or malware, or government-mandated regulation may reduce confidence in cryptocurrency and can slow down the mass adoption of it. Further, digital asset trading platform failures can have an adverse effect on cryptocurrency markets and the price of cryptocurrency and could therefore have a negative impact on the performance of our Common Stock.

Negative perception, a lack of stability in the digital asset trading platforms, manipulation of cryptocurrency trading platforms by customers and/or the closure or temporary shutdown of such trading platforms due to fraud, business failure, hackers or malware, or government-mandated regulation may reduce confidence in cryptocurrency generally and result in greater volatility in the market price of BNB and other cryptocurrencies and may adversely affect our business, financial condition and results of operations and the price of our Common Stock. Furthermore, the closure or temporary shutdown of a cryptocurrency trading platform may impact the Company’s ability to determine the value of its cryptocurrency holdings.

The availability of spot exchange-traded products (“ETPs”) and futures exchange-traded funds (“ETFs”) for BNB and other digital assets may adversely affect the market price of our Common Stock.

Although BNB and other digital assets have experienced a surge of investor attention since BNB was invented in 2017, until recently investors in the United States had limited means to gain direct exposure to BNB through traditional investment channels, and instead generally were only able to hold BNB through “hosted” wallets provided by digital asset service providers or through “unhosted” wallets that expose the investor to risks associated with loss or hacking of their private keys. Given the relative novelty of digital assets, general lack of familiarity with the processes needed to hold BNB directly, as well as the potential reluctance of financial planners and advisers to recommend direct BNB holdings to their retail customers because of the manner in which such holdings are custodied, some investors have sought exposure to BNB through investment vehicles that hold BNB and issue shares representing fractional undivided interests in their underlying BNB holdings. These vehicles, which were previously offered only to “accredited investors” on a private placement basis, have in the past traded at substantial premiums to net asset value, possibly due to the relative scarcity of traditional investment vehicles providing investment exposure to BNB.

Although we are an operating company, and we believe we offer a different value proposition than a BNB investment vehicle such as a spot BNB ETP or a BNB futures ETF, investors may nevertheless view our Common Stock as an alternative to an investment in a spot BNB ETP or BNB futures ETF, and choose to purchase shares of a spot BNB ETP or BNB futures ETF instead of our Common Stock. They may do so for a variety of reasons, including if they believe that ETPs or ETFs offer a “pure play” exposure to BNB that is generally not subject to federal income tax at the entity level as we are, or the other risk factors applicable to an operating business, such as ours. Additionally, unlike spot BNB ETPs or BNB futures ETFs, we (i) do not seek for our shares of Common Stock to track the value of the underlying BNB we hold before payment of expenses and liabilities, (ii) do not benefit from various exemptions and relief under the Securities Exchange Act of 1934, as amended, including Regulation M, and other securities laws, which enable ETPs and ETFs to continuously align the value of their shares to the price of the underlying assets they hold through share creation and redemption, (iii) are a Delaware corporation rather than a statutory trust and do not operate pursuant to a trust agreement that would require us to pursue one or more stated investment objectives and (iv) are not required to provide daily transparency as to our BNB holdings or our daily net asset value. Furthermore, recommendations by broker-dealers to buy, hold or sell complex products and non-traditional ETPs or ETFs, or an investment strategy involving such products, may be subject to additional or heightened scrutiny that would not be applicable to broker-dealers making recommendations with respect to our Common Stock. Based on how we are viewed in the market relative to ETPs and ETFs, and other vehicles which offer economic exposure to BNB, futures BNB ETFs, and similar vehicles offered on international exchanges, any premium or discount in our Common Stock relative to the value of our BNB holdings may increase or decrease in different market conditions.

As a result of the foregoing factors, availability of spot ETPs or futures ETFs for BNB and other digital assets could have a material adverse effect on our business, financial condition and results of operations and the market price of our Common Stock.

A disruption of the Internet may affect the operation of the cryptocurrency networks, which may adversely affect the cryptocurrency industry and the price of our Common Stock.

Cryptocurrency networks rely on the Internet. A significant disruption of Internet connectivity could disrupt cryptocurrency networks’ functionality until such disruption is resolved. A disruption in the Internet could adversely affect an investment in the Company. In particular, some variants of cryptocurrencies have experienced a number of denial-of-service attacks, which have led to temporary delays in block creation and cryptocurrency transfers.

Cryptocurrencies may also be susceptible to border gateway protocol hijacking (“BGP hijacking”). Such an attack can be a very effective way for an attacker to intercept traffic en route to a legitimate destination. BGP hijacking impacts the way different nodes and miners are connected to one another to isolate portions of them from the remainder of the network, which could lead to a risk of the network allowing double-spending and other security issues. If BGP hijacking occurs on any cryptocurrency network, participants may lose faith in the security of such cryptocurrency, which could affect such cryptocurrency’s value and consequently the price of our Common Stock, as well as adversely affecting our business, financial condition and results of operations.

Any Internet failures or Internet connectivity-related attacks that impact the ability to transfer cryptocurrency could have a material adverse effect on the price of cryptocurrency and the price of our Common Stock, as well as adversely affecting our business, financial condition and results of operations.

The trading prices of many digital assets, including BNB, have experienced extreme volatility in recent periods and may continue to do so. Extreme volatility in the future, including declines in the trading prices of BNB, could have a material adverse effect on our business, financial condition and results of operations, the price of our Common Stock and our Common Stock could lose all or substantially all of its value.

The trading prices of many digital assets, including BNB, have experienced extreme volatility in recent periods and may continue to do so. For instance, there were steep increases in the value of certain digital assets, including BNB, over the course of 2021, and multiple market observers asserted that digital assets were experiencing a “bubble.” These increases were followed by steep drawdowns throughout 2022 in digital asset trading prices, including for BNB. These episodes of rapid price appreciation followed by steep drawdowns have occurred multiple times throughout BNB’s history. BNB prices have continued to exhibit extreme volatility.

Extreme volatility may persist and the price of our Common Stock may significantly decline in the future without recovery. The digital asset markets may still be experiencing a bubble or may experience a bubble again in the future. For example, in the first half of 2022, each of Celsius Network, Voyager Digital Ltd., and Three Arrows Capital declared bankruptcy, resulting in a loss of confidence in participants of the digital asset ecosystem and negative publicity surrounding digital assets more broadly. In November 2022, FTX Trading Ltd. (“FTX”), one of the largest digital asset exchanges by volume at the time, halted customer withdrawals amid rumors of the company’s liquidity issues and likely insolvency, which were subsequently corroborated by its CEO. Shortly thereafter, FTX’s CEO resigned and FTX and many of its affiliates filed for bankruptcy in the United States, while other affiliates have entered insolvency, liquidation, or similar proceedings around the globe, following which the Department of Justice brought criminal fraud and other charges, and the SEC and the Commodity Futures Trading Commission (“CFTC”) brought civil securities and commodities fraud charges, against certain of FTX’s and its affiliates’ senior executives, including its former CEO. In addition, several other entities in the digital asset industry filed for bankruptcy following FTX’s bankruptcy filing, such as BlockFi Inc. and Genesis Global Capital, LLC. In response to these events (collectively, the “2022 Events”), the digital asset markets have experienced extreme price volatility and other entities in the digital asset industry have been, and may continue to be, negatively affected, further undermining confidence in the digital asset markets. The 2022 Events have also negatively impacted the liquidity of the digital asset markets as certain entities affiliated with FTX engaged in significant trading activity. If the liquidity of the digital asset markets continues to be negatively impacted by these events or future similar events, digital asset prices, including BNB, may experience significant volatility or price declines and confidence in the digital asset markets may be undermined.

Extreme volatility in the future, including further declines in the trading price of BNB, could have a material adverse effect on our business, financial condition and results of operations and the price of our Common Stock and our Common Stock could lose all or substantially all of its value. Furthermore, negative perception and a lack of stability and standardized regulation in the cryptocurrency economy may reduce confidence in the cryptocurrency economy and may result in greater volatility in the price of BNB and other cryptocurrencies, including a depreciation in value.

We may be subject to regulatory developments related to cryptocurrencies and cryptocurrency markets, which could adversely affect our business, financial condition and results of operations and the price of our Common Stock.

As cryptocurrencies are relatively novel and the application of state and federal securities laws, federal commodity laws and other laws and regulations to cryptocurrencies are unclear in certain respects, it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the price of cryptocurrencies. The U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of cryptocurrencies or the ability of individuals or companies such as us to own or transfer cryptocurrencies.

For example, within the past several years:

●	President Trump signed an executive order instructing a working group comprised of representatives from key federal agencies to evaluate measures that can be taken to provide regulatory clarity and certainty built on technology-neutral regulations for individuals and firms involved in digital assets, including through well-defined jurisdictional regulatory boundaries;
●	the European Union adopted Markets in Crypto Assets Regulation (“MiCA”), a comprehensive digital asset regulatory framework for the issuance and use of digital assets, like BNB;
●	in June 2023, the SEC filed complaints against Binance Holdings Ltd. and Coinbase, Inc., and their respective affiliated entities, relating to, among other claims, that each party was operating as an unregistered securities exchange, broker, dealer, and clearing agency (although such complaints were recently dismissed);
●	in November 2023, the SEC filed a complaint against Payward Inc. and Payward Ventures Inc., together known as Kraken, alleging, among other claims, that Kraken’s crypto trading platform was operating as an unregistered securities exchange, broker, dealer, and clearing agency (although such complaints were recently dismissed);
●	in June 2023, the United Kingdom adopted and implemented the Financial Services and Markets Act 2023, which regulates market activities in “cryptoassets;”
●	in November 2023, Binance Holdings Ltd. and its then chief executive officer reached a settlement with the Department of Justice, CFTC, the Department of Treasury’s Office of Foreign Asset Control, and the Financial Crimes Enforcement Network to resolve a multi-year investigation by the agencies and a civil suit brought by the CFTC, pursuant to which Binance Holdings Ltd. agreed to, among other things, pay $4.3 billion in penalties across the four agencies and to discontinue its operations in the United States;

●	in China, the People’s Bank of China and the National Development and Reform Commission have outlawed cryptocurrency mining and declared all cryptocurrency transactions illegal within the country; and
●	in July 2025, the U.S. House of Representatives passed the Digital Asset Market Clarity Act of 2025, which awaits consideration by the Senate, and which delineates the respective jurisdictions of the SEC and the CFTC, granting the CFTC exclusive authority over “digital commodities” and the SEC authority over “digital securities,” and introduces criteria for determining when a digital asset is sufficiently decentralized to be treated as a commodity rather than a security.

If cryptocurrencies are determined to constitute a security for purposes of the federal securities laws, or if the Company invests in commodity interests subject to regulation under the federal commodity laws, the additional regulatory restrictions imposed by such a determination could adversely affect the market price of cryptocurrencies and in turn adversely affect our business, financial condition and results of operations and the market price of our Common Stock. Moreover, the risks of us engaging in a BNB treasury strategy have created, and could continue to create complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.

It is not possible to predict whether, or when, new laws will be enacted that change the legal framework governing digital assets or provide additional authorities to the SEC or other regulators, including the CFTC, or whether, or when, any other federal, state or foreign legislative bodies will take any similar actions. It is also not possible to predict the nature of any such additional laws or authorities, how additional legislation or regulatory oversight might impact the ability of digital asset markets to function, the willingness of financial and other institutions to continue to provide services to the digital assets industry, or how any new laws or regulations, or changes to existing laws or regulations, might impact the value of digital assets generally and BNB specifically. The consequences of any new law or regulation relating to digital assets and digital asset activities could adversely affect the market price of BNB, as well as our ability to hold or transact in BNB, and in turn adversely affect our business, financial condition and results of operations and the market price of our Common Stock.

Moreover, the risks of engaging in a BNB strategy are relatively novel and have created, and could continue to create, complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.

The growth of the digital assets industry in general, and the use and acceptance of BNB in particular, may also impact the price of BNB and is subject to a high degree of uncertainty. The pace of worldwide growth in the adoption and use of BNB may depend, for instance, on public familiarity with digital assets, ease of buying, accessing or gaining exposure to BNB, institutional demand for BNB as an investment asset, the participation of traditional financial institutions in the digital assets industry, consumer demand for BNB as a store of value or means of payment, and the availability and popularity of alternatives to BNB. Even if growth in BNB adoption occurs in the near or medium-term, there is no assurance that BNB usage will continue to grow over the long-term.

We may face significant risks relating to disruptions, forks, 51% attacks, hacks, network disruptions or other adverse events or other compromises to the cryptocurrency blockchains, which could materially and adversely impact our business, financial condition and results of operations and the price of our Common Stock.

Blockchain networks are maintained by decentralized networks of participants, and as such are susceptible and vulnerable to a variety of risks, including disruptions, security breaches and fundamental technical issues. Both networks are vulnerable to attacks by malicious actors who gain control of a significant portion of the network’s mining hash rate, a scenario commonly referred to as a 51% attack. In such an event, the attacker could double-spend transactions, reverse previously confirmed transactions, or otherwise disrupt the normal operations of the network. Successful 51% attacks have historically undermined trust in affected blockchain networks and could materially decrease the value of cryptocurrency assets.

Additionally, forks, or splits in the underlying protocol, may occur when participants fail to reach consensus on proposed upgrades or changes. Forks can lead to the creation of duplicate networks, confusion among market participants, dilution of the original network’s value and disruption of the network’s operations. Hard forks, in particular, can materially and adversely impact the perceived stability and value of digital assets, leading to reduced demand and price declines.

Further, hacks and other security breaches targeting the core infrastructure of blockchain networks or major participants, such as exchanges and custodians, could severely impact the reputation and market confidence in these networks. Exploits of protocol-level vulnerabilities could also compromise the integrity of the cryptocurrency blockchains, resulting in a substantial loss of value.

The success and growth of cryptocurrency assets depend significantly on their continued security, stability and scalability. Any technical failures, consensus breakdowns, governance disputes or regulatory interventions that diminish confidence in the networks or impair their functionality could lead to a material decline in their market prices, which could materially and adversely impact our business, financial condition and results of operations. A sustained or significant decrease in the price or liquidity of cryptocurrencies, whether due to 51% attacks, forks, hacks, network disruptions or other adverse events, could negatively impact our business, financial condition, and results of operations. Furthermore, even the perception that any of these events could occur may lead to significant market volatility and price declines, adversely affecting our business, financial condition and results of operations and the price of our Common Stock.

Political or economic crises may motivate large-scale sales of digital assets, which would result in a reduction in values and materially and adversely affect us.

Cryptocurrencies, as an alternative to fiat currencies that are backed by central governments, are subject to supply and demand forces based upon the desirability of an alternative, decentralized means of buying and selling goods and services, and it is unclear how such supply and demand will be impacted by geopolitical events. For example, political or economic crises could motivate large-scale acquisitions or sales of digital assets either globally, regionally or locally. Large-scale sales of certain digital assets would result in a reduction in their value and could materially and adversely affect our investment and trading strategies, the value of our assets, our business, financial condition and results of operations, and the price of our Common Stock.

The value of cryptocurrencies and other digital assets may be subject to momentum pricing risk.

Momentum pricing typically is associated with growth stocks and other assets whose valuation, as determined by the investing public, accounts for anticipated future appreciation in value. Cryptocurrency and other digital asset market prices are determined primarily using data from various digital asset trading platforms, over-the-counter markets and derivative platforms. Momentum pricing may have resulted, and may continue to result, in speculation regarding future appreciation in the value of cryptocurrencies and other digital assets, inflating and making their market prices more volatile, and such effects may be material and adverse. As a result, cryptocurrencies, including BNB, and other digital assets may be more likely to fluctuate in value due to changing investor confidence in future appreciation (or depreciation) in their market prices, which could adversely materially affect the value of our cryptocurrency holdings and other digital asset inventory and thereby have a material adverse affect our business, financial condition and results of operations and the market price of our Common Stock.

The emergence of DeFi subjects us to evolving risks and uncertainties relating to our investments and our services.

DeFi refers to a variety of blockchain-based applications or protocols that provide for peer-to-peer financial services using smart contracts and other technology rather than such services being offered by central intermediaries. There are various DeFi applications and protocols, each with its own unique risks and uncertainties. Common DeFi applications include borrowing/lending digital assets and providing liquidity or market making in digital assets and derivatives referencing digital assets. DeFi applications and ecosystems are demonstrating how public blockchains and smart contracts can revolutionize financial services, but the nascent technology comes with several risks that could materially and adversely affect our investments and trading strategies. It is difficult to quantify the amount of leverage that exists within the DeFi ecosystem and price volatility can result in deleveraging that moves asset prices dramatically. In addition, smart contracts may contain bugs which put funds at risk of theft or loss. Furthermore, in certain decentralized protocols, it may be difficult or impossible to verify the identity of a transaction counterparty necessary to comply with any applicable anti-money laundering, countering the financing of terrorism, or sanctions regulations or controls.

The complexity and interconnectedness of digital asset networks, applications and economic systems enables new forms of malicious attacks that leverage a feature or vulnerability of one system to attack another. Such an attack may take the form of a temporary manipulation of the price of certain digital assets that trigger second order behaviors, such as automatic collateral liquidations on decentralized applications or digital asset trading platforms. Such an attack could adversely affect investments. A malicious actor can exploit the structure of one or a series of smart contracts or applications in ways that do not technically constitute exploitation of a “bug” or flaw in the smart contract or application. For example, such an exploit has occurred repeatedly in the Ethereum DeFi ecosystem, whereby a decentralized trading platform or lending application is designed to reference an external pricing source of a particular digital asset to determine when to liquidate collateral. By manipulating the price of the particular digital asset on a third-party platform (such as a digital asset trading platform), the pricing source used by the decentralized trading platform or application is consequently manipulated, which then leads to uneconomic collateral liquidations on the decentralized trading platform or application. Such liquidations may be processed automatically and could have a material adverse effect on our investments and trading strategies and an adverse impact on the price of our Common Stock.

Loss or theft of private keys or breaches of our digital wallets could result in the permanent loss of our BNB and materially adversely affect our business.

Digital assets such as BNB are controllable only by the possessor of the unique private keys relating to the digital wallet in which the assets are held. Safeguarding these private keys is critical. If our private keys are lost, destroyed, stolen, or otherwise compromised, we may be unable to access some or all our BNB. Likewise, if the digital wallets used to store our BNB are hacked or otherwise breached, our assets could be diverted, and such losses may be irreversible.

Recovery of lost or stolen assets may be impossible, and remedies against custodians or service providers may be limited. Even if recourse were theoretically available, litigation or enforcement in the jurisdictions where such custodians are located may be uncertain, costly and time-consuming. Any loss of BNB due to key mismanagement, wallet compromise or other security failure could materially adversely affect our financial condition, results of operations and the price of our Common Stock.

Competition from central bank digital currencies and emerging payments initiatives involving financial institutions could adversely affect the value of BNB and other digital assets.

Central banks in various countries have introduced digital forms of legal tender (“CBDCs”). Whether or not they incorporate blockchain or similar technology, CBDCs, as legal tender in the issuing jurisdiction, could have an advantage in competing with, or replace, BNB and other cryptocurrencies as a medium of exchange or store of value. Central banks and other governmental entities have also announced cooperative initiatives and consortia with private sector entities, with the goal of leveraging blockchain and other technology to reduce friction in cross-border and interbank payments and settlement, and commercial banks and other financial institutions have also recently announced a number of initiatives of their own to incorporate new technologies, including blockchain and similar technologies, into their payments and settlement activities, which could compete with, or reduce the demand for, BNB. As a result of any of the foregoing factors, the value of BNB could decrease, which could adversely affect the Company.

For example, China’s CBDC project was made available to consumers in January 2022, and governments including the United States, the United Kingdom, the European Union and Israel have been discussing the potential creation of new CBDCs. Whether or not they incorporate blockchain or similar technology, CBDCs, as legal tender in the issuing jurisdiction, could also compete with, or replace, BNB and other digital assets as a medium of exchange or store of value. As a result, the emergence or growth of these or other digital assets could cause the market price of BNB to decrease, which could have a material adverse effect on our business, prospects, financial condition and operating results and the price of our Common Stock.

The emergence or growth of other digital assets, including those with significant private or public sector backing, could have a negative impact on the price of BNB and adversely affect our business.

As a result of our BNB Strategy, our assets will be concentrated in our BNB holdings. Accordingly, the emergence or growth of digital assets other than BNB may have a material adverse effect on our financial condition. There are numerous alternative digital assets and many entities, including consortiums and financial institutions, are researching and investing resources into private or permissioned blockchain platforms or digital assets that do not use proof-of-work mining like the BNB network. For example, in late 2022, the Ethereum network transitioned to a “proof-of-stake” mechanism for validating transactions that requires significantly less computing power than proof-of-work mining. The Ethereum network has completed other major upgrades since then and may undertake additional upgrades in the future.

Other alternative digital assets that compete with BNB in certain ways include “stablecoins,” which are designed to maintain a constant price because of, for instance, their issuers’ promise to hold high-quality liquid assets (such as U.S. dollar deposits and short-term U.S. treasury securities) equal to the total value of stablecoins in circulation. Stablecoins have grown rapidly as an alternative to BNB and other digital assets as a medium of exchange and store of value, particularly on digital asset trading platforms. On July 18, 2025, the Guiding and Establishing National Innovation for U.S. Stablecoins Act (the “GENIUS Act”) was passed and signed into law of the United States, which directs for a federal regulatory framework for the issuance of “payment stablecoins” that are designed to be used as a means of payment and settlement. The GENIUS Act proscribes a regulatory framework that would further reduce uncertainty of the legal status and treatment of “payment stablecoins” or other digital assets in general and clarify in certain instances that such digital assets would not be treated or regulated as “securities.”

The reliance on open-source code by digital asset networks exposes us to risks related to competitive networks and products built on such code, the failure of individuals to maintain that code and discovery of security vulnerabilities that could threaten the ability of such networks to operate.

Digital asset networks are open-source projects and, although there may be an influential group of leaders in the network community, generally there is no official developer or group of developers that formally controls the digital asset network. Without guaranteed financial incentives, there may be insufficient resources to address emerging issues, upgrade security or implement necessary improvements to the network in a timely manner. If the digital asset network’s software is not properly maintained or developed, it could become vulnerable to security threats, operational inefficiencies and reduced trust, all of which could negatively impact the digital assets’ long-term viability and have a material adverse affect on our business, financial condition and results of operations and the price of our Common Stock.

The lack of legal recourse and insurance for digital assets increases the risk of total loss in the event of theft or destruction.

Digital assets that we have acquired and will acquire will not be insured against theft, loss or destruction. If an event occurs where we lose our digital assets, whether due to cyberattacks, fraud or other malicious activities, we may not have any viable legal recourse or ability to recover the lost assets. Unlike funds held in insured banking institutions, our digital assets would not be protected by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. If our digital assets are lost under circumstances that render another party liable, there is no guarantee that the responsible party will have the financial resources to compensate us. As a result, we and our stockholders could face significant financial losses.

The U.S. federal income tax treatment of transactions in digital assets is unclear.

Due to the new and evolving nature of digital assets and the absence of comprehensive guidance with respect to digital assets, many significant aspects of the U.S. federal income tax treatment of digital assets are uncertain. Our operations and dealings, in or in connection with digital assets, as well as transactions in digital assets generally, could be subject to adverse tax consequences in the United States, including as a result of development of the legal regimes surrounding digital assets, and our operating results, as well as the price of digital assets, could be adversely affected thereby.

Many significant aspects of the U.S. federal income tax treatment of digital assets (including with respect to the amount, timing and character of income recognition) are uncertain. In 2014, the U.S. Internal Revenue Service (the “IRS”) released a notice (the “Notice”) discussing certain aspects of digital assets for U.S. federal income tax purposes and, in particular, stating that such digital assets (1) are “property,” (2) are not “currency” for purposes of the rules relating to foreign currency gain or loss and (3) may be held as a capital asset. In 2019, the IRS released a revenue ruling and a set of “Frequently Asked Questions” (the “Ruling & FAQs”) that provide some additional guidance, including guidance to the effect that, under certain circumstances, hard forks of digital assets are taxable events giving rise to ordinary income and guidance with respect to the determination of the tax basis of digital assets. The Notice and the Ruling & FAQs, however, do not address other significant aspects of the U.S. federal income tax treatment of digital assets. We do not intend to request a ruling from the IRS on these issues, and we will take positions on these and other U.S. federal income tax issues relating to digital assets that we believe to be reasonable. There can be no assurance that the IRS will agree with the positions we take, and it is possible that the IRS will successfully challenge our positions.

There can be no assurance that the IRS will not alter its position with respect to digital assets in the future or that a court would uphold the treatment set forth in the Notice and the Ruling & FAQs. It is also unclear what additional guidance on the treatment of digital assets for U.S. federal income tax purposes may be issued in the future. Any such alteration of the current IRS positions or additional guidance could result in adverse tax consequences for us and could have an adverse effect on the value of bitcoin or other digital assets. Because of the evolving nature of digital assets, it is not possible to predict potential future developments that may arise with respect to digital assets. Such developments may increase the uncertainty with respect to the treatment of digital assets for U.S. federal income tax purposes. For example, the Notice addresses only digital assets that are “convertible virtual currency,” and it is conceivable that we will hold certain types of digital assets that are not within the scope of the Notice.

On November 15, 2021, former President Biden signed into law the Infrastructure Investment and Jobs Act (the “IIJA”). The IIJA implements a set of comprehensive tax information reporting rules that will apply to persons, including digital asset trading platforms and custodians, that regularly effect transfers of digital assets on behalf of other persons. In particular, these rules will require digital asset trading platforms and custodians to report certain digital asset transactions (including sales, exchanges and other transfers) effected on behalf of other persons on an annual return, in a manner similar to the current reporting rules for brokers that effect stock and other securities transactions on behalf of customers. In addition, the IIJA extends the reporting requirements for businesses that receive more than $10,000 in cash in a transaction (or related transactions) to transactions involving the receipt of digital assets with a fair market value of more than $10,000.

In July 2024, the IRS and the U.S. Department of the Treasury released final regulations to implement certain of these reporting rules (the “July final regulations”). The July final regulations’ definition of the term “broker” is broad and, in a number of respects, is unclear in scope, but generally requires custodial brokers and brokers acting as principals to perform information reporting and backup withholding functions. Under the July final regulations and a notice released contemporaneously by the IRS and the U.S. Department of the Treasury, such reporting of cost basis information and backup withholding generally will apply in respect of transactions occurring on or after January 1, 2025, but certain transitional relief may be available for transactions occurring prior to January 1, 2026. The July final regulations do not address all aspects of the IIJA information reporting regime and their application is uncertain in a number of respects, including with respect to the collection and reporting of cost basis information for digital assets and the scope of transactions subject to reporting. In December 2024, the IRS and the U.S. Department of the Treasury issued separate final regulations describing information reporting rules for non-custodial industry participants (the “December final regulations”), including the requirement to file information returns and furnish payee statements reporting gross proceeds on dispositions of digital assets effected for customers in certain sale or exchange transactions. The December final regulations were repealed on April 10, 2025, under the Congressional Review Act. Regulations repealed under the Congressional Review Act generally may not be reissued in substantially the same form, and a new rule that is substantially the same as such a rule may not be issued, unless the reissued or new rule is specifically authorized by a law subsequently enacted. The impact on the IIJA information reporting regime of the repeal of the December final regulations is unclear and there can be no assurance that the same or similar regulations will not be authorized by future law.

The effects of the IIJA reporting regime and its application to us may depend in significant part on future Congressional action and further regulatory or other guidance from the IRS and could create significant compliance burdens and uncertainties for us, and could affect the price of digital assets, which could have an adverse effect on our business, financial condition and results of operations and the price of our Common Stock.

In July 2025, President Trump’s working group on digital assets, established through Executive Order 14178 in January 2025, released a comprehensive report outlining a proposed framework for regulating digital assets. This report, titled “Strengthening American Leadership in Digital Financial Technology,” address a range of proposals on substantive changes to the tax treatment of digital assets, including (1) the classification of digital assets for tax purposes, (2) the application of wash sale rules, (3) the tax treatment of digital asset lending transactions, (4) the application of mark-to-market rules, (5) the application of the securities and commodities trading safe harbor, (6) changes to digital asset reporting requirements, and (7) the timing of income from mining and staking activities. These proposals reflect certain of the presidential administration’s priorities for further developments to the U.S. federal income taxation of digital assets. Any future changes in the tax treatment of digital assets, including legislative changes or other guidance arising from such proposals, are currently uncertain and could result in adverse tax consequences to our business and operations.

The state, local and non-U.S. tax treatment of digital assets is unclear.

The taxing authorities of certain states (i) have announced that they will follow the Notice with respect to the treatment of digital assets for state income tax purposes and/or (ii) have issued guidance exempting the purchase and/or sale of digital assets for fiat currency from state sales tax. It is unclear what further guidance on the treatment of digital assets for state tax purposes may be issued in the future. Any future guidance on the treatment of digital assets for state or local tax purposes could result in adverse tax consequences to us and could adversely affect the price of digital assets.

The treatment of digital assets for tax purposes by non-U.S. jurisdictions may differ from the treatment of digital currency for U.S. federal, state or local tax purposes. It is possible, for example, that a non-U.S. jurisdiction would impose sales tax or value-added tax on purchases and sales of digital assets for fiat assets. For instance, if a foreign jurisdiction with a significant share of the market of a digital assets users imposes onerous tax burdens on digital asset users, or imposes sales or value-added tax on purchases and sales of digital assets for fiat assets, such actions could result in decreased demand for digital currency in such jurisdiction, which could adversely affect the price of digital assets.

Risks Related to Investing in BNB

BNB is subject to extreme price volatility, and any sustained decline in the market price of BNB could lead to substantial losses on our digital asset holdings and could adversely affect the market price of our Common Stock.

Historical prices of BNB have exhibited sudden and significant fluctuations due to shifts in market sentiment, speculative trading, macroeconomic trends, technology-related disruptions and regulatory announcements. Because digital asset trading markets are relatively new, largely unregulated, and, at times, subject to limited liquidity, BNB may experience larger or more frequent price swings than traditional asset classes and may not be complying with existing regulations. As a result, trading activity on or reported by these digital asset trading platforms is generally significantly less regulated than trading in regulated U.S. securities and commodities markets and may reflect behavior that would be prohibited in regulated U.S. trading venues. Furthermore, many digital asset trading platforms lack certain safeguards put in place by more traditional exchanges to enhance the stability of trading on the platform and prevent flash crashes, such as limit-down circuit breakers. As a result, the prices of cryptocurrencies such as BNB on digital asset trading platforms may be subject to larger and/or more frequent sudden declines than assets traded on more traditional exchanges. A rapid decrease in the price of BNB—whether the result of negative perception, a lack of stability in the digital asset trading platforms, market manipulation of cryptocurrency trading platforms by customers, a cyber-security incident, regulatory action, or other factors—could materially reduce the value of any BNB we hold, force us to recognize impairment charges, trigger defaults or covenant breaches in any future financing arrangements, and depress the market price of our Common Stock.

Additionally, a significant majority of the daily BNB trading volume occurs on the Binance Exchange, which is controlled by Binance, the original distributors of BNB. Most of the BNB in circulation has been reported to be held by the founder and former controller of Binance. As a result, trading activity by these parties could have a material impact on the price and trading volume of BNB on the Binance Exchange. While Binance and its former controller have indicated that they and their respective related entities do not actively trade BNB or undertake gross or net purchasing activities to support its price or increase trading volume, publicly available information is insufficient to enable a conclusion as to whether trading activity in BNB on the Binance Exchange by such parties (or others) is occurring in compliance with the Binance Exchange’s policies and procedures or having a material impact on the price or trading volume of BNB on the Binance Exchange or other secondary markets. Further, to the Company’s knowledge, Binance and its founder are not subject to trading restrictions in respect of BNB; as such, prior conduct and indications of current intent are not necessarily indicative of actual or future trading activities by these parties. Recently, certain market participants have alleged potential manipulation of the price of BNB by the Binance Exchange. Any allegations of BNB price or volume manipulation could result in regulatory actions against such parties and/or loss of confidence in BNB, and/or Binance generally, which could negatively impact the price of our Common Stock. In addition, if Binance or its founder were to liquidate significant portions of their holdings, or if market participants perceived that such liquidations might occur, the price of BNB could be materially and adversely affected.

BNB and BNB Chain have links to, and may be controlled by, Binance and its principals.

Binance has links to BNB and BNB Chain, and Binance has historically played a major role in BNB Chain’s development. Binance typically has among the highest trading volume of BNB for any global trading platform. Users of the Binance trading platform who pay trading fees in BNB receive a trading discount, and users who maintain a certain minimum balance of BNB on Binance’s trading platform may qualify to receive additional benefits, such as additional reduced fees, lower interest rates, higher borrowing limits, and other benefits, from Binance. (Binance, Fee Schedule, https://www.binance.com/en/fee/schedule (last visited October 15, 2025)). Concurrent with the launch of the Binance’s exchange in July 2017, Binance or its affiliates minted 200 million BNB tokens on the Ethereum blockchain using Ethereum’s ERC-20 functionality. These tokens were initially created for the purpose of allowing the holder of BNB to pay for fees incurred from the use of the Binance exchange, among other uses. Binance according to the Binance Exchange white paper V 1.1 (the “BNB white paper”) issued the 200 million BNB as follows: 10% (20 million BNB) to angel investors in Binance Ltd., 40% (80 million BNB) to the founding employees of Binance exchange subject to a 4 year schedule, and 50% (100 million BNB) in what the BNB white paper termed an “ICO” (an abbreviation of “Initial Coin Offering”) in exchange for Ethereum (ETH) or the equivalent Ethereum price in Bitcoin in three consecutive tranches from July 1, 2017 to July 21, 2017. Neither the Services Provider nor the Company is not aware of the precise extent that the employees, principals and angel investors of Binance and its affiliates have retained their BNB that they originally received in the BNB ICO, or what percentage of outstanding BNB is currently owned by Binance and its associated persons (following open-market purchases or otherwise), but there can be no assurance that they do not currently control a majority of outstanding BNB. If Binance and persons associated with it did in fact possess control of a majority of outstanding BNB, it would give them the corresponding ability to control validator selection via voting, and numerous other governance decisions relating to the future of BNB Chain and BNB, such as forks, future development roadmaps, scaling decisions, etc., which they could in theory choose to exercise in a way that benefits themselves or their interests. In the BNB white paper, Binance represented it would use the proceeds of the BNB ICO to develop the Binance exchange. Moreover, Binance has been responsible for operating the deflationary burning program for BNB tokens, which was a significant force in their market value. U.S. regulators have scrutinized burn mechanisms in past enforcement actions, with the SEC citing issuer-controlled burn programs as evidence of efforts to influence a cryptocurrency’s value consistent with securities characteristics. If regulators were to reach a similar conclusion regarding BNB’s burn mechanism, it could increase the likelihood that BNB would be classified as a security and subject to heightened regulatory restrictions, adversely affecting its liquidity and price.

Apart from the risks of potential centralized control, the perception that BNB Chain and BNB are associated with Binance could cause BNB’s value to be affected by developments involving or affecting Binance. For example, in 2023 the SEC filed a lawsuit against Binance, alleging, inter alia, that the offering and sale of BNB by Binance was an unregistered securities offering. The district court’s decision in SEC v. Binance Holdings Ltd. et al., 738 F.Supp.3d 20, 48-58 (D.D.C. Aug. 23, 2024), ruled that, while the SEC’s allegations regarding the manner in which Binance offered and sold BNB as part of the initial distribution of BNB were sufficient at the motion to dismiss stage, the SEC’s complaint did not include sufficient facts to support a plausible inference that any particular secondary sales of BNB satisfy the Howey test for an investment contract. In 2023, the Department of Justice, the Office of Foreign Assets Control, the Financial Crimes Enforcement Network, and the CFTC reached a series of settlements with Binance for charges involving violations of U.S. laws governing money laundering, sanctions, registration as a money services business, and registration under the CEA, among others. If Binance were to subject to operating restrictions or was no longer able to facilitate trading in BNB, the liquidity and market value of BNB would be negatively affected, causing our Common Stock to decline in value. If BNB were no longer able to be used for trading fee discounts on Binance, the demand for BNB would be negatively affected, which would likewise negatively impact BNB’s market value and therefore the price of our Common Stock. Likewise, negative developments, publicity, or sentiment relating to Binance or its principals could affect market demand for, and value of, BNB.

The value of our Common Stock depends on the development and acceptance of the BNB Chain. The slowing or stopping of the development or acceptance of the BNB Chain may adversely affect an investment in our Common Stock.

Digital assets such as BNB were only introduced within the past 15 years, and the medium-to-long-term value of our Common Stock is subject to a number of factors over time relating to the capabilities and development of blockchain technologies, such as the recentness of their development, their dependence on the internet and other technologies, their dependence on the role played by users, developers validators and the potential for malicious activity. BNB itself was launched only in 2017. Digital asset networks, including the BNB Chain, and the software used to operate them are in the early stages of development. Given the recentness of the development of digital asset networks, digital assets may not function as intended and parties may be unwilling to use digital assets, which would dampen the growth, if any, of digital asset networks. Because BNB is a digital asset, the price of our Common Stock would be subject to a number of factors relating to the fundamental investment characteristics of digital assets, including the fact that digital assets are bearer instruments and loss, theft, compromise, or destruction of the associated private keys could result in permanent loss of the asset.

The BNB Chain, including the cryptographic and algorithmic protocols associated with the operation of the BNB Chain, has only been in existence since 2017, and BNB markets have a limited performance record, making them part of a new and rapidly evolving industry that is subject to a variety of factors that are difficult to evaluate. The following are some of the risks that could materially adversely affect our business, financial condition and results of operations and the price of our Common Stock:

●	Digital assets, including BNB, are controllable only by the possessor of both the unique public key and private key or keys relating to the BNB Chain address, or “wallet”, at which the digital asset is held. Private keys must be safeguarded and kept private in order to prevent a third party from accessing the digital asset held in such wallet. The loss, theft, compromise or destruction of a private key required to access a digital asset may be irreversible. If a private key is lost, stolen, destroyed or otherwise compromised and no backup of the private key is accessible, the owner would be unable to access the digital asset corresponding to that private key and the private key will not be capable of being restored by the digital asset network resulting in the total loss of the value of the digital asset linked to the private key.
●	Digital asset networks are dependent upon the internet. A disruption of the internet or a digital asset network, such as the BNB Chain, would affect the ability to transfer digital assets, including BNB, and, consequently, their value.
●	The foregoing notwithstanding, the BNB Chain’s protocol is informally overseen by a collective of core developers who propose amendments to the relevant network’s source code. Core developers’ roles evolve over time, largely based on self-determined participation. If a significant majority of users and validators were to adopt amendments to the BNB Chain based on the proposals of such core developers, the BNB Chain would be subject to new protocols that may adversely affect the value of BNB.
●	To the extent that any validators cease to record transactions that do not include the payment of a transaction fee in solved blocks or do not record a transaction because the transaction fee is too low, such transactions will not be recorded on the BNB Chain until a block is validated by a validator who does not require the payment of transaction fees or is willing to accept a lower fee. Any widespread delays in the recording of transactions could result in a loss of confidence in a digital asset network.
●	As the BNB Chain continues to develop and grow, certain technical issues might be uncovered and the troubleshooting and resolution of such issues requires the attention and efforts of BNB Chain’s global development community. Like all software, the BNB Chain is at risk of vulnerabilities and bugs that can potentially be exploited by malicious actors.
●	Many digital asset networks, including the BNB Chain, face significant scaling challenges and are being upgraded with various features designed to increase the speed of digital asset transactions and the number of transactions that can processed in a given period (known as “throughput”). These attempts to increase the volume of transactions may not be effective, and such upgrades may fail, resulting in potentially irreparable damage to the BNB Chain and the value of BNB.
●	Moreover, in the past, bugs, defects and flaws in the source code for digital assets have been exposed and exploited, including flaws that disrupted normal blockchain network or DApp and smart contract operations or disabled related functionality for users, exposed users’ personal information and/or resulted in the theft of users’ digital assets. The cryptography underlying the BNB Chain or BNB as an asset could prove to be flawed or ineffective, or developments in mathematics and/or technology, including advances in digital computing, algebraic geometry and quantum computing, could result in such cryptography becoming ineffective. In any of these circumstances, a malicious actor may be able to compromise the security of the BNB Chain or take the treasury’s BNB, which would adversely affect the price of our Common Stock. Moreover, normal operations and functionality of the BNB Chain may be negatively affected. Such losses of functionality could lead to the BNB Chain losing attractiveness to users, nodes, validators, or other stakeholders, thereby dampening demand for BNB. Even if another digital asset other than BNB were affected by similar circumstances, any reduction in confidence in the source code or cryptography underlying digital assets generally could negatively affect the demand for digital assets and therefore adversely affect the price of our Common Stock.
●	The BNB Chain is still in the process of developing and making significant decisions that will affect policies that govern the supply and issuance of BNB as well as other BNB Chain protocols. The open-source nature of many digital asset network protocols, such as the protocol for the BNB Chain, means that developers and other contributors are generally not directly compensated for their contributions in maintaining and developing such protocols. As a result, the developers and other contributors of a particular digital asset may lack a financial incentive to maintain or develop the network, or may lack the resources to adequately address emerging issues. Alternatively, some developers may be funded by companies whose interests are at odds with other participants in a particular digital asset network. If the BNB Chain does not successfully develop its policies on supply and issuance, and other major design decisions or does so in a manner that is not attractive to network participants it could lead to a decline in adoption of the BNB Chain and price of BNB.

●	Software applications running on top of the BNB Chain (often referred to as “decentralized applications” or “DApps”, whether or not decentralized in fact) and smart contract developers depend on being able to obtain BNB to be able to run their programs and operate their businesses. In particular, decentralized applications and smart contracts require BNB in order to pay the transaction fees needed to pay validators to execute transactions and smart contract operations. As such, they represent a significant source of demand for BNB. BNB’s price volatility (particularly where BNB prices increase), or the BNB Chain’s wider inability to meet the demands of decentralized applications and smart contracts in terms of inexpensive, reliable, and prompt transaction execution (including during congested periods), or to solve its scaling challenges or increase its throughput, may discourage such decentralized application and smart contract developers from using the BNB Chain as the foundational infrastructure layer for building their applications and smart contracts. If decentralized application and smart contract developers abandon the BNB Chain for other blockchain or digital asset networks or protocols for whatever reason, the price of BNB could be negatively affected.

Moreover, because digital assets, including BNB, have been in existence for a short period of time and are continuing to develop, there may be additional risks in the future that are impossible to predict as of the date hereof.

Digital assets represent a new and rapidly evolving industry, and the price of our Common Stock would depend on the acceptance of BNB.

The first major blockchain-based digital asset, Bitcoin, was launched in 2009. The BNB Chain launched in 2017. In general, digital asset networks, including the BNB Chain and other cryptographic and algorithmic protocols governing the issuance of digital assets represent a new and rapidly evolving industry that is subject to a variety of factors that are difficult to evaluate. For example, the realization of one or more of the following risks could materially adversely affect our business, financial condition and results of operations and the price of our Common Stock:

●	Banks and other established financial institutions may refuse to process funds for BNB transactions; process wire transfers to or from digital asset trading platforms, BNB-related companies or service providers; or maintain accounts for persons or entities transacting in BNB. As a result, the prices of BNB are largely determined by speculators and validators, thus contributing to price volatility that makes retailers less likely to accept BNB in the future.
●	Banks may not provide banking services, or may cut off banking services, to businesses that provide digital asset related services or that accept digital assets as payment, which could dampen liquidity in the market and damage the public perception of digital assets generally or any one digital asset in particular, such as BNB, and their or its utility as a payment system, which could decrease the price of digital assets generally or individually.
●	Certain privacy-preserving features have been or are expected to be introduced to a number of digital asset networks. If any such features are introduced to the BNB Chain, any trading platforms or businesses that facilitate transactions in BNB may be at an increased risk of criminal or civil lawsuits, or of having banking services cut off if there is a concern that these features interfere with the performance of anti-money laundering duties and economic sanctions checks.
●	Users, developers and validators may otherwise switch to or adopt certain digital assets at the expense of their engagement.
●	If BNB is not accepted, or the BNB Chain value proposition is not or ceases to be realized, BNB could have no value, which would have a material adverse effect on the Company and the price of its Common Stock.

If validators exit the BNB Chain, it could increase the likelihood of a malicious actor obtaining control.

Validators exiting the network could make the BNB Chain more vulnerable to a malicious actor obtaining control of a large percentage of staked BNB, which might enable them to manipulate the BNB Chain by censoring or manipulating specific transactions. If the BNB Chain suffers such an attack, the price of BNB could be negatively affected, and a loss of confidence in the BNB Chain could result. Any reduction in confidence in the transaction confirmation process or staking power of the BNB Chain may adversely affect our business, financial condition and results of operations and the price of our Common Stock.

Due to the nature of private keys, BNB transactions are irrevocable and stolen or incorrectly transferred BNB may be irretrievable. As a result, any incorrectly executed BNB transactions could adversely affect our business, financial condition and results of operations and the price of our Common Stock.

BNB transactions are typically not reversible without the consent and active participation of the recipient of the transaction. Once a transaction has been signed with private keys, verified and recorded in a block that is added to the BNB Chain, an incorrect transfer of cryptocurrency, such as BNB, or a theft of BNB generally will not be reversible and the Company may not be capable of seeking compensation for any such transfer or theft. It is possible that, through computer or human error, or through theft or criminal action, the Company’s BNB or other assets could be transferred from the Company’s custodial accounts in incorrect amounts or to unauthorized third parties, or to uncontrolled accounts. To the extent that the Company is unable to successfully seek redress for such error or theft, such loss could adversely affect our business, financial condition and results of operations and the price of our Common Stock.

If a custodian’s internal procedures and controls are inadequate to safeguard the Company’s BNB holdings, and the Company’s private key(s) is (are) lost, destroyed or otherwise compromised and no backup of the private key(s) is (are) accessible, the Company will be unable to access its BNB, which could adversely affect our business, financial condition and results of operations and the price of our Common Stock. In addition, if the Company’s private key(s) is (are) misappropriated and the Company’s BNB holdings are stolen, including from or by a custodian, the Company could lose some or all of its BNB holdings, which could adversely impact our business, financial condition and results of operations and the price of our Common Stock.

Such events have occurred in connection with digital assets in the past. For example, in September 2014, the Chinese digital asset exchange Huobi announced that it had sent approximately 900 Bitcoins and 8,000 Litecoins (worth approximately $400,000 at the prevailing market prices at the time) to the wrong customers. To the extent that the Company is unable to seek a corrective transaction with such third party or is incapable of identifying the third party which has received the Company’s BNB through error or theft, the Company will be unable to revert or otherwise recover incorrectly transferred BNB. The Company will also be unable to convert or recover its BNB transferred to uncontrolled accounts. To the extent that the Company is unable to seek redress for such error or theft, such loss could adversely affect our business, financial condition and results of operations and the price of our Common Stock.

The BNB Chain’s decentralized governance structure may negatively affect its ability to grow and respond to challenges.

The governance of decentralized networks, such as the BNB Chain, is by voluntary consensus and open competition. In other words, the BNB Chain has no central decision-making body or clear manner in which participants can come to an agreement other than through voluntary, widespread consensus. As a result, a lack of widespread consensus in the governance of the BNB Chain may adversely affect the network’s utility and ability to adapt and face challenges, including technical and scaling challenges. If a significant majority of users and validators adopt amendments to a decentralized network based on the proposals of core developers, such network will be subject to new protocols that may adversely affect the value of the relevant digital asset. However, the BNB Chain would cease to operate successfully without both validators and users, and the core developers cannot formally compel them to adopt the changes to the source code desired by core developers, or to continue to render services or participate in the BNB Chain. As a general matter, the governance of the BNB Chain generally depends on most of members of the BNB Chain community ultimately reaching some form of voluntary agreement on significant changes.

The decentralized governance of the BNB Chain may make it difficult to find or implement solutions or marshal sufficient effort to overcome existing or future problems, especially protracted ones requiring substantial directed effort and resource commitment over a long period of time, such as scaling challenges. The BNB Chain’s failure to overcome governance challenges could exacerbate problems experienced by the network or cause the network to fail to meet the needs of its users, and could cause users, miners, and developer talent to abandon the BNB Chain or to choose competing blockchain protocols, or lead to a drop in speculative interest, which could cause the value of BNB to decline. If the BNB Chain community is unable to reach consensus in the future, it could have adverse consequences for the network or lead to a fork, which could affect the value of BNB.

We face risks relating to the potential compromise of the BNB Chain and other cryptocurrencies’ network security by emerging technologies, including artificial intelligence and quantum computing, which may materially and adversely impact our operations and financial condition.

The security and integrity of the BNB Chain and other cryptocurrencies’ network are fundamentally dependent on the robustness of its cryptographic algorithms. BNB and other cryptocurrencies’ protocol relies heavily on public key cryptography and hashing algorithms to secure transactions, safeguard private keys, and prevent double-spending. Advances in emerging technologies, particularly artificial intelligence (“AI”) and quantum computing may pose significant risks to the BNB Chain and other cryptocurrencies’ network’s security and operational stability.

Quantum computing, in particular, presents a long-term threat to the cryptographic assumptions underpinning the BNB Chain and other cryptocurrencies. Should quantum computing achieve sufficient maturity, it could undermine the effectiveness of the cryptographic algorithms used to secure the blockchain, such as elliptic curve digital signature algorithms (ECDSA). A sufficiently powerful quantum computer could potentially reverse-engineer private keys from public addresses or compromise the blockchain’s consensus mechanism, leading to the theft of digital assets, double-spending, and other forms of fraud. Although current quantum computing capabilities are not yet at this level, advancements in quantum technologies could materialize more rapidly than anticipated, creating significant systemic risks for the BNB Chain.

AI may also pose indirect security risks. AI-driven cyberattacks, including advanced phishing schemes, autonomous malware, and intelligent blockchain analysis tools, could increase the sophistication and success rate of attacks targeting BNB and other cryptocurrencies’ users, exchanges, custodians, and node operators. The use of AI to exploit vulnerabilities in software, mining hardware, or network protocols could threaten the stability and reliability of the BNB Chain and other cryptocurrencies’ ecosystems.

There can be no assurance that BNB and other cryptocurrencies’ current cryptographic safeguards will be sufficient to protect against future technological advances. While research and development efforts are ongoing to develop quantum-resistant cryptographic protocols, the BNB Chain and other cryptocurrencies’ networks may face challenges in adopting such technologies at scale, particularly given their decentralized governance structure. Any successful attack or perceived vulnerability arising from AI or quantum computing could materially and adversely affect the price, liquidity, and adoption of BNB and other cryptocurrencies and could negatively impact our business, financial condition and results of operations and the price of our Common Stock.

Any name change and any associated rebranding initiative by the core developers of BNB may not be favorably received by the digital asset community, which could negatively impact the value of BNB, our business, financial condition and results of operations and the price of our Common Stock.

From time to time, digital assets may undergo name changes and associated rebranding initiatives. For example, Bitcoin Cash may sometimes be referred to as Bitcoin ABC in an effort to differentiate itself from any Bitcoin Cash hard forks, such as Bitcoin Satoshi Vision, and in the third quarter of 2018, the team behind ZEN rebranded and changed the name of ZenCash to “Horizen.” We cannot predict the impact of any name change and any associated rebranding initiative on BNB. After a name change and an associated rebranding initiative, a digital asset may not be able to achieve or maintain brand name recognition or status that is comparable to the recognition and status previously enjoyed by such digital asset. The failure of any name change and any associated rebranding initiative by a digital asset may result in such digital asset not realizing some or all of the anticipated benefits contemplated by the name change and associated rebranding initiative, and could negatively impact the value of BNB, our business, financial condition and results of operations and the price of our Common Stock.

Banks, financial institutions and BNB exchanges that our digital asset treasury strategy relies on, may be located outside the United States, may not be subject to U.S. regulation, and may be less reliable than U.S.-equivalents.

In connection with the implementation of our digital asset treasury strategy and the Private Placement, the Company and/or Services Provider entered into agreements with one or more U.S. state-chartered bank or other U.S. regulated financial institution to provide custodial, trading, and exchange-access services on our behalf. These banks or financial institutions may not be subject to U.S. federal regulation. These arrangements serve as an initial setup for our digital asset and certain fiat activities, including a cash deposit account for U.S. dollars. To increase yield, our service providers may subsequently migrate a substantial portion of related fiat and digital asset custody, trading, and yield-generation activities to offshore custodians or DeFi trading platforms, including U.S. dollar deposits. In addition, our trading and yield-generation activities, whether or not our accounts are held in custody at a U.S. regulated or regulated offshore custodian, are likely to require us to transfer digital assets and fiat currency to counterparties who may be unregulated and who may located offshore. The use of such onshore unregulated or offshore custodians, banks, counterparties, and DeFi platforms, which may not be subject to U.S. regulation, would expose our assets to heightened risks, including: (i) counterparty risk and the potential insolvency of such custodians or DeFi trading platform operators, which may not be subject to capital, segregation, or supervisory requirements commensurate with those of the initial U.S. custodial, trading, and exchange-access service providers; (ii) regulatory and jurisdictional uncertainty, which could result in sudden changes to access or withdrawal rights; and (iii) increased risk of loss of, or inaccessibility to, our fiat or digital assets in the event of a custodial or bank failure, exchange freeze, government intervention or fraud. Any of these risks could materially and adversely affect our ability to safeguard our assets, reduce expected yields, and negatively impact our business, financial condition and results of operations as well as the price of our Common Stock.

Additionally, to the extent any of the Company’s activities involving BNB are conducted on BNB trading platforms outside the United States, trading on such exchanges is not regulated by any U.S. governmental agency and may involve certain risks not applicable to trading on U.S. exchanges. Certain foreign markets may be more susceptible to disruption than U.S. exchanges. These factors could adversely affect the performance of the Company and its Common Stock.

Our BNB strategy may subject us to enhanced regulatory oversight.

Several spot BNB ETPs have received approval from the SEC to list their shares on a national securities exchange with continuous share creation and redemption at net asset value. Even though we are not, and will not expect to function in the manner of, a spot BNB ETP, it is possible that we nevertheless could face regulatory scrutiny from the SEC or other federal or state agencies due to our BNB holdings.

In addition, there has been increasing focus on the extent to which digital assets can be used to launder the proceeds of illegal activities, fund criminal or terrorist activities, or circumvent sanctions regimes, including those sanctions imposed in response to the ongoing conflict between Russia and Ukraine. If we are found to have purchased any of our BNB from bad actors that have used BNB to launder money or persons subject to sanctions, we may be subject to regulatory proceedings and any further transactions or dealings in BNB by us may be restricted or prohibited.

We may incur indebtedness or enter into other financial instruments in the future that may be collateralized by our BNB holdings. We may also consider pursuing strategies to create income streams or otherwise generate funds using our BNB holdings. These types of BNB -related transactions are the subject of enhanced regulatory oversight. These and any other BNB -related transactions we may enter into, beyond simply acquiring and holding BNB, may subject us to additional regulatory compliance requirements and scrutiny, including under federal and state money services regulations, money transmitter licensing requirements and various commodity and securities laws and regulations.

Additional laws, guidance and policies may be issued by domestic and foreign regulators following the filing for Chapter 11 bankruptcy protection by FTX in November 2022. The FTX collapse may have increased regulatory focus on the digital assets industry. Increased enforcement activity and changes in the regulatory environment, including changing interpretations and the implementation of new or varying regulatory requirements by the government or any new legislation affecting BNB, as well as enforcement actions involving or impacting our trading venues, counterparties and custodians, may impose significant costs or significantly limit our ability to hold and transact in BNB.

In addition, private actors that are wary of BNB or the regulatory concerns associated with BNB have in the past taken and may in the future take further actions that may have an adverse effect on our business, financial condition and results of operations and the market price of our Common Stock.

Regulatory changes or actions in foreign jurisdictions may affect the price of our Common Stock or restrict the use of BNB, mining activity or the operation of their networks or the global BNB markets in a manner that adversely affects our business, financial condition and results of operations and the price of our Common Stock.

Various foreign jurisdictions have, and may continue to adopt laws, regulations or directives that affect digital asset networks (including the BNB Chain), the digital asset markets (including the BNB market), and their users, particularly digital asset exchanges and service providers that fall within such jurisdictions’ regulatory scope. For example, if China or other foreign jurisdictions were to ban or otherwise restrict validating activity, including by regulating or limiting manufacturers’ ability to produce or sell semiconductors or hard drives in connection with BNB mining, it would have a material adverse effect on digital asset networks (including the BNB Chain), the digital asset market, and as a result, adversely impact our business, financial condition and results of operations and the price of our Common Stock.

A number of foreign jurisdictions have recently taken regulatory action aimed at digital asset activities. China has made transacting in cryptocurrencies illegal for Chinese citizens in mainland China, and additional restrictions may follow. Both China and South Korea have banned initial coin offerings entirely and regulators in other jurisdictions, including Canada, Singapore and Hong Kong, have opined that initial coin offerings may constitute securities offerings subject to local securities regulations. In May 2021, the Chinese government announced renewed efforts to restrict cryptocurrency trading and mining activities. Regulators in the Inner Mongolia and other regions of China have proposed regulations that would create penalties for companies engaged in cryptocurrency mining activities and introduce heightened energy saving requirements on industrial parks, data centers and power plants providing electricity to cryptocurrency miners. The United Kingdom’s Financial Conduct Authority published final rules in October 2020 banning the sale of derivatives and exchange traded notes that reference certain types of digital assets, contending that they are “ill- suited” to retail investors citing extreme volatility, valuation challenges and association with financial crime. A new bill, the Financial Services and Markets Bill (“FSMB”), became law in 2023. The FSMB brings digital asset activities within the scope of existing laws governing financial institutions, markets and assets. In addition, the European Council of the European Union approved the text of MiCA in October 2022. MiCA came into effect in 2024, establishing a regulatory framework for digital asset services across the European Union. MiCA is intended to serve as a comprehensive regulation of digital asset markets and imposes various obligations on digital asset issuers and service providers. The main aims of MiCA are industry regulation, consumer protection, prevention of market abuse and upholding the integrity of digital asset markets.

Foreign laws, regulations or directives may conflict with those of the United States and may negatively impact the acceptance of one or more digital assets by users, merchants and service providers outside the United States and may therefore impede the growth or sustainability of the digital asset economy in the European Union, China, Japan, Russia and the United States and globally, or otherwise negatively affect the value of BNB. Moreover, other events, such as the interruption in telecommunications or internet services, cyber-related terrorist acts, civil disturbances, war or other catastrophes, could also negatively affect the digital asset economy in one or more jurisdictions. For example, Russia’s invasion of Ukraine on February 24, 2022 led to volatility in digital asset prices, with an initial steep decline followed by a sharp rebound in prices. The effect of any future regulatory change on the Company or BNB is impossible to predict, but such change could be substantial and adverse to our business, financial condition and results of operations and the price of our Common Stock.

Risks Related to Our Proposed Digital Asset Treasury Strategy

We intend to use the proceeds from our recent offerings, any future offerings and the exercise of any outstanding warrants to primarily purchase or otherwise acquire BNB, the price of which has been, and will likely continue to be, highly volatile, and for the establishment of our digital asset treasury operations. Our operating results and share price may significantly fluctuate, including due to the highly volatile nature of the price of such digital assets and erratic market movements.

We intend to use the proceeds from our recent offerings, any future offerings and the exercise of any outstanding warrants to primarily purchase or otherwise acquire BNB and for the establishment of our digital asset treasury operations. Digital assets, such as BNB, generally are highly volatile assets, including as a result of shifts in market sentiment, speculative trading, macroeconomic trends, technology-related disruptions and regulatory announcements. In addition, digital assets do not pay interest or other returns, unless utilized in staking or financial applications, and so the ability to generate a return on investment from the proceeds of any capital raisings will principally depend on whether there is appreciation in the value of digital assets following our purchases of digital assets with the proceeds from such capital raisings. Future fluctuations in digital asset trading prices may result in our converting digital assets into cash with a value substantially below what we paid for such digital assets.

The Company has minimal operating history in investing in cryptocurrencies, blockchain validation services, blockchain lending services or other decentralized finance services.

The Company has minimal operating history in investing in cryptocurrencies, blockchain validation services, blockchain lending services, or other decentralized finance services upon which prospective and current shareholders can evaluate their anticipated performance. The Company’s cryptocurrency strategy may not be successful, thereby affecting our business, financial condition and results of operations and the price of our Common Stock.

The success of the Company’s cryptocurrency treasury strategy will be dependent on the Services Provider.

The success of the Company’s cryptocurrency treasury strategy will be dependent upon the ability of the Services Provider to manage the Company’s cryptocurrency assets and effectively implement the Company’s investment program pursuant to the Strategic DAS Agreement we entered into with the Services Provider on September 29, 2025. The loss of the services of the Services Provider could have a material adverse effect on the Company and its cryptocurrency investments and its cryptocurrency treasury strategy.

The Services Provider has not used the investment strategies and methodologies included in the investment guidelines for the Company’s cryptocurrency strategy in connection with the management of third-party capital. There can be no assurance that the Services Provider will be successful in its management of the Company’s cryptocurrency assets, which could result in losses to the Company and a decline in the price of our Common Stock.

The Company will be dependent on Providers and their employees.

The Company will be dependent upon the counterparties and the businesses that are not controlled by the Company that provide services to the Company (the “Providers”), including the employees of the Services Provider. Examples of Providers include the Services Provider, the Custodian, cryptocurrency wallet providers and operators and legal counsel. Errors are inherent in the business and operations of any business, and although the Company will adopt measures to prevent and detect errors by, and misconduct of, its own employees as well as counterparties, and transact with counterparties and Providers it believes to be reliable, such measures may not be effective in all cases. Errors or misconduct could have a material adverse effect on the Account (as defined below) and the Company’s investments therein.

Employee misconduct, including misconduct of employees of the Services Provider may include, among others, binding the Account (as defined below) to transactions that exceed authorized limits or present unacceptable risks, unauthorized trading activities or concealing unsuccessful trading activities (which, in either case, may result in unknown and unmanaged risk or losses), and failure to adhere to policies and procedures established by the Company and/or the Services Provider, as applicable. Losses could also result from actions taken by Providers, including from the failure to recognize trades and the misappropriation of assets, including situations where Providers may act as directors, trust companies or in a similar capacity that give such Providers signing authority over certain Company assets. In addition, it is possible that employees and Providers will improperly use or disclose confidential information of the Company, which could result in litigation or serious financial harm, including limiting the Company’s business prospects. No assurance can be given that measures adopted to prevent and detect misconduct will be effective.

In addition, without any misconduct, employees and Providers may make errors that cause significant losses to the Company and its investors, including, among others, with respect to the calculation of net asset value, the handling of assets and wiring of withdrawal proceeds, the handling of personal information, the negotiation of contracts, the maintenance of data or the safeguarding of one or more of the Company’s systems.

The Company will be reliant on the performance of the Services Provider. A stockholder in the Company will likely not have any contractual claim against any Provider, including the Services Provider. The Company may, even when it is apparent that a Provider has made an error, determine not to pursue legal remedies against such Provider.

The Company’s dependence on international Providers may involve their holding of Account assets and cash in foreign jurisdictions and may involve risks of loss or other special considerations.

The Company will be dependent in part on Providers, including Providers of cryptocurrency wallets, located outside of the United States to provide services to its investments in the Account, including investing and holding Account assets and cash in foreign jurisdictions. The holding of Account assets and cash in foreign jurisdictions may subject the Company and the Account to risks of loss or other special considerations, including, but not limited to, risks arising from nationalization, expropriation, capital controls, currency restrictions or other governmental actions; the country’s financial infrastructure, including prevailing custody, tax and settlement practices; laws applicable to the safekeeping and recovery of the Account assets and cash held in custody; the regulation of the banking and securities industries, including changes in market rules; currency devaluations or fluctuations; and market conditions affecting the orderly execution of securities transactions or the value of assets.

The Company may experience counterparty risk in connection with the Private Placement and the shift in business strategy.

The Company will be subject to the risk of the inability of any counterparty (including any custodian) to perform with respect to transactions, whether due to insolvency, bankruptcy or other circumstances. The Company will be subject to the risk that counterparties may not have access to finance, assets and/or digital wallets at the relevant time and may fail to comply with their obligations under the relevant sale and repurchase agreements. Recent well-publicized weaknesses in certain financial institutions and vulnerabilities in crypto wallets may be indicative of increased counterparty risk. In the event of any counterparty (including a custodian) entering an insolvency procedure, the Company could experience delays in liquidating its positions and incur significant losses, including the loss of that portion of the Company’s portfolio financed through such a transaction, a decline in value of its investment and/or digital assets during the period in which the Company seeks to enforce its rights, an inability to realize any gains on its investment and/or digital assets during such period and fees and expenses incurred in enforcing its rights. During an insolvency procedure (which may last many years) the use by the Company of assets held by or on behalf of the relevant custodian or counterparty may be restricted and accordingly the ability of the Company and Services Provider to fulfil its investment objective may be severely constrained. During such a procedure, the Company is likely to be an unsecured creditor in relation to certain assets (including those in respect of which it had previously been a secured creditor) and accordingly the Company may be unable to recover such assets from the insolvent estate of the relevant custodian or counterparty in full, or at all. In addition, in the digital assets space, some counterparties (including custodians) may be located in non-U.S. jurisdictions, which have legal systems that differ from the U.S. as well as other risks relating to offshore investments or digital wallets.

We have shifted our business strategy towards a focus on BNB, and we may be unable to successfully implement this new strategy.

We have shifted our business strategy towards BNB, including potential investments in BNB, including through staking, restaking, liquid staking and other decentralized finance activities to be implemented in the future. There is no assurance that we will be able to successfully implement this new strategy or operate BNB-related activities at the scale or profitability currently anticipated. The BNB Chain operates with a Proof-of-Staked-Authority consensus mechanism, which differs significantly from Bitcoin’s Proof-of-Work mining mechanism. This strategic shift requires specialized employee skillsets and operational, technical and compliance infrastructure to support BNB and related staking activities. This also requires that we implement different security protocols, and treasury management practices. Further, there is ongoing scrutiny and limited formal guidance from regulatory agencies, including Nasdaq and the SEC, with respect to the treatment of public company cryptocurrency strategies. There is no assurance that we will be able to execute this strategy by building out the needed infrastructure within the timeframe that we currently anticipate. Errors by key management could result in significant loss of funds and reduced rewards. As a result, our shift towards BNB could have a material adverse effect on our business, financial condition and results of operations and the price of our Common Stock.

Proof-of-stake blockchains are a relatively recent innovation, and have not been subject to as widespread use or adoption over as long of a period of time as traditional proof-of-work blockchains.

Certain digital assets, such as Bitcoin, use a “proof-of-work” consensus algorithm. The genesis block on the Bitcoin blockchain was mined in 2009, and Bitcoin’s blockchain has been in operation since then. Many newer blockchains enabling smart contract functionality, including the current Ethereum network following the completion of its transition to a proof-of-stake model in 2022, use a newer consensus algorithm known as “proof-of-stake.” While their proponents believe that they may have certain advantages, the “proof-of-stake” consensus mechanisms and governance systems underlying many newer blockchain protocols, including the BNB Chain, and their associated digital assets - including the BNB held by the Company - have not been tested at scale over as long of a period of time or subject to as widespread use or adoption as, for example, Bitcoin’s proof-of- work consensus mechanism has. This could lead to these blockchains, and their associated digital assets, having undetected vulnerabilities, structural design flaws, suboptimal incentive structures for network participants (e.g., validators), technical disruptions, or a wide variety of other problems, any of which could cause these blockchains not to function as intended, lead to outright failure to function entirely causing a total outage or disruption of network activity, or to suffer other operational problems or reputational damage, leading to a loss of users or adoption or a loss in value of the associated digital assets, including the Company’s assets. Over the long term, there can be no assurance that the proof-of-stake blockchain on which the Company’s assets rely will achieve widespread scale or adoption or perform successfully; any failure to do so could negatively impact our business, financial condition and results of operations and the price of our Common Stock.

Our shift towards a BNB-focused strategy requires substantial changes in our day-to-day operations and exposes us to significant operational risks.

Our shift towards a BNB-focused strategy, including staking, restaking, liquid staking and other decentralized finance activities, exposes us to significant operational risks. BNB’s Proof-of-Staked-Authority consensus mechanism requires that we operate validator nodes, employ secure key management and implement slashing protection. It also requires that we maintain constant up time to ensure that we are eligible for staking rewards and to avoid penalties. In addition, the BNB ecosystem rapidly evolves, with frequent upgrades and protocol changes that may require significant adjustments to our operational setup. The upgrades and protocol changes may require us to incur unanticipated costs and could cause temporary service disruptions. It will take time to implement our proposed yield strategy in connection with our BNB and related digital asset holdings, which may limit our returns or delay our ability to realize income from our DeFi activities. During this period, our assets may remain unproductive, exposing us to opportunity costs and the risks of holding idle BNB subject to market volatility. The nature of our proposed yield strategy is unproven and there is a risk that it will not succeed or could result in losses. Our ability to generate yield depends on the performance and stability of third-party protocols, validators and counterparties. These strategies are novel, may lack a track record and may be subject to unforeseen vulnerabilities, adverse market dynamics or regulatory intervention. Failure of our yield strategy could materially adversely affect our financial condition and results of operations. The implementation of our BNB-focused strategy will be highly dependent on our Services Provider and we may also need to employ third-party service providers in our operations, which may introduce risks outside of our control, including significant cybersecurity risks. Any of these operational and strategic risks could materially and adversely affect our ability to execute our BNB strategy, prevent us from realizing positive returns and severely hurt our financial condition.

Transactions using BNB require the payment of “gas fees,” which are subject to fluctuations that may result in high transaction fees.

Transactions using BNB, including purchases, sales and staking, require the payment of “gas fees” in BNB. Gas fees are payments made by the user to compensate for the computational energy required to process and validate transactions, such as purchases, sales and staking, on the BNB Chain. These fees can fluctuate and can be very expensive relative to the cost of the transaction depending upon congestion and demand on the network. If fees are high, the cost of a transaction will potentially decrease the return of the investment, which could be negative. High gas fees may also cause delays in the execution of a transaction, which could affect the preferred timing of execution and may lead to execution of a transaction during inopportune times. In addition, gas fees are paid in BNB itself, which would require that sufficient BNB balances are maintained. Future upgrades to the BNB protocol, regulatory changes, or technical issues could also adversely impact the cost of gas fees and could have a material adverse effect on our business, financial condition and results of operations and the price of our Common Stock.

There is a possibility that BNB may be classified as a “security.” If BNB is classified as a “security,” that would subject us to additional regulation and could materially impact the operations of our treasury strategy and our business.

None of the SEC or any other U.S. federal or state regulator has publicly stated whether they agree that BNB is a “security,” and BNB has not yet been classified with respect to the U.S. federal securities laws. Although we believe that BNB is not a “security” within the meaning of the U.S. federal securities laws, and that registration of the Company or our treasury under the Investment Company Act, is therefore not required under applicable securities laws, we acknowledge the uncertainty that a regulatory body or federal court may determine otherwise in the future. If this occurs, we may face legal or regulatory action, even if our beliefs were reasonable under the circumstances, and we could be required to register as an investment company under the Investment Company Act.

As part of our ongoing review of applicable securities laws, we take into account a number of factors, including the various definitions of “security” under such laws and federal court decisions interpreting the elements of these definitions, such as the U.S. Supreme Court’s decisions in the Howey and Reves cases. We also consider court rulings, reports, orders, press releases, public statements, and speeches by the SEC Commissioners and SEC Staff as providing guidance on when a digital asset or a transaction to which a digital asset may relate may be a security for purposes of U.S. federal securities laws. Our position that BNB is not a “security” is premised, among other reasons, on our conclusion that BNB does not appear to meet certain elements of the Howey test, such as that holders of BNB do not have a reasonable expectation of profits from our efforts in respect of their holding of BNB.

We acknowledge, however, that the SEC, a federal court or another relevant entity could take a different view. The application of securities laws to the specific facts and circumstances of digital assets is complex and subject to change. Our conclusion, even if reasonable under the circumstances, would not preclude legal or regulatory action based on a finding that BNB, or any other digital asset we might hold, is a “security.” Therefore, we are at risk of enforcement proceedings against us, which could result in potential injunctions, cease-and-desist orders, fines and penalties if BNB or components of the BNB Chain were determined to be a security by a regulatory body or a court. Such developments could subject us to fines, penalties and other damages, and adversely affect our business, results of operations, financial condition, treasury operations and prospects. In addition, if BNB is determined to constitute a security for purposes of the federal securities laws, the additional regulatory restrictions imposed by such a determination could adversely affect the market price of BNB and in turn adversely affect our business, financial condition and results of operations and the price of our Common Stock.

If we were deemed to be an investment company under the Investment Company Act, applicable restrictions likely would make it impractical for us to continue segments of our business as currently contemplated.

Under Sections 3(a)(1)(A) and (C) of the Investment Company Act, a company generally will be deemed to be an “investment company” if (i) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities or (ii) it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding, or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Rule 3a-1 under the Investment Company Act generally provides that notwithstanding the Section 3(a)(1)(C) test described in clause (ii) above, an entity will not be deemed to be an “investment company” for purposes of the Investment Company Act if no more than 45% of the value of its assets (exclusive of U.S. government securities and cash items) consists of, and no more than 45% of its net income after taxes (for the past four fiscal quarters combined) is derived from, securities other than U.S. government securities, securities issued by employees’ securities companies, securities issued by qualifying majority owned subsidiaries of such entity, and securities issued by qualifying companies that are controlled primarily by such entity. We do not believe that we are an “investment company” as such term is defined in either Section 3(a)(1)(A) or Section 3(a)(1)(C) of the Investment Company Act.

BNB and other digital assets, as well as new business models and transactions enabled by blockchain technologies, present novel interpretive questions under the Investment Company Act. There is a risk that assets or arrangements that we have concluded are not securities could be deemed to be securities by the SEC or another authority for purposes of the Investment Company Act, which would increase the percentage of securities held by us for Investment Company Act purposes. If we were deemed to be an investment company, Rule 3a-2 under the Investment Company Act is a safe harbor that provides a one-year grace period for transient investment companies that have a bona fide intent to be engaged primarily, as soon as is reasonably possible (in any event by the termination of such one-year period), in a business other than that of investing, reinvesting, owning, holding or trading in securities, with such intent evidenced by the company’s business activities and an appropriate resolution of its board of directors. The grace period is available not more than once every three years and runs from the earlier of (i) the date on which the issuer owns securities and/or cash having a value exceeding 50% of the issuer’s total assets on either a consolidated or unconsolidated basis or (ii) the date on which the issuer owns or proposes to acquire investment securities having a value exceeding 40% of the value of such issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Accordingly, the grace period may not be available at the time that we seek to rely on Rule 3a-2; however, Rule 3a-2 is a safe harbor and we may rely on any exemption or exclusion from investment company status available to us under the Investment Company Act at any given time. Furthermore, reliance on Rule 3a-2, Section 3(a)(1)(C), or Rule 3a-1 could require us to take actions to dispose of securities, limit our ability to make certain investments or enter into joint ventures, or otherwise limit or change our service offerings and operations. If we were to be deemed an investment company in the future, restrictions imposed by the Investment Company Act — including limitations on our ability to issue different classes of stock and equity compensation to directors, officers, and employees and restrictions on management, operations and transactions with affiliated persons — likely would make it impractical for us to continue our business as contemplated, and could have a material adverse effect on our business, results of operations, financial condition, treasury and prospects.

Stockholders of the Company do not have the protections associated with ownership of shares in an investment company registered under the Investment Company Act or associated with the ownership of shares in a commodity pool afforded the protections under the CEA.

The Investment Company Act is designed to protect investors by preventing insiders from managing investment companies to their benefit and to the detriment of public investors, such as: the issuance of securities having inequitable or discriminatory provisions; the management of investment companies by irresponsible persons; the use of unsound or misleading methods of computing earnings and asset value; changes in the character of investment companies without the consent of investors; and investment companies engaging in excessive leveraging. To accomplish these ends, the Investment Company Act requires the safekeeping and proper valuation of fund assets, restricts greatly transactions with affiliates, limits leveraging and imposes governance requirements as a check on fund management.

The Company is not a registered investment company under the Investment Company Act, and the Company and the Services Provider believe that the Company is not required to register under such act. Consequently, stockholders of the Company do not have the regulatory protections provided to investors in investment companies.

As defined in Section 1a(10) of the CEA, as administered by the CFTC, a company would be deemed to be a commodity pool if operating for the purpose of trading, or investing in “commodity interests” The Company does not intend to invest in commodity interests. Furthermore, the Company believes that it is not a commodity pool for purposes of the CEA and that the Services Provider believes that it is not subject to regulation by the CFTC as a commodity pool operator or a commodity trading adviser in connection with the Company. Consequently, the Company’s stockholders will not have the regulatory protections provided to investors in CEA-regulated instruments or commodity pools.

The Company and the Services Provider believe that BNB, BNB Chain and the assets we hold are not commodity interests. However, there is a risk that assets that the Company and the Services Provider have concluded are not commodity interests could be determined by the CFTC to be commodity interests, which could cause the Company to be deemed to be a commodity pool. If the Company was deemed to be a commodity pool, risks imposed by the CEA likely would make it impractical for us to continue our business as contemplated, and could have a material adverse effect on our business, financial condition and results of operations and the price of our Common Stock.

Adverse changes in the regulatory treatment of digital assets such as BNB could materially impair the value and liquidity of our holdings and negatively impact our business, financial condition, and results of operations.

The legal and regulatory framework governing digital assets in the United States and in foreign jurisdictions is rapidly evolving and remains highly uncertain. Federal, state and foreign regulators continue to issue new rules and take enforcement actions that directly or indirectly affect the classification, transferability, custody and tax treatment of cryptocurrencies, including BNB. Should BNB, or the activities of any party critical to the BNB ecosystem (including exchanges, validators, custodians, or Binance itself), be deemed to violate securities, commodities, anti-money-laundering, sanctions, consumer-protection or other applicable laws, we could become subject to significant fines, penalties, registration requirements, trading restrictions or forced divestiture of BNB. Any such development could cause a precipitous decline in the market price of BNB, impair our ability to monetize or otherwise use our digital asset treasury, and adversely impact our business, financial condition and results of operations and the price of our Common Stock.

We will rely on third-party custodians, trading platforms, and other counterparties to acquire, secure, stake, and dispose of BNB; any failure or malfeasance by these counterparties could result in total or partial loss of our digital assets.

Our ability to implement a digital asset treasury strategy depends on the performance, solvency, and information-technology infrastructure of third-party exchanges, custodians, blockchain validators, and decentralized finance protocols. These counterparties may experience cyber-attacks, internal control failures, fraud, insolvency or regulatory enforcement that could freeze, delay or permanently impair access to our BNB holdings or the yield we may generate from staking or other on-chain activities. In addition, concentrated holdings of BNB by a limited number of counterparties heighten our exposure to counterparty and systemic risk. Any loss or inaccessibility of BNB held on our behalf could have a material adverse effect on our business, financial condition and results of operations and the price of our Common Stock.

We intend to use non-U.S. domiciled wallets and custodians for a portion of our holdings, and potentially for all our assets. These service providers are subject to local legal regimes, regulatory oversight, cybersecurity protections, and insolvency regimes that differ from those applicable in the U.S. In addition, they may not qualify under specific U.S. regulatory regimes, such as meeting the definition of a “qualified custodian” under the Investment Advisers Act of 1940 and related SEC rules, which may limit the protections otherwise available to investors in respect of assets held with such custodians. Reliance on non-U.S. custodians increases our exposure to risks including reduced transparency, limited recourse in the event of a dispute and heightened vulnerability to adverse regulatory or political developments in foreign jurisdictions. Any failure or impairment of these custodians could materially adversely affect our business, financial condition and results of operations and the price of our Common Stock.

Due to the unregulated nature and lack of transparency surrounding the operations of many BNB trading venues, BNB trading venues may experience greater fraud, security failures or regulatory or operational problems than trading venues for more established asset classes, which may result in a loss of confidence in BNB trading venues and adversely affect the value of our BNB holdings.

BNB trading venues are relatively new and, in many cases, unregulated. Furthermore, there are many BNB trading venues which do not provide the public with significant information regarding their ownership structure, management teams, corporate practices and regulatory compliance. As a result, the marketplace may lose confidence in BNB trading venues, including prominent exchanges that handle a significant volume of BNB trading and/or are subject to regulatory oversight, in the event one or more BNB trading venues cease or pause for a prolonged period the trading of BNB or other digital assets, or experience fraud, significant volumes of withdrawal, security failures or operational problems.

The SEC alleged as part of its June 5, 2023 complaint against Binance Holdings Ltd. that Binance committed strategic and targeted “wash trading” through its affiliates to artificially inflate the volume of certain digital assets traded on its exchange. The SEC has also brought recent actions against individuals and digital asset market participants alleging that such persons artificially increased trading volumes in certain digital assets through wash trades, or repeated buying and selling of the same assets in fictitious transactions to manipulate their underlying trading price. Such reports and allegations may indicate that the BNB market is significantly smaller than expected and that the United States makes up a significantly larger percentage of the BNB market than is commonly understood. Any actual or perceived wash trading in the BNB market, and any other fraudulent or manipulative acts and practices, could adversely affect the value of our BNB. Negative perception, a lack of stability in the broader BNB markets and the closure, temporary shutdown or operational disruption of BNB trading venues, lending institutions, institutional investors, institutional miners, custodians, or other major participants in the BNB ecosystem, due to fraud, business failure, cybersecurity events, government-mandated regulation, bankruptcy, or for any other reason, may result in a decline in confidence in BNB and the broader BNB ecosystem and greater volatility in the price of BNB. For example, in 2022, each of Celsius Network, Voyager Digital, Three Arrows Capital, FTX, and BlockFi filed for bankruptcy, following which the market prices of BNB and other digital assets significantly declined. In addition, in June 2023, the SEC announced enforcement actions against Coinbase, Inc., and Binance Holdings Ltd., two providers of large trading venues for digital assets, which similarly was followed by a decrease in the market price of BNB and other digital assets. These were followed in November 2023, by an SEC enforcement action against Payward Inc. and Payward Ventures Inc., together known as Kraken, another large trading venue for digital assets. As the price of our Common Stock will be affected by the value of our BNB holdings, the failure of a major participant in the BNB ecosystem could have a material adverse effect on our business, financial condition and results of operations and the market price of our Common Stock.

Our concentration in a single digital asset exposes us to unique liquidity risks that may prevent us from converting BNB into fiat currency or other assets when desired, particularly during periods of market stress.

Our holdings will be highly concentrated in BNB with little to no investment diversity. Because the vast majority of our assets will be in BNB and BNB-related assets, the value of BNB will have a direct and highly significant impact upon the price of our Common Stock. The availability of BNB in the market is limited and it may take considerable time to acquire the amounts required to comprehensively implement our strategy. The purchase of BNB in large quantities may be subject to liquidity constraints, slippage or delays, which could adversely affect the ability to deploy capital in a timely or cost-effective manner. If we are unable to acquire sufficient BNB, our digital asset treasury strategy may not be implemented as planned and our financial results could be negatively impacted. Liquidity in digital asset markets can quickly deteriorate in response to negative news, regulatory scrutiny or systemic events affecting exchanges or stablecoins. In the event of a market-wide liquidity crunch, we may be unable to sell, stake or otherwise monetize our BNB holdings at prevailing quoted prices—or at all—without significantly affecting the market price of BNB. Limited liquidity may also impair our ability to fund working-capital needs, repay indebtedness or pursue acquisition opportunities, any of which could have a material adverse effect on our business, financial condition and prospects and the price of our Common Stock.

Concentration of our BNB holdings across a limited number of protocols or validators may expose us to heightened counterparty and systemic risks.

We have purchased and intend to purchase BNB and increase our overall holdings of BNB in the future. If we stake, restake, or otherwise deploy our BNB into a small number of validators, liquidity pools or decentralized finance protocols, the failure, insolvency or compromise of any one of these entities or protocols could result in the loss of a significant portion of our assets. Because many validators and DeFi protocols operate without robust regulatory oversight, transparency or insurance protections, our exposure to operational, legal or cybersecurity risks is heightened. Concentration of assets could amplify potential losses and materially adversely affect our business, financial condition and results of operations and the price of our Common Stock.

Our dependence on Binance and its affiliates for the health and credibility of the BNB ecosystem would subject us to material counterparty, reputational, and regulatory risks outside of our control.

Binance played a central role in the creation, issuance, and continuing promotion of BNB and remains an important driver of its adoption. BNB’s value and utility are closely tied to the continued operation, reputation, and legal standing of Binance, its original issuer and primary ecosystem driver. Any adverse developments affecting Binance—including legal, regulatory, operational, or reputational issues—could materially impair the value or liquidity of our BNB holdings. The BNB Chain’s validator structure and governance are subject to centralization concerns, with a limited number of participants exerting significant control over network operations. The health and growth of the BNB Chain ecosystem, including the success of dApps, staking, and yield-generating activities, would be critical to the Company’s business model and financial performance. Further, if Binance or its affiliates take certain actions including, without limitation, supporting potential future competitors who pursue a BNB treasury strategy, changing their burn policies and procedures or conducting burns in a manner inconsistent with their public disclosures, or refusing to sell BNB to us on acceptable terms or at all, such actions could materially and adversely affect the value of our digital asset treasury, our business, financial condition and results of operations and the price of our Common Stock.

In addition, Binance, its founder (who is reported to hold the majority of BNB in circulation) and certain affiliates of Binance have been, and may continue to be, the subjects of investigations, civil actions or criminal proceedings in multiple jurisdictions, including the United States, the United Kingdom, Australia, Canada, Europe, Asia and Africa. These matters have involved, among other things, market manipulation, violations of anti-money laundering requirements, unregistered securities offerings, the failure to maintain adequate compliance programs and the unauthorized operation of trading platforms. As part of a settlement with U.S. regulators in November 2023, Binance agreed to pay more than $4.3 billion to U.S. regulators and to undertake extensive remedial compliance measures. Binance’s founder (who is reported to hold the majority of BNB in circulation) paid a fine of $50 million to U.S. regulators and was also sentenced to jail for four months. Additional or ongoing regulatory scrutiny of Binance, its founders or its affiliates—including related to the effectiveness of mandated remedial measures—could negatively affect public perception of BNB, constrain trading activity and suppress the price and liquidity of BNB. Any such development could materially and adversely affect the value of our digital asset treasury and the market price of our Common Stock. Because Binance’s founder is reported to hold a majority of BNB in circulation and remains closely associated with Binance, any negative developments relating to him personally (including additional regulatory actions or restrictions) could materially impact market perception of BNB, even if such actions are not directly related to the BNB Chain.

If we are unable to raise additional capital on acceptable terms, our ability to implement and sustain a digital asset treasury strategy may be compromised.

Our BNB Strategy contemplates the discretionary purchase of BNB and related yield-generating instruments. The capital required to acquire, stake and actively manage BNB may exceed our existing cash resources and cash flows from operations. Market conditions, our share price performance, the volatility of digital assets and regulatory uncertainties could impair our ability to access debt or equity capital on terms acceptable to us or at all. Failure to obtain necessary financing could force us to curtail or abandon our digital asset strategy, which could materially harm our growth prospects and the value of our securities.

Our BNB holdings are expected to be less liquid than our existing cash and cash equivalents and may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents.

Historically, the cryptocurrency markets have been characterized by significant volatility in price, limited liquidity and trading volumes compared to sovereign currencies markets, relative anonymity, a developing regulatory landscape, potential susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges and various other risks inherent in its entirely electronic, virtual form and decentralized network. During times of market instability, we may not be able to sell our cryptocurrencies at favorable prices or at all. For example, a number of Bitcoin trading venues temporarily halted deposits and withdrawals in 2022. As a result, our cryptocurrency holdings may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents. Further, cryptocurrencies we hold and intend to hold with our custodians, and transact with our trade execution partners, do not enjoy the same protections as are available to cash or securities deposited with or transacted by institutions subject to regulation by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. Additionally, we may be unable to enter into term loans or other capital raising transactions collateralized by our unencumbered cryptocurrencies or otherwise generate funds using our cryptocurrency holdings, including in particular during times of market instability or when the price of BNB has declined significantly. If we are unable to sell our cryptocurrencies, enter into additional capital raising transactions using cryptocurrencies as collateral or otherwise generate funds using our cryptocurrency holdings, or if we are forced to sell our cryptocurrencies at a significant loss, in order to meet our working capital requirements, our business, financial condition and results of operations and the price of our Common Stock could be negatively impacted.

There may be potential inconsistencies between the stated intentions and future actions of Binance and its related entities.

While Binance and its former controller have stated that they and their related entities do not actively trade BNB or engage in purchasing activities intended to support its price or increase trading volume, these statements reflect only their current intentions and plans. There can be no assurance that their future actions will remain consistent with these representations. Circumstances, business strategies or other factors may change, and Binance or its related parties may alter their activities with respect to BNB at any time without prior notice.

Additionally, the lack of publicly available information makes it difficult to independently verify whether trading activity in BNB by these parties is occurring in accordance with the Binance Exchange’s policies and procedures, or whether such activity is materially affecting the price or trading volume of BNB on the Binance Exchange or other secondary markets. Any deviation from their stated intentions, or any undisclosed activity, could have a significant impact on the market for BNB, potentially affecting its price, trading volume and overall market perception. As a result, investors and other market participants should be aware that there is no guarantee that Binance and its related entities will continue to act in accordance with their current statements, and any changes in their conduct could adversely affect the value and liquidity of BNB.

Our historical financial statements do not reflect the potential variability in earnings that we may experience in the future relating to our proposed holdings of digital assets. Accordingly, it may be difficult to evaluate the Company’s business and future prospects, and the Company may not be able to achieve or maintain profitability in any given period.

Our historical financial statements do not reflect the potential variability in earnings that we may experience in the future from holding or selling digital assets. The price of digital assets generally has historically been subject to dramatic price fluctuations and is highly volatile. We may need to perform an analysis each quarter to identify whether events or changes in circumstances indicate that our digital assets are impaired. As a result, volatility in our earnings may be significantly more than what we experienced in prior periods.

Digital asset lending arrangements may expose us to risks of borrower default, operational failures and cybersecurity threats.

We may generate income through lending of digital assets, which carries significant risks. The volatility of such digital assets increases the likelihood that borrowers may default due to market downturns, liquidity crises, fraud or other financial distress. These lending transactions may be unsecured, and so may be subordinated to secured debt of the borrower. If a borrower becomes insolvent, we may be unable to recover the loaned BNB, leading to substantial financial losses.

Additionally, digital asset lending platforms are vulnerable to operational and cybersecurity risks. Technical failures, software bugs or system outages could disrupt lending activities, delay transactions or result in inaccurate record-keeping. Cybersecurity threats, including hacking, phishing and other malicious attacks, pose further risks, potentially leading to the loss, theft or misappropriation of our loaned BNB. A successful cyberattack or security breach could materially and adversely impact our financial position, reputation and ability to conduct future lending activities.

We are subject to significant competition in the growing digital asset industry and the Company’s business, operating results and financial condition may be adversely affected if the Company is unable to compete effectively.

Following the launch of the Company’s digital asset treasury strategy, the Company is operating in a competitive environment and will compete against other companies and other entities with similar strategies, including companies with significant holdings in BNB and other digital assets, and the Company’s business, operating results and financial condition may be adversely affected if the Company is unable to compete effectively.

Our proposed digital asset treasury strategy may involve the borrowing of or investing in stablecoins and the recently enacted GENIUS Act creates a new federal regulatory framework for stablecoins in the U.S. and its implementation could materially impact such borrowing or investing.

In July 2025, the United States enacted the GENIUS Act, which provides for the creation of the first comprehensive federal regime for the issuance, custody, and use of payment stablecoins. This law applies to key aspects of stablecoin programs, including state and federal licensing of issuers, reserve composition and management, redemption rights, disclosures, and ongoing regulatory supervision. While the GENIUS Act has been signed into law, it will not become effective until the earlier of January 18, 2027 or 120 days after the primary federal payment stablecoin regulators issue any final regulations implementing the GENIUS Act. Specifically, among many other provisions, the GENIUS Act defines “payment stablecoin”, prohibits issuance of payment stablecoins in the United States by anyone other than a permitted stablecoin issuer (“PPSI”), outlines a comprehensive regulatory regime for PPSIs, generally prohibits PPSIs from paying interest on the payment stablecoins they issue, excludes payment stablecoins issued by a PPSI from the definition of “security” under the U.S. federal securities laws and limits the reserve assets permissible for payment stablecoins. Accordingly, the impact of these legal and regulatory changes will depend in part on how the GENIUS Act is implemented through rulemaking by U.S. regulators. Therefore, while a consistent federal framework could increase institutional and consumer confidence in stablecoins over time, the scope, timing, and substance of implementing the associated regulations and supervisory practices remain uncertain. Compliance may require us to make significant changes to our proposed digital asset treasury strategy and our related borrowing of or investing in third-party stablecoins. These changes could increase our legal, compliance, operational, and technology costs, limit the types of stablecoins we can borrow or invest, restrict our ability to partner with certain issuers, or require modification or discontinuation of certain aspects of our proposed digital asset treasury strategy.

If restrictions are imposed that materially limit our stablecoin borrowing and investing activities, we may need to seek alternative regulatory pathways that could be more costly, time-consuming, or commercially impractical, or that could require limiting or discontinuing the borrowing of or investing in certain stablecoin-related products. We may incur significant costs in connection with complying with any legal and regulatory changes implemented in connection with the GENIUS Act. Any failure, or perceived failure, to comply with the GENIUS Act or related regulations could result in enforcement actions, monetary penalties, heightened supervisory scrutiny, or reputational harm. Any of these outcomes could materially and adversely affect our business, operating results, financial condition, and prospects.

In addition, the GENIUS Act may also affect the competitive landscape for stablecoins. For example, the additional legal and regulatory clarity provided by the GENIUS Act may have the effect of encouraging new entrants that may compete with us. Any potential changes to the competitive landscape and their effect on us are complex and cannot be predicted with certainty at this time.

Instability in other stablecoins could reduce trust in the stablecoins we borrow or invest, leading to operational and reputational challenges.

Instability or failure of major stablecoins, such as USDT, could trigger a broader loss of confidence in the stablecoin ecosystem, including stablecoins we borrow or invest. Such general loss of confidence in stablecoins could lead to increased redemption demands and operational challenges as market participants seek to exit stablecoin positions. Even if the stablecoins we borrow or invest remain fundamentally sound, market-wide distrust could reduce their usage, impair their value and disrupt our borrowing, investing or trading services as they relate to stablecoins. This could result in financial losses, client disputes, regulatory scrutiny and reputational damage. Our inability to mitigate the effects of a general loss of confidence in stablecoins could materially and adversely affect our business, operating results, financial condition and the price of our Common Stock.

Trust Units we receive in payment for our securities may have limited liquidity.

The Crypto Securities Purchase Agreement provides for the payment to the Company in trust units of a trust holding BNB (the “Trust Units”). The Company, as a holder of Trust Units may not be able to transfer or assign its Trust Units other than in limited circumstances. The Trust Units are quoted in the over-the-counter market, but trading volume may be very limited. In addition, as a holder of Trust Units, the Company has no rights to force the liquidation of the trust and receive the underlying BNB. Therefore, the Trust Units are likely to be illiquid and the Company, as the holder of Trust Units, would have limited ability to realize their value.

The tax treatment of the Trust Units is uncertain.

The Company has not and will not provide tax advice with respect to the tax treatment of a purchaser’s exchange of Trust Units for our securities. The tax treatment of the purchaser’s exchange of Trust Units for our securities and of the Trust Units is uncertain. Purchasers in the Crypto Private Placement offering were advised to seek their own counsel with respect to tax matters.

Risks Related to the Services Provider and its Affiliates

We and our Services Provider will rely on technical infrastructure to manage our digital asset holdings and technical changes, software upgrades, soft or hard forks, cybersecurity incidents or other changes to the underlying blockchain network of such infrastructure could adversely impact our business, financial condition and results of operations and the price of our Common Stock.

In order to support our digital asset holdings, our Services Provider will need to successfully manage and adapt its technical infrastructure to manage our digital assets and the Strategic Advisor will need to engage in a variety of front and back-end technical and development work to integrate the technical infrastructure of our digital asset holdings with our existing technical infrastructure. For certain digital assets, a significant amount of development work is required and there is no guarantee that we will be able to integrate successfully with any existing or future digital asset or in a timely manner. In addition, such integration may introduce software errors or weaknesses into our technical infrastructure. Even if such integration is initially successful, any number of technical changes, software upgrades, soft or hardforks, cybersecurity incidents or other changes to the underlying blockchain network may occur from time to time, causing incompatibility, technical issues, disruptions or security weaknesses to our technical infrastructure and the technical infrastructure of our Services Provider. If we and/or our Services Provider, as applicable, are unable to identify, troubleshoot and resolve any such issues successfully, we and/or our Services Provider may no longer be able to support our digital asset holdings, and our technical infrastructure may be affected, all of which could adversely impact our business, financial condition and results of operations and the price of our Common Stock.

An executive of the Services Provider was a party to litigation and counter defamation claims.

Patrick Horsman, a founder and director of the Services Provider, is a defendant in a litigation captioned Lev. v. Horsman, Dreyer, Schiff, Integrated Ag XI LLC, et al. (Case No. CV2020-012256, filed October 2, 2020, Maricopa County, Arizona), stemming from the 2019 collapse of the CBD industry, which was triggered by the FDA’s non-recognition of CBD as “Generally Recognized as Safe” (GRAS), which led to an approximately 95% drop in CBD prices. The complaint was filed on behalf of one accredited investor that had invested in Integrated CBD (“ICBD”), a company in the CBD industry of which Mr. Horsman was a co-founder and executive. As a result of the collapse, ICBD and its competitors went out of business. Additionally, Mr. Horsman faced whistleblower complaints to the SEC, FINRA, CFA Institute, and the Arizona Corporation Commission (“ACC”), all of which (except the pending recent ACC matter) concluded with no findings of wrongdoing, as confirmed by written regulator letters (available on request). Mr. Horsman has filed two defamation lawsuits against the investor in Arizona state court and Florida federal court, citing the investor’s prior defamation judgment for similar conduct and his continued defamation campaign. No other managers or principals of the Services Provider are involved in this litigation. These matters may pose reputational and financial risks to the Services Provider, and by extension, to the Company.

A principal of the Services Provider has been the subject of regulatory actions with FINRA.

A principal of the Services Provider has previously been associated with registered broker dealers. Their FINRA BrokerCheck report discloses regulatory violations with reported monetary sanctions and temporary suspension, including a violation of the FINRA rule prohibiting a person associated with a FINRA member from purchasing a new issue in any account in which such person associated with a member has a beneficial interest. In connection with the violation, without admitting or denying the findings, the principal submitted a Letter of Acceptance, Wavier & Consent (the “AWC”), which FINRA accepted on March 1, 2017.

To the extent any action would be taken against such principal in connection with the AWC or the pending civil court action, or a future and presently unknown action, our Services Provider could be adversely affected which could affect our business, financial condition and results of operations and the price of our Common Stock.

SPECIAL NOTE REGARDING Forward-Looking Statements

This prospectus and the documents that we incorporate herein by reference contain forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “can”, “may”, “could”, “should”, “assume”, “forecasts”, “believe”, “designed to”, “will”, “expect”, “plan”, “anticipate”, “estimate”, “potential”, “position”, “predicts”, “strategy”, “guidance”, “intend”, “budget”, “seek”, “project” or “continue”, or the negative thereof or other comparable terminology regarding beliefs, plans, expectations or intentions regarding the future. You should read statements that contain these words carefully because they:

●	discuss our future expectations;
●	contain projections of our future results of operations or of our financial condition; and
●	state other “forward-looking” information.

We believe it is important to communicate our expectations. However, forward-looking statements are based on our current expectations, assumptions, estimates and projections about our business and our industry and are subject to known and unknown risks, uncertainties and other factors. Accordingly, our actual results and the timing of certain events may differ materially from those expressed or implied in such forward-looking statements due to a variety of factors and risks, including, but not limited to, those set forth under “Risk Factors” in this prospectus, and the following factors and risks:

●	our expectations of future revenues, expenditures, capital or other funding requirements;
●	the adequacy of our cash and working capital to fund present and planned operations and growth;
●	the substantial doubt relating to our ability to continue as a going concern;
●	our need for additional financing which may in turn require the issuance of additional shares of Common Stock, preferred stock or other debt or equity securities (including convertible securities) which would dilute the ownership held by stockholders;
●	our business strategy and the timing of our expansion plans, including our BNB Strategy;
●	failure to realize the anticipated benefits of the proposed digital asset treasury strategy;
●	risks related to the Company’s ability to raise and deploy capital effectively;
●	risks relating to an unproven BNB yield generation strategy;
●	the risk that the price of our Common Stock may be highly correlated to the price of the digital assets that we hold;
●	risks related to increased competition in the industries in which the Company does and will operate;
●	risks relating to the treatment of crypto assets for U.S. and foreign tax purposes; and
●	risks related to the unknown returns that the Company’s BNB treasury strategy will generate.

Any or all of our forward-looking statements may turn out to be wrong. They may be affected by inaccurate assumptions that we might make or by known or unknown risks and uncertainties. Actual outcomes and results may differ materially from what is expressed or implied in our forward-looking statements. Among the factors that could affect future results are:

●	the highly volatile nature of the price of BNB and other cryptocurrencies;
●	risks relating to the Company’s operations and business;
●	changes in business, market, financial, political and regulatory conditions;
●	risks relating to significant legal, commercial, regulatory and technical uncertainty regarding digital assets generally;
●	risks relating to market volatility, cybersecurity and custody of digital assets, potential changes in laws or accounting standards relating to cryptocurrency, and regulatory developments affecting BNB;
●	economic and industry conditions generally and in our specific markets;
●	the volatility of, and decline in, our stock price; and
●	our ability to obtain the necessary financing to fund our operations and effect our strategic development plan.

All forward-looking statements and risk factors included in this prospectus are made as of the date hereof, and all forward-looking statements and risk factors included in documents incorporated herein by reference are made as of their original date, in each case based on information available to us as of the date hereof, or in the case of documents incorporated by reference, the original date of any such document, and we assume no obligations to update any forward-looking statement or risk factor, unless we are required to do so by law. If we do update one or more forward-looking statements, no inference should be drawn that we will make updates with respect to other forward-looking statements or that we will make any further updates to those forward-looking statements at any future time.

Forward-looking statements may include our plans and objectives for future operations, including plans and objectives relating to our products, our digital asset treasury strategy and our future economic performance, projections, business strategy and timing and likelihood of success. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, future business decisions, demand for our products and services, and the time and money required to successfully complete development and commercialization of our technologies, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

Any of the assumptions underlying the forward-looking statements contained in this prospectus could prove inaccurate and, therefore, we cannot assure you that any of the results or events contemplated in any of such forward-looking statements will be realized. Based on the significant uncertainties inherent in these forward-looking statements, the inclusion of any such statement should not be regarded as a representation or as a guarantee by us that our objectives or plans will be achieved, and we caution you against relying on any of the forward looking-statements contained herein.

Use of Proceeds

We will not receive any proceeds from the sale of the Shares by the Selling Stockholders. However, we will receive proceeds from the exercise of the Series E Warrants, Placement Agent Warrants, Advisory Warrants and Consultant Warrants by the Selling Stockholders to the extent they are exercised for cash. We estimate that the maximum proceeds that we may receive from the exercise of the Series E Warrants, Placement Agent Warrants, Advisory Warrants and Consultant Warrants, assuming all such warrants are exercised at their exercise price of $3.82, will be $40.7 million. We do not know, however, whether any of the Series E Warrants, Placement Agent Warrants, Advisory Warrants or Consultant Warrants will be exercised for cash or, if any of the Series E Warrants, Placement Agent Warrants, Advisory Warrants or Consultant Warrants are exercised for cash, when they will be exercised. It is possible that such warrants will expire and never be exercised.

We intend to use the aggregate net proceeds from any cash exercise of the Pre-Funded Warrants, Series E Warrants, Placement Agent Warrants, Advisory Warrants and Consultant Warrants primarily for the continued development and implementation of our BNB Strategy, as well as for working capital and general corporate purposes. The actual allocation of proceeds realized from the exercise of these warrants will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements. The Selling Stockholders will pay any expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in disposing of their Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Shares covered by this prospectus, including, without limitation, all registration fees and fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDERS

The Shares being offered by the Selling Stockholders are those previously issued to the Selling Stockholders and those issuable to the Selling Stockholders upon exercise of the Pre-Funded Warrants, Series E Warrants, Placement Agent Warrants, Advisory Warrants and Consultant Warrants. For additional information regarding the issuances of those Shares including those issuable upon exercise of the Pre-Funded Warrants, Series E Warrants, Placement Agent Warrants, Advisory Warrants and Consultant Warrants, see “Private Placement” above. We are registering the Shares in order to permit the Selling Stockholders to offer the Shares for resale from time to time.

Selling Stockholders Joshua Kruger, Patrick Horsman IRA Investment Trust and Johnathan Pasch are affiliates of, or are controlled by affiliates of, Cypress Management LLC. Cypress Management LLC and its affiliates provide digital asset services to the Company. Patrick Horsman, a principal of Patrick Horsman IRA Investment Trust and an affiliate of Cypress Management LLC, is also our Chief Investment Officer with monthly compensation of $29,167 but is not an executive officer of the Company. Selling Stockholder James Haft is an adviser to Cypress Management LLC. Cypress LLC, an affiliate of Cypress Management LLC, is a Selling Stockholder. See the “Strategic DAS Agreement” and “Strategic Advisor Agreement” sections of this Prospectus for more information. Lucid Capital Markets, LLC has provided investment banking services to the Company and Selling Stockholder John Lipman is an employee of Lucid Capital Markets, LLC. Ground Tunnel Capital LLC provides certain advisory and marketing services to the Company. See the “Consulting Arrangements” section of this Prospectus for more information.

Except for the ownership of the Shares and the Pre-Funded Warrants, Series E Warrants, Placement Agent Warrants, Advisory Warrants and Consultant Warrants, the remaining Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by each Selling Stockholder, based on its ownership of the shares of Common Stock and our warrants, as of October 27, 2025, assuming exercise of the warrants held by the Selling Stockholders on that date, without regard to any limitations on exercises.

The third column lists the Shares being offered by this prospectus by the Selling Stockholders.

In accordance with the terms of a registration rights agreement with the Selling Stockholders, this prospectus generally covers the resale of the sum of (i) the number of Common Shares issued to the Selling Stockholders in the Private Placement described above and (ii) the maximum number of Shares issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all of the Shares offered by the Selling Stockholders pursuant to this prospectus.

Under the terms of the applicable warrants held by Selling Stockholders, a Selling Stockholder may not exercise any such warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of such warrants which have not been exercised. The number of Shares in the second, third and fourth columns do not reflect this limitation. The Selling Stockholders may sell all, some or none of their Shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to the Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to the Prospectus	Number of Shares of Common Stock Owned After Offering	Percentage of Shares Beneficially Owned after Offering(1)
2574 Ventures, LLC	60,242	60,242	—	*
Anand Patel	60,242	60,242	—	*
Aneesa Krishnamurthy Roth IRA	180,722	180,722	—	*
Benjamin Werdegar	165,662	165,662	—	*
Boothbay Absolute Return Strategies	96,386	96,386	—	*
Cypress LLC	1,986,634	1,986,634	—	*
Dharma Malempati	180,722	180,722	—	*
Erica SD Gupta	90,360	90,360	—	*
Gaia Digital Assets Fund LP	150,602	150,602	—	*
Galaxy Digital	1,506,024	1,506,024	—	*
George Michalopoulos	85,492	85,492	—	*
Great Point Capital, LLC	316,266	316,266	—	*
Innovation Shares LLC	144,578	144,578	—	*
Intracoastal Capital LLC	736,971	301,204	435,767	2.12%
James Haft	45,180	45,180	—	*
Jason Dorcett	3,012,048	3,012,048	—	*
John Lipman	150,606	150,606	—	*
John Montgomery	113,582	113,582	—	*
Johnathan Pasch	150,604	150,604	—	*
Joshua Kruger	150,604	150,604	—	*
Klexos LLC	60,240	60,240	—	*
KlNGSBROOK OPPORTUNITIES MASTER FUND LP	24,096	24,096	—	*
Logan Levy	60,242	60,242	—	*
Lucid Capital Markets, LLC	451,808	451,808	—	*
Merlin Kauffman	60,240	60,240	—	*
Orca Capital AG	105,302	75,302	25,000	*
Pagidipati Murthy Investments	602,410	602,410	—	*
Patrick Horsman IRA Investment Trust	150,604	150,604	—	*
PL Investment LLC	60,242	60,242	—	*
Raguveer Murthy IRA	301,204	301,204	—	*
Ronak Patel	60,240	60,240	—	*
Scott William Marion	60,242	60,242	—	*
Thomas Diaz	120,482	120,482	—	*
Wai Kit Lau	301,204	301,204	—	*
The Dealmaker Trust	169,442	169,442	—	*
Rahul Gupta	219,392	219,392	—	*
Perianne Boring McNulty	310,757	290,156	20,601	*
Off the Chain. L.P.	3,012,052	3,012,052	—	*
Comstock Multichain Fund, LP	3,012,052	3,012,052	—	*
David Pyne	76,576	76,576	—	*
*	Less than 1%.
(1)	Percentages are based on 20,533,550 shares of Common Stock to be outstanding upon completion of this offering.

Market Price of our Common Stock and Related Stockholder Matters

Market Information

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “BNBX.” A description of the Common Stock is set forth under the heading “Description of Securities.”

The last reported sale price for our Common Stock on October 28, 2025 was $3.80 per share.

Holders

As of October 27, 2025, we had 408 record holders of our Common Stock and no preferred stock issued and outstanding. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of Common Stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent and registrar of our Common Stock is Equiniti Trust Company, LLC. The transfer agent and registrar’s address is 28 Liberty Street, Floor 53, New York, NY 10005.

Dividend Policy

We have never declared or paid any cash dividends on our Common Stock. We do not anticipate paying any cash dividends to stockholders in the foreseeable future. In addition, any future determination to pay cash dividends will be at the discretion of the Board and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as the Board deems relevant.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales;
●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the shares of our Common Stock beneficially owned as of October 27, 2025 by (i) each person, or group of affiliated persons, who is known to us to beneficially own 5% or more of the outstanding Common Stock, (ii) each of our named executive officers, current executive officers and directors and (iii) all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Exchange Act.

We have based our calculation of the percentages of beneficial ownership on 4,354,782 shares of our Common Stock outstanding as of October 24, 2025. We have deemed shares of Common Stock subject to stock options that are currently exercisable or exercisable within 60 days of such date to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated below, the address of each beneficial owner listed in the table below is c/o 50 Health Sciences Drive, Stony Brook, New York 11790. The information in the table below is based solely on a review of Schedules 13D and 13G as well as the Company’s knowledge of holdings with respect to its employees and directors.

Name and Address of Beneficial Owner	Title of Class	Number of Shares Owned(1)		Percentage of Class
Named Executive Officers, Executive Officers and Directors:
Clay Shorrock	Common Stock	10	(2)	*	%
Beth M. Jantzen	Common Stock	11	(3)	*	%
Judith Murrah	Common Stock	10	(4)	*	%
Yacov A. Shamash	Common Stock	13	(5)	*	%
Joseph D. Ceccoli	Common Stock	12	(6)	*	%
Robert B. Catell	Common Stock	12	(7)	*	%
Elizabeth Schmalz Shaheen	Common Stock	12	(8)	*	%
James A. Hayward(9)	Common Stock	9		*	%
All directors and officers as a group (7 persons)	Common Stock	91	(10)	*	%
5% Stockholders:
Intracoastal Capital LLC	Common Stock	435,042	(11)	9.99%
*	Indicates less than one percent.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the shares shown. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the stockholders named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
(2)	Includes 6 shares underlying currently exercisable options. Excludes 3 shares underlying options that were granted on March 23, 2023 and vest 25% per year commencing on the first anniversary of grant date. Excludes 18,691 RSUs that were granted on October 17, 2025 that vest 90 days from the grant date. Also excludes options to be granted with a grant date fair value of $200,000 that, once granted, will vest in equal quarterly installments over a twelve-month period. These options have not yet been granted due to there currently being no shares available under the 2020 Equity Incentive Plan.

(3)	Includes 8 shares underlying currently exercisable options. Excludes 3 shares underlying options that were granted on March 23, 2023 and vest 25% per year commencing on the first anniversary of grant date. Excludes 18,691 RSUs that were granted on October 17, 2025 that vest 90 days from the grant date. Also excludes options to be granted with a grant date fair value of $200,000 that, once granted, will vest in equal quarterly installments over a twelve-month period. These options have not yet been granted due to there currently being no shares available under the 2020 Equity Incentive Plan.
(4)	Includes 9 shares underlying currently exercisable options. Excludes 4 shares underlying options that were granted on March 23, 2023 and vest 25% per year commencing on the first anniversary of grant date.
(5)	Includes 12 shares underlying currently exercisable options.
(6)	Includes 11 shares underlying currently exercisable options.
(7)	Includes 11 shares underlying currently exercisable options.
(8)	Includes 11 shares underlying currently exercisable options.
(9)	Dr. Hayward served as our Chief Executive Officer, director and Chairman until June 18, 2025.
(10)	Includes 68 shares underlying currently exercisable options.
(11)	The securities are directly held as of September 5, 2025, by Intracoastal Capital LLC, a Delaware limited liability company (“Intracoastal”), and may be deemed to be beneficially owned by each of Mitchell P. Koplin and Daniel B. Asher. The principal business office of Mr. Kopin and Intracoastal is 245 Palm Trail, Delray Beach, Florida 33483. The principal business office of Mr. Asher is 1011 Lake Street, Suite 311, Oak Park, Illinois 60301. Consists of 435,042 shares of Common Stock issuable upon exercise of a warrant held by Intracoastal (“Intracoastal Warrant 1”). Does not include (i) 475 shares of Common Stock issuable upon exercise of Intracoastal Warrant 1 because Intracoastal Warrant 1 contains a blocker provision under which the holder thereof does not have the right to exercise Intracoastal Warrant 1 to the extent (but only to the extent) that such exercise would result in beneficial ownership by the holder thereof, together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates, of more than 9.99% of the outstanding Common Stock, (ii) 250 shares of Common Stock issuable upon exercise of a second warrant held by Intracoastal (“Intracoastal Warrant 2”) because Intracoastal Warrant 2 contains a blocker provision under which the holder thereof does not have the right to exercise Intracoastal Warrant 2 to the extent (but only to the extent) that such exercise would result in beneficial ownership by the holder thereof, together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates, of more than 4.99% of the outstanding Common Stock, (iii) 150,602 Shares issuable upon exercise of Series E-1 Warrants sold in the Cash Private Placement because such Series E-1 Warrants are subject to a 4.99% ownership blocker and (iv) 150,602 Shares issuable upon exercise of Cash Pre-Funded Warrants sold in the Cash Private Placement because such Cash Pre-Funded Warrants are subject to a 9.99% ownership blocker.

Description of Securities

The following description of the securities that are being offered hereby summarizes the material terms and provisions of such securities. It may not contain all the information that is important to you. For the complete terms of our Common Stock, please refer to our Certificate of Incorporation and our by-laws, as amended (“By-Laws”), which are filed as exhibits to the registration statement which includes this prospectus. See “Where You Can Find More Information.” The Delaware General Corporation Law (“DGCL”) may also affect the terms of these securities. The summary below is qualified in its entirety by reference to our Certificate of Incorporation and By-Laws, each as in effect at the time of any offering of securities under this prospectus.

As of October 27, 2025, our authorized capital stock consists of 200,000,000 shares of Common Stock, par value $0.001 per share, of which 4,354,782 shares were issued and outstanding, and 10,000,000 shares of preferred stock, par value $0.001 per share, of which no shares were issued and outstanding. In addition, as of such date, there were 345 shares of Common Stock issuable upon exercise of options outstanding, 199,928 RSUs outstanding, 19,157,363 shares of Common Stock issuable upon exercise of warrants outstanding, and 377 shares of Common Stock reserved for future grant or issuance. The authorized and unissued shares of Common Stock and preferred stock are available for issuance without further action by our stockholders.

Common Stock

Each stockholder of our Common Stock is entitled to one vote for each share issued and outstanding held on all matters to be voted upon by the stockholders. Our shares of Common Stock have no preemptive, conversion, or redemption rights. The rights, preferences, and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock. Upon the sale of substantially all of our stock or assets or dissolution, liquidation or winding up, and after all liquidation preferences payable to any series of preferred stock entitled thereto have been satisfied, our remaining assets shall be distributed to all holders of Common Stock and any similarly situated stockholders who are not entitled to any liquidation preference or, if there be an insufficient amount to pay all such stockholders, then ratably among such holders. All of our issued and outstanding shares of Common Stock are fully paid and non-assessable. The holders of shares of our Common Stock will be entitled to such cash dividends as may be declared from time to time by the Board from funds available therefor.

The shares of Common Stock offered by this prospectus, when issued and paid for, will also be fully paid and non-assessable.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “BNBX.” The transfer agent and registrar for our Common Stock is Equiniti Trust Company, LLC. The transfer agent and registrar’s address is 28 Liberty Street, Floor 53, New York, NY 10005.

Warrants

Duration, Exercise Price and Exercisability

On October 3, 2025, pursuant to the Cash Securities Purchase Agreement, we issued to certain of the Selling Stockholders (i) Cash Pre-Funded Warrants to purchase up to 2,070,912 shares of Common Stock and (ii) Series E-1 Warrants to purchase up to 4,620,485 shares of Common Stock. In addition, in connection with the closing of the Cash Private Placement, we also issued (i) to the Placement Agent, Placement Agent Warrants to purchase up to 403,236 shares of Common Stock, (ii) to the Strategic Advisor, Advisory Warrants to purchase up to 1,986,634 shares of Common Stock, and (iii) to the Consultant, Consultant Warrants to purchase up to 209,119 shares of Common Stock. On October 21, 2025, pursuant to the Crypto Securities Purchase Agreement, we issued to certain of the Selling Stockholders (i) Crypto Pre-Funded Warrants to purchase up to 3,444,191 shares of Common Stock and (ii) Series E-2 Warrants to purchase up to 3,444,191 shares of Common Stock. Each Pre-Funded Warrant may be exercised for one share of Common Stock at an exercise price of $0.0001 per share. Each of the Series E Warrants, Placement Agent Warrants, Advisory Warrants and Consultant Warrants may be exercised for one share of Common Stock at an exercise price of $3.82 per share.

The Cash Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Cash Pre-Funded Warrants issued in the Cash Private Placement are exercised in full. The Crypto Pre-Funded Warrants are exercisable on or after the later of (i) the date the Stockholder Approval is obtained and (ii) the date that, as to each purchaser, the Subscription Amount is delivered in transferrable form reasonably acceptable to the Company with good and marketable title and is free and clear of any security interests, pledges, liens, restrictions, claims or encumbrances of any kind, and thereafter may be exercised at any time until all of the Crypto Pre-Funded Warrants issued in the Crypto Private Placement are exercised in full. The Series E-1 Warrants, Placement Agent Warrants, Advisory Warrants and Consultant Warrants are immediately exercisable for cash for a period of five years from the date of issuance and may also be exercised on a cashless basis at any time beginning six months after their initial issuance if, at the time of exercise, there is no effective registration statement registering, or the prospectus contained therein is not available for, the resale of the underlying shares of Common Stock by the holder thereof. The Series E-2 Warrants are exercisable for cash on or after the later of (i) the date the Stockholder Approval is obtained and (ii) the date that the Subscription Amount is delivered in transferrable form reasonably acceptable to the Company with good and marketable title and is free and clear of any security interests, pledges, liens, restrictions, claims or encumbrances of any kind, and on or prior to 5:00 p.m. (New York City time) on the five year anniversary of such date, and may also be exercised on a cashless basis at any time beginning six months after their initial issuance if, at the time of exercise, there is no effective registration statement registering, or the prospectus contained therein is not available for, the resale of the underlying shares of Common Stock by the holder thereof.

Subject to limited exceptions, a holder of Pre-Funded Warrants, Series E Warrants, Placement Agent Warrants, Advisory Warrants and Consultant Warrants will not have the right to exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the number of shares of our Common Stock outstanding immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that upon 61 days’ prior notice to the Company, the holder may increase or decrease the Beneficial Ownership Limitation, provided that in no event shall the Beneficial Ownership Limitation exceed 9.99%.

Fundamental Transactions

In the case of certain fundamental transactions affecting the Company, a holder of Pre-Funded Warrants, Series E Warrants, Placement Agent Warrants, Advisory Warrants and Consultant Warrants, upon exercise of such warrants after such fundamental transaction, will have the right to receive, in lieu of shares of the Common Stock, the same amount and kind of securities, cash or property that such holder would have been entitled to receive upon the occurrence of the fundamental transaction, had such warrants been exercised immediately prior to such fundamental transaction.

Adjustments

The exercise price and number of the shares of our Common Stock issuable upon the exercise of the Pre-Funded Warrants, Series E Warrants, Placement Agent Warrants, Advisory Warrants and Consultant Warrants will be subject to adjustment in the event of any stock dividends and splits, recapitalization, reorganization or similar transaction, as described in the applicable warrants.

Call Provision

The Series E Warrants, Placement Agent Warrants, Advisory Warrants and Consultant Warrants are subject to a call provision pursuant to which if, (i) the VWAP of the Common Stock for ten out of twenty consecutive trading days (the “Measurement Period”) exceeds $11.46 (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and the like), (ii) the average daily dollar volume for such Measurement Period exceeds $500,000 per trading day, and (iii) the holder thereof is not in possession of any information that constitutes, or might constitute, material non-public information which was provided by the Company, any of its subsidiaries, or any of their officers, directors, employees, agents or affiliates, then the Company may, within one trading day of the end of such Measurement Period, call for cancellation of all or any portion of such warrant for which a notice of exercise has not yet been delivered (such right, a “Call”) for consideration equal to $0.001 per Share underlying such warrant.

Transferability

In accordance with its terms and subject to applicable laws, the Pre-Funded Warrants, Series E Warrants, Placement Agent Warrants (subject to the restrictions described below), Advisory Warrants and Consultant Warrants may be transferred at the option of the holder upon surrender of the applicable warrant to us together with the appropriate instruments of transfer and payment of funds sufficient to pay any transfer taxes (if applicable).

The Placement Agent Warrants will be subject to FINRA Rule 5110(e)(1) in that, except as otherwise permitted by FINRA rules, for a period of 180 days from the commencement of sales of this offering, the Placement Agent Warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person except as permitted by FINRA Rule 5110(e)(2). In addition, subject to applicable laws, the Placement Agent Warrants may be offered for sale, sold, transferred or assigned at the option of the holder upon surrender of the representative warrant to us together with the appropriate instruments of transfer after the initial 180-day period from the commencement of sales of the offering.

Fractional Shares

No fractional shares of Common Stock will be issued upon the exercise of the Pre-Funded Warrants, Series E Warrants, Placement Agent Warrants, Advisory Warrants and Consultant Warrants. Rather, the number of shares of Common Stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for the Pre-Funded Warrants, Series E Warrants, Placement Agent Warrants, Advisory Warrants and Consultant Warrants and we do not expect a market to develop. We do not intend to apply to list any of these warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of such warrants will be limited.

Stockholder Rights

Except as otherwise provided in the Pre-Funded Warrants, Series E Warrants, Placement Agent Warrants, Advisory Warrants and Consultant Warrants, or by virtue of such holder’s ownership of shares of our Common Stock, the holders of such warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise such warrants.

Possible Anti-Takeover Effects of Delaware Law and our Certificate of Incorporation and By-Laws

Our Certificate of Incorporation contains provisions that could make it more difficult to acquire control of our company by means of a tender offer, open market purchases, a proxy contest or otherwise. A description of these provisions is set forth below.

Anti-Takeover Effects of Delaware Law

Companies incorporated in Delaware are subject to the provisions of Section 203 of the DGCL (“Section 203”), unless the corporation has “opted out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have opted out of Section 203 with an express provision in our Certificate of Incorporation. Therefore, the anti-takeover effects of Section 203 do not apply to us.

In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions: before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Election and Removal of Directors

Directors will be elected by a plurality of the voting power of the shares present in person or represented by proxy at the stockholder meeting and entitled to vote on the election of directors. Our Certificate of Incorporation does not provide for a classified board of directors or for cumulative voting in the election of directors. Under Article VIII of the Certificate of Incorporation and Section 3.13 of the By-Laws, directors may be removed by the stockholders of the Company only for cause, and in such case only by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of capital stock of the Company then entitled to vote in the election of directors. On December 21, 2015, the Court of Chancery of the State of Delaware invalidated as a matter of law certain provisions of the certificate of incorporation and bylaws of VAALCO Energy, Inc. (“VAALCO”), a Delaware corporation, that permitted the removal of VAALCO’s directors by its stockholders only for cause. In In re VAALCO Energy, Inc. Stockholder Litigation, Consol. C.A. No. 11775-VCL (Del. Ch. Dec. 21, 2015), the Court ruled from the bench to hold that, in the absence of a classified board of directors or cumulative voting, VAALCO’s “only for-cause” director removal provisions conflict with Section 141(k) of the DGCL and are therefore invalid. Because the Company’s Certificate of Incorporation and By-Laws contain similar “only for-cause” director removal provisions and the Company does not have a classified board of directors or cumulative voting, the Company will not attempt to enforce the foregoing “only for-cause” director removal provision in light of the VAALCO decision.

Size of Board and Vacancies

The authorized number of directors may be determined by the Board, provided the Board shall consist of at least one (1) member. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

Vacancies occurring on the Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by a vote of a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director, at any meeting of the Board.

Amendment

The Certificate of Incorporation may be amended in the manner prescribed by the DGCL. The Board is authorized to adopt, amend, alter or repeal the By-Laws by the affirmative vote of at least a majority of the Board then in office. No amendment to the Certificate of Incorporation or the By-Laws may adversely affect any indemnification right or protection of any director, officer, employee or other agent existing at the time of such amendment, repeal or adoption of an inconsistent provision for or in respect of any act, omission or other matter occurring, or any action or proceeding accruing or arising prior to such amendment, repeal or adoption of an inconsistent provision.

Authorized but Unissued Shares of Common Stock and of Preferred Stock

We believe that the availability of the “Blank Check” preferred stock under our Certificate of Incorporation provides us with flexibility in addressing corporate issues that may arise. The Board has the power, subject to applicable law, to issue series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then prevailing market price of the stock. The Board may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of Common Stock.

The authorized shares of preferred stock, as well as shares of Common Stock, will be available for issuance without further action by our stockholders, unless action is required by applicable law or the rules of any stock exchange on which our securities may be listed. Having these authorized shares available for issuance allows us to issue shares without the expense and delay of a special stockholders’ meeting. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise. The above provisions may deter a hostile takeover or delay a change in control or management of our company.

Advance Notice Procedure

Our By-Laws provide an advance notice procedure for stockholders to nominate director candidates for election or to bring business before an annual meeting of stockholders. Only persons nominated by, or at the direction of, the Board or by a stockholder of record who has given proper and timely notice to our secretary prior to the meeting at which such stockholder is entitled to vote and appears, will be eligible for election as a director. In addition, any proposed business other than the nomination of persons for election to the Board must constitute a proper matter for stockholder action pursuant to a proper notice of meeting delivered to us. For notice to be timely, it must generally be delivered to our secretary not less than 90 nor more than 120 calendar days prior to the first anniversary of the previous year’s annual meeting (or if the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after the anniversary date of the previous year’s annual meeting, not earlier than the 120th calendar day prior to such meeting and not later than either the 90th calendar day prior to such meeting or the 10th calendar day after public disclosure of the date of such meeting is first made by us). These advance notice provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of us.

Special Meetings of Stockholders

Our By-Laws provide that special meetings of stockholders may be called only by the Chairperson of the Board, the Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board.

BUSINESS

The Company is a biotechnology enterprise focused on commercializing nucleic acid production solutions for the biopharmaceutical and diagnostics sectors, while concurrently executing a yield-oriented digital asset treasury strategy centered on BNB, the native cryptocurrency of the Binance blockchain.

The Company’s nucleic acid production solutions enable cell-free manufacturing of deoxyribonucleic acid (DNA) and ribonucleic acid (RNA), which are essential components for a new generation of advanced biotherapeutics, such as gene therapies, adoptive cell therapies, messenger RNA therapeutics and DNA vaccines, as well as diagnostic applications.

Our current strategy is to primarily focus our resources on our BNB-focused treasury strategy wherein we manage digital assets, primarily in the native cryptocurrency of the Binance Coin blockchain commonly referred to as “BNB”, including staking, restaking, and liquid staking of BNB, and participation in other Binance ecosystem yield opportunities to contribute the BNB to the Company’s treasury operations (together, the “BNB Strategy”). The Company is using the net proceeds from the Private Placement primarily for the continued development and implementation of our BNB Strategy, as well as for working capital and general corporate purposes. No assurance can be given that we will be successful in our BNB Strategy. Currently, the Company is in the process of accumulating BNB tokens and plans to implement its strategies around yield generation in the near future.

BNB and the BNB Ecosystem

BNB is the native cryptocurrency of the Binance blockchain ecosystem, powering the BNB Chain blockchain platform. BNB supports a broad range of decentralized finance (DeFi) applications, non-fungible tokens (NFTs), gaming, payments, staking, and governance activities.

BNB operates on a consensus mechanism called Proof of Staked Authority (PoSA), which combines delegated proof of stake with proof of authority. The publicly reported maximum theoretical transactions per second on the BNB Chain currently exceeds 2,000, with sub-second block times. Gas fees on BNB Chain are relatively low, around $0.01 per transaction, facilitating wide user participation and enabling micro-transactions by making a wide range of activities more economically viable for users.

The BNB ecosystem includes several integrated chains—BNB Smart Chain for general decentralized applications (“dApps”), opBNB with optimistic rollups optimized for DeFi and gaming, and BNB GreenField for decentralized storage solutions BNB serves multiple functions:

●	Paying transaction fees (gas) across the BNB Chain ecosystem;
●	Staking to secure the network;
●	Participating in network governance;
●	Enabling access to Binance Launchpad and other Binance services; and
●	Supporting DeFi protocols and NFT marketplaces within the ecosystem.

The ecosystem benefits from Binance’s position as the world’s largest cryptocurrency exchange, providing exchange-to-blockchain onboarding. Recent upgrades in 2025 to the BNB Chain include faster sub-second transaction speeds, gasless transactions via an expanded “megafuel” system (which allows third parties to pay gas fees on behalf of users in stablecoins or BEP-20 tokens), expanded anti-MEV protections (techniques designed to prevent “Maximal Extractable Value” (MEV) exploitation), and native liquid staking that aims to enhance validator participation and network security, according to Binance.

The BNB Chain has implemented a burn policy, which is designed to reduce the total supply of BNB from 200 million to 100 million tokens. According to Binance, there are two distinct methodologies through which BNB can be burnt: the quarterly BNB burning event and a percentage of the BNB used as gas fees on the BNB Chain. Since December 2021, the auto-burn system calculates quarterly burns based on BNB’s price and BNB Chain block production, replacing the earlier method of using 20% of Binance’s profits for buybacks. Additionally, since November 2021, the BEP-95 upgrade burns a portion of the gas fees on the BNB Chain in real-time, proportional to network activity. Burned tokens are sent to an irretrievable blockchain address and cannot be reissued, with transactions publicly verifiable on the BNB Chain. According to Binance, the BNB burn policy is intended to have a deflationary effect, potentially increasing the value and price of BNB. As of July 2025, approximately 40 million BNB reportedly remain to be burned to reach the 100 million target. While these burn mechanisms are publicly disclosed by Binance, they are subject to change, as they are administered by Binance and BNB Chain validators, which are outside of the Company’s control, and they may not achieve their intended deflationary effect. U.S. regulators have scrutinized burn mechanisms in past enforcement actions, with the SEC citing issuer-controlled burn programs as evidence of efforts to influence a cryptocurrency’s value consistent with securities characteristics. If regulators were to reach a similar conclusion regarding BNB’s burn mechanism, it could increase the likelihood that BNB would be classified as a security and subject to heightened regulatory restrictions, adversely affecting its liquidity and price.

While the Binance ecosystem continues to grow with expanding developer activity, diverse use cases, and increasing institutional interest, it faces risks common to the crypto space—regulatory uncertainties, technological competition, and market volatility. In addition, a significant majority of the daily BNB trading volume occurs on the Binance Exchange, which is controlled by Binance, the original distributors of BNB. Further, most of the BNB in circulation has been reported to be held by the founder and former controller of Binance. As a result, trading activity by these parties could impact the price and trading volume of BNB on the Binance Exchange. While Binance and its former controller have indicated that they and their respective related entities do not actively trade BNB or undertake gross or net purchasing activities to support its price or increase trading volume, publicly available information is insufficient to enable a conclusion as to whether trading activity in BNB on the Binance Exchange by such parties (or others) is occurring in compliance with the Binance Exchange’s policies and procedures or having a material impact on the price and trading volume of BNB on the Binance Exchange or other secondary markets. Additionally, to the Company’s knowledge, Binance and its founder are not subject to trading restrictions in respect of BNB; as such, prior conduct and indications of current intent are not necessarily indicative of actual or future trading activities by these parties. Recently, certain market participants have alleged potential manipulation of the price of BNB by the Binance Exchange. In addition, if Binance or its founder were to liquidate significant portions of their holdings, or if market participants perceived that such liquidations might occur, the price of BNB could be materially and adversely affected. Any allegations of BNB price or volume manipulation could result in regulatory actions against such parties and/or loss of confidence in BNB, and/or Binance generally, which could negatively impact the price of our Common Stock. Our dependence on Binance and its affiliates for the health and credibility of the BNB ecosystem will also subject us to material counterparty, reputational, and regulatory risks outside of our control. See the “Summary of Risk Factors” and “Risk Factors” sections of this prospectus supplement and Exhibit 99.3 to our Current Report on Form 8-K filed on October 1, 2025 for more information about the risks related to cryptocurrencies such as BNB.

Our Nucleic-Acid Production Solutions

Our nucleic-acid production solutions enable the rapid and efficient cell-free manufacturing of high-quality DNA and RNA, which are essential components for a new generation of advanced biotherapeutics such as gene therapies, personalized medicine, adoptive cell therapies and messenger RNA (“mRNA”) and deoxyribonucleic acid (“DNA”)-based vaccines, as well as in vitro diagnostic (“IVD”) applications.

The Company has developed three distinct and complementary technology solutions:

●	LineaDNA™: A proprietary, cell-free DNA production system that uses a large-scale polymerase chain reaction (PCR) process. This technology allows for the rapid and efficient production of high-fidelity synthetic DNA without the use of living cells. The resulting DNA can be used in the manufacturing of various biotherapeutics, serve as the starting material for mRNA therapeutics and vaccines, and as a critical component of IVDs.

●	LineaRNAP™: A next-generation RNA polymerase (“RNAP”) used to transform DNA into mRNA. Our RNAP is engineered with a patented DNA-binding domain that we believe results in high mRNA yields and reduced double-stranded RNA (dsDNA) contamination, a common problematic byproduct produced during mRNA production.

●	LineaIVT™: An integrated system that combines the Company’s LineaDNA and LineaRNAP technologies. This innovative solution simplifies the mRNA production workflow resulting in a streamlined production process with fewer impurities than traditional methods.

Our business strategy is to continue advancing our nucleic acid production solutions to support potential future sales and/or licensing agreements with third-party partners.

LineaDNA

LineaDNA is our core enabling technology for rapid, efficient, and scalable cell-free manufacture of high-fidelity synthetic DNA sequences used in the manufacturing of a broad range of biotherapeutics. The LineaDNA platform enzymatically produces a linear form of synthetic DNA we call “LineaDNA” that is an alternative to plasmid-based DNA manufacturing technologies that have supplied the DNA used in biotherapeutics for the past 40 years. LineaDNA can be quickly produced in batches ranging from milligram to grams under a variety of controlled manufacturing processes including research use only (RUO), good laboratory practices (GLP) and good manufacturing practices (GMP).

We believe LineaDNA holds several important advantages over existing cell-based plasmid DNA manufacturing platforms. Plasmid-based DNA manufacturing is based on the complex, costly and time-consuming biological process of amplifying DNA in living bacterial cells. Once amplified, the DNA must be separated from the living cells and other process contaminants via multiple rounds of purification, adding further complexity and costs. Unlike plasmid-based DNA manufacturing, LineaDNA does not require living cells and instead amplifies DNA via the exponential enzymatic process of PCR. The LineaDNA platform is simple, scalable and can rapidly produce large quantities of DNA with minimal purification steps.

Preclinical studies conducted by the Company have shown that LineaDNA is substitutable for plasmid DNA in numerous biotherapeutic applications, including:

●	DNA vaccines;
●	DNA templates to produce RNA, including mRNA therapeutics;
●	adoptive cell therapy (CAR-T) manufacturing; and
●	homology-directed repair (HDR)-mediated gene editing.

Further, we believe that LineaDNA is also substitutable for plasmid DNA in the following nucleic acid-based therapies:

●	viral vector manufacturing for in vivo and ex vivo gene editing;
●	clustered regularly interspaced short palindromic repeats-mediated gene therapy (CRISPR); and
●	non-viral gene therapy.

LineaRNAP

mRNA therapeutics are produced via a process called in vitro transcription (“IVT”) that requires a DNA template and RNAP as starting materials. Typically, the RNAP is derived from the T7 bacteriophage (“WT-T7”). LineaRNAP is a patented next generation WT-T7-based RNAP engineered with a proprietary DNA-binding domain resulting we believe in high mRNA yields, increased mRNA integrity and reduced double-stranded RNA (dsDNA) contamination as compared to conventional WT-T7. LineaRNAP is engineered for use either as a direct replacement for WT-T7 in conventional IVT workflows or with chemically modified LineaDNA templates and a proprietary reaction buffer, the latter marketed as our LineaIVT platform.

Company data shows that when used in conventional IVT systems (either using synthetic DNA or plasmid DNA templates), LineaRNAP results in higher mRNA yields, lower dsRNA contamination and higher mRNA integrity when compared to WT-T7. The Company seeks to commercialize LineaRNAP as a standalone product sold to third parties for use in mRNA production workflows that use either synthetic or plasmid DNA templates.

LineaRNAP is produced for the Company under an ISO 13485 quality system by Alphazyme, LLC (“Alphazyme”), a third-party Contract Development and Manufacturing Organization (“CDMO”) located in the United States, which the Company believes is sufficient for early-stage clinical use of the enzyme. In conjunction with Alphazyme, the Company completed manufacturing process development work on its LineaRNAP to increase the production scale of the enzyme and reduce unit costs.

LineaIVT

LineaIVT is an innovative integrated system for mRNA manufacturing input materials that combines: (i) the Company’s chemically modified LineaDNA IVT templates; (ii) LineaRNAP; and (iii) a proprietary IVT reaction buffer to simplify mRNA workflows and reduce dsRNA.

The LineaIVT platform leverages our patented LineaRNAP’s DNA binding domain to chemically bind to chemically modified LineaDNA IVT templates, enabling the use of a proprietary IVT reaction buffer. Internal data shows that the LineaIVT system can reduce dsRNA contamination between 10x and 50x as compared to conventional system for the manufacture of mRNA while achieving equivalent or greater target mRNA yields.

We believe the key advantages of the LineaIVT platform include:

●	The reduction of dsRNA contamination resulting in higher target mRNA yields with the potential to reduce downstream processing steps. dsRNA is a problematic immunogenic byproduct produced during conventional mRNA manufacture;
●	delivery of LineaDNA IVT templates in as little as 14 days for milligram scale and 30 days for gram scale;
●	reduced manufacturing complexities through single sourcing and potentially reduced mRNA purification requirement to meet target quality standards; and
●	potentially enabling mRNA manufacturers to produce mRNA drug substance in less than 45 days.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

The Company is a biotechnology enterprise focused on commercializing nucleic acid production solutions for the biopharmaceutical and diagnostics sectors, while concurrently executing a yield-oriented digital asset treasury strategy centered on BNB, the native cryptocurrency of the Binance blockchain.

The Company’s nucleic acid production solutions enable cell-free manufacturing of deoxyribonucleic acid (DNA) and ribonucleic acid (RNA), which are essential components for a new generation of advanced biotherapeutics, such as gene therapies, adoptive cell therapies, messenger RNA therapeutics and DNA vaccines, as well as diagnostic applications.

Our current strategy is to primarily focus our resources on our BNB-focused treasury strategy wherein we manage digital assets, primarily in the native cryptocurrency of the Binance Coin blockchain commonly referred to as “BNB”, including staking, restaking, and liquid staking of BNB, and participation in other Binance ecosystem yield opportunities to contribute the BNB to the Company’s treasury operations (together, the “BNB Strategy”). The Company is using the net proceeds from the Private Placement primarily for the continued development and implementation of our BNB Strategy, as well as for working capital and general corporate purposes. No assurance can be given that we will be successful in our BNB Strategy.

On February 13, 2025,  Company announced its exit from its DNA Tagging DNA Tagging and Security Products and Services segment and completion of a workforce reduction of approximately 20% of its total headcount as of such date related primarily to employees within such segment.

As disclosed in our Current Report on Form 8 K filed on June 27, 2025, we announced a strategic restructuring and realignment of resources to focus exclusively on our synthetic DNA manufacturing business, LineaRx. As part of the actions undertaken, we implemented a workforce reduction of approximately 27% of headcount as of June 27, 2025 and have ceased operations at Applied DNA Clinical Labs (“ADCL”), a business that provides molecular and genetic testing services, effective June 27, 2025.

Our actions were intended to substantially reduce our operating costs and concentrate resources behind LineaRx to: (i) enhance the capabilities of LineaRx’s LineaDNA™ and LineaIVT™ platforms while scaling commercial adoption; (ii) expand our service offerings; and (iii) pursue strategic partnerships. As of June 27, 2025, the workforce reduction equated to a projected 23% reduction in annual payroll costs, excluding payroll expenses incurred as a result of the previously announced retirement of our former Chairman and Chief Executive Officer. The projected annual payroll savings were expected to be partially offset by approximately three hundred thousand dollars ($300,000) in one-time charges related to the workforce reduction and ceasing of operations at ADCL, primarily for separation benefits. We incurred the majority of workforce reduction-related costs related to this restructuring by the end of the quarterly period ending September 30, 2025, excluding expenses associated with the retirement of the Company’s former Chairman and Chief Executive Officer.

As disclosed in our Current Report on Form 8 K filed on October 6, 2025, our board of directors (the “Board”) authorized, and our officers implemented, a further restructuring plan pursuant to which we will reduce overall operating expenses to focus resources on our BNB Strategy. The restructuring plan includes a reduction of our current workforce as of September 30, 2025 by sixteen employees, or approximately 60%. We estimate that we will incur aggregate pre-tax charges of approximately $1.4 million in connection with the reduction-in-force, primarily consisting of severance payments, employee benefits, and related costs. We expect that the reduction-in-force will be substantially completed by the end of October 2025 and that the associated charges will be recorded in the first quarter of fiscal 2026. We estimate that the restructuring will result in annualized cost savings of approximately $2.9 million. The estimated charges that we expect to incur are subject to a number of assumptions, and actual results may differ materially from these estimates. We may also incur additional costs not currently contemplated due to events that may occur as a result of, or that are associated with, the restructuring plan.

Comparison of Results of Operations for the Fiscal Year Ended September 30, 2024 to the Fiscal Year Ended September 30, 2023

Revenues

Product revenues

For the fiscal year ended September 30, 2024 and 2023, we generated $1,074,813 and $1,218,185 in revenues from product sales, respectively. Product revenue decreased by $143,372 or 12% for the fiscal year ended September 30, 2024 as compared to the prior fiscal year. The decrease in product revenues was primarily due to a decrease within our DNA Tagging and Security Products and Services segment due to a decline in revenue from our consumer asset marking and textile customers of approximately $113,000 and $75,000, respectively. These decreases were offset by an increase in shipments of approximately $49,000 to a nutraceutical customer.

Service revenues

For the fiscal year ended September 30, 2024 and 2023, we generated $1,038,677 and $996,866 in service revenues, respectively. Service revenue increased by $41,811 or 4% for the fiscal year ended September 30, 2024 as compared to the prior fiscal year. The increase in service revenues is primarily related to a $213,000 increase within our DNA Tagging and Security Products and Services segment due to an increase in our textile isotopic testing services. This increase was offset by a $171,000 decrease within our Therapeutic DNA Production Services segment due to decreased research and development projects.

Clinical laboratory service revenues

For the fiscal year ended September 30, 2024 and 2023, we generated $1,317,930 and $11,152,392 in revenues from clinical laboratory testing services, respectively. Clinical laboratory service revenue decreased by $9,834,462 or 88% for the fiscal year ended September 30, 2024 as compared to the prior fiscal year. The decrease in revenue is primarily due to a decrease from COVID-19 testing services. The fiscal year ended September 30, 2023 included testing revenues under our contract with CUNY, which terminated during June 2023.

Costs and Expenses

Gross Profit

Gross profit for fiscal year ended September 30, 2024 decreased by $4,516,553 or 82% from $5,533,432 for the fiscal year ended September 30, 2023 to $1,016,879 for the fiscal year ended September 30,2024. The gross profit percentage was 30% and 41% for the fiscal years ended September 30, 2024 and 2023, respectively. The decrease in gross profit percentage was primarily the result of a decline in gross profit percentage for our MDx Testing Services segment specifically related to significantly decreased testing volumes year over year.

Selling, General and Administrative

Selling, general and administrative expenses for the fiscal year ended September 30, 2024 decreased by $1,303,750 or 10% to $11,447,894 from $12,751,644 in the fiscal year ended September 30, 2023. The decrease is attributable to a decrease in payroll of approximately $1,527,000 primarily related to officer bonuses paid and accrued during fiscal 2023 as compared to no bonuses paid during fiscal 2024 and the bonus accrual was reversed. The remainder of the decrease is attributable to a decrease in stock-based compensation expense of approximately $462,000 relating to the timing of the annual grants of options to non-employee members of the board of directors and restricted stock units issued to officers. These decreases were offset by an increase in professional fees pertaining to an increase in legal and accounting expenses of $700,000 relating to the Spindle acquisition and legal and accounting fees pertaining to regulatory compliance.

Research and Development

Research and development expenses for the fiscal year ended September 30, 2024 decreased by $141,328 or 4% to $3,593,750 from $3,735,078 in the fiscal year ended September 30, 2023. This decrease is primarily due to a decrease in depreciation expense of $524,000 for laboratory equipment becoming fully depreciated year over year, offset by an increase of $217,000 for consultants being utilized to further develop the technology acquired from the Spindle acquisition and $156,000 of research and development costs related to our continued development projects within our Therapeutic DNA production segment during the fiscal year ended September 30, 2024.

Interest income

Interest income for the fiscal year ended September 30, 2024, increased to $176,301 from $75,332 in the same period of 2023. This increase relates to higher average cash balances in our interest-bearing accounts, coupled with increased interest rates.

Other (expense) income, net

Other (expense) income, net for the fiscal year ended September 30, 2024 and 2023, was expense of $8,877 and income of $642, respectively.

Transaction cost allocated to warrant liabilities

Transaction cost allocated to warrant liabilities for the fiscal year ended September 30, 2024 was $633,198. These transaction costs represent the closing costs from the February 2024 financing transaction. These costs were expensed as it would have resulted in negative additional paid in capital.

Unrealized gain on change in fair value of the warrants classified as a liability

Unrealized gain on change in fair value of warrants classified as a liability for the fiscal year ended September 30, 2024 and 2023 of $9,430,000 and $854,400, respectively, relates to the change in fair value of the warrants that are classified as a liability. The primary driver of the change is the decrease in our stock price, as well as certain warrants expiring during September 2023.

Unrealized loss on change in fair value of warrants classified as a liability-warrant modifications

Unrealized loss on change in fair value of warrants classified as a liability-warrant modifications of $394,000 for the fiscal year ended September 30, 2024 represents the change in fair value for the modifications made to certain warrants as a result of the February 2024 financing.

Loss on issuance of warrants

The loss on issuance of warrants of $1,633,767 for the fiscal year ended September 30, 2024 relates to the February 2024 financing transaction and is the result of the fair value of the warrants being greater than the cash received from the financing.

Net Loss

Net loss decreased $2,934,610, or 29% to $7,088,306 for the fiscal year ended September 30, 2024 compared to $10,022,916 for the fiscal year ended September 30, 2023, due to the factors noted above.

Comparison of Results of Operations for the Three-Month Periods Ended June 30, 2025 and 2024

Revenues

Product revenues

For the three-month periods ended June 30, 2025 and 2024, we generated $195,262 and $246,644 in revenues from product sales, respectively. Product revenues decreased by $51,382 or 21% for the three-month period ended June 30, 2025 as compared to the three-month period ended June 30, 2024. The decrease in product revenues was primarily related to a decrease of approximately $58,000 due to the timing of orders from our large-scale DNA manufacturing business used by customers for advanced biotherapeutics, such as gene therapies, adoptive cell therapies, mRNA therapeutics and DNA vaccines, as well as diagnostic application (“Therapeutic DNA Production Services”) segment.

Service Revenues

For the three-month periods ended June 30, 2025 and 2024, we generated $109,131 and $226,145 in revenues from sales of services, respectively. The decrease in service revenues of $117,014 or 52% for the three-month period ended June 30, 2025, as compared to the same period in the prior fiscal year is attributable to a decrease within our manufacture and detection of DNA for industrial supply chains and security services as well as our textile isotopic testing services (“DNA Tagging and Security Products and Services”)  due to the wind down of the DNA Tagging and Security Products and Services business segment.

Cost and Expenses

Gross Profit

Gross profit for the three-month period ended June 30, 2025, decreased by $237,471 or 98% from $242,601 for the three-month period ended June 30, 2024 to $5,130. The gross profit percentage was 2% and 51% for the three-month periods ended June 30, 2025 and 2024, respectively. The decline in gross profit percentage was primarily the result of lower product and service revenue during the current period, as compared to the same period in the prior fiscal year. The higher volume of both product and service revenues in the prior period was able to better absorb the fixed costs that are included in cost of product revenues.

Selling, General and Administrative

Selling, general and administrative expenses for the three-month period ended June 30, 2025 increased by $294,764 or 11% to $2,930,627 as compared to $2,635,863 for the three-month period ended June 30, 2024. The increase is primarily attributable to an increase in salaries and wages for the accrual of $450,000 related to the separation agreement with the former CEO. This increase was offset by decreases in professional fees of approximately $47,000, primarily for a reduction in accounting fees, as well as a decrease in investor relation and D&O insurance expenses of approximately $42,000 and 23,000, respectively. Consulting expense also declined by approximately $30,000.

Research and Development

Research and development expenses decreased to $768,563 for the three-month period ended June 30, 2025 from $913,031 for the three-month period ended June 30, 2024, a decrease of $144,468 or 16%. This decrease was attributable to decreased payroll charges of approximately $134,000, as well as a decrease in laboratory supplies of $135,000 for the development of an enzyme during the prior year period. These decreases were offset by an increase in consulting expense of $82,000 related to a development project during the three-month period ended June 30, 2025.

Interest income

Interest income for the three-month period ended June 30, 2025 increased $10,549 or 36% to $40,237 as compared to $29,688 in the three-month period ended June 30, 2024 due to interest earned on our money market accounts.

Unrealized gain on change in fair value of warrants classified as a liability

Unrealized gain on change in fair value of warrants classified as a liability for the three-month periods ended June 30, 2025 and 2024 was $6,410 and $5,160,000, respectively, which relates to the change in fair value of the warrants that are classified as a liability. The primary driver of the change is the decrease in our stock price.

Other expense, net

Other expense, net for the three-month periods ended June 30, 2025 and 2024, was $531 and $103, respectively.

Loss from operations

Loss from operations increased $387,767, or 12% to $3,694,060 for the three-month period ended June 30, 2025 compared to $3,306,293 for the three-month period ended June 30, 2024 due to the factors noted above.

Comparison of Results of Operations for the Nine-Month Periods Ended June 30, 2025 and 2024

Revenues

Product revenues

For the nine-month periods ended June 30, 2025 and 2024, we generated $1,239,747 and $947,086 in revenues from product sales, respectively. Product revenue increased by $292,661 or 31% for the nine-month period ended June 30, 2025 as compared to the same period in the prior fiscal year. The increase in product revenues was primarily within our Therapeutic DNA Production Services segment for an increase in shipments for our large-scale DNA manufacturing business of approximately $191,000, as well as a net increase of approximately $100,000 within our DNA Tagging and Security Products and Services segment primarily attributable to an increase of approximately $230,000 year over year in cotton DNA tagging revenue, offset by a decrease of approximately $87,000 in sales to a nutraceutical customer.

Service revenues

For the nine-month periods ended June 30, 2025 and 2024 we generated $697,759 and $678,777 in revenues from sales of services, respectively. The increase in service revenues of $18,982 or 3% for the nine-month period ended June 30, 2025, as compared to the same period in the prior fiscal year is attributable to increases of approximately $83,000 for isotopic testing services for textiles within our DNA Tagging and Security Products and Services segment, offset primarily by a decrease of approximately $43,000 related to research and development projects within our Therapeutic DNA Production Services segment.

Cost and Expenses

Gross Profit

Gross profit for the nine-month period ended June 30, 2025, increased by $234,058 or 30% from $772,829 for the nine-month period ended June 30, 2024 to $1,006,887. The gross profit percentage was 52% and 48% for the nine-month periods ended June 30, 2025 and 2024, respectively. The increase in gross profit percentage was primarily the result of higher product revenues during the nine-month period ended June 30, 2025 as compared to the same period in the prior fiscal year. The higher volume of product revenues in the current period was able to better absorb the fixed costs that are included in cost of product revenues. To a lesser extent, the improved gross profit percentage was due to product mix, as during the nine-months ended June 30, 2025, the majority of our product revenue was for the shipment of DNA for cotton tagging within our DNA Tagging and Security Products and Services segment, which is at a higher gross margin compared to the product sales during the same period in the prior fiscal year.

Selling, General and Administrative

Selling, general and administrative expenses remained consistent at $8,423,602 and $8,440,919 for the nine-month periods ended June, 2025 and 2024, respectively.

Research and Development

Research and development expenses decreased to $2,632,931 for the nine-month period ended June 30, 2025 from $2,762,040 for the nine-month period ended June 30, 2024, a decrease of $129,109 or 5%. This decrease was attributable to decreased payroll charges of $236,000 offset by an increase in laboratory supplies of approximately $298,000 for the development of an enzyme within our Therapeutic DNA Production Services segment.

Interest income

Interest income for the nine-month period ended June 30, 2025 increased $134,773 or 397% to $168,762 as compared to $33,989 in the nine-month period ended June 30, 2024 due to interest earned on our money market accounts, which had higher cash balances during the current period, coupled with higher interest rates.

Transaction costs allocated to warrant liabilities

Transaction cost allocated to warrant liabilities for the nine-month period ended June 30, 2024 was $633,198. These transaction costs represent the closing costs from the February 2024 financing transaction. These costs were expensed as it would have resulted in negative additional paid in capital.

Unrealized gain on change in fair value of warrants classified as a liability

Unrealized gain on change in fair value of the warrants classified as a liability for the nine-month periods ended June 30, 2025 and 2024 was $318,840 and $9,564,000, respectively, and relates to the change in fair value of the warrants that are classified as a liability. The primary driver of the change is the decrease in our stock price.

Unrealized loss on change in fair value of warrants classified as a liability-warrant modification

Unrealized loss on change in fair value of warrants classified as a liability-warrant modification of $394,000 for the nine-month period ended June 30, 2024 represents the change in fair value for the modifications made to certain warrants as a result of the February 2024 financing transaction.

Loss on issuance of warrants

The loss on issuance of warrants of $1,633,767 for the nine-month period ended June 30, 2024 relates to the February 2024 financing transaction and is the result of the fair value of the warrants being greater than the cash received from the financing.

Other expense, net

Other expense, net for the nine-month periods ended June 30, 2025 and 2024, was $23,778 and $9,060, respectively.

Loss from operations

Loss from operations decreased $380,484, or 4% from $10,430,130 for the nine-month period ended June 30, 2024 compared to $10,049,646 for the nine-month period ended June 30, 2025 due to the factors noted above.

Liquidity and Capital Resources

Our liquidity needs consist of our working capital requirements and research and development expenditure funding. As of June 30, 2025, we had working capital of $3,692,499, which excludes current assets and current liabilities of discontinued operations. For the nine-month period ended June 30, 2025, we used cash in operating activities of $9,141,688 consisting primarily of our loss of $9,585,822 net with non-cash adjustments of $255,601 in depreciation and amortization charges, $318,840 in unrealized gain on change in fair value of warrants classified as a liability, $5,212 in write-off of property and equipment, and $80,373 in stock-based compensation expense. Additionally, we had a net increase in operating assets of $545,522 and a net decrease in operating liabilities of $129,157. At June 30, 2025, we had cash and cash equivalents of $4,727,677.

We have recurring net losses. We incurred a net loss from continuing operations of $9,585,822 and generated negative operating cash flow of $9,141,688 for the nine-month period ended June 30, 2025. These factors raise substantial doubt about our ability to continue as a going concern for one year from the issuance of these financial statements. The ability of the Company to continue as a going concern is dependent on our ability to further implement our business plan, raise capital, and generate revenues. The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Our current capital resources include cash and cash equivalents, accounts receivable and inventories. Historically, we have financed our operations principally from the sale of equity and equity-linked securities.

As discussed in Note E to our condensed consolidated financial statements, on October 31, 2024, we closed on a registered direct offering and received net proceeds, after deducting placement agent fees and other offering expenses payable by us, of approximately $5.7 million. We also received proceeds from the exercise of warrants of $2,220,459 during the nine months ended June 30, 2025 and $292,305 in proceeds from warrant exercises subsequent to June 30, 2025.

As detailed in Note A in our condensed consolidated financial statements, as a result of the strategic restructurings that occurred during January and June 2025, the Company completed a workforce reduction that reduced headcount by a total of 39% for a projected 31% total reduction in payroll expenses as compared to the fiscal year ended September 30, 2024. The projected annual payroll savings is expected to be partially offset by approximately three hundred thousand dollars ($300,000) in one-time charges related to the June 30, 2025 workforce reduction.

Additionally, on October 3, 2025 we completed our Cash Private Placement and on October 21, 2025, we completed our Crypto Private Placement. Upon the closing of the Private Placement, the Company received $26.7 million with the potential for up to an additional $30.8 million in gross proceeds in future investment from warrant exercises, for total gross proceeds of up to $57.6 million. In connection with this offering, we intend to receive proceeds from resale of the Shares, including the cash exercise of the Pre-Funded Warrants, Series E Warrants, Placement Agent Warrants, Advisory Warrants and Consultant Warrants, up to an amount of $61.8 million.

Critical Accounting Estimates and Policies

Financial Reporting Release No. 60, published by the SEC, recommends that all companies include a discussion of critical accounting policies used in the preparation of their financial statements. While all these significant accounting policies impact our financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our consolidated financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates.

We believe that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause a material effect on our condensed consolidated results of operations, financial position or liquidity for the periods presented in this report.

The accounting policies identified as critical are as follows:

●	Revenue recognition; and
●	Warrant Liabilities.

Critical Accounting Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. The most critical estimates include recoverability of long-lived assets, including the values assigned to intangible assets, fair value calculations for warrants, and contingencies. Management reviews its estimates on a regular basis and the effects of any material revisions are reflected in the consolidated financial statements in the period they are deemed necessary. Accordingly, actual results could differ from those estimates.

Revenue Recognition

We follow FASB issued accounting standard updates which clarify the principles for recognizing revenue arising from contracts with customers (“ASC 606” or “Topic 606”).

The Company measures revenue at the amounts that reflect the consideration to which it is expected to be entitled in exchange for transferring control of goods and services to customers. The Company recognizes revenue either at the point in time or over the period of time that performance obligations to customers are satisfied. The Company’s contracts with customers may include multiple performance obligations (e.g. DNA products, maintenance, authentication services, research and development services, etc.). For such arrangements, the Company allocates revenues to each performance obligation based on their relative standalone selling price.

Due to the short-term nature of the Company’s current contracts with customers, it has elected to apply the practical expedients under Topic 606 to: (1) expense as incurred, incremental costs of obtaining a contract and (2) not adjust the consideration for the effects of a significant financing component for contracts with an original expected duration of one year or less.

Product Revenues

The Company’s DNA product revenues are accounted for/recognized in accordance with contracts with customers. The Company recognizes revenue upon satisfying its promises to transfer goods or services to customers under the terms of its contracts. These performance obligations are satisfied at the point in time the Company transfers control of the goods to the customer, which in nearly all cases is when title to and risk of loss of the goods transfer to the customer. The timing of transfer of title and risk of loss is dictated by customary or explicitly stated contract terms. The Company invoices customers upon shipment, and its collection terms range, on average, from 30 to 60 days.

Authentication Services

The Company recognizes revenue from authentication services upon satisfying its promises to provide services to customers under the terms of its contracts. These performance obligations are satisfied at the point in time the Company services are complete, which in nearly all cases is when the authentication report is released to the customer.

Research and Development Services

The Company’s revenue from its research and development contracts are accounted for/recognized when the performance obligations per the contract are satisfied. These performance obligations are satisfied at the point in time, either when the Company’s services are complete, or when the Company transfers control of the goods to the customer, which in nearly all cases is when title to and risk of loss of the goods transfer to the customer, or when a report is released to a customer. The timing of transfer of title and risk of loss is dictated by customary or explicitly stated contract terms. The Company invoices customers upon shipment, or completion of the services and its collection terms range, on average, from 30 to 60 days.

Warrant Liabilities

The Company evaluates its issued warrants in accordance with ASC 480 “Distinguishing Liabilities from Equity” and ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity” and concluded that due to the terms of certain of its warrant agreements, the instruments do not qualify for equity treatment. As such, the Common Warrants, Series A Warrants and Private Common Warrants were recorded as a liability on the consolidated balance sheet and measured at fair value at inception and at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with changes in fair value recognized in the condensed consolidated statement of operations in the period of change.

Off-Balance Sheet Arrangements

As a requirement of our lease agreement for our corporate headquarters entered into during January 2023, in lieu of security deposit, we provided a standby letter of credit of $750,000. The letter of credit is effective through January 2026.

Inflation

The effect of inflation on our revenue and operating results was not significant.

MANAGEMENT AND CORPORATE GOVERNANCE

Directors and Executive Officers

Our Board currently consists of five members. The term of each director expires at our next annual meeting or until his or her successor is appointed. Our executive officers are elected by, and serve at the discretion of, the Board. There are no family relationships between any directors or executive officers.

The following table identifies and sets forth certain biographical and other information regarding our executive officers and directors, including their ages as of September 30, 2025.

Name	Age	Position
Clay Shorrock	42	Chief Executive Officer and President
Beth M. Jantzen	48	Chief Financial Officer
Judith Murrah	66	Chairperson of the Board
Yacov A. Shamash	74	Director
Robert B. Catell	87	Director
Joseph D. Ceccoli	61	Director
Elizabeth M. Schmalz Shaheen	73	Director

Executive Officers

Clay Shorrock has served as our Chief Executive Officer and President since September 2025 and our Chief Legal Officer and Executive Director of Business Development since April 2021, and as the President of LineaRx since December 2024. In his previous roles with the Company, Mr. Shorrock led the Company’s legal, regulatory, risk mitigation, intellectual property and business development functions and was instrumental in the development of the Company’s LineaDNA and LineaIVT platforms. Mr. Shorrock previously served as general and intellectual property counsel to the Company from November 2016 through April 2019. Prior to rejoining the Company in April 2021, Mr. Shorrock was a member of the intellectual property groups of Florida-based Lowndes, Drosdick, Doster, Kantor & Reed, P.A. from February 2020 until April 2021 and Allen, Dyer, Doppelt & Gilchrist, P.A. from May 2019 until January 2020. Earlier in his career Mr. Shorrock was an associate at several New Jersey-based law firms where he focused on intellectual property and complex commercial transactions. Mr. Shorrock holds a B.A. in Biology from Franklin and Marshall College and a J.D. with a concentration in intellectual property from Seton Hall University Law School.

Beth Jantzen has been our Chief Financial Officer since February 15, 2015. Ms. Jantzen held the position of Controller from May 2013 until her appointment as Chief Financial Officer. Prior to joining the Company, Ms. Jantzen was a senior manager at Marcum LLP, formerly our independent registered accounting firm, from January 2000 until May 2013, where she managed multiple engagements and specialized in SEC policies, practices and procedures, including Sarbanes-Oxley compliance. Ms. Jantzen holds a B.S. in Accounting from the State University of New York at Binghamton and is also a Certified Public Accountant (CPA).

Directors

Judith Murrah has been the Chairperson of the Board since June 2025. From June 2025 until September 2025, she served as our Chief Executive Officer and President, our Chief Operating Officer from December 2024, our Chief Operating Officer from January 2021, our Chief Information Officer from June 2013 and our Secretary since December 2017. Ms, Murrah also served as our Strategic Transition Advisor from September to October 2025. Ms. Murrah has been responsible for our operations functions including production, quality, information technology and security, marketing, development of key customer and partner relationships, and field operations. Ms. Murrah was previously the Senior Director of Information Technology at Motorola Solutions, which had acquired her former firm, Symbol Technologies. Her role at Motorola Solutions included overseeing the global IT program management office, financial and supplier operations and quality assurance. At Symbol Technologies, Ms. Murrah held leadership positions in product line management, global account sales, corporate and marketing communications and IT. Ms. Murrah holds an MBA from Harvard Business School, and a B.S. in Industrial Engineering from the University of Rhode Island. She is an inventor on 14 U.S. patents. Ms. Murrah is active in Long Island’s business and academic community. She has co-founded and volunteers with non-profits engaging students in science, technology, engineering, and math disciplines. She serves on the boards of the Middle Country (N.Y.) Library Foundation, the Tesla Science Center at Wardenclyffe, and Stony Brook University’s Center for Corporate Education. Ms. Murrah was named to the Top 50 Women of Long Island Hall of Fame in 2023 and received the inaugural 2001 Diamond Award for Long Island Women Leaders in Technology.

Yacov A. Shamash has been a member of the Board since March 2006. Dr. Shamash is a Professor of Electrical and Computer Engineering at Stony Brook, a position he has held since 1992. From 1992 to 2015, he was the Dean of Engineering and Applied Sciences, and from 1995 to 2004, Dr. Shamash was also the Dean of the Harriman School for Management and Policy at Stony Brook. He served as Vice President for Economic Development at Stony Brook from 2001 to 2019. He was founder of the New York State Center for Excellence in Wireless and Information Technology, and the New York State Center for Excellence in Advanced Energy Research, at Stony Brook. Dr. Shamash developed and directed the NSF Industry/University Cooperative Research Center for the Design of Analog/Digital Integrated Circuits from 1989 to 1992 and also served as Chairman of the Electrical and Computer Engineering Department at Washington State University from 1985 until 1992. Dr. Shamash serves on the board of directors of public companies Comtech Telecommunications Corp. and Keytronic Corp. He is on the boards of several not for profit organizations: the Long Island First Robotics and Listnet. Dr. Shamash holds a Ph.D. degree in Electrical Engineering from the Imperial College of Science and Technology in London, England. Dr. Shamash encounters leaders of businesses large and small, regional and global in their reach, on a daily basis and, as a member of our Board, Dr. Shamash has played an integral role in our business development by providing the highest-level introductions to customers, channels to market and to the media. Dr. Shamash also brings to our Board his valuable experience gained from serving as a director at other private and public companies.

Robert B. Catell has been a member of the Board since October 2016. Mr. Catell serves as Chairman of the Advanced Energy Research and Technology Center (AERTC) at Stony Brook and the National Offshore Wind Research and Development Consortium (NOWRDC). He also serves on the board of several business and not-for-profit organizations, including Long Island Association (LIA), A+ Technology & Security Solutions, Inc., ThermoLift Inc., and Utility Technology Solutions (UTS). Mr. Catell was formerly Chairman and CEO of KeySpan Corporation and KeySpan Delivery (formerly Brooklyn Union Gas), Chairman of National Grid, U.S. and Deputy Chairman of National Grid plc, upon National Grid’s acquisition of KeySpan, and has served on numerous boards including New York State Energy Research & Development Authority (NYSERDA.) Mr. Catell chaired the New York State Business Council from 2002 to 2003 and the Brooklyn Chamber of Commerce from 1994 to 1995. Mr. Catell holds both a Master’s and a Bachelor’s degree in Mechanical Engineering from City College of New York and is a registered Professional Engineer. He has attended Columbia University’s Executive Development Program, and the Advanced Management Program at the Harvard Business School.

Joseph D. Ceccoli has been a member of the Board since December 2014. Since 2010, Mr. Ceccoli has been the Founder, President and CEO of Biocogent, LLC (“Biocogent”), a bioscience company located at the Stony Brook Long Island High Technology Incubator. Biocogent is focused on the invention, development and commercialization of skin-active molecules and treatment products used in regulated (over-the-counter/med-care), personal care and consumer products. Prior to starting Biocogent, Mr. Ceccoli was Global Director of Operations for BASF Corporation, a global Fortune 100 company and the world’s largest global chemical company, where he was responsible for the integration, operations and growth of domestic and overseas business units from 2007 to 2008. Prior to BASF, Mr. Ceccoli was a General Manager for Engelhard Corporation, a U.S.-based Fortune 500 company and chief operating officer of Long Island-based The Collaborative Group from 2004 to 2007. Mr. Ceccoli holds a Bachelor of Science degree in Biotechnology from Rochester Institute of Technology and advanced professional training in various pharmaceutical sciences, emulsion chemistry, engineering and management disciplines. He is a member of numerous professional organizations such as the American Chemical Society and the Society of Cosmetic Chemists. Mr. Ceccoli has authored and co-authored 16 technical papers that have appeared in peer reviewed and industry specific journals and magazines and is inventor on 16 patents.

Elizabeth M. Schmalz Shaheen has been a member of the Board since June 2017. She has served as President of American Flavors & Fragrances LLC, a fragrance company, since 2003. Ms. Schmalz Shaheen also serves as President of her own consulting firm, Betsy Schmalz & Associates. She served as Senior Vice President of Corporate Product Development at Estée Lauder. Ms. Schmalz Shaheen’s responsibilities included overseeing product development for some of the company’s most prominent brands. Subsequently, she was Executive Vice President of Product Development at Bath and Body Works and Victoria’s Secret for The Limited. Ms. Schmalz Shaheen started her senior management career at Revlon with responsibility for new product development for brands including Borghese, Ultima II and Prestige fragrances. She is an active member of Cosmetic Executive Women. She earned a bachelor’s degree in psychology from Georgian Court University and serves on their Board of Trustees.

Director Independence

The Board has determined that each of our directors other than Ms. Murrah — consisting of Robert B. Catell, Joseph D. Ceccoli, Yacov A. Shamash and Elizabeth M. Schmalz Shaheen — are “independent” as defined by the listing standards of Nasdaq, constituting a majority of independent directors on our Board as required by the rules of Nasdaq. The Board considers in its evaluation of independence whether any director has a relationship with us that would interfere with the exercise of independent judgment in carrying out his or her responsibilities of a director.

Board of Directors Leadership Structure and Role in Risk Oversight

Our Board does not have a policy on whether the same person should serve as both the Chief Executive Officer and Chairperson of the Board or, if the roles are separate, whether the Chairperson should be selected from the non-employee directors or should be an employee.

Our risk management program is overseen by our Chief Executive Officer. Material risks are identified and prioritized by management, and each prioritized risk is referred to a Board committee or the full Board for oversight. For example, strategic risks are referred to the full Board while financial risks are referred to the Audit Committee. The Board regularly reviews information regarding our liquidity and operations, as well as the risks associated with each. Also, the Compensation Committee periodically reviews the most important risks to our business to ensure that compensation programs do not encourage excessive risk-taking and promote our goals and objectives.

Board of Directors Structure and Committee Composition

In June 2008, the Board established a standing Compensation Committee and in September 2011, the Board established an Audit Committee and a Nominating Committee. Each of the committees operates under a written charter adopted by the Board. All of the committee charters are available on our web site at www.adnas.com/adnas_home/ investors/ or by writing to Applied DNA Sciences, Inc., 50 Health Sciences Drive, Stony Brook, New York 11790, c/o Investor Relations. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

During fiscal 2025, the Board held sixteen formal meetings (including regularly scheduled and special meetings) and acted by unanimous written consent ten times. During fiscal 2025, each director attended at least 75% of all meetings of the Board during the time such director was a member of the Board and of all meetings of the committee or committees on which he or she served. Directors are strongly encouraged to attend our annual meetings of stockholders. All directors then serving on the Board attended the Company’s annual meeting of stockholders held in 2025.

The membership of each of the Audit Committee, the Compensation Committee and the Nominating Committee is composed entirely of independent directors. In addition, the members of the Audit Committee meet the heightened standards of independence for Audit Committee members required by SEC rules and Nasdaq rules. The committee membership and the responsibilities of each of the committees as of September 30, 2025 are described below.

Name	Audit	Compensation	Nominating
Judith Murrah	—	—	—
Robert B. Catell(I)		—	—
Joseph D. Ceccoli(I)			—
Yacov A. Shamash(I)
Elizabeth M. Schmalz Shaheen(I)	—

Chairperson

Member

(I)	Independent director

Audit Committee

Our Audit Committee is comprised of Messrs. Catell, Ceccoli and Shamash (Chairperson). The Board has determined that each member of the Audit Committee is independent within the meaning of the director independence standards of the Company and Nasdaq as well as the heightened director independence standards of the SEC for Audit Committee members, including Rule 10A-3(b)(1) under the Exchange Act. The Board has also determined that each of the members of the Audit Committee is financially sophisticated and is able to read and understand consolidated financial statements and that Dr. Shamash is an “Audit Committee expert” as defined in the Exchange Act. During fiscal 2025, the Audit Committee held four formal meetings. The composition and responsibilities of the Audit Committee and the attributes of its members, as reflected in the charter, are intended to be in accordance with applicable requirements for corporate Audit Committees. The Audit Committee charter will be reviewed, and amended if necessary, on an annual basis.

The Audit Committee assists the Board in fulfilling its oversight responsibility relating to our financial statements and the disclosure and financial reporting process, our system of internal controls, our internal audit function, the qualifications, independence and performance of our independent registered public accounting firm, compliance with our code of ethics and legal and regulatory requirements. The Audit Committee has the sole authority to appoint, retain, terminate, compensate and oversee the work of the independent registered public accounting firm, as well as to pre-approve all audit and non-audit services to be provided by the independent registered public accounting firm.

Compensation Committee

Our Compensation Committee is comprised of Mr. Ceccoli, Dr. Shamash (Chairperson) and Ms. Schmalz Shaheen. The Compensation Committee reviews and approves salaries and bonuses for all officers, reviews and approves non-employee directors’ compensation, administers options outstanding under our stock incentive plan, provides advice and carries out the responsibilities required by SEC rules. The Compensation Committee believes that its processes and oversight should be directed toward attracting, retaining and motivating employees and non-employee directors to promote and advance our interests and strategic goals. As requested by the Compensation Committee, the Chief Executive Officer will provide information and may participate in discussions regarding compensation for other executive officers. The Compensation Committee considers other general industry information and trends if available. During fiscal 2025, the Compensation Committee held two formal meetings.

Nominating Committee

Our Nominating Committee is comprised of Dr. Shamash (Chairperson) and Ms. Schmalz Shaheen. The Board has determined that each member of the Nominating Committee is independent within the meaning of the director independence standards of the Company, Nasdaq and the SEC. The Nominating Committee is responsible for, among other things: reviewing the Board’s composition, procedures and committees and making recommendations on these matters to the Board; and reviewing, soliciting and making recommendations to the Board and stockholders with respect to candidates for election to the Board. During fiscal 2025, the Nominating Committee held one formal meeting.

Process for Identifying and Evaluating Nominees for the Board

Director Qualifications. The Nominating Committee has not formally established any specific, minimum qualifications that must be met by each candidate for the Board or specific qualities or skills that are necessary for one or more of the members of the Board to possess.

Identifying Nominees. The Nominating Committee has two primary methods for identifying director candidates (other than those proposed by our stockholders, as discussed below). First, on a periodic basis, the Nominating Committee will solicit ideas for possible candidates from a number of sources, including members of the Board, our executive officers and individuals personally known to the members of the Board. Second, the Nominating Committee is authorized to use its authority under its charter to retain at our expense one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms).

Stockholder Candidates. The Nominating Committee will consider candidates for nomination as a director submitted by stockholders. Although the Nominating Committee does not have a separate policy that addresses the consideration of director candidates recommended by stockholders, the Board does not believe that such a separate policy is necessary because our bylaws permit stockholders to nominate candidates and one of the duties set forth in the Nominating Committee charter is to consider director candidates submitted by stockholders in accordance with our bylaws. The Nominating Committee will evaluate individuals recommended by stockholders for nomination as directors according to the criteria discussed above and in accordance with our bylaws and the procedures described under “Stockholder Proposals and Nominations” below.

Review of Director Nominees. The Nominating Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by our directors, executive officers, third-party search firms or other sources. In evaluating proposed director candidates, the Nominating Committee may consider, in addition to any minimum qualifications and other criteria for Board membership approved by the Board from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the proposed director candidate’s understanding of our business and industry on a technical level, his or her judgment and skills, his or her depth and breadth of professional experience or other background characteristics, his or her independence, his or her willingness to devote the time and effort necessary to be an effective board member, and the needs of the Board. We do not have a formal policy with regard to the consideration of diversity in identifying director nominees. However, the Board believes that it is essential that its members represent diverse viewpoints, with a broad array of experiences, professions, skills, and backgrounds that, when considered as a group, provide a sufficient mix of perspectives to allow the Board to best fulfill its responsibilities to the long-term interests of our stockholders. The Nominating Committee considers at least annually, and recommends to the Board suggested changes to, if any, the size, composition, organization and governance of the Board and its committees.

Stockholder Proposals and Nominations. In order for a stockholder to nominate a person for election as a director at an annual meeting of stockholders, the stockholder must provide written notice to Applied DNA Sciences, Inc., 50 Health Sciences Drive, Stony Brook, New York 11790, c/o Corporate Secretary. The notice of a proposed director nomination must provide information and documentation as required in our bylaws which, in general, require that the notice of a director nomination include the information about the nominee that would be required to be disclosed in the solicitation of proxies for the election of a director under federal securities laws; the nominee’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected; a description of any transaction or arrangement during the last three years between the stockholder making the nomination and the nominee in which the nominee had a direct or indirect material interest; and a completed and signed questionnaire (after such form has been provided by the Company), together with a written representation and agreement that such nominee is not and will not become a party to certain voting commitments. A copy of the bylaw requirements will be provided upon request to the Corporate Secretary at the address above.

Effective September 1, 2022, Rule 14a-19 under the Exchange Act requires the use of a universal proxy card in contested director elections. Under this “universal proxy rule,” a stockholder intending to engage in a director election contest with respect to an annual meeting of stockholders must give the Company notice of its intent to solicit proxies by providing the name(s) of the stockholder’s nominee(s) and certain other information at least 60 calendar days prior to the anniversary of the previous year’s annual meeting date (except that, if the Company did not hold an annual meeting during the previous year, or if the date of the meeting has changed by more than 30 calendar days from the previous year, then notice must be provided by the later of 60 calendar days prior to the date of the annual meeting or the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made by the Company).

Stockholder Communications with the Board of Directors

Stockholders and other interested parties may make their concerns known confidentially to the Board or the independent directors by submitting a communication in an envelope addressed to the “Board of Directors,” a specifically named independent director or the “Independent Directors” as a group, in care of the Corporate Secretary. All such communications will be conveyed, as applicable, to the full Board, the specified independent director or the independent directors as a group.

Code of Ethics

Our Board has adopted a “code of ethics” as defined by regulations promulgated under the Securities Act and the Exchange Act (our “Code of Business Conduct and Ethics”) that applies to all of our employees, officers and directors, including our Chief Executive Officer, our Chief Financial Officer and those officers and employees responsible for financial reporting. The Code of Business Conduct and Ethics is designed to codify the ethical standards that we believe are reasonably designed to deter wrong-doing and promote honest and ethical conduct.

We have established procedures to ensure that suspected violations of the Code of Business Conduct and Ethics may be reported anonymously. A current copy of our Code of Business Conduct and Ethics is available on our website at www.adnas.com/adnas_home/investors/. A copy may also be obtained, free of charge, from us upon a request directed to Applied DNA Sciences, Inc., 50 Health Sciences Drive, Stony Brook, New York 11790, c/o Investor Relations. We intend to disclose any amendments to or waivers of a provision of the Code of Business Conduct and Ethics granted to directors and officers by posting such information on our website available at www.adnas.com and/or in our public filings with the SEC.

Insider Trading Policy

We have adopted an insider trading policy (the “Insider Trading Policy”) applicable to our employees, officers, directors and consultants (collectively, the “Insiders”), which we believe is reasonably designed to promote compliance with insider trading laws, rules, and regulations, and the Nasdaq listing standards.

Our Insider Trading Policy prohibits Insiders from trading in our securities and other companies while in possession of material, nonpublic information (“MNPI”), subject to limited exceptions, such as trading pursuant to a Rule 10b5-1 plan. Our Insider Trading Policy also generally prohibits our officers, directors, and employees from disclosing material, nonpublic information regarding the Company or its customers, prospective customers or other entities with which it conducts business or contemplates dealings.

Our Insider Trading Policy requires that our executive officers and directors, as well as members of our finance and sales group, be subject to a “trading blackout period” during which they are prohibited from buying or selling our securities even if they are not in possession of MNPI (the “Trading Blackout Period”). There are four quarterly Trading Blackout Periods each year, which begin on the tenth business day of the last month of each fiscal quarter and end at the close of trading on the second full day after issuance of our quarterly earnings release for the corresponding concluded fiscal quarter. The fiscal quarters end on December 31, March 31, June 30 and September 30 of each year.

In addition to the above, the Insider Trading Policy reserves the right for the Company to impose a special trading blackout period applicable to all or some of our personnel.

Our Insider Trading Policy does not apply to the acceptance or receipt of stock options, shares of restricted stock or similar grants of securities under one of the company’s benefit plans, or to exercises of employee stock options, so long as the stock is not sold during a Trading Blackout Period or at a time when the Insider possesses material nonpublic information about the Company or our securities.

Hedging Policy

Our Board has not adopted a hedging policy with respect to transactions by our directors, officers and employees that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities.

Involvement in Certain Legal Proceedings

To our knowledge, during the past ten years, no present or former director or executive officer of the Company: (1) filed a petition under the federal bankruptcy laws or any state insolvency law, nor had a receiver, fiscal agent or similar officer appointed by a court for the business or present of such a person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer within two years before the time of such filing; (2) was convicted in a criminal proceeding or named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting the following activities: (i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated person, director of any investment company, or engaging in or continuing any conduct or practice in connection with such activity; (ii) engaging in any type of business practice; (iii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodity laws; (4) was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described above under this Item, or to be associated with persons engaged in any such activity; (5) was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law and the judgment in subsequently reversed, suspended or vacate; (6) was found by a court of competent jurisdiction in a civil action or by the CFTC to have violated any federal commodities law, and the judgment in such civil action or finding by the CFTC has not been subsequently reversed, suspended or vacated.

EXECUTIVE COMPENSATION

Compensation Overview

The Compensation Committee has overall responsibility for approving and evaluating the compensation arrangements for our named executive officers. Our named executive officers for fiscal 2025 are:

●	Dr. James Hayward, who served as our Chairman and Chief Executive Officer through June 18, 2025;
●	Judith Murrah, who served as our President, Chief Operating Officer and our Chief Information Officer through June 18, 2025 and then our Chairperson and Chief Executive Officer from June 18, 2025 through September 29, 2025;
●	Clay Shorrock, our Chief Legal Officer, Executive Director of Business Development and President of LineaRx, Inc., our 98% owned subsidiary (“LRx”), and then our Chief Executive Officer and President from September 29, 2025; and
●	Beth Jantzen, our Chief Financial Officer.

Our Chairman and Chief Executive Officer, provide recommendations to the Compensation Committee with respect to the compensation of the named executive officers other than for the Chief Executive Officer. However, the Compensation Committee is free to make decisions that are contrary to the Chief Executive Officer’s recommendations.

On June 18, 2025, Dr. Hayward resigned as the Chairman and CEO and Judith Murrah was appointed Chairperson and CEO of the Company. On September 29, 2025, Ms. Murrah resigned as CEO and President of the Company and Clay Shorrock was appointed CEO and President of the Company.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has been an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers who currently serves, or will serve, on our Compensation Committee or our Board of Directors.

Summary Compensation Table

The following table sets forth the compensation of our named executive officers for the fiscal years ended September 30, 2025 and 2024.

						Nonequity
				Stock	Option	Incentive Plan
		Salary	Bonus	Awards	Awards	Compensation	All Other	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)
James A. Hayward	2025	759,615	—	—	—	—	13,486	773,461
Former Chairman, President and CEO(2)(3)	2024	369,623	—	—	—	—	18,000	387,623
Beth M. Jantzen(5)	2025	365,385	—	—	—	—	—	365,385
CFO	2024	300,000	—	—	—	—	—	300,000
Judith Murrah	2025	754,654	—	—	—	—	—	754,654
CEO, Chairman, CIO, COO(2)(3)(4)	2024	292,055	—	—	—	—	—	292,055
Clay Shorrock(4)(5)	2025	368,654	—	—	—	—	—	368,654
CEO, CLO, Executive Director of Business Development(2)	2024	300,000	—	—	—	—	—	300,000
(1)	Represents reimbursement payments to Dr. Hayward for costs associated with an automobile used by Dr. Hayward.

(2)	On December 13, 2024, Dr. Hayward stepped down as President of the Company and Ms. Murrah was appointed President of the Company. Also on December 13, 2024, Mr. Shorrock was named President of LRx.
(3)	On June 18, 2025 Dr. Hayward stepped down as CEO and Chairman on the Board and Ms. Murrah was appointed Chairperson of the Board and CEO. Dr. Hayward’s salary for fiscal 2025 includes the full $450,000 owed to him from his separation agreement.
(4)	On September 29, 2025 Ms. Murrah stepped down as CEO and President and Clay Shorrock was appointed as CEO and President. Ms. Murrah’s salary for fiscal 2025 includes the full $400,000 owed to her from her transition and separation agreement.
(5)	On October 17, 2025, Mr. Shorrock and Ms. Jantzen were each granted 18,691 RSUs, which vest 90 days from the date of grant.

Base Salary

We did not change the annual base salary for any of our named executive officers in fiscal 2025, and their respective annual base salaries were as follows: Dr. Hayward, $450,000, Ms. Jantzen, $385,000, Ms. Murrah, $400,000 and Mr. Shorrock, $385,000. Effective as of January 18, 2025, Dr. Hayward reduced his annual base salary to $400,000, in response to the cash position of the Company. This voluntary reduction was effective until Dr. Hayward retired on June 18, 2025.

Effective November 25, 2024, the base salaries for Ms. Murrah and Mr. Shorrock were increased to $400,000 and $385,000 respectively. Also, Ms. Murrah was named the President of Applied DNA Sciences, Inc. and Mr. Shorrock was named the President of LineaRx, Inc, effective on December 13, 2024. Concurrently on December 13, 2024, Dr. Hayward stepped down as the President of the Company, and effective June 18, 2025, Dr. Hayward retired as CEO and Chairman of the Board. In conjunction with Dr. Hayward’s retirement, Ms. Murrah was named the CEO and Chairperson of the Board, effective June 18, 2025. Effective December 7, 2024, Ms. Jantzen’s base salary was increased to $385,000.

In connection with Ms. Murrah’s resignation, Ms. Murrah and the Company entered into a separation agreement dated September 29, 2025 (the “Separation Agreement”), pursuant to which during a transition period commencing on the date of the Separation Agreement and ending twenty (20) business days thereafter (the “Separation Date”), Ms. Murrah’s title was Strategic Transition Advisor and she will remain as Chairperson of the Board until a new Chairperson is duly confirmed by the Nominating Committee of the Board and thereafter as a member of the Board. The Company paid to Ms. Murrah, contingent upon her compliance with the terms of the Separation Agreement, a rate of $340,000 per annum commencing on the effective date of her separation and ending on the Separation Date. The Separation Agreement also provides that the Company shall pay to Ms. Murrah, contingent upon her compliance with the terms of the Separation Agreement, a total gross amount of $400,000 to be paid in a lump sum on or before November 17, 2025. The Separation Agreement also provides for a customary general release of claims in favor of the Company and customary post-employment covenants, including with respect to confidentiality and non-disparagement.

On September 28, 2025, the Board approved new Employment Agreements (together, the “Employment Agreements”) with Mr. Shorrock and Ms. Jantzen. The Employment Agreements provide that Mr. Shorrock will be appointed as Chief Executive Officer and President and Ms. Jantzen will continue to serve in her role as Chief Financial Officer of the Company. The terms of the Employment Agreements began on September 29, 2025 and Mr. Shorrock and Ms. Jantzen will each hold office until the election and qualification of a successor or until either individual’s earlier death, resignation or removal.

Pursuant to the Employment Agreements, Mr. Shorrock’s and Ms. Jantzen’s annual base salary will each be $400,000. Mr. Shorrock will be paid a one-time cash bonus of $175,000 and Ms. Jantzen will be paid a one-time cash bonus of $150,000. Mr. Shorrock and Ms. Jantzen will both receive stock options of Common Stock with a grant-date fair market value of $200,000 within seven (7) days of the effective dates of the Employment Agreements which will vest quarterly over one (1) year. Mr. Shorrock and Ms. Jantzen will each be eligible for a performance bonus in the event the Company enters into a strategic transaction (such as, but not limited to a merger, sale or licensing of all or substantially all of the Company assets that existed prior to September 17, 2025), or a restructuring, equal to five percent (5.0%) of the net proceeds of the strategic transaction or net absolute cash retained at the time of the restructuring. The Board, acting in its discretion, may grant cash or equity/options/restricted stock units to Mr. Shorrock and Ms. Jantzen for achieving or progressing stated company goals.

The Employment Agreements also provide that upon termination without Cause (as defined in the Employment Agreements) or resignation for Good Reason (as defined in the Employment Agreements) of each of Mr. Shorrock’s and Ms. Jantzen’s employment then Mr. Shorrock and Ms. Jantzen will each be entitled to $400,000 or their then current annual base salary, together with all Accrued Benefits (as defined in the Employment Agreements). Upon a Change in Control (as defined in the Employment Agreements) or termination due to death or disability, Mr. Shorrock and Ms. Jantzen will each generally be entitled to receive the same payments and benefits they each would have received if their employment had been terminated by the Company without Cause (as described in the preceding paragraph), other than salary continuation payments.

Separation Agreement with Dr. James A. Hayward

The following is a discussion of our separation agreement with Dr. Hayward, our former Chairman and CEO.

On June 16, 2025, Dr. James A. Hayward informed the Company of his intention to retire from the Company and that he would step down from his positions as Chief Executive Officer, member of the Board and Chairman of the Board effective June 18, 2025. Dr. Hayward’s resignation was not the result of any dispute or disagreement with the Company or the Board on any matter relating to the Company’s operations, policies or practices.

In connection with Dr. Hayward’s retirement, Dr. Hayward and the Company entered into a separation agreement dated June 16, 2025 (the “Separation Agreement”), pursuant to which the Company shall pay to Dr. Hayward, contingent upon his compliance with the terms of the Separation Agreement, the total gross amount of $450,000 to be paid over a period of eight months from the date of first payment, with the first installment being paid on or before July 15, 2025. The Separation Agreement also provides for a customary general release of claims in favor of the Company and customary post-employment covenants, including with respect to confidentiality and non-disparagement.

Separation Agreement with Judith Murrah

On June 17, 2025, the Board elected Judith Murrah, the Company’s current President, as Chief Executive Officer and as Chairperson and a member of the Board effective June 18, 2025. Effective June 30, 2025, Ms. Murrah voluntarily agreed to a fifteen percent (15%) temporary reduction in her annual base salary in connection with the Company’s efforts to reduce its ongoing operating expenses. Ms. Murrah’s reduced annual base salary is $340,000.

On September 28, 2025, Judith Murrah informed the Company of her intention to step down from her positions as the Company’s Chief Executive Officer and President effective September 29, 2025. As described below, Ms. Murrah’s title is Strategic Transition Advisor and she will remain as Chairperson of the Board until a new Chairperson is duly confirmed by the Nominating Committee of the Board and thereafter as a member of the Board. Ms. Murrah’s resignation is not the result of any dispute or disagreement with the Company or the Board on any matter relating to the Company’s operations, policies or practices.

In connection with Ms. Murrah’s resignation, Ms. Murrah and the Company entered into a separation agreement dated September 29, 2025 (the “Separation Agreement”), pursuant to which during a transition period commencing on the date of the Separation Agreement and ending twenty (20) business days thereafter (the “Separation Date”), Ms. Murrah’s title was Strategic Transition Advisor and she will remain as Chairperson of the Board until a new Chairperson is duly confirmed by the Nominating Committee of the Board and thereafter as a member of the Board. The Company paid to Ms. Murrah, contingent upon her compliance with the terms of the Separation Agreement, a rate of $340,000 per annum commencing on the effective date of her separation and ending on the Separation Date. The Separation Agreement also provides that the Company shall pay to Ms. Murrah, contingent upon her compliance with the terms of the Separation Agreement, a total gross amount of $400,000 to be paid in a lump sum on or before November 17, 2025. The Separation Agreement also provides for a customary general release of claims in favor of the Company and customary post-employment covenants, including with respect to confidentiality and non-disparagement.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information concerning outstanding equity awards held by our named executive officers as of September 30, 2025, the last day of fiscal 2025.

	Option Awards				Stock Awards
					Number of	Market Value
	Number of	Number of			Shares or	of Shares
	Securities	Securities			Units of Stock	or Units of
	Underlying	Underlying	Option		That Have	Stock That
	Unexercised	Unexercised	Exercise	Option	Not Yet	Have Not
	Options (#)	Options (#)	Price	Expiration	Vested	Vested
Name	Exercisable(1)	Unexercisable(2)	($)	Date	(#)	($)
Beth M. Jantzen	1	—	1,794,000.00	12/21/2025	—	—
	2	—	1,230,000.00	12/20/2026	—	—
	1	—	714,000.00	08/29/2028	—	—
	1	—	125,400.00	06/02/2030	—	—
	1	—	113,100.00	10/18/2030	—	—
	4	—	83,700.00	10/31/2031	—	—
	8	5	16,200.00	3/23/2033	—	—
Judith Murrah
	1	—	1,794,000.00	12/21/2025	—	—
	2	—	1,230,000.00	12/20/2026	—	—
	1	—	714,000.00	08/29/2028	—	—
	1	—	125,400.00	06/02/2030	—	—
	1	—	113,100.00	10/18/2030	—	—
	5	—	83,700.00	10/31/2031	—	—
	8	4	16,200.00	3/23/2033	—	—
Clay Shorrock	4	—	83,700.00	10/31/2031	—	—
	8	5	16,200.00	3/23/2033	—	—
(1)	All Option grants reflected in this column are fully vested and exercisable.
(2)	Each of the Option grants made in fiscal 2023 vests in equal 25% installments on each of the first four anniversaries of the date of grant (i.e., March 23rd of each of 2024, 2025, 2026 and 2027), subject to the relevant named executive officer’s continued employment with the Company through each applicable vesting date.

Director Compensation: Fiscal 2025

On September 28, 2025, the Board approved cash compensation of $100,000 for each Board member, which will be paid to the Board by October 31, 2025. This represents their compensation for fiscal 2025.

None of the members of our Board received any other compensation in respect of fiscal 2025.

	Option Awards		Total
Name	($)	Cash	($)
Sanford R. Simon	—	$100,000	$100,000
Yacov A. Shamash	—	100,000	100,000
Joseph D. Ceccoli	—	100,000	100,000
Robert C. Catell	—	100,000	100,000
Elizabeth M. Schmalz Shaheen	—	100,000	100,000

On October 17, 2025, each board member received 22,511 RSUs as compensation for their service on the Board. The RSUs will vest 90 days from the date of grant and had a fair market value on the date of grant of $80,364.

Policies and Practices for Granting Certain Equity Awards

The Company did not grant equity awards to any executive officer or Board member during fiscal year 2025 due to the small number of shares available under the current compensation plan. The Compensation Committee and the Board have a historical practice of not granting equity awards to executive officers during closed quarterly trading windows as determined under the Company’s Insider Trading Policy. Annual grants of equity awards, which historically have included stock options, are typically made to the Corporation’s executive officers, including named executive officers, during the open-trading-window period of the fiscal quarter in which they are awarded. Consequently, the Company has not granted, and does not expect to grant, any equity awards to any named executive officers during the period commencing four business days prior to and ending one business day following the filing with the SEC of any Company report on Forms 10-K, 10-Q or 8-K that discloses material non-public information about the Company. The Compensation Committee and the Board do not take material non-public information into account when determining the timing of equity awards, and the Company has not timed the disclosure of material non-public information in order to affect the value of executive compensation.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company.

					Value of
			Average	Average	Initial Fixed
			Summary	Compensation	$100
	Summary		Compensation	Actually Paid	Investment
	Compensation	Compensation	Table Total	to Non-PEO	Based On(6):
	Table Total	Actually Paid	for Non-PEO	Shareholder	Total	Net (Loss)	Revenues
Year	for PEO(1)	to PEO(2)	NEOs(3)	NEOs(4)	Return(5)	(thousands)(6)	(thousands)(7)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
2025	$400,000	$400,000	$364,231	$364,231	$99.93	$(7,088)	$3,431
2024	$387,623	$387,623	$297,352	$297,352	$66.31	$(7,088)	$3,431
(1)	The dollar amounts reported in column (b) for 2024 are the amounts of total compensation reported for the principal executive officer (“PEO”), Dr. Hayward (our Chairman, Chief Executive Officer and President through June 18, 2025), and for 2025 is the total annualized compensation for Mr. Shorrock (our Chief Executive Officer and President commencing September 29, 2025). For each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation — Summary Compensation Table.”
(2)	The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Dr. Hayward (fiscal 2024) and Mr. Shorrock (annualized for fiscal 2025), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Dr. Hayward (fiscal 2024) and Mr. Shorrock (fiscal 2025) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Dr. Hayward and Mr. Shorrock’s total compensation for each year to determine the compensation actually paid which is reported above:
	Reported
	Summary	Reported
	Compensation	Value of	Equity	Compensation
	Table Total	Equity	Award	Actually Paid to
Year	for PEO	Awards(a)	Adjustments(b)	PEO
2025	$400,000	$—	$—	$400,000
2024	$387,623	$—	$—	$387,623
(a)	The grant date fair market value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
(b)	There was no equity award adjustment for each of the applicable years shown above, as all equity awards granted were fully vested on the date of grant.

(c)	The amount reported for 2025 was annualized based on Mr. Shorrock’s current annual base salary per his employment agreement.
(3)	The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s named executive officers as a group (excluding Dr. Hayward, who has served as our Chairman, Chief Executive Officer and President) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the named executive officers (excluding Dr. Hayward) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2025 and 2024, Beth M. Jantzen, Clay Shorrock (through September 29, 2025) and Judith Murrah.
(4)	The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the named executive officers as a group (excluding Dr. Hayward), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the named executive officers as a group (excluding Dr. Hayward) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the named executive officers as a group (excluding Dr. Hayward) for each year to determine the compensation actually paid, using the same methodology described above in Note 3:

Average
	Reported	Average
	Summary	Reported		Average
	Compensation	Value of	Average	Compensation
	Table Total for	Equity	Equity Award	Actually Paid to
Year	Non-PEO NEOs	Awards	Adjustments(a)	Non-PEO NEOs
2025	$387,623	$—	$—	$387,623
2024	$297,352	$—	$—	$297,352
(a)	There was no equity award adjustment for each of the applicable years shown above, as all equity awards granted were fully vested on the date of grant.
(5)	Cumulative total shareholder return (“TSR”) is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period. No dividends were paid on stock awards or Options in either of fiscal 2025 or 2024.
(6)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the fiscal year ended September 30, 2024. Since audited financial statements for the fiscal year ended September 30, 2025 have not yet been filed, the net loss for the fiscal year ended September 30 2024 was used in the table for presentation purposes.
(7)	The dollar amounts reported represent the amount of consolidated revenues reflected in the Company’s audited financial statements for the fiscal year ended September 30, 2024. Since audited financial statements for the fiscal year ended September 30, 2025 have not yet been filed, the consolidated revenue for the fiscal year ended September 30 2024 was used in the table for presentation purposes.

Analysis of the Information Presented in the Pay versus Performance Table

The Company’s executive compensation program reflects a variable pay-for-performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

Compensation Actually Paid and Cumulative TSR

The following graph addresses the amount of compensation actually paid to the PEO and the average amount of compensation actually paid to the Company’s named executive officers as a group (excluding the PEO) with the Company’s cumulative TSR over the two years presented in the table. The Company does not use cumulative TSR as a performance measure in the overall executive compensation program.

Compensation Actually Paid and Net Loss

The following table addresses the amount of compensation actually paid to PEO and the average amount of compensation actually paid to the Company’s named executive officers as a group (excluding the PEO) with the Company’s net loss over the two years presented in the table. The Company does not use net loss as a performance measure in the overall executive compensation program, particularly when determining the size of incentive equity awards.

Compensation Actually Paid and Revenues

As demonstrated by the following graph, the amount of compensation actually paid to the PEO and the average amount of compensation actually paid to the Company’s named executive officers as a group (excluding the PEO) is aligned with the Company’s revenues over the two years presented in the table. The Company utilizes revenues when setting goals for the certain performance-based bonuses and incentive equity compensation grants that are awarded to the named executive officers.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Chief Investment Officer

On October 1, 2025, we appointed Patrick Horsman, an affiliate of the Services Provider, as the Chief Investment Officer of the Company. Mr. Horsman receives monthly compensation of $29,167 for serving as the Company’s Chief Investment Officer but is not an executive officer of the Company. Mr. Horsman is a principal of the Patrick Horsman IRA Investment Trust, which is a Selling Shareholder to this offering. Mr. Horsman is also an affiliate of Cypress Management LLC, which together with its affiliates provides services to the Company for compensation in excess of $120,000 on an annual basis. See “Selling Stockholders” and “Prospectus Summary — Our Company — Strategic DAS Agreement” and “ — Strategic Advisor Agreement” for more information, including related transactions and compensation.

Experts

Our consolidated financial statements at September 30, 2024 and 2023 and for each of the two years in the period ended September 30, 2024, appearing in this prospectus and registration statement have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon the reports given on the authority of such firm as experts in accounting and auditing. Marcum LLP’s report includes an explanatory paragraph relating to our ability to continue as a going concern. On January 24, 2025, Marcum LLP resigned as auditors of the Company and with the approval of the Audit Committee of the Board, CBIZ CPAs P.C. was engaged as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2025.

Legal Matters

Certain legal matters relating to the issuance of the securities offered by this prospectus will be passed upon for us by McDermott Will & Schulte LLP, New York, New York.

Where you can find more information

This prospectus is a part of the registration statement on Form S-1 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file or furnish, as applicable, annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The website address is www.sec.gov. The information on the SEC’s website is not part of this prospectus, and any references to this website or any other website are inactive textual references only. Our Internet address is www.adnas.com. The information found on our website is not part of this prospectus and investors should not rely on any such information in deciding whether to invest.

APPLIED DNA SCIENCES, INC. AND SUBSIDIARIES

INDEX TO FINANCIAL STATEMENTS

Audited Consolidated Financial Statements

Unaudited Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Applied DNA Sciences, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Applied DNA Sciences, Inc. and Subsidiaries (the “Company”) as of September 30, 2024 and 2023, the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended September 30, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended September 30, 2024, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note B, the Company has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2014.

Melville, NY

December 17, 2024

APPLIED DNA SCIENCES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2024 AND 2023

	September 30,	September 30,
	2024	2023

ASSETS
Current assets:
Cash and cash equivalents	$6,431,095	$7,151,800
Accounts receivable, net of allowance for credit losses of $75,000 at September 30, 2024 and 2023	362,013	255,502
Inventories	438,592	330,027
Prepaid expenses and other current assets	815,970	389,241
Total current assets	8,047,670	8,126,570

Property and equipment, net	553,233	838,270

Other assets:
Restricted cash	750,000	750,000
Intangible assets	2,698,975	2,698,975
Operating right of use asset	739,162	1,237,762
Total assets	$12,789,040	$13,651,577

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,793,427	$2,270,388
Operating lease liability, current	545,912	498,598
Deferred revenue	58,785	76,435
Total current liabilities	2,398,124	2,845,421

Long term accrued liabilities	31,467	31,467
Deferred revenue, long term	194,000	194,000
Operating lease liability, long term	193,249	739,162
Deferred tax liability, net	684,115	684,115
Warrants classified as a liability	320,000	4,285,000
Total liabilities	3,820,955	8,779,165

Commitments and contingencies (Note G)

Applied DNA Sciences, Inc. stockholders’ equity:
Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; -0- shares issued and outstanding as of September 30, 2024 and 2023	—	—
Series A Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; -0- issued and outstanding as of September 30, 2024 and 2023	—	—
Series B Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; -0- issued and outstanding as of September 30, 2024 and 2023	—	—

Common stock, par value $0.001 per share; 200,000,000 shares authorized as of September 30, 2024 and 2023, 10,311,885 and 682,926 shares issued and outstanding as of September 30, 2024 and 2023, respectively	10,314	683
Additional paid in capital	318,805,058	307,397,623
Accumulated deficit	(309,672,755)	(302,447,147)
Applied DNA Sciences, Inc. stockholders’ equity	9,142,617	4,951,159
Noncontrolling interest	(174,532)	(78,747)
Total equity	8,968,085	4,872,412

Total liabilities and equity	$12,789,040	$13,651,577

See the accompanying notes to the consolidated financial statements.

APPLIED DNA SCIENCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 2024 AND 2023

	Fiscal Years Ended September 30,
	2024	2023
Revenues
Product revenues	$1,074,813	$1,218,185
Service revenues	1,038,677	996,866
Clinical laboratory service revenues	1,317,930	11,152,392
Total revenues	3,431,420	13,367,443

Cost of product revenues	1,138,650	1,308,620
Cost of clinical laboratory service revenues	1,275,891	6,525,391
Total cost of revenues	2,414,541	7,834,011

Gross profit	1,016,879	5,533,432

Operating expenses:
Selling, general and administrative	11,447,894	12,751,644
Research and development	3,593,750	3,735,078
Total operating expenses	15,041,644	16,486,722

LOSS FROM OPERATIONS	(14,024,765)	(10,953,290)

Interest income	176,301	75,332
Transaction costs allocated to warrant liabilities	(633,198)	—
Unrealized gain on change in fair value of warrants classified as a liability	9,430,000	854,400
Unrealized loss on change in fair value of warrants classified as a liability - warrant modification	(394,000)	—
Loss on issuance of warrants	(1,633,767)	—
Other (expense) income, net	(8,877)	642

Loss before provision for income taxes	(7,088,306)	(10,022,916)

Provision for income taxes	—	—

NET LOSS	$(7,088,306)	$(10,022,916)

Less: Net loss attributable to noncontrolling interest	95,785	75,857
NET LOSS attributable to Applied DNA Sciences, Inc.	$(6,992,521)	$(9,947,059)
Deemed dividend related to warrant modifications	(233,087)	—
NET LOSS attributable to common stockholders	$(7,225,608)	$(9,947,059)

Net loss per share attributable to common stockholders-basic and diluted	$(1.82)	$(15.21)

Weighted average shares outstanding-basic and diluted	3,966,026	653,771

See the accompanying notes to the consolidated financial statements.

APPLIED DNA SCIENCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 2024 AND 2023

		Common	Additional
	Common	Stock	Paid in	Accumulated	Noncontrolling
	Shares	Amount	Capital	Deficit	Interest	Total
Balance, October 1, 2022	645,426	$645	$305,411,272	$(292,500,088)	$(2,890)	$12,908,939
Stock based compensation expense	—	—	1,033,889	—	—	1,033,889
Common stock issued for Spindle asset purchase	37,500	38	952,462	—	—	952,500
Net loss	—	—	—	(9,947,059)	(75,857)	(10,022,916)
Balance, October 1, 2023	682,926	683	307,397,623	(302,447,147)	(78,747)	4,872,412
Exercise of warrants, cashlessly	105	1	(1)	—	—	—
Stock based compensation expense	—	—	572,293	—	—	572,293
Common stock issued in ATM, net of offering costs	4,502	5	64,392	—	—	64,397
Deemed dividend - warrant repricing	—	—	233,087	(233,087)	—	—
Common stock issued in Registered direct offering, net of offering costs	161,403	161	—	—	—	161
Share issued upon restricted stock vesting	14,132	14	(14)	—	—	—
Common stock and pre-funded warrants issued in public offering, net of offering costs	724,923	725	10,524,338	—	—	10,525,063
Share issued upon warrant exercises	8,626,333	8,627	(3,687)	—	—	4,940
Adjustment for reverse split	85,061	85	(85)	—	—	—
Common stock issued, Spindle earnout	12,500	13	17,112	—	—	17,125
Net loss	—	—	—	(6,992,521)	(95,785)	(7,088,306)
Balance, September 30, 2024	10,311,885	10,314	318,805,058	(309,672,755)	(174,532)	8,968,085

See the accompanying notes to the consolidated financial statements.

APPLIED DNA SCIENCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 2024 AND 2023

	Years Ended September 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(7,088,306)	$(10,022,916)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	696,425	1,362,249
Gain on sale of property and equipment	—	(6,083)
Write-off of property and equipment	—	62,000
Shares issued Spindle earnout	17,125	—
Unrealized gain on change in fair value of warrants classified as a liability	(9,430,000)	(854,400)
Unrealized loss on change in fair value of warrants classified as a liability-warrant modification	394,000	—
Transaction costs allocated to warrant liabilities	633,198	—
Loss on issuance of warrants	1,633,767	—
Stock-based compensation	572,293	1,033,889
Change in provision for bad debts	—	(239,043)
Change in operating assets and liabilities:
Accounts receivable	(106,511)	3,051,083
Inventories	(108,565)	272,217
Prepaid expenses, other current assets and deposits	(426,729)	767,812
Accounts payable and accrued liabilities	(480,444)	(1,351,363)
Deferred revenue	(17,650)	(293,122)

Net cash used in operating activities	(13,711,397)	(6,217,677)

Cash flows from investing activities:
Cash paid for Spindle asset purchase	—	(1,062,360)
Proceeds from sale of property and equipment	—	45,000
Purchase of property and equipment	(407,904)	(78,448)
Net cash used in investing activities	(407,904)	(1,095,808)

Cash flows from financing activities:
Net proceeds from exercise of warrants	394	—
Net proceeds from issuance of common stock	13,398,202	—
Net cash provided by financing activities	13,398,596	—

Net decrease in cash, cash equivalents and restricted cash	(720,705)	(7,313,485)
Cash, cash equivalents and restricted cash at beginning of period	7,901,800	15,215,285
Cash, cash equivalents and restricted cash at end of period	$7,181,095	$7,901,800

Supplemental Disclosures of Cash Flow Information:
Cash paid during period for interest	$—	$—
Cash paid during period for income taxes	$—	$—

Non-cash investing and financing activities:
Common stock issued for Spindle asset purchase	$—	$952,500
Deemed dividend warrant modifications	$233,087	$—
Deferred tax liability for Spindle asset purchase	$—	$684,115
Leased assets obtained in exchange for new operating lease liabilities	$—	$1,545,916
Property and equipment acquired and included in accounts payable	$3,484	$—

See the accompanying notes to the consolidated financial statements.

NOTE A – NATURE OF THE BUSINESS

Applied DNA Sciences, Inc. (“Applied DNA” or the “Company”) is a biotechnology company developing and commercializing technologies to produce and detect deoxyribonucleic acid (“DNA”) and ribonucleic acid (“RNA”). Using polymerase chain reaction (“PCR”) to enable the production and detection of DNA and RNA, the Company currently operates in three primary business markets: (i) the enzymatic manufacture of synthetic DNA for use in the production of nucleic acid-based therapeutics (including biologics and drugs), as well as the development and sale of a proprietary RNA polymerase (“RNAP”) for use in the production of messenger RNA (“mRNA”) therapeutics (“Therapeutic DNA Production Services”); (ii) the detection of DNA and RNA in molecular diagnostics and genetic testing services (“MDx Testing Services”); and (iii) the manufacture and detection of DNA for industrial supply chains and security services (“DNA Tagging and Security Products and Services”).

On April 24, 2024, the Company filed a Certificate of Amendment of its Certificate of Incorporation with the Secretary of State of the State of Delaware that effected a one-for-twenty (1:20) reverse stock split of its common stock, par value $0.001 per share (the “Common Stock”), effective 12:01 A.M. April 25, 2024 (the “April 2024 Reverse Stock Split”). All warrant, option, share, and per share information in the condensed consolidated financial statements gives retroactive effect to a one-for-twenty reverse stock split that was affected on April 25, 2024. Please see Note E for more information.

On September 16, 2002, the Company was incorporated under the laws of the State of Nevada. Effective December 2008, the Company reincorporated from the State of Nevada to the State of Delaware. The Company is principally devoted to developing and marketing linear DNA technology solutions in the United States, Europe and Asia. To date, the Company has continued to incur expenses in expanding its business to meet current and anticipated future demand and it has limited sources of liquidity.

NOTE B – GOING CONCERN AND MANAGEMENT’S PLAN

The Company has recurring net losses, which have resulted in an accumulated deficit of $309,672,755 as of September 30, 2024. The Company incurred a net loss of $7,088,306 and incurred negative operating cash flow of $13,711,397 for the fiscal year ended September 30, 2024.These factors raise substantial doubt about the Company’s ability to continue as a going concern for one year from the issuance of the financial statements. The ability of the Company to continue as a going concern is dependent on the Company’s ability to further implement its business plan, raise capital, and generate revenues. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company’s current capital resources include cash and cash equivalents. Historically, the Company has financed its operations principally from the sale of equity and equity-linked securities.

As discussed below in Note M, on October 31, 2024, we closed on a registered direct offering and received net proceeds, after deducting placement agent fees and other estimated offering expenses payable by the Company, of approximately $5.8 million. As a result of this offering, the Company’s consolidated cash balance as of November 30, 2024 was approximately $10.1 million.

NOTE C – BASIS OF PRESENTATION AND SUMMARY OF ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, APDN (B.V.I.) Inc., Applied DNA Sciences Europe Limited, Applied DNA Sciences India Private Limited, Applied DNA Clinical Labs, LLC (“ADCL”), Spindle Biotech, Inc. (“Spindle”) and its 98% majority–owned subsidiary, LineaRx, Inc. (“LRx”). Significant inter-company transactions and balances have been eliminated in consolidation. To facilitate comparison of information across periods, certain reclassifications have been made to prior year amounts to conform to the current year’s presentation.

NOTE C – BASIS OF PRESENTATION AND SUMMARY OF ACCOUNTING POLICIES, continued

Use of Estimates

The preparation of the financial statements in conformity with Accounting Principles Generally Accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. The most significant estimates include revenue recognition, recoverability of long-lived assets, including the values assigned to intangible assets, fair value calculations for warrants, contingencies, and management’s anticipated liquidity. Management reviews its estimates on a regular basis and the effects of any material revisions are reflected in the consolidated financial statements in the period they are deemed necessary. Accordingly, actual results could differ from those estimates.

Revenue Recognition

The Company follows Financial Accounting Standards Board (“FASB”) Accounting Standards Codifications (“ASC”), Revenue Recognition (“ASC 606” or “Topic 606”).

The Company measures revenue at the amounts that reflect the consideration to which it is expected to be entitled in exchange for transferring control of goods and services to customers. The Company recognizes revenue either at the point in time or over the period of time that performance obligations to customers are satisfied. The Company’s contracts with customers may include multiple performance obligations (e.g. taggants, maintenance, authentication services, research and development services, etc.). For such arrangements, the Company allocates revenues to each performance obligation based on their relative standalone selling price.

Due to the short-term nature of the Company’s contracts with customers, it has elected to apply the practical expedients under Topic 606 to: (1) expense as incurred, incremental costs of obtaining a contract and (2) not adjust the consideration for the effects of a significant financing component for contracts with an original expected duration of one year or less.

Product Revenues

The Company’s PCR-produced linear DNA product revenues are accounted for/recognized in accordance with contracts with customers. The Company recognizes revenue upon satisfying its promises to transfer goods or services to customers under the terms of its contracts. These performance obligations are satisfied at the point in time the Company transfers control of the goods to the customer, which in nearly all cases is when title to and risk of loss of the goods transfer to the customer. The timing of transfer of title and risk of loss is dictated by customary or explicitly stated contract terms. The Company invoices customers upon shipment, and its collection terms range, on average, from 30 to 60 days.

Authentication Services

The Company recognizes revenue for authentication services upon satisfying its promises to provide services to customers under the terms of its contracts. These performance obligations are satisfied at the point in time the Company services are complete, which in nearly all cases is when the authentication report is released to the customer.

Clinical Laboratory Testing Services

The Company records revenue for its clinical laboratory testing service contracts, which includes its COVID-19 testing services, upon satisfying its promise to provide services to customers under the terms of its contracts. These performance obligations are satisfied at the point in time that Company services are complete, which in nearly all cases is when the testing results are released to the customer. For those customers with a fixed monthly fee, the revenue is recognized over-time as the services are provided.

NOTE C – BASIS OF PRESENTATION AND SUMMARY OF ACCOUNTING POLICIES, continued

Research and Development Services

The Company records revenue for its research and development contracts using the over-time revenue recognition model. Revenue is primarily measured using the cost-to-cost method, which the Company believes best depicts the transfer of control to the customer. Under the cost-to-cost method, the extent of progress towards completion is measured based on the ratio of actual costs incurred to the total estimated costs expected upon satisfying the identified performance obligation.

Revenues are recorded proportionally as costs are incurred. For contracts where the total costs cannot be estimated, revenues are recognized for the actual costs incurred during a period until the remaining costs to complete a contract can be estimated. The Company has elected not to disclose the value of unsatisfied performance obligations for contracts with an original expected duration of one year or less.

Disaggregation of Revenue

The following table presents revenues disaggregated by our business operations and timing of revenue recognition:

	Fiscal Years Ended:
	September 30,
	2024	2023
Research and development services (over-time)	$311,238	$421,585
Clinical laboratory testing services (point-in-time)	32,610	7,612,975
Clinical laboratory services (over-time)	1,285,320	3,540,456
Product and authentication services (point-in-time):
Supply chain	1,208,696	827,603
Large Scale DNA Production	584,115	653,015
Asset marking	9,441	311,809
Total	$3,431,420	$13,367,443

NOTE C – BASIS OF PRESENTATION AND SUMMARY OF ACCOUNTING POLICIES, continued

Contract balances

As of September 30, 2024, the Company has entered into contracts with customers for which revenue has not yet been recognized. Consideration received from a customer prior to revenue recognition is recorded to a contract liability and is recognized as revenue when the Company satisfies the related performance obligations under the terms of the contract. The Company’s contract liabilities, which are reported as deferred revenue on the consolidated balance sheet, consist almost entirely of research and development contracts where consideration has been received and the development services have not yet been fully performed.

The opening and closing balances of the Company’s contract balances are as follows:

		October 1,	September 30,	$
	Balance sheet classification	2023	2024	change
Contract liabilities	Deferred revenue	$270,435	$252,785	$17,650

		October 1,	September 30,	$
	Balance sheet classification	2022	2023	change
Contract liabilities	Deferred revenue	$563,557	$270,435	$293,122

For the fiscal year ended September 30, 2024, the Company recognized $40,035 of revenue that was included in contract liabilities as of October 1, 2023.

For the fiscal year ended September 30, 2023, the Company recognized $345,480 of revenue that was included in contract liabilities as of October 1, 2022.

Cash, Cash Equivalents, and Restricted Cash

For the purpose of the accompanying consolidated financial statements, all highly liquid investments with a maturity of three months or less from when purchased are considered to be cash equivalents. The following table provides a reconciliation of cash, cash equivalents and restricted cash to amounts shown in the statement of cash flows.

	September 30,	September 30,
	2024	2023
Cash and cash equivalents	$6,431,095	$7,151,800
Restricted cash	750,000	750,000
Total cash, cash equivalents and restricted cash	$7,181,095	$7,901,800

NOTE C – BASIS OF PRESENTATION AND SUMMARY OF ACCOUNTING POLICIES, continued

Accounts Receivable

The Company provides an allowance for credit losses equal to the estimated uncollectible amounts. The Company’s estimate is based on historical collection experience and a review of the current status of trade accounts receivable. It is reasonably possible that the Company’s estimate of the allowance for credit losses may change.

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The Company classifies receivable amounts as current or long-term based on expected payment and records long-term accounts receivable when the collection period is expected to be greater than one year.

The opening and closing balances of the Company’s accounts receivable balances are as follows:

		October 1,	September 30,	$
	Balance sheet classification	2023	2024	change
Contract receivable	Accounts receivable	$255,502	$362,013	$106,511

		October 1,	September 30,	$
	Balance sheet classification	2022	2023	change
Contract receivable	Accounts receivable	$3,067,544	$255,502	$(2,812,042)

At September 30, 2024 and 2023, the Company has an allowance for credit losses of $75,000. The Company writes-off receivables that are deemed uncollectible.

Inventories

Inventories, which consist primarily of raw materials, work in progress and finished goods, are stated at the lower of cost or net realizable value, with cost determined by using the first-in, first-out (FIFO) method.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes (“ASC 740”) which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes include, but not limited to, accounting for intangibles, equity-based compensation and depreciation and amortization. The Company evaluates the recoverability of deferred tax assets and establishes a valuation allowance when it is more likely than not that some portion or all of the deferred tax asset will not be realized. During the fiscal years ended September 30, 2024 and 2023, the Company incurred losses from operations. Based upon these results and the trends in the Company’s performance projected for fiscal year 2025, it is more likely than not that the Company will not realize any benefit from the deferred tax assets recorded by the Company in previous periods. Management makes judgments as to the interpretation of tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In management’s opinion, adequate provisions for income taxes have been made for all years. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary. The Company has identified its federal tax return and its state tax return in New York as “major” tax jurisdictions. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s consolidated financial statements.

The Company believes that its income tax positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material change to its financial position. It is the Company’s policy to accrue interest and penalties on unrecognized tax benefits as components of income tax provision. The Company did not have any accrued interest or penalties as of September 30, 2024 and 2023. Tax years 2020 through 2023 remain subject to future examination by the applicable taxing authorities.

NOTE C – BASIS OF PRESENTATION AND SUMMARY OF ACCOUNTING POLICIES, continued

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight line method over their estimated useful lives. The estimated useful life for computer equipment, lab equipment and furniture is 3 years, vehicles is 5 years and leasehold improvements are amortized over the shorter of their useful life or the remaining lease terms. Property and equipment consist of:

	September 30,
	2024	2023
Lab equipment	$4,480,947	$4,069,175
Vehicles	56,471	56,471
Leasehold improvements	124,825	124,825
Total	4,662,243	4,250,471
Accumulated depreciation	4,109,010	3,412,201
Property and equipment, net	$553,233	$838,270

As of September 30, 2024 and 2023, there was $167,342 and $0 of construction in progress, respectively that was included in lab equipment. Depreciation expense for the fiscal years ended September 30, 2024 and 2023 were $696,425 and $1,362,249, respectively.

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. Should impairment in value be indicated, the carrying value of long-lived assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset.

Net Loss per Share

The Company presents loss per share utilizing a dual presentation of basic and diluted loss per share. Basic loss per share includes no dilution and has been calculated based upon the weighted average number of common shares outstanding during the period. Dilutive common stock equivalents consist of shares issuable upon the exercise of the Company’s stock options, restricted stock units and warrants.

Securities that could potentially dilute basic net loss per share in the future that were not included in the computation of diluted net loss per share because to do so would have been antidilutive for the fiscal years ended September 30, 2024 and 2023 are as follows:

	2024	2023
Warrants	19,748,143	261,029
Restricted Stock Units	—	14,132
Options	108,635	110,537
	19,856,778	385,698

NOTE C – BASIS OF PRESENTATION AND SUMMARY OF ACCOUNTING POLICIES, continued

Stock-Based Compensation

The Company accounts for stock-based compensation for employees, directors, and nonemployees in accordance with ASC 718, Compensation (“ASC 718”). ASC 718 requires all share-based payments, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. Under the provisions of ASC 718, stock-based compensation costs are measured at the grant date, based on the fair value of the award, and are recognized as expense over the requisite service period (generally the vesting period of the equity grant). The fair value of the Company’s common stock options is estimated using the Black Scholes option-pricing model with the following assumptions: expected volatility, dividend rate, risk free interest rate and the expected life. The Company expenses stock-based compensation by using the straight-line method. In accordance with ASC 740, excess tax benefits realized from the exercise of stock-based awards are classified as cash flows from operating activities. All excess tax benefits and tax deficiencies (including tax benefits of dividends on share-based payment awards) are recognized as income tax expense or benefit in the consolidated statements of operations.

Warrant Liabilities

The Company evaluates its warrants in accordance with ASC 480 “Distinguishing Liabilities from Equity” and ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity” and concluded that due to the terms of certain of its warrant agreements, the instruments do not qualify for equity treatment. As such, the Common Warrants, Series A Warrants and Private Common Warrants were recorded as a liability on the condensed consolidated balance sheet and measured at fair value at inception and at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with changes in fair value recognized in the consolidated statement of operations in the period of change.

Concentrations

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents, restricted cash and trade receivables. The Company places its cash and cash equivalents with high credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit. As of September 30, 2024, the Company had cash and cash equivalents of approximately $6.1 million in excess of the FDIC insurance limit.

The Company’s revenues earned from the sale of products and services for the fiscal year ended September 30, 2024 included an aggregate of 26% and 17%, from one customer within the MDx Testing Services segment and one customer within the Therapeutic DNA Production Services segment, respectively.

The Company’s revenues earned from the sale of products and services for the fiscal year ended September 30, 2023 included an aggregate of 65% and 14%, respectively from two customers within the MDx Testing Services segment.

At September 30, 2024, four customers accounted for 59% of the Company’s accounts receivable. At September 30, 2023, three customers accounted for 60% of the Company’s accounts receivable.

Research and Development

The Company accounts for research and development costs in accordance with the ASC 730, Research and Development (“ASC 730”). Under ASC 730, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and development costs are expensed when the contracted work has been performed. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. During the fiscal years ended September 30, 2024 and 2023, the Company incurred research and development expenses of 3,593,750 and $3,735,078, respectively.

Advertising

The Company follows the policy of charging the costs of advertising to expense as incurred. The Company charged to operations $124,036 and $185,115, as advertising costs for the fiscal years ended September 30, 2024 and 2023, respectively.

NOTE C – BASIS OF PRESENTATION AND SUMMARY OF ACCOUNTING POLICIES, continued

Intangible Assets

The acquired technology from the Spindle Asset Purchase (see Note E) has been classified as In Process Research and Development (“IPR&D”). Intangible assets related to IPR&D are considered to be indefinite-lived until the abandonment or completion of the associated research and development efforts. Indefinite-lived intangible assets are not amortized and, instead are tested for impairment annually or more frequently if events or changes in circumstances indicate that it is more likely than not that the assets are impaired. The Company qualitatively and quantitatively determines whether, more likely than not, the fair value exceeds the carrying amount of a reporting unit. There are numerous assumptions and estimates underlying the quantitative assessments including future earnings, long-term strategies, and the Company’s annual planning and forecasts. If these planned initiatives do not accomplish the targeted objectives, the assumptions and estimates underlying the quantitative assessments could be adversely affected and have a material effect upon the Company’s financial condition and results of operations. As of September 30, 2024, the Company performed its qualitative assessment and indicated that there was no impairment.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A - “Expenses of Offering”. Offering costs consist principally of professional and underwriting fees incurred. Accordingly, in relation to the public offering (See Note G), offering costs in the aggregate of $633,198 were incurred, and were allocated to the liability classified warrants, and are included in other expense in the accompanying consolidated statement of operations for the fiscal year ended September 30, 2024.

Segment Reporting

The Company has three reportable segments. (1) Therapeutic DNA Production Services (2) MDx Testing Services, and (3) DNA Tagging and Security Products and Services. Resources are allocated by our Chief Executive Officer (“CEO”), Chief Operating Officer (“COO”), Chief Financial Officer (“CFO”) and Chief Legal Officer (“CLO”) whom, collectively the Company has determined to be our Chief Operating Decision Maker (“CODM”). The following is a brief description of our reportable segments.

Therapeutic DNA Production Services — Segment operations consist of the enzymatic manufacture of synthetic DNA for use in the production of nucleic acid-based therapeutics and, the development and sale of a proprietary RNAP for use in the production of mRNA therapeutics.

MDx Testing Services— Segment operations consist of performing and developing clinical molecular diagnostic and genetic tests and clinical laboratory testing services. Under the Company’s MDx Testing Services, ADCL offers pharmacogenomics testing services that were approved by the New York State Department of Health during June 2024.

DNA Tagging and Security Products and Services — Segment operations consist of the manufacture and detection of DNA for industrial supply chains and security services.

The Company evaluates the performance of its segments and allocates resources to them based on revenues and operating income (losses). Operating income (loss) includes intersegment revenues, as well as a charge allocating all corporate headquarters costs. Since each vertical has shared employee resources, payroll and certain other general expense such as rent, and utilities were allocated based on an estimate by management of the percentage of employee time spent in each vertical. Segment assets are not reported to, or used by, the CODM to allocate resources to, or assess performance of, the segments and therefore, total segment assets have not been disclosed.

NOTE C – BASIS OF PRESENTATION AND SUMMARY OF ACCOUNTING POLICIES, continued

Fair Value of Financial Instruments

The valuation techniques utilized are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect internal market assumptions. These two types of inputs create the following fair value hierarchy:

Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related asset or liabilities.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of assets or liabilities.

The Company utilizes observable market inputs (quoted market prices) when measuring fair value whenever possible.

For fair value measurements categorized within Level 3 of the fair value hierarchy, the Company’s accounting and finance department, which reports to the Chief Financial Officer, determine its valuation policies and procedures. The development and determination of the unobservable inputs for Level 3 fair value measurements and fair value calculations are the responsibility of the Company’s accounting and finance department and are approved by the Chief Financial Officer.

As of September 30, 2024, there were no transfers between Levels 1, 2 and 3 of the fair value hierarchy.

Recent Accounting Standards

In December 2023, the FASB issued Accounting Standards Update (ASU) No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, that enhances the transparency of income tax disclosures by expanding annual disclosure requirements related to the rate reconciliation and income taxes paid. The guidance is effective for fiscal years beginning after December 15, 2024, with early adoption permitted, and should be applied prospectively with the option of retrospective application. The Company is currently evaluating the impact of adopting this ASU on its disclosures.

In November 2023, the FASB issued ASU No. 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosure.” The ASU updates reportable segment disclosure requirements, primarily through requiring enhanced disclosures about significant segment expenses and information used to assess segment performance. These disclosures are required quarterly. The ASU is effective for fiscal years beginning after December 15, 2023 and interim periods beginning after December 15, 2024, with early adoption permitted. It is required to be adopted retrospectively for all prior periods presented in the financial statements The Company is currently evaluating the impact of adopting this ASU on its disclosures.

NOTE C – BASIS OF PRESENTATION AND SUMMARY OF ACCOUNTING POLICIES, continued

Recent Accounting Standards, continued

In August 2020, the FASB issued ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging— Contracts in Entity’s Own Equity (Subtopic 815-40).” The objective of this update is to simplify the accounting for convertible preferred stock by removing the existing guidance in ASC 470-20, “Debt: Debt with Conversion and Other Options,” that requires entities to account for beneficial conversion features and cash conversion features in equity, separately from the host convertible debt or preferred stock. The guidance in ASC 470-20 applies to convertible instruments for which the embedded conversion features are not required to be bifurcated from the host contract and accounted for as derivatives. In addition, the amendments revise the scope exception from derivative accounting in ASC 815-40 for freestanding financial instruments and embedded features that are both indexed to the issuer’s own stock and classified in stockholders’ equity, by removing certain criteria required for equity classification. These amendments are expected to result in more freestanding financial instruments qualifying for equity classification (and, therefore, not accounted for as derivatives), as well as fewer embedded features requiring separate accounting from the host contract. This amendment also further revises the guidance in ASU 260, “Earnings per Share,” to require entities to calculate diluted earnings per share (EPS) for convertible instruments by using the if-converted method. In addition, entities must presume share settlement for purposes of calculating diluted EPS when an instrument may be settled in cash or shares. The amendments in ASU 2020-06 are effective for fiscal years beginning after December 15, 2023, with early adoption permitted. The Company does not expect the adoption of ASU 2020-06 to have a significant impact on its consolidated financial statements.

NOTE D – INVENTORIES

Inventories consist of the following at September 30, 2024 and 2023:

	2024	2023
Raw materials	$81,008	$212,079
Work in progress	221,250	19,859
Finished goods	136,334	98,089
Total	$438,592	$330,027

NOTE E – ASSET PURCHASE AGREEMENT

On July 12, 2023, the Company acquired all outstanding shares of Spindle, an early-stage, private biotech company developing next-generation RNA manufacturing technologies based in Toronto. Under the terms of the stock purchase agreement (“SPA”) entered into among Applied DNA, Spindle, and the former shareholders of Spindle, in exchange for Spindle shares, the Company paid consideration of $625,000 cash, as adjusted for debt and transaction expenses, and 37,500 restricted shares of the Company’s Common Stock, in addition to future contingent consideration of up to 50,000 shares of the Company’s Common Stock upon the satisfaction of certain commercialization and revenue milestones. The SPA also provides for a 10-year revenue share based on the net sales generated by the Linear IVT platform. The total consideration paid was for the acquisition of the Spindle RNAP enzyme platform technology, with no assumption of any Spindle liabilities. As a result, the transaction was accounted for as an asset acquisition in accordance with ASC 805. The total consideration paid for this intellectual property (“IP”) was $2,014,860, the estimated fair value of the IP acquired, recognized on the consolidated balance sheet as of the acquisition date as an intangible asset. The intangible asset is determined to be indefinite as the Platform does not have a finite useful life in terms of economic benefits that will be derived from it.

The consideration paid is broken down as follows:

Cash	$625,000
37,500 Company shares at $25.40/share (share price on July 12, 2023)	952,500
Direct transaction costs	437,360
Total consideration paid for acquiring Spindle RNAP enzyme platform	$2,014,860

NOTE F – ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities at September 30, 2024 and 2023 are as follows:

	2024	2023
Accounts payable	$1,165,727	$1,072,161
Accrued salaries payable	509,281	1,138,235
Other accrued expenses	118,419	59,992
Total	$1,793,427	$2,270,388

NOTE G – CAPITAL STOCK

Common Stock Transactions during the Fiscal Year Ended September 30, 2024:

April 2024 Reverse Stock Split

On April 15, 2024, the Company held the special meeting of stockholders (the “April 2024 Special Meeting”) where its stockholders approved the April 2024 Reverse Split (the “Reverse Split Proposal”). The Company’s Board of Directors determined on April 21, 2024 that the split ratio of the April 2024 Reverse Stock Split should be one-for-twenty shares.

The April 2024 Reverse Stock Split was effected as of 12:01 a.m. Eastern Time on Thursday, April 25, 2024 and combined each twenty shares of the Company’s outstanding Common Stock into one share of Common Stock, without any change in the par value per share. Moreover, the April 2024 Reverse Stock Split correspondingly adjusted, a) the per share exercise price and the number of shares issuable upon the exercise of all outstanding options, and b) the number of shares underlying any of our outstanding warrants by adjusting the conversion ratio for each instrument and increasing the applicable exercise price or conversion price in accordance with the terms of each instrument and based on the reverse stock split ratio. No fractional shares were issued in connection with the April 2024 Reverse Stock Split. Any fractional shares resulting from the April 2024 Reverse Stock Split were rounded up to the nearest whole share.

Public Offering

On May 28, 2024, the Company entered into a placement agency agreement (the “May 2024 Placement Agreement”) with Craig-Hallum Capital Group LLC (“Craig Hallum”) and Laidlaw & Company (UK) Ltd. (“Laidlaw”, and with Craig-Hallum, the “May 2024 Placement Agents”) pursuant to which the May 2024 Placement Agents agreed to serve as the co-placement agents, on a “reasonable best efforts” basis, in connection with the issuance and sale (the “May 2024 Offering”) of 9,230,769 units (the “Units”), with each Unit consisting of either (A) one share of the Company’s Common Stock, and one Series A warrant (the “ May 2024 Series A Warrant”) to purchase one share of Common Stock and one Series B warrant to purchase one share of Common Stock (the “May 2024 Series B Warrant” and, together with the May 2024 Series A Warrant, the “May 2024 Series Warrants”), or (B) one pre-funded warrant (each, a “May 2024 Pre-Funded Warrant”) to purchase one share of Common Stock and one May 2024 Series A Warrant and one May 2024 Series B Warrant. In connection with the May 2024 Offering, the Company also issued placement agent warrants (“May 2024 Placement Agent Warrants”) to purchase up to 461,538 shares of Common Stock. The May 2024 Offering closed on May 29, 2024. The purchase price of each Unit was $1.30, except for Units which include May 2024 Pre-Funded Warrants, which had a purchase price of $1.2999. The Units had no stand-alone rights and will not be certificated or issued as stand-alone securities.

The Company received net proceeds from the May 2024 Offering, after deducting placement agent fees and other offering expenses payable by the Company, of approximately $10.5 million.

The exercisability of the May 2024 Series Warrants was available only upon receipt of such stockholder approval as may be required by the applicable rules and regulations of the Nasdaq Capital Market (the “May 2024 Warrant Stockholder Approval”). Each May 2024 Series A Warrant offered would become exercisable beginning on the date of the May 2024Warrant Stockholder Approval at an exercise price of $1.99 per share of Common Stock, and would expire five years from the date of the May 2024 Warrant Stockholder Approval. Each May 2024 Series B Warrant offered would become exercisable beginning on the date of the May 2024Warrant Stockholder Approval at an exercise price of $1.99 per share of Common Stock, and will expire one year from the date of the May 2024 Warrant Stockholder Approval. The May 2024 Warrant Stockholder Approval was obtained at the Company’s annual meeting, which was held on September 30, 2024.

NOTE G – CAPITAL STOCK, continued

Public Offering, continued

Under the alternate cashless exercise option of the May 2024 Series B Warrants, the holder of the May 2024 Series B Warrant has the right to receive an aggregate number of shares equal to the product of (x) the aggregate number of shares of Common Stock that would be issuable upon a cash exercise of the May 2024 Series B Warrant and (y) 3.0. In addition, the May 2024 Series A Warrants and May 2024 Series B Warrants include a provision that resets their respective exercise price in the event of a reverse split of the Company’s Common Stock, to a price equal to the lesser of (i) the then exercise price and (ii) lowest volume weighted average price (VWAP) during the period commencing five trading days immediately preceding and the five trading days commencing on the date the Company effects a reverse stock split in the future with a proportionate adjustment to the number of shares underlying the May 2024 Series A Warrants and May 2024 Series B Warrants.

Subject to certain exceptions, the May 2024 Series A Warrants provide for an adjustment to the exercise price and number of shares underlying the May 2024 Series A Warrants upon the Company’s issuance of Common Stock or Common Stock equivalents at a price per share that is less than the exercise price of the May 2024 Series A Warrants (the “Price Reset Mechanism”).

In connection with the October Registered Direct Offering (see Note M), the Price Reset Mechanism in the May 2024 Series A Warrants was triggered, which resulted in the number of shares of Common Stock issuable upon exercise of the May 2024 Series A Warrants increasing from 9,230,769 to 91,890,698. The exercise price of the May 2024 Series A Warrants was adjusted from $1.99 per share to $0.20 per share with respect to the May 2024 Series A Warrants amended by the Warrant Amendment, and to $0.19 with respect to the May 2024 Series A Warrants not amended by the Warrant Amendment.

The Common Stock and May 2024 Pre-Funded Warrants were only sold with the accompanying May 2024 Series A Warrants and May 2024 Series B Warrants that are part of a Unit, but the components of the Units were immediately separable and were issued separately in this Offering. During the three-month period ended June 30, 2024, all of the May 2024 Pre-Funded Warrants were exercised.

Registered Direct Offering

On February 2, 2024, the Company closed on a registered direct public offering (the “RDO”) of 161,403 shares of the Company’s Common Stock and pre-funded warrants (“RDO Pre-Funded Warrants”) to purchase up to 120,800 shares of Common Stock, and in a concurrent private placement, unregistered common warrants (“Private Common Warrants”) to purchase up to 564,407 shares of Common Stock. In connection with the RDO, the Company entered into securities purchase agreements (the “RDO Purchase Agreements”) with certain institutional investors (each, a “RDO Purchaser” and, collectively, the “RDO Purchasers”). The Company received net proceeds from the RDO, after deducting placement agent fees and other estimated offering expenses payable by the Company, of approximately $2.8 million.

The RDO Pre-Funded Warrants have an exercise price of $0.0001 per share and are immediately exercisable and can be exercised at any time after their original issuance until such RDO Pre-Funded Warrants are exercised in full. Each share was sold at an offering price of $12.18 and each RDO Pre-Funded Warrant was sold at an offering price of $12.18 (equal to the purchase price per share of Common Stock minus the exercise price of the RDO Pre-Funded Warrant). Pursuant to the RDO Purchase Agreements, the Company also agreed to issue to the RDO Purchasers, in a concurrent private placement, the Private Common Warrants. Each Private Common Warrant has an exercise price of $12.18 per share, and became exercisable following shareholder approval obtained on April 15, 2024 and will expire on April 15, 2029. During the fiscal year ended September 30, 2024, all of the 120,800 RDO Pre-Funded Warrants were exercised.

NOTE G – CAPITAL STOCK, continued

Registered Direct Offering, continued

The Private Common Warrants and the shares of Common Stock issuable upon the exercise of the Private Common Warrants are not registered under the Securities Act. The Private Common Warrants and the shares of Common Stock issuable upon exercise thereof were issued or will be issued, respectively, in reliance on the exemptions from registration provided by Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder, for transactions not involving a public offering. Pursuant to the RDO Purchase Agreements, within 45 calendar days from the date of the RDO Purchase Agreements, the Company agreed to file a registration statement on Form S-3 (or other appropriate form if the Company is not then S-3 eligible) providing for the resale by the RDO Purchasers of the shares of Common Stock issuable upon exercise of the Private Common Warrants. The Company agreed to use commercially reasonable efforts to cause such registration statement to become effective within 90 days following the closing date of the RDO Purchase Agreements and to keep such registration statement effective at all times until no RDO Purchaser owns any Private Common Warrants or shares of Common Stock issuable upon exercise thereof. The Company filed the registration statement on March 12, 2024, and the registration statement was declared effective on March 20, 2024.

The Private Common Warrants are recorded as a liability in the consolidated balance sheet and were recorded at fair value and will be marked to market at each period end (see Note L). Additionally, the Company incurred $633,198 of transaction costs related to the RDO which is included in the consolidated statement of operations for the fiscal year ended September 30, 2024.

In connection with the RDO and the RDO Purchase Agreements, the Company agreed to reduce the exercise price of warrants previously issued to the RDO Purchasers with exercise prices ranging from $25.80 to $80.00 per warrant to $12.18 per warrant. The Company also agreed to extend the expiration dates for such warrants to August 2028. In addition, 2,904 outstanding common stock warrants held by other investors who did not participate in the RDO had their exercise price reduced to $12.18 per warrant share and had their warrant expiration dates extended to August 2028. The foregoing reductions of the exercise price and extension of expiration dates of such warrants were approved by shareholders on April 15, 2024. The incremental change in fair value as a result of the modification for the warrants that are recorded as a liability was $1,633,767 and is recorded as a unrealized loss on the change in fair value of warrants classified as a liability in the consolidated statement of operations for the fiscal year ended September 30, 2024. The incremental change in fair value as a result of the modification for the warrants that are recorded to equity was $155,330 and is recorded as a deemed dividend in the consolidated statement of operations for the fiscal year ended September 30, 2024.

ATM

On November 7, 2023, the Company entered into an Equity Distribution Agreement (the “Equity Distribution Agreement”) with Maxim Group LLC, as sales agent (the “Agent”), pursuant to which the Company may, from time to time, issue and sell shares of its Common Stock in an aggregate offering price of up to $6,397,939 through the Agent.

The offer and sales of the shares of Common Stock made pursuant to the Equity Distribution Agreement, was made under the Company’s effective “shelf” registration statement on Form S-3. Under the terms of the Equity Distribution Agreement, the Agent may sell the shares of Common Stock at market prices by any method that is deemed to be an “at the market offering” as defined in Rule 415 under the Securities Act of 1933, as amended. As of September 30, 2024, the Company has issued 4,501 shares of its Common Stock for net proceeds of approximately $64,397 under this Equity Distribution Agreement. Effective January 30, 2024, the Company terminated the Equity Distribution Agreement by providing notice of termination to the Agent in accordance with the terms of the Equity Distribution Agreement. As a result of terminating the Equity Distribution Agreement, the $217,000 of capitalized transaction costs were written off and are included in the consolidated statement of operations for the fiscal year ended September 30, 2024.

As a result of the issuance of Common Stock under this Equity Distribution Agreement, the exercise price of the 22,891 remaining warrants issued during November 2019 was reduced to $29.40 per share, the exercise price of 7,950 warrants issued during October 2020 was reduced to $30.20 per share and the exercise prices of 5,000 warrants issued during December 2020 was reduced to an exercise price of $26.20 per share for 2,500 warrants and an exercise price of $25.80 per share for the remaining 2,500 warrants. These exercise price adjustments are in accordance with the adjustment provisions contained in the respective warrant agreements. The incremental change in fair value of these warrants as a result of the triggering event was $77,757 and is recorded as a deemed dividend in the consolidated statement of operations for the fiscal year ended September 30, 2024.

NOTE H – WARRANTS, STOCK OPTIONS AND RESTRICTED STOCK UNITS

Warrants

The following table summarizes the changes in warrants outstanding. These warrants were granted as part of financing transactions, as well as in lieu of cash compensation for Transactions involving warrants (see Note G) are summarized as follows:

		Weighted Average
	Number of	Exercise Price Per
	Shares	Share
Balance at October 1, 2023	261,029	$3.50
Granted	28,305,629	1.64
Exercised	(8,626,796)	(0.002)
Cancelled or expired	(191,719)	(56.98)
Balance, September 30, 2024	19,748,143	$2.78

Stock Options

During June 2020, the Board of Directors and subsequently during September 2020, the holders of a majority of the Company’s outstanding shares of Common Stock approved the 2020 Equity Incentive Plan (the “2020 Incentive Plan”). The 2020 Incentive Plan, among other things, reserves an additional 3,500,000 shares of the Company’s Common Stock for issuance in the form of equity-based awards to employees, directors, consultants, and other service providers, and those of the Company’s affiliates. The maximum total grant date fair value of awards granted under the 2020 Incentive Plan to individuals in their capacity as non-employee directors may not exceed $250,000 in any single calendar year. The 2020 Incentive Plan’s expiration date is September 15, 2030.

The 2020 Incentive Plan is designed to retain directors, executives, and selected employees and consultants by rewarding them for making contributions to the Company’s success with an award of options to purchase shares of Common Stock. As of September 30, 2024, a total of 14,477 shares have been issued and options to purchase 81,257 shares have been granted under the Company’s Incentive Plans.

In 2005, the Board of Directors and the holders of a majority of the outstanding shares of Common Stock approved the 2005 Incentive Stock Plan, as amended and restated as of January 21, 2015 (the “2005 Incentive Plan”, collectively with the 2020 Incentive Plan, the “Company’s Incentive Plans”). Effective as of September 16, 2020, no further awards will be made under the Company’s 2005 Incentive Stock Plan, as amended and restated.

Transactions involving stock options issued are summarized as follows:

				Weighted
		Weighted Average	Aggregate	Average
	Number of	Exercise Price Per	Intrinsic	Contractual
	Shares	Share	Value	Life (years)
Outstanding at October 1, 2023	110,537	$201.27
Granted	—	—
Exercised	—	—
Forfeited	(866)	21.60
Expired	(1,036)	2,006.38
Outstanding at September 30, 2024	108,635	185.48
Vested at September 30, 2024	92,634	213.60	—	7.23
Non-vested at September 30, 2024	16,001	22.71	—	8.47

For the fiscal year ended September 30, 2024, the Company did not grant stock options to officers or employees of the Company.

NOTE H – WARRANTS, STOCK OPTIONS AND RESTRICTED STOCK UNITS, continued

Stock Options, continued

For the fiscal year ended September 30, 2023, the Company granted 308,333 options to officers of the Company. These options have a ten-year term and vest evenly over four years starting on the first anniversary of the date of grant. Also, during the fiscal year ended September 30, 2023, the Company granted 694,670 options to non-employee board of director members. The options granted to the non-employee board of directors have a ten-year term and vest on the one-year anniversary of the date of grant. The remaining options granted during the fiscal year ended September 30, 2023 were to employees.

The fair value of options granted during the fiscal year ended September 30, 2023 was determined using the Black Scholes Option Pricing Model. For the purposes of the valuation model, the Company used the simplified method for determining the granted options expected lives. The simplified method is used since the Company does not have adequate historical data to utilize in calculating the expected term of options. The fair value for options granted was calculated using the following weighted average assumptions:

Stock price	$1.27
Exercise price	$1.27
Expected term	5.75
Dividend yield	—
Volatility	157%
Risk free rate	3.64%

The Company recorded $572,293 and $1,033,889 as stock compensation expense within selling, general and administrative for fiscal years ended September 30, 2024 and 2023, respectively. As of September 30, 2024, unrecorded compensation cost related to non-vested awards was $268,476 which is expected to be recognized over a weighted average period of approximately 2.43 years. The weighted average grant date fair value per share for options granted during the fiscal years ended September 30, 2023 was $1.20.

Restricted Stock Units

Restricted stock unit awards are valued at the market price of the Company’s Common Stock on the grant date. During the fiscal year ended September 30, 2023, the Company granted 14,132 restricted stock units (“RSUs”) to certain officers of the Company. These RSUs vest on the first anniversary of the grant date. The fair value of the RSUs granted was the closing stock price on the date of grant of $21.60. These RSUs vested during March 2024. As of September 30, 2024 there were no RSUs outstanding.

NOTE I – INCOME TAXES

The income tax provision (benefit) for the fiscal years ended September 30, 2024 and 2023 consists of the following:

	2024	2023
Federal:
Current	$—	$—
Deferred	5,874,000	(3,249,000)
	5,874,000	(3,249,000)
State and local:
Current	—	—
Deferred	417,000	(1,161,000)
	417,000	(1,161,000)
Foreign:
Current	—	—
Deferred	(11,000)	(121,000)
	—	—
Change in valuation allowance	(6,280,000)	4,531,000

Income tax provision (benefit)	$—	$—

The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory rate to losses before income tax expense for the years ended September 30, 2024 and 2023 as follows:

	2024	2023
Statutory federal income tax rate	21.00%	21.00%
Statutory state and local income tax rate (1%, as of September 30, 2024 and 2023), net of federal benefit	10.19%	9.56%
Stock based compensation	2.04%	(1.76)%
Permanent differences related to warrants	20.33%	1.80%
Other permanent differences	(2.49)%	1.97%
Canada NOL	—%	1.28%
Federal R&D Credit	(2.43)%	9.93%
Adjustment for prior year’s NOLs	(137.65)%	—%
Change in deferred tax rate	(0.81)%	1.67%
Change in valuation allowance	89.82%	(45.45)%
Effective tax rate	0.00%	0.00%

NOTE I – INCOME TAXES, continued

Deferred income taxes result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effect of these temporary differences representing deferred tax asset and liabilities result principally from the following:

	September 30,
	2024	2023
Deferred tax assets (liabilities):
Stock based compensation	$1,309,000	$993,000
Depreciation and amortization	333,000	440,000
Net operating loss carry forward	18,463,000	25,250,000
Impairment of intangibles	222,000	227,000
Capitalized research and development	1,386,000	726,000
Lease liability	200,000	342,000
Tax credits	2,885,000	3,060,000
Other	141,000	324,000
Deferred tax assets	24,939,000	31,362,000
Intellectual property	(684,000)	(684,000)
ROU asset	(200,000)	(342,000)
	(884,000)	(1,026,000)
Less: valuation allowance	(24,739,000)	(31,020,000)
Net deferred tax liability	$(684,000)	$(684,000)

As of September 30, 2024, the Company has approximately $71,634,000 of Federal and $49,169,000 of State net operating loss “NOL” carryforwards available. Pursuant to Internal Revenue Code Section 382, the Company’s ability to utilize the NOLs is subject to certain limitations due to changes in stock ownership. The annual limitation ranges between $44,000 and $1,529,000 and any unused amounts can be carried forward to subsequent years. Based on a study of Section 382 of the Internal Revenue code conducted by the Company at September 30, 2024, the deferred tax asset related to Federal net operating loss carryforwards is decreased by $40,477,000 and the state net operating loss carryforwards is decreased by $16,849,000. The write off of the deferred tax asset and the corresponding reduction in valuation allowance has no impact to the consolidated balance sheet or statement of operations. The Federal NOLs generated in tax years beginning after 12/31/2017 have no expiration period due to the TCJA that was enacted in March 2020.

The Company has provided a full valuation allowance against all of the net deferred tax assets based on management’s determination that it is more likely than not that the net deferred tax assets will not be realized in the future. The valuation allowance decreased by 6,281,000.

The Company has Federal research and development credits of approximately $2,369,000 that will begin to expire after 2034. The Company also has state investment tax credits of $469,000 that will begin to expire after 2029.

On August 16, 2022, President Biden signed the Inflation Reduction Act, which is effective for tax years beginning on or after January 1, 2023 For tax years beginning after December 31, 2021 the Tax Cuts and Jobs Act of 2017 eliminated the option to deduct research and development expenditures as incurred and instead required taxpayers to capitalize and amortize them over five or fifteen years beginning in 2022. The Company included the impact of the research and development expenditures in its tax expense for the fiscal year ended September 30, 2024. The Company will continue to monitor the possible future impact of changes in tax legislation.

NOTE J – COMMITMENTS AND CONTINGENCIES

Operating leases

The Company leases office space under an operating lease in Stony Brook, New York for its corporate headquarters. The lease is for a 30,000 square foot building. The Company entered into an amended lease agreement on February 1, 2023. The initial term is for three years and expires on February 1, 2026. The lease for the corporate headquarters requires monthly payments of $48,861, which is adjusted annually based on the US Consumer Price Index (“CPI”). In lieu of a security deposit, the Company provided a standby letter of credit of $750,000. In addition, the Company also has 2,500 square feet of laboratory space, which it entered into an amended lease agreement on February 1, 2023. The initial lease term for the laboratory space is one year from the commencement date and was extended until January 31, 2025. The lease requires monthly payments of $10,417. The Company also has a satellite testing facility in Ahmedabad, India which occupies 1,108 square feet for a three-year term beginning November 1, 2017. During August 2023, the Company renewed this lease with a new expiration date of July 31, 2024. The base rent is approximately $6,500 per annum. The laboratory lease, as well as the testing facility in Ahmedabad are both considered short-term lease obligations. The Company has ceased operations of its testing facility in India and vacated this lease on August 31, 2024. The total rent expense for the fiscal years ended September 30, 2024 and 2023 were $722,332 and $663,513, respectively.

The components of lease expense are as follows:

	Fiscal year ended
	September 30,
Lease Cost	2024	2023
Operating lease cost	$597,670	$560,841
Short-term lease cost	124,662	102,672
Total lease cost	$722,332	$663,513

Other Information
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$586,334
Right-of-use assets obtained in exchange for new operating lease liabilities	—
Weighted-average remaining lease term — operating leases	1.3	years
Weighted-average discount rate — operating leases	9.1%

Maturities of operating lease liabilities were as follows:

Fiscal year
ended
Maturity of Lease Liabilities	September 30,
Operating Leases
2025	586,334
2026	195,445
Total lease payments	781,779
Less: interest	(42,615)
Present value of lease liabilities	$739,164

NOTE J – COMMITMENTS AND CONTINGENCIES, continued

Employment Agreement

The employment agreement with Dr. James Hayward, the Company’s President and CEO, entered into in July 2016 provides that he will be the Company’s CEO and will continue to serve on the Company’s Board of Directors. The initial term was from July 1, 2016 through June 30, 2017, with automatic one-year renewal periods unless either party provides the other with 90 days’ advance written notice of non - renewal. On July 28, 2017, the employment agreement was renewed for a successive one-year term and the employment agreement has been renewed for successive one-year terms, most recently as of June 30, 2024. The Board of Directors, acting in its discretion, may grant annual bonuses to the CEO. The CEO will be entitled to certain benefits and perquisites and will be eligible to participate in retirement, welfare and incentive plans available to the Company’s other employees.

The employment agreement with the CEO also provides that if he is terminated before the end of the initial or a renewal term by the Company without cause or if the CEO terminates his employment for good reason, then, in addition to previously earned and unpaid salary, bonus and benefits, and subject to the delivery of a general release and continuing compliance with restrictive covenants, the CEO will be entitled to receive a pro rata portion of the greater of either (X) the annual bonus he would have received if employment had continued through the end of the year of termination or (Y) the prior year’s bonus; salary continuation payments for two years following termination equal to the greater of (i) three times base salary or (ii) two times base salary plus bonus; Company-paid COBRA continuation coverage for 18 months post-termination; continuing life insurance benefits (if any) for two years; and extended exercisability of outstanding vested options (for three years from termination date or, if earlier, the expiration of the fixed option term). If termination of employment as described above occurs within six months before or two years after a change in control of the Company, then, in addition to the above payments and benefits, all of the CEO’s outstanding options and other equity incentive awards will become fully vested and the CEO will receive a lump sum payment of the amounts that would otherwise be paid as salary continuation. In general, a change in control will include a 30% or more change in ownership of the Company.

Upon termination due to death or disability, the CEO will generally be entitled to receive the same payments and benefits he would have received if his employment had been terminated by the Company without cause (as described in the preceding paragraph), other than salary continuation payments.

On October 29, 2021, the Board of Directors amended the existing compensatory arrangement with the CEO to increase his salary to $450,000, effective November 1, 2021. On January 4, 2024, in connection with certain cost management efforts, the Company entered into a letter agreement with the CEO to amend the CEO’s employment agreement with the Company and to provide for a temporary 45% reduction to the CEO’s annual base salary, from $450,000 to $250,000, for a period of three months, effective as of January 1, 2024 through March 31, 2024. On April 1, 2024, the CEO extended the voluntary salary reduction with all terms and conditions withstanding until May 15, 2024. The CEO also agreed to waive any right to resign for “good reason” under his employment agreement with the Company as a result of the foregoing salary reduction. The CEO’s salary was restored to $450,000 on May 25, 2024. While the compensation committee determined that the CEO was eligible to receive a discretionary bonus in the amount of $500,000 with respect to his performance for fiscal 2023, on January 19, 2024, the CEO elected not to receive any cash incentive or other bonus for fiscal 2023, in light of the Company’s cash position.

Litigation

From time to time, the Company may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. When the Company is aware of a claim or potential claim, it assesses the likelihood of any loss or exposure. If it is probable that a loss will result and the amount of the loss can be reasonably estimated, the Company will record a liability for the loss. In addition to the estimated loss, the recorded liability includes probable and estimable legal costs associated with the claim or potential claim. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm the Company’s business. There is no pending litigation involving the Company at this time.

NOTE K – SEGMENT AND GEOGRAPHIC AREA INFORMATION

As detailed in Note C above, the Company has three reportable segments. (1) Therapeutic DNA Production Services (2) MDx Testing Services, and (3)DNA Tagging and Security Products and Services. Resources are allocated by our CEO, COO, CFO and CLO whom, collectively the Company has determined to be our Chief Operating Decision Maker (CODM).

Information regarding operations by segment for the twelve- month period ended September 30, 2024 is as follows:

	Therapeutic DNA	MDx Testing	DNA Tagging and
	Production	Services	Security Products	Consolidated
Revenues:
Product revenues	$560,000	$—	$514,813	$1,074,813
Service revenues	335,354	—	703,323	1,038,677
Clinical laboratory service revenues	—	1,330,850	—	1,330,850
Less intersegment revenues	—	(12,920)	—	(12,920)
Total revenues	$895,354	$1,317,930	$1,218,136	$3,431,420

Gross profit	$678,166	$(49,830)	$388,543	$1,016,879
(Loss) income from segment operations (a)	$(4,789,268)	$(1,489,220)	$(2,551,983)	$(8,830,471)

Information regarding operations by segment for the twelve- month period ended September 30, 2023 is as follows:

	Therapeutic DNA	MDx Testing	DNA Tagging and
	Production	Services	Security Products	Consolidated
Revenues:
Product revenues	$560,000	$—	$658,185	$1,218,185
Service revenues	506,285	—	490,581	996,866
Clinical laboratory service revenues	—	11,253,312	—	11,253,312
Less intersegment revenues	—	(100,920)	—	(100,920)
Total revenues	$1,066,285	$11,152,392	$1,148,766	$13,367,443

Gross profit	$748,940	$4,409,186	$375,306	$5,533,432
(Loss) income from segment operations (a)	$(3,792,871)	$1,206,652	$(3,550,794)	$(6,137,013)

Reconciliation of segment loss from operations to corporate loss:

	September 30,
	2024	2023
Loss from operations of reportable segments	$(8,830,471)	$(6,137,013)
General corporate expenses (b)	(5,194,294)	(4,816,277)
Interest income	176,301	75,332
Unrealized gain on change in fair value of warrants classified as a liability	9,430,000	—
Unrealized loss on change in fair value of warrants classified as a liability - warrant modification	(394,000)	—
Transaction costs allocated to registered direct offering	(633,198)	854,400
Transaction costs allocated to warrant liabilities	—	—
Loss on issuance of warrants	(1,633,767)	—
Other income (expense), net	(8,877)	$642
Consolidated loss before provision for income taxes	$(7,088,306)	$(10,022,916)
(a)	Segment operating loss consists of net sales less cost of sales, specifically identifiable research and development, and selling, general and administrative expenses.
(b)	General corporate expenses consists of Selling, general and administrative expenses that are not specifically identifiable to a segment.

NOTE K – SEGMENT AND GEOGRAPHIC AREA INFORMATION, continued

The Company attributes net revenues from external customers according to the geographic location of the customer. Net revenues by geographic location of customers are as follows:

	Year Ended September 30,
	2024	2023
Americas	$2,269,826	$12,222,650
Europe	172,368	258,355
Asia and other	989,226	886,438
Total	$3,431,420	$13,367,443

NOTE L – FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s financial instruments at fair value are measured on a recurring basis. Related unrealized gains or losses are recognized in unrealized gain (loss) on change in fair value of the warrants classified as a liability in the consolidated statements of operations. For additional disclosures regarding methods and assumptions used in estimating fair values of these financial instruments, see Note B.

The following table presents the fair value of the Company’s financial instruments as of September 30, 2024 and summarizes the significant unobservable inputs in fair value measurement of Level 3 financial assets and liabilities as of September 30, 2024. The Company did not have any assets or liabilities categorized as Level 1 or 2 as of September 30, 2024.

	Fair value at	Valuation	Unobservable	Volatility
	September 30, 2024	Technique	Input	Input
Liabilities:
Common Warrants	$27,000	Monte Carlo simulation	Annualized volatility	157.50%
Series A Warrants	$15,000	Monte Carlo simulation	Annualized volatility	167.50%
Series A Warrants - modified	$16,000	Monte Carlo simulation	Annualized volatility	157.50%
Private Common Warrants	$262,000	Monte Carlo simulation	Annualized volatility	167.50%

The change in fair value of the Common Warrants for the fiscal year ended September 30, 2024 is summarized as follows:

			Series A	Private
	Common	Series A	Warrants-	Common
	Warrants	Warrants	modified	Warrants	Totals
Fair value at October 1, 2023	$1,468,000	$1,971,900	$845,100	$—	$4,285,000
Fair value at February 2, 2024	—	—	—	5,071,000	5,071,000
Change in fair value-warrant modification	230,000	—	164,000	—	394,000
Change in fair value	(1,671,000)	(1,956,900)	(993,100)	(4,809,000)	(9,430,000)
Fair Value at September 30, 2024	$27,000	$15,000	$16,000	$262,000	$320,000

NOTE M — SUBSEQUENT EVENTS

Registered Direct Offering and Concurrent Private Placement

On October 31, 2024, the Company closed a registered direct offering (the “October Registered Direct Offering”) in which, pursuant to the Securities Purchase Agreement dated October 31, 2024 (the “October Purchase Agreement”), by and between the Company and certain institutional investors (the “October Purchasers”), the Company issued and sold 19,247,498 shares of the Company’s Common Stock, and pre-funded warrants (“October Pre-Funded Warrants”) to purchase up to 1,065,002 shares of Common Stock, and (ii) in a concurrent private placement (the “October Private Placement”, and together with the October Registered Direct Offering the “October Offering”), unregistered Series C Common Stock Purchase Warrants (“October Series C Warrants”) to purchase up to 20,312,500 shares of Common Stock and unregistered Series D Common Stock Purchase Warrants (“October Series D Warrants”, and together with the October Series C Warrants, the “October Series Warrants”, and, together with the October Pre-Funded Warrants and the October Series C Warrants, the “October Warrants”) to purchase up to 20,312,500 shares of Common Stock. The purchase price for each share of Common Stock and accompanying October Series C Warrant and October Series D Warrant was $0.32 and the purchase price for each October Pre-Funded Warrant and accompanying October Series C Warrant and October Series D Warrant was $0.3199. Craig-Hallum acted as placement agent in connection with the October Offering.

The Company received gross proceeds from the October Offering, before deducting placement agent fees and other estimated offering expenses payable by the Company, of approximately $6.5 million.

The exercisability of the October Series Warrants and the October Placement Agent Warrants will be available only upon receipt of such stockholder approval (“Warrant Stockholder Approval”) as may be required by the applicable rules and regulations of The Nasdaq Stock Market LLC. Each October Series C Warrant has an exercise price of $0.32 per share of Common Stock, will become exercisable upon the first trading day (the “Stockholder Approval Date”) following the Company’s notice to warrantholders of Warrant Stockholder Approval, and will expire on the five-year anniversary of the Stockholder Approval Date. Each October Series D Warrant has an exercise price of $0.32 per share of Common Stock, will become exercisable upon the Stockholder Approval Date, and will expire on the 18-month anniversary of the Stockholder Approval Date. Each October Placement Agent warrant has an exercise price of $0.32, will become exercisable upon the Stockholder Approval date and will expire on October 30, 2029.

Pursuant to that certain engagement letter, dated August 23, 2024, by and between the Company and Craig-Hallum, the Company agreed to pay the Craig-Hallum a cash placement fee equal to 6.0% of the aggregate gross proceeds raised in the October Offering from sales arranged for by the Craig-Hallum. Subject to certain conditions, the Company also agreed to reimburse certain expenses of the Placement Agent in connection with the Offering, including but not limited to legal fees, up to a maximum of $100,000. The Company also agreed to issue to the Placement Agent, or its respective designees, October Placement Agent Warrants (“Placement Agent Warrants”) to purchase up to 1,015,625 shares of Common Stock (which equals 5.0% of the number of shares of Common Stock and October Pre-Funded Warrants offered). The Pre-Funded Warrants have an exercise price of $0.0001 per share and are immediately exercisable and can be exercised at any time after their original issuance until such October Pre-Funded Warrants are exercised in full.

The Company has agreed to hold a special meeting of stockholders to obtain the Warrant Stockholder Approval no later than 90 days after the closing of the Offering (the “Special Meeting”). If the Company does not obtain Warrant Stockholder Approval at the first meeting, the Company is obligated to call a meeting every ninety days thereafter to seek Warrant Stockholder Approval until the earlier of the date on which Warrant Stockholder Approval is obtained or the October Series C Warrants and October Series D Warrants are no longer outstanding. The Company agreed to file a preliminary proxy statement with respect to obtaining Warrant Stockholder Approval at the Special Meeting within 20 days following the closing date of the October Purchase Agreement, and filed such preliminary proxy statement with the Securities and Exchange Commission (“SEC”) on November 14, 2024.

Under the alternate cashless exercise option of the October Series D Warrants, the holder of an October Series D Warrant, has the right to receive an aggregate number of shares equal to the product of (x) the aggregate number of shares of Common Stock that would be issuable upon a cash exercise of the October Series D Warrant and (y) 1.0. In addition, the October Series D Warrants will include a provision that resets their exercise price in the event of a reverse split of our Common Stock, to a price equal to the lesser of (i) the then exercise price and (ii) lowest volume weighted average price (VWAP) during the period commencing five trading days immediately preceding and the five trading days commencing on the date we effect a reverse stock split in the future with a proportionate adjustment to the number of shares underlying the October Series D Warrants, subject to a floor of $0.0634.

NOTE M — SUBSEQUENT EVENTS, continued

Registered Direct Offering and Concurrent Private Placement, continued

The October Warrants and the shares of Common Stock issuable upon the exercise of the October Warrants are not registered under the Securities Act. The October Warrants were issued, and the shares of Common Stock issuable upon exercise thereof will be issued, in reliance on the exemptions from registration provided by Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder, for transactions not involving a public offering.

Pursuant to the October Purchase Agreement, within 20 calendar days from the date of the October Purchase Agreement, the Company agreed to file a registration statement on Form S-1 providing for the resale by the Purchasers of the shares of Common Stock issuable upon exercise of the October Series Warrants. The Company agreed to use commercially reasonable efforts to cause such registration statement to become effective within 50 calendar days following the closing date of the October Purchase Agreement (or 90 calendar days following the closing date of the October Purchase Agreement in the event that the SEC requires the Company to include its audited year-end financial statements for the fiscal year ended September 30, 2024 in such registration statement) and to keep such registration statement effective at all times until no October Purchaser owns any October Series Warrants or shares of Common Stock issuable upon exercise thereof. The Company filed the registration statement with the SEC on November 19, 2024.

In the event of any fundamental transaction, as described in the October Warrants and generally including any merger with or into another entity, sale of all or substantially all of the Company’s assets, tender offer or exchange offer, reclassification of the shares of Common Stock, or the acquisition of greater than 50% of the Company’s then outstanding shares of Common Stock by a person or persons, subject to certain exceptions, then upon any subsequent exercise of an October Warrant, the holder will have the right to receive as alternative consideration, for each share of Common Stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of Common Stock of the successor or acquiring corporation of the Company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of Common Stock for which the October Warrant is exercisable immediately prior to such event. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders of the October Warrants have the right to require the Company or a successor entity to purchase the October Warrants for cash in the amount of the Black Scholes Value (as defined in the October Warrants) of the unexercised portion of the October Warrants concurrently with or within 30 days following the consummation of a fundamental transaction. However, in the event of a fundamental transaction which is not in the Company’s control or in which the consideration payable consists of equity securities of a successor entity that is quoted or listed on a nationally recognized securities exchange, the holders of the October Warrants will only be entitled to receive from the Company or its successor entity, as of the date of consummation of such fundamental transaction the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the October Warrants that is being offered and paid to the holders of Common Stock in connection with the fundamental transaction, whether that consideration is in the form of cash, stock or any combination of cash and stock, or whether the holders of Common Stock are given the choice to receive alternative forms of consideration in connection with the fundamental transaction.

Amendment to Series A Warrants

On October 30, 2024, the Company entered into the Warrant Amendment with certain holders of an aggregate of 9,153,846 May 2024 Series A Warrants. The Warrant Amendments amended the May 2024 Series A Warrants to revise the Price Reset Mechanism of the May 2024 Series A Warrants such that the Floor Price (as defined in the May 2024 Series A Warrants) shall not be lower than $0.20 and revised the definition of “Material Subsidiary” in Section 3(d) of the May 2024 Series A Warrants to clarify that Applied DNA Clinical Labs LLC is not a Material Subsidiary. Please see Note G – Capital Stock for more information.

NOTE M — SUBSEQUENT EVENTS, continued

Waiver of Standstill in Placement Agency Agreement

As disclosed in Note G above, the Company closed the May 2024 Offering on May 29, 2024. As part of the May 2024 Offering, the Company entered into the May Placement Agency Agreement with Craig-Hallum and Laidlaw. The May 2024 Placement Agency Agreement contains a negative covenant which restricts the Company’s ability to enter into certain equity sales of its securities for a period of time after the closing of the May 2024 Offering without the prior consent of Craig-Hallum (the “Negative Covenant”).

On October 29, 2024, in connection with entering into the October 2024 Offering, the Company and Craig-Hallum entered into a waiver of the Negative Covenant, which permitted the Company to proceed with the October 2024 Offering.

Nasdaq Minimum Bid Price Requirement Deficiency Notification

On November 12, 2024, the Company received written notice (the “Notification Letter”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it is not in compliance with the minimum bid price requirements set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market. Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share, and Nasdaq Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of thirty (30) consecutive business days (collectively, the “Bid Price Rule”). Based on the closing bid price of the Company’s Common Stock for the thirty-one (31) consecutive business days from September 27, 2024 to November 11, 2024, the Company no longer meets the requirements of the Bid Price Rule.

The Notification Letter does not impact the Company’s listing on The Nasdaq Capital Market at this time. The Notification Letter states that the Company has 180 calendar days, or until May 12, 2025, to regain compliance with the Bid Price Rule. To regain compliance, the bid price of the Company’s Common Stock must have a closing bid price of at least $1.00 per share for a minimum of ten (10) consecutive business days, with a longer period potentially required by the staff of Nasdaq (the “Staff”). If the Company does not regain compliance with the Bid Price Rule by May 12, 2025, the Company may be eligible for an additional 180 calendar day compliance period. To qualify, the Company would be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the Bid Price Rule, and would need to provide written notice of its intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary, no later than ten (10) business days prior to May 12, 2025.

However, if it appears to the Staff that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible, Nasdaq would notify the Company that its securities would be subject to delisting. In the event of such a notification, the Company may appeal the Staff’s determination to delist its securities, but there can be no assurance the Staff would grant the Company’s request for continued listing.

Pursuant to the October Purchase Agreement, the Company is required to effect a reverse stock split of its outstanding shares of Common Stock if, at any time after the Stockholder Approval Date, it is not in compliance with Nasdaq’s Bid Price Rule and has received a deficiency letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC (the “Reverse Stock Split”). The Company must effect the Reverse Stock Split within 30 days of the Stockholder Approval Date; provided that if within such 30 day period the Company regains compliance with the Bid Price Rule, the Company shall have no obligation to effect the Reverse Stock Split. The Company intends to implement a reverse stock split of its outstanding securities to regain compliance with the Bid Price Rule and to comply with the provisions of the October Purchase Agreement.

Company’s Announcement of Exploration of Divestiture of Business Segment and Changes to Management Team

On December 17, 2024, that Company announced its intention to restructure its operations to prioritize its Therapeutic DNA Production Services and is exploring the divestiture of its DNA Tagging and Security Products and Service business segment. The Company also announced that Ms. Murrah was named the President of Applied DNA Sciences, Inc. and Mr. Shorrock was named the President of LineaRx, Inc, effective on December 13, 2024. Concurrently on December 13, 2024, Dr. Hayward stepped down as the President of APDN. Dr. Hayward remains as the CEO and Chairman of the Board.

APPLIED DNA SCIENCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
	2025	2024
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$4,727,677	$5,852,363
Accounts receivable, net of allowance for credit losses of $80,423 and $75,000 at June 30, 2025 and September 30, 2024, respectively	199,047	328,252
Inventories	338,723	432,725
Prepaid expenses and other current assets	338,447	756,185
Current assets of discontinued operations	25,008	678,146
Total current assets	5,628,902	8,047,671

Property and equipment, net	511,203	458,895
Noncurrent assets of discontinued operations	11,264	94,337
Other assets:
Restricted cash	750,000	750,000
Intangible assets	2,698,975	2,698,975
Operating right of use asset	334,402	739,162
Total assets	$9,934,746	$12,789,040

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$1,564,707	$1,737,366
Operating lease liability, current	334,403	545,912
Deferred revenue	12,285	58,785
Current liabilities of discontinued operations	124,565	56,061
Total current liabilities	2,035,960	2,398,124

Long term accrued liabilities	31,467	31,467
Deferred revenue, long term	194,000	194,000
Operating lease liability, long term	—	193,249
Deferred tax liability, net	684,115	684,115
Warrants classified as a liability	1,160	320,000
Total liabilities	2,946,702	3,820,955

Commitments and contingencies (Note G)

Applied DNA Sciences, Inc. stockholders’ equity:
Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; -0- shares issued and outstanding as of June 30, 2025 and September 30, 2024	—	—
Series A Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; -0- issued and outstanding as of June 30, 2025 and September 30, 2024	—	—
Series B Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; -0- issued and outstanding as of June 30, 2025 and September 30, 2024	—	—

Common stock, par value $0.001 per share; 200,000,000 shares authorized as of June 30, 2025 and September 30, 2024; 901,500 and 13,755 shares issued and outstanding as of June 30, 2025 and September 30, 2024, respectively	902	14
Additional paid in capital	381,150,267	318,815,358
Accumulated deficit	(373,888,601)	(309,672,755)
Applied DNA Sciences, Inc. stockholders’ equity	7,262,568	9,142,617
Noncontrolling interest	(274,524)	(174,532)
Total equity	6,988,044	8,968,085

Total liabilities and equity	$9,934,746	$12,789,040

See the accompanying notes to the unaudited condensed consolidated financial statements

APPLIED DNA SCIENCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months Ended June 30,		Nine months Ended June 30,
	2025	2024	2025	2024
Revenues
Product revenues	$195,262	$246,644	$1,239,747	$947,086
Service revenues	109,131	226,145	697,759	678,777
Total revenues	304,393	472,789	1,937,506	1,625,863

Cost of product revenues	299,263	230,188	930,619	853,034

Gross profit	5,130	242,601	1,006,887	772,829

Operating expenses:
Selling, general and administrative	2,930,627	2,635,863	8,423,602	8,440,919
Research and development	768,563	913,031	2,632,931	2,762,040
Total operating expenses	3,699,190	3,548,894	11,056,533	11,202,959

LOSS FROM OPERATIONS	(3,694,060)	(3,306,293)	(10,049,646)	(10,430,130)

Interest income	40,267	29,688	168,762	33,989
Transaction costs allocated to warrant liabilities	—	—	—	(633,198)
Unrealized gain on change in fair value of warrants classified as a liability	6,410	5,160,000	318,840	9,564,000
Unrealized loss on change in fair value of warrants classified as a liability - warrant modification	—	—	—	(394,000)
Loss on issuance of warrants	—	—	—	(1,633,767)
Other expense, net	(531)	(103)	(23,778)	(9,060)

(Loss) income before provision for income taxes	(3,647,914)	1,883,292	(9,585,822)	(3,502,166)

Provision for income taxes	—	—	—	—

Net (loss) income from continuing operations	$(3,647,914)	$1,883,292	$(9,585,822)	$(3,502,166)
Net loss from discontinued operations, net of tax	(336,195)	(33,791)	(403,120)	(272,397)

NET (LOSS) INCOME	$(3,984,109)	$1,849,501	$(9,988,942)	$(3,774,563)

Less: Net loss attributable to noncontrolling interest	38,746	30,295	99,992	78,785
NET (LOSS) INCOME attributable to Applied DNA Sciences, Inc.	$(3,945,363)	$1,879,796	$(9,888,950)	$(3,695,778)
Deemed dividend related to warrant modifications	(15,500,244)	—	(54,326,896)	(233,087)
NET (LOSS) INCOME attributable to common stockholders	$(19,445,607)	$1,879,796	$(64,215,846)	$(3,928,865)

Net (loss) income per share attributable to common stockholders-basic and diluted from continuing operations	$(33.41)	$1,191.52	$(255.14)	$(4,862.32)
Net loss per share attributable to common stockholders-basic and diluted from discontinued operations	(0.59)	(21.04)	(1.61)	(362.23)
Net (loss) income per share attributable to common stockholders-basic and diluted	$(34.00)	$1,170.48	$(256.75)	$(5,224.55)

Weighted average shares outstanding- basic and diluted	572,018	1,606	250,107	752

See the accompanying notes to the unaudited condensed consolidated financial statements

APPLIED DNA SCIENCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(Unaudited)

	Nine-Month Period ended June 30, 2024
		Common	Additional
	Common	Stock	Paid in	Accumulated	Noncontrolling
	Shares	Amount	Capital	Deficit	Interest	Total
Balance, October 1, 2023	911	$1	$307,398,305	$(302,447,147)	$(78,747)	$4,872,412
Exercise of warrants, cashlessly	—	—	—	—	—	—
Stock based compensation expense	—	—	340,705	—	—	340,705
Common stock issued in ATM, net of offering costs	6	—	45,566	—	—	45,566
Deemed dividend - warrant repricing	—	—	77,757	(77,757)	—	—
Net Loss	—	—	—	(1,105,100)	(25,181)	(1,130,281)
Balance December 31, 2023	917	1	307,862,333	(303,630,004)	(103,928)	4,128,402
Common stock issued in ATM, net of offering costs	6	—	18,831	—	—	18,831
Common stock issued in Registered direct offering, net of offering costs	215	—	161	—	—	161
Stock based compensation expense	—	—	171,004	—	—	171,004
Share issued upon restricted stock vesting	19	—	—	—	—	—
Deemed dividend - warrant repricing	—	—	155,330	(155,330)	—	—
Net loss	—	—	—	(4,470,474)	(23,309)	(4,493,783)
Balance, March 31, 2024	1,157	$1	$308,207,659	$(308,255,808)	$(127,237)	$(175,385)

Common stock and pre-funded warrants issued in public offering, net of offering costs	967	1	10,525,062	—	—	10,525,063
Stock based compensation expense	—	—	30,336	—	—	30,336
Exercise of warrants	11,501	12	4,928	—	—	4,940
Adjustment for reverse split	113	—	—	—	—	—
Net income	—	—	—	1,879,796	(30,295)	1,849,501
Balance, June 30, 2024	13,738	$14	$318,767,985	$(306,376,012)	$(157,532)	$12,234,455

	Nine-Month Period ended June 30, 2025
		Common	Additional
	Common	Stock	Paid in	Accumulated	Noncontrolling
	Shares	Amount	Capital	Deficit	Interest	Total
Balance, October 1, 2024	13,755	$14	$318,815,358	$(309,672,755)	$(174,532)	$8,968,085
Exercise of warrants	3,422	3	508,597	—	—	508,600
Exercise of warrants, cashlessly	27,895	28	(28)	—	—	—
Stock based compensation expense	—	—	28,973	—	—	28,973
Common stock and pre-funded warrants issued in registered direct offering, net of offering costs	27,083	27	5,712,673	—	—	5,712,700
Deemed dividend - warrant repricing	—	—	14,907,223	(14,907,223)	—	—
Net Loss	—	—	—	(2,639,412)	(29,301)	(2,668,713)
Balance December 31, 2024	72,155	72	339,972,796	(327,219,390)	(203,833)	12,549,645

Exercise of warrants	30,003	30	984,142	—	—	984,172
Exercise of warrants, cashlessly	314,845	315	(315)	—	—	—
Stock based compensation expense	—	—	26,511	—	—	26,511
Deemed dividend - warrant repricing	—	—	23,919,429	(23,919,429)	—	—
Adjustment for reverse split	5,092	5	(5)	—	—	—
Net loss	—	—	—	(3,304,175)	(31,945)	(3,336,120)
Balance, March 31, 2025	422,095	$422	$364,902,558	$(354,442,994)	$(235,778)	$10,224,208

Exercise of warrants	138,557	139	722,917	—	—	723,056
Exercise of warrants, cashlessly	267,236	267	(267)	—	—	—
Stock based compensation expense	—	—	24,889	—	—	24,889
Deemed dividend - warrant repricing	—	—	15,500,244	(15,500,244)	—	—
Adjustment for reverse split	73,612	74	(74)	—	—	—
Net loss	—	—	—	(3,945,363)	(38,746)	(3,984,109)
Balance, June 30, 2025	901,500	$902	$381,150,267	$(373,888,601)	$(274,524)	$6,988,044

See the accompanying notes to the unaudited condensed consolidated financial statements

APPLIED DNA SCIENCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(9,988,942)	$(3,774,563)
Net loss from discontinued operations	(403,120)	(272,397)
Net loss from continuing operations	$(9,585,822)	$(3,502,166)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities from continuing operations:
Depreciation and amortization	255,601	388,560
Loss on write-off of property and equipment	5,212	—
Unrealized gain on change in fair value of warrants classified as a liability	(318,840)	(9,564,000)
Unrealized loss on change in fair value of warrants classified as a liability-warrant modification	—	394,000
Transaction costs allocated to warrant liabilities	—	633,198
Loss on issuance of warrants	—	1,633,767
Stock-based compensation	80,373	542,045
Change in provision for bad debts	5,423	—
Change in operating assets and liabilities:
Accounts receivable	33,782	(231,325)
Inventories	94,002	(145,847)
Prepaid expenses, other current assets and deposits	417,738	(3,528)
Accounts payable and accrued liabilities	(172,657)	(442,797)
Deferred revenue	43,500	(25,150)
Net cash used in operating activities from continuing operations	(9,141,688)	(10,323,243)

Cash flows from investing activities:
Purchase of property and equipment	(313,121)	(36,654)
Net cash used in investing activities from continuing operations	(313,121)	(36,654)

Cash flows from financing activities:
Net proceeds from exercise of warrants	2,215,828	394
Net proceeds from issuance of common stock and pre-funded warrants	5,712,700	13,788,923
Net cash provided by financing activities from continuing operations	7,928,528	13,789,317
CASH FLOWS FROM DISCONTINUED OPERATIONS
Cash used in operating activities	(185,679)	(139,089)
Cash provided by investing activities	21,000	—
Net cash used by discontinued operations	(164,679)	(139,089)
Net (decrease) increase in cash, cash equivalents and restricted cash	(1,690,960)	3,290,331
Cash, cash equivalents and restricted cash at beginning of period	7,181,095	7,901,800
Cash, cash equivalents and restricted cash at end of period	$5,490,135	$11,192,131
Less: cash and cash equivalents of discontinued operations	$(12,458)	$(534,415)
Cash, cash equivalents and restricted cash of continuing operations at end of period	$5,477,677	$10,657,716
Supplemental Disclosures of Cash Flow Information:
Cash paid during period for interest	$—	$—
Cash paid during period for income taxes	$—	$—
Non-cash investing and financing activities:
Transaction costs included in accounts payable	$—	$390,721
Deemed dividend warrant modifications	$54,326,896	$233,087
Warrants issued, cashlessly	$610	$—
Property and equipment acquired and included in accounts payable	$—	$275,251

See the accompanying notes to the unaudited condensed consolidated financial statements

NOTE A — NATURE OF THE BUSINESS

Applied DNA Sciences, Inc. (“Applied DNA” or the “Company”) is a biotechnology company focused on providing nucleic-acid production solutions for the biopharmaceutical and diagnostics industries. Via our LineaRx, Inc. (“LRx”) subsidiary, the Company’s technologies enable cell-free manufacturing of deoxyribonucleic acid (“DNA”) and ribonucleic acid (“RNA”), which are essential components for a new generation of advanced biotherapeutics, such as gene therapies, adoptive cell therapies, messenger RNA (“mRNA”) therapeutics and DNA vaccines, as well as diagnostic applications (“Therapeutic DNA Production Services”).

Historically, the Company operated in two other business markets: (i) the manufacture and detection of DNA for industrial supply chains and security services (“DNA Tagging and Security Products and Services”), which the Company is in the process of winding down; and (ii) the detection of DNA and RNA in molecular diagnostics and genetic testing services (“MDx Testing Services”), which the Company exited on June 30, 2025. On February 13, 2025, the Company announced it was exiting its DNA Tagging and Security Products and Services business. As a result of exiting this market, during January 2025, the Company completed a workforce reduction of approximately 20% of its total headcount and approximately 13% in annual payroll costs. As a result of these actions, during the nine-month period ended June 30, 2025, the Company incurred one-time personnel-related charges of approximately $305,000.

In addition, on June 30, 2025, the Company announced a further strategic restructuring and realignment of resources to focus exclusively on its nucleic-acid production solutions for pharmaceutical and diagnostic applications. As part of actions undertaken, the Company implemented a workforce reduction of approximately 27% of its then current headcount and has ceased operations of its MDx Testing Services business that was conducted via its wholly-owned subsidiary, Applied DNA Clinical Labs (“ADCL”), effective June 27, 2025. The workforce reduction equates to a projected 23% reduction in annual payroll costs, excluding payroll expenses incurred as a result of the previously announced retirement of the Company’s former Chairman and Chief Executive Officer (see Note G). Since initiating the restructuring in January 2025, the Company has reduced headcount by a total of 39% for a projected 31% total reduction in payroll expenses as compared to the fiscal year ended September 30, 2024. The projected annual payroll savings is expected to be partially offset by approximately three hundred thousand dollars ($300,000) in one-time charges related to the June 30, 2025 workforce reduction and ceasing of operations at ADCL, primarily for separation benefits. As a result of this restructuring, the operations and financial results of ADCL have been accounted for as discontinued operations (see Note J).

On March 13, 2025, the Company filed with the Secretary of State of the State of Delaware a Certificate of Amendment of its Certificate of Incorporation that effected a one-for-fifty (1:50) reverse stock split of its common stock, par value $0.001 per share, effective at 12:01 a.m. Eastern Time on March 14, 2025 (the “March 2025 Reverse Split”). In addition, on June 1, 2025, the Company filed with the Secretary of State of the State of Delaware a Certificate of Amendment of its Certificate of Incorporation that effected a one-for-fifteen (1:15) reverse stock split of its common stock, par value $0.001 per share, effective at 12:01 a.m. Eastern Time on June 2, 2025 (the “June 2025 Reverse Split”) (collectively the “2025 Reverse Splits”).

All warrant, option, share, and per share information in the condensed consolidated financial statements gives retroactive effect to the 2025 Reverse Splits. Please see Note E for more information.

NOTE B — BASIS OF PRESENTATION AND SUMMARY OF ACCOUNTING POLICIES

Interim Financial Statements

The accompanying condensed consolidated financial statements as of June 30, 2025, and for the three and nine-month periods ended June 30, 2025, and 2024 are unaudited. These unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and are presented in accordance with the requirements of Regulation S-X of the Securities and Exchange Commission (the “SEC”) and with the instructions to Form 10-Q. Accordingly, they do not include all the information and footnotes required by GAAP for complete financial statements.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine-month periods ended June 30, 2025 are not necessarily indicative of the results that may be expected for the fiscal year ending September 30, 2025. The unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of and for the fiscal year ended September 30, 2024 and footnotes thereto included in the Company’s Annual Report on Form 10-K filed with the SEC on December 17, 2024. The condensed consolidated balance sheet as of September 30, 2024 contained herein has been derived from the audited consolidated financial statements as of September 30, 2024 but does not include all disclosures required by GAAP.

Principles of Consolidation

The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, APDN (B.V.I.) Inc., Applied DNA Sciences India Private Limited (which currently has no operations), ADCL (see Discontinued Operations below), Spindle Biotech, Inc., Applied DNA Sciences Europe Limited (which currently has no operations) and its majority-owned subsidiary, LRx. Significant inter-company transactions and balances have been eliminated in consolidation.

Discontinued Operations

The condensed consolidated financial statements separately report discontinued operations and the results of continuing operations (see Note J). All footnotes exclude discontinued operations unless otherwise noted.

Going Concern and Management’s Plan

The Company has recurring net losses. The Company incurred a net loss from continuing operations of $9,585,822 and generated negative operating cash flow from continuing operations of $9,141,688 for the nine-month period ended June 30, 2025. At June 30, 2025, the Company had cash and cash equivalents of $4,727,677. These factors raise substantial doubt about the Company’s ability to continue as a going concern for one year from the date of issuance of these financial statements. The ability of the Company to continue as a going concern is dependent on the Company’s ability to further implement its business plan, raise capital, and generate revenues. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company’s current capital resources include cash and cash equivalents. Historically, the Company has financed its operations principally from the sale of equity and equity-linked securities.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. The most significant estimates include revenue recognition, recoverability of long-lived assets, including the values assigned to intangible assets, fair value calculations for warrants, contingencies, and management’s anticipated liquidity. Management reviews its estimates on a regular basis and the effects of any material revisions are reflected in the consolidated financial statements in the period they are deemed necessary. Accordingly, actual results could differ from those estimates.

NOTE B — BASIS OF PRESENTATION AND SUMMARY OF ACCOUNTING POLICIES, continued

Revenue Recognition

The Company follows Financial Accounting Standards Board (“FASB”) Accounting Standards Codifications (“ASC”), Revenue Recognition (“ASC 606” or “Topic 606”).

The Company measures revenue at the amounts that reflect the consideration to which it is expected to be entitled in exchange for transferring control of goods and services to customers. The Company recognizes revenue either at the point in time or over the period of time that performance obligations to customers are satisfied. The Company’s contracts with customers may include multiple performance obligations (e.g. DNA products, maintenance, authentication services, research and development services, etc.). For such arrangements, the Company allocates revenues to each performance obligation based on their relative standalone selling price.

Due to the short-term nature of the Company’s current contracts with customers, it has elected to apply the practical expedients under Topic 606 to: (1) expense as incurred, incremental costs of obtaining a contract and (2) not adjust the consideration for the effects of a significant financing component for contracts with an original expected duration of one year or less.

Product Revenues

The Company’s DNA product revenues are accounted for/recognized in accordance with contracts with customers. The Company recognizes revenue upon satisfying its promises to transfer goods or services to customers under the terms of its contracts. These performance obligations are satisfied at the point in time the Company transfers control of the goods to the customer, which in nearly all cases is when title to and risk of loss of the goods transfer to the customer. The timing of transfer of title and risk of loss is dictated by customary or explicitly stated contract terms. The Company invoices customers upon shipment, and its collection terms range, on average, from 30 to 60 days.

Authentication Services

The Company recognizes revenue for authentication services upon satisfying its promises to provide services to customers under the terms of its contracts. These performance obligations are satisfied at the point in time the Company services are complete, which in nearly all cases is when the authentication report is released to the customer.

Research and Development Services

The Company’s revenue from its research and development contracts are accounted for/recognized when the performance obligations per the contract are satisfied. These performance obligations are satisfied at the point in time, either when the Company’s services are complete, or when the Company transfers control of the goods to the customer, which in nearly all cases is when title to and risk of loss of the goods transfer to the customer, or when a report is released to a customer. The timing of transfer of title and risk of loss is dictated by customary or explicitly stated contract terms. The Company invoices customers upon shipment, or completion of the services and its collection terms range, on average, from 30 to 60 days.

Disaggregation of Revenue

The following table presents revenues disaggregated by our business operations and timing of revenue recognition:

	Three Month Period Ended:
	June 30,	June 30,
	2025	2024
Research and development services (point-in-time)	$52,070	$59,900
Product and authentication services (point-in-time):
Supply chain	91,324	194,031
Large Scale DNA Production	160,999	218,858
Total	$304,393	$472,789

NOTE B — BASIS OF PRESENTATION AND SUMMARY OF ACCOUNTING POLICIES, continued

Revenue Recognition, continued

	Nine Month Period Ended:
	June 30,	June 30,
	2025	2024
Research and development services (point-in-time)	$333,059	$202,634
Product and authentication services (point-in-time):
Supply chain	1,109,786	936,777
Large Scale DNA Production	494,661	477,010
Asset marking	—	9,442
Total	$1,937,506	$1,625,863

Contract balances

As of June 30, 2025, the Company has entered into contracts with customers for which revenue has not yet been recognized. Consideration received from a customer prior to revenue recognition is recorded to a contract liability and is recognized as revenue when the Company satisfies the related performance obligations under the terms of the contract. The Company’s contract liabilities, which are reported as deferred revenue on the condensed consolidated balance sheet, consist almost entirely of research and development contracts where consideration has been received and the development services have not yet been fully performed.

The opening and closing balances of the Company’s contract balances are as follows:

		October 1,	June 30,	$
	Balance sheet classification	2024	2025	change
Contract assets	Accounts receivables	$328,252	$199,047	$(129,205)
Contract liabilities	Deferred revenue	$252,785	$206,285	$(46,500)

		October 1,	September 30,	$
	Balance sheet classification	2023	2024	change
Contract assets	Accounts receivables	$212,966	$328,252	$115,286
Contract liabilities	Deferred revenue	$270,435	$252,785	$(17,650)

For the three and nine-month periods ended June 30, 2025, the Company recognized $0 and $21,885, respectively, of revenue that was included in contract liabilities as of October 1, 2024.

Cash, Cash Equivalents, and Restricted Cash

For the purpose of the accompanying condensed consolidated financial statements, all highly liquid investments with a maturity of three months or less from when purchased are considered to be cash equivalents. The following table provides a reconciliation of cash, cash equivalents and restricted cash to amounts shown in the statement of cash flows.

	June 30,	September 30,
	2025	2024
Cash and cash equivalents	$4,727,677	$5,852,363
Restricted cash	750,000	750,000
Total cash, cash equivalents and restricted cash	$5,477,677	$6,602,363

Inventories

Inventories, which consist primarily of raw materials, work in progress and finished goods, are stated at the lower of cost or net realizable value, with cost determined by using the first-in, first-out (FIFO) method.

NOTE B — BASIS OF PRESENTATION AND SUMMARY OF ACCOUNTING POLICIES, continued

Net Loss Per Share

The Company presents loss per share utilizing a dual presentation of basic and diluted loss per share. Basic loss per share includes no dilution and has been calculated based upon the weighted average number of common shares outstanding during the period. Dilutive common stock equivalents consist of shares issuable upon the exercise of the Company’s stock options, restricted stock units and warrants.

Securities that could potentially dilute basic net loss per share in the future that were not included in the computation of diluted net loss per share because to do so would have been anti-dilutive for the three and nine-month periods ended June 30, 2025 and 2024 are as follows:

	2025	2024
Warrants	3,424,291	26,331
Stock options	149	145
Total	3,424,440	26,476

Concentrations

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and trade receivables. The Company places its cash and cash equivalents with high credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit. As of June 30, 2025, the Company had cash and cash equivalents of approximately $4.7 million in excess of the FDIC insurance limit.

The Company’s revenues earned from sale of products and services for the three-month period ended June 30, 2025 included an aggregate of 53% and 12% from two customers within the Therapeutic DNA Production Services and the DNA Tagging and Security Products and Services segments, respectively. The Company’s revenue earned from the sale of products and services for the nine-month period ended June 30, 2025 included an aggregate of 26% from one customer within the Therapeutic DNA Production Services segment, and 23%, and 12%, from two customers, respectively, within the DNA Tagging and Security Products and Services segment.

The Company’s revenues earned from sale of products and services for the three and nine-month periods ended June 30, 2024 included an aggregate of 46% and 29% from one customer, respectively within the MDx Testing Services segment. The Company’s revenue earned from sale of products and services for the nine - month period ended June 30, 2024, included an aggregate of 12% from one customer within the DNA Tagging and Security Products and Services segment. Three customers accounted for 82% of the Company’s accounts receivable at June 30, 2025 and five customers accounted for 75% of the Company’s accounts receivable at September 30, 2024.

Warrant Liabilities

The Company evaluates its issued warrants in accordance with ASC 480 “Distinguishing Liabilities from Equity” and ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity” and concluded that due to the terms of certain of its warrant agreements, the instruments do not qualify for equity treatment. As such, certain of the Company’s issued warrants were recorded as a liability on the condensed consolidated balance sheet and measured at fair value at inception and at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with changes in fair value recognized in the condensed consolidated statement of operations in the period of change.

NOTE B — BASIS OF PRESENTATION AND SUMMARY OF ACCOUNTING POLICIES, continued

Segment Reporting

Historically, the Company operated in three reportable segments: (1) Therapeutic DNA Production Services; (2) MDx Testing Services; and (3) DNA Tagging and Security Products and Services. As a result of the strategic restructuring detailed above, regarding the closure of its clinical laboratory, effective June 27, 2025, the Company’s MDx Testing Services segment is being reported in discontinued operations. Resources are allocated by the Company’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and Chief Legal Officer and President of LineaRx, Inc. (“CLO”) whom, collectively, the Company has determined to be our Chief Operating Decision Maker (“CODM”). The following is a brief description of our reportable segments.

Therapeutic DNA Production Services — Segment operations consist of the Company’s nucleic-acid production solutions for the biopharmaceutical and diagnostics industries including LineaDNA, LineaRNAP and LineaIVT.

DNA Tagging and Security Products and Services — Segment operations consist of the manufacture and detection of DNA for industrial supply chains and security services. As discussed above, on February 13, 2025, the Company announced it was exiting its DNA Tagging and Security Products and Services business segment. The Company continues to strategically exit contracts relating to this segment and currently plans to continue to service certain of its existing DNA Tagging and Security Products and Services customer contracts.

The Company evaluates the performance of its segments and allocates resources to them based on revenues and operating income (losses). Operating income (loss) includes intersegment revenues, as well as a charge allocating all corporate headquarters costs. Since each vertical has shared employee resources, payroll and certain other general expenses such as rent, and utilities were allocated based on an estimate by management of the percentage of employee time spent in each vertical. Segment assets are not reported to, or used by, the CODM to allocate resources to, or assess performance of, the segments and therefore, total segment assets have not been disclosed.

Fair Value of Financial Instruments

The valuation techniques utilized are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect internal market assumptions. These two types of inputs create the following fair value hierarchy:

Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related asset or liabilities.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of assets or liabilities.

The Company utilizes observable market inputs (quoted market prices) when measuring fair value whenever possible.

The development and determination of the unobservable inputs, as well as the valuation policies and procedures for Level 3 fair value measurements and fair value calculations are the responsibility of the Company’s accounting and finance department and are approved by the Chief Financial Officer.

As of June 30, 2025, there were no transfers between Levels 1, 2 and 3 of the fair value hierarchy.

NOTE B — BASIS OF PRESENTATION AND SUMMARY OF ACCOUNTING POLICIES, continued

Recent Accounting Standards

In November 2024, the FASB issued Accounting Standards Update (ASU) No. 2024-03, Disaggregation of Income Statement Expenses, that requires public companies to provide additional disclosure of the nature of expenses included in the income statement. This ASU requires disclosure about specific types of expenses included in the expense captions presented on the face of the income statement as well as disclosures about selling expenses. This guidance is effective within annual reporting periods beginning after December 15, 2027. The requirements will be applied prospectively with the option for retrospective application, early adoption is permitted. The Company is currently evaluating the impact of this ASU on its condensed consolidated statement of operations and on its disclosures.

In December 2023, the FASB issued Accounting Standards Update (ASU) No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, that enhances the transparency of income tax disclosures by expanding annual disclosure requirements related to the rate reconciliation and income taxes paid. The guidance is effective for fiscal years beginning after December 15, 2024, with early adoption permitted, and should be applied prospectively with the option of retrospective application. The Company is currently evaluating the impact of adopting this ASU on its disclosures.

In November 2023, the FASB issued ASU No. 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosure.” The ASU updates reportable segment disclosure requirements, primarily through requiring enhanced disclosures about significant segment expenses and information used to assess segment performance. These disclosures are required quarterly. The ASU is effective for fiscal years beginning after December 15, 2023 and interim periods beginning after December 15, 2024, with early adoption permitted. The Company adopted this ASU as of October 1, 2024 and updated its segment reporting disclosures accordingly for the three and nine-month periods ended June 30, 2025 and 2024.

In August 2020, the FASB issued ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging— Contracts in Entity’s Own Equity (Subtopic 815-40).” The objective of this update is to simplify the accounting for convertible preferred stock by removing the existing guidance in ASC 470-20, “Debt: Debt with Conversion and Other Options,” that requires entities to account for beneficial conversion features and cash conversion features in equity, separately from the host convertible debt or preferred stock. The guidance in ASC 470-20 applies to convertible instruments for which the embedded conversion features are not required to be bifurcated from the host contract and accounted for as derivatives. In addition, the amendments revise the scope exception from derivative accounting in ASC 815-40 for freestanding financial instruments and embedded features that are both indexed to the issuer’s own stock and classified in stockholders’ equity, by removing certain criteria required for equity classification. These amendments are expected to result in more freestanding financial instruments qualifying for equity classification (and, therefore, not accounted for as derivatives), as well as fewer embedded features requiring separate accounting from the host contract. This amendment also further revises the guidance in ASU 260, “Earnings per Share,” to require entities to calculate diluted earnings per share (EPS) for convertible instruments by using the if-converted method. In addition, entities must presume share settlement for purposes of calculating diluted EPS when an instrument may be settled in cash or shares. The amendments in ASU 2020-06 were effective for the Company beginning October 1, 2024. The adoption of ASU 2020-06 did not have a significant impact on the Company’s condensed consolidated financial statements.

NOTE C — INVENTORIES

Inventories consist of the following:

	June 30,	September 30,
	2025	2024
	(unaudited)
Raw materials	$101,537	$75,141
Work-in-progress	233,650	221,250
Finished goods	3,536	136,334
Total	$338,723	$432,725

NOTE D — ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities are as follows:

	June 30,	September 30,
	2025	2024
	(unaudited)
Accounts payable	$614,759	$1,138,187
Accrued salaries payable	902,328	480,760
Other accrued expenses	47,620	118,419
Total	$1,564,707	$1,737,366

Included in accrued salaries and payable is $287,500 for severance payments to be made for former employees from the June 30, 2025 workforce reduction disclosed in Note A above.  This $287,500 was recorded to the following accounts within the condensed consolidated statement of operations for the three and nine-month periods ended June 30, 2025; $97,111 in net loss from discontinued operations, $112,481 to selling, general and administrative expenses, and $77,908 to cost of product revenues.

NOTE E — CAPITAL STOCK

Reverse Stock Splits

March 2025 Reverse Split

On September 30, 2024, the Company held its annual shareholders’ meeting where its stockholders approved a proposal to grant the Company’s Board of Directors discretionary authority for twelve months to amend the Company’s Certificate of Incorporation to authorize a reverse stock split in the range from one-for five to one-for fifty. The Company’s Board of Directors determined on March 3, 2025, that the split ratio would be one-for-fifty shares.

The March 2025 Reverse Split was effected as of 12:01 a.m. Eastern Time on March 14, 2025 and combined each fifty shares of the Company’s outstanding common stock into one share of common stock, without any change in the par value per share.

June 2025 Reverse Split

On May 22, 2025, the Company held its annual shareholders’ meeting where its stockholders approved a proposal to grant the Company’s Board of Directors discretionary authority for twelve months to amend the Company’s Certificate of Incorporation to authorize a reverse stock split in the range from one-for five to one-for fifty. The Company’s Board of Directors determined on May 27, 2025 that the split ratio would be one-for-fifteen shares.

The June 2025 Reverse Split was effected as of 12:01 a.m. Eastern Time on June 2, 2025 and combined each fifteen shares of the Company’s outstanding common stock into one share of common stock, without any change in the par value per share.

Moreover, each of the 2025 Reverse Splits correspondingly adjusted: (i) the per share exercise price and the number of shares issuable upon the exercise of all outstanding options; and (ii) the number of shares underlying any of our outstanding warrants by adjusting the conversion ratio for each instrument and increasing the applicable exercise price or conversion price in accordance with the terms of each instrument and based on the reverse stock split ratio. No fractional shares were issued in connection with the 2025 Reverse Splits. Any fractional shares resulting from the 2025 Reverse Splits were rounded up to the nearest whole share. In addition, each of the 2025 Reverse Splits triggered an exercise price reset mechanism (“Price Reset Mechanism”) contained in certain warrants which resulted in the number of shares and exercise price of such warrants being further adjusted, as described in more detail below.

NOTE E — CAPITAL STOCK, continued

Registered Direct Offering and Concurrent Private Placement

On October 31, 2024, the Company closed a registered direct offering (the “October Registered Direct Offering”) in which, pursuant to the Securities Purchase Agreement dated October 30, 2024 (the “October Purchase Agreement”), by and between the Company and certain institutional investors (the “October Purchasers”), the Company issued and sold 25,663 shares of the Company’s common stock and pre-funded warrants (the “October Pre-Funded Warrants”) to purchase up to 1,420 shares of the Company’s common stock, and (ii) in a concurrent private placement (the “October Private Placement”, and together with the October Registered Direct Offering the “October Offering”), unregistered Series C Common Stock Purchase Warrants (the “October Series C Warrants”) to purchase up to 27,083 shares of common stock and unregistered Series D Common Stock Purchase Warrants (the “October Series D Warrants”, and together with the October Series C Warrants, the “October Series Warrants”, and, together with the October Pre-Funded Warrants and the October Series C Warrants, the “October Warrants”) to purchase up to 27,083 shares of common stock. The purchase price for each share of common stock and accompanying October Series C Warrant and October Series D Warrant was $240.00 and the purchase price for each October Pre-Funded Warrant and accompanying October Series C Warrant and October Series D Warrant was $240.00. Craig-Hallum Capital Group LLC (“Craig-Hallum”) acted as placement agent in connection with the October Offering. Pursuant to that certain engagement letter, dated August 23, 2024, by and between the Company and Craig-Hallum, the Company agreed to pay Craig-Hallum a cash placement fee equal to 6.0% of the aggregate gross proceeds raised in the October Offering from sales arranged for by Craig-Hallum. Subject to certain conditions, the Company also agreed to reimburse certain expenses of Craig-Hallum in connection with the October Offering, including but not limited to legal fees, up to a maximum of $100,000. The Company also agreed to issue to Craig-Hallum, or its respective designees, warrants (the “Placement Agent Warrants”) to purchase up to 1,354 shares of the Company’s common stock (which equals 5.0% of the number of shares of the Company’s common stock and October Pre-Funded Warrants offered).

The Company received net proceeds from the October Offering, after deducting placement agent fees and other offering expenses payable by the Company, of approximately $5.7 million.

The exercisability of the October Series Warrants and the Placement Agent Warrants required approval of the Company’s stockholders, which was obtained at the Company’s annual meeting held on May 22, 2025. Each October Series C Warrant has an exercise price of $240.00 per share of the Company’s common stock, became exercisable on May 23, 2025 (the “Initial Exercise Date”) and will expire on the five-year anniversary of the Initial Exercise Date. Each October Series D Warrant has an exercise price of $240.00 per share of the Company’s common stock, became exercisable on the Initial Exercise Date, and will expire on the 18-month anniversary of the Initial Exercise Date. The October Pre-Funded Warrants have an exercise price of $0.0001 per share, were immediately exercisable and can be exercised at any time after their original issuance until such October Pre-Funded Warrants are exercised in full. All of the October Pre-Funded Warrants were exercised during the nine-month period ended June 30, 2025. Each Placement Agent Warrant has an exercise price of $240.00, became exercisable on the Initial Exercise Date and will expire on October 30, 2029.

Under the alternate cashless exercise option of the October Series D Warrants, the holder of an October Series D Warrant has the right to receive an aggregate number of shares equal to the product of (x) the aggregate number of shares of the Company’s common stock that would be issuable upon a cash exercise of the October Series D Warrant and (y) 1.0. In addition, the October Series D Warrants include a provision that resets their exercise price in the event of a reverse split of the Company’s common stock, to a price equal to the lesser of (i) the then exercise price and (ii) lowest volume weighted average price (VWAP) during the period commencing five trading days immediately preceding and the five trading days commencing on the date the Company effects a reverse stock split in the future with a proportionate adjustment to the number of shares underlying the October Series D Warrants, subject to a floor of $47.55.

On March 14, 2025, the Company completed the March 2025 Reverse Stock Split. As a result, the exercise price reset mechanism was triggered, which resulted in the number of shares of common stock issuable upon exercise of the October Series D Warrants increasing from 27,083 to 136,698. The exercise price of the October Series D Warrants was adjusted from $240.00 per share to $47.55 per share.

NOTE E — CAPITAL STOCK, continued

Registered Direct Offering and Concurrent Private Placement, continued

The October Series Warrants and the Placement Agent Warrants are not registered under the Securities Act of 1933, as amended (the “Securities Act”). The October Series Warrants and the Placement Agent Warrants were issued, and the shares of the Company’s common stock issuable upon exercise thereof will be issued (unless an effective registration statement is available), in reliance on the exemptions from registration provided by Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder, for transactions not involving a public offering.

Pursuant to the October Purchase Agreement, within 20 calendar days from the date of the October Purchase Agreement, the Company agreed to file a registration statement on Form S-1 providing for the resale by the purchasers of the shares of common stock issuable upon exercise of the October Series Warrants and the Placement Agent Warrants. The registration statement registering such shares was declared effective by the SEC on January 17, 2025.

In the event of any fundamental transaction, as described in the October Warrants and generally including any merger with or into another entity, sale of all or substantially all of the Company’s assets, tender offer or exchange offer, reclassification of the shares of common stock, or the acquisition of greater than 50% of the Company’s then outstanding shares of common stock by a person or persons, subject to certain exceptions, then upon any subsequent exercise of an October Warrant, the holder will have the right to receive as alternative consideration, for each share of the Company’s common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation of the Company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of common stock for which the October Warrant is exercisable immediately prior to such event. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders of the October Warrants have the right to require the Company or a successor entity to purchase the October Warrants for cash in the amount of the Black Scholes Value (as defined in the October Warrants) of the unexercised portion of the October Warrants concurrently with or within 30 days following the consummation of a fundamental transaction. However, in the event of a fundamental transaction which is not in the Company’s control or in which the consideration payable consists of equity securities of a successor entity that is quoted or listed on a nationally recognized securities exchange, the holders of the October Warrants will only be entitled to receive from the Company or its successor entity, as of the date of consummation of such fundamental transaction the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the October Warrants that is being offered and paid to the holders of common stock in connection with the fundamental transaction, whether that consideration is in the form of cash, stock or any combination of cash and stock, or whether the holders of common stock are given the choice to receive alternative forms of consideration in connection with the fundamental transaction.

Amendment to May 2024 Series A Warrants

On October 30, 2024, the Company entered into amendments (the “Warrant Amendments”) with certain holders of an aggregate of 12,205 Series A Warrants issued in a transaction which closed in May 2024 (the “May 2024 Series A Warrants”). The Warrant Amendments amended the May 2024 Series A Warrants to revise the Price Reset Mechanism of the May 2024 Series A Warrants, which, subject to certain exceptions, provided for an adjustment to the exercise price and number of shares underlying the May 2024 Series A Warrants upon the Company’s issuance of common stock or common stock equivalents at a price per share that is less than the exercise price of the May 2024 Series A Warrants. The Warrant Amendments amended the Price Reset Mechanism such that the Floor Price (as defined in the May 2024 Series A Warrants) will not be lower than $150.00. In addition, the Warrant Amendments revised the definition of “Material Subsidiary” in Section 3(d) of the May 2024 Series A Warrants to clarify that Applied DNA Clinical Labs LLC is not a Material Subsidiary.

NOTE E — CAPITAL STOCK, continued

Amendment to May 2024 Series A Warrants, continued

In connection with the October Registered Direct Offering, the Price Reset Mechanism in the May 2024 Series A Warrants was triggered, which resulted in the number of shares of common stock issuable upon exercise of the May 2024 Series A Warrants increasing from 12,308 to 122,521. The exercise price of the May 2024 Series A Warrants was adjusted from $1,492.50 per share to $150.00 per share with the respect to the May 2024 Series A Warrants amended by the Warrant Amendment and to $141.75 with respect to the May 2024 Series A Warrants not amended by the Warrant Amendment. As a result of the March 2025 Reverse Stock Split, the exercise Price Reset Mechanism was triggered for the May 2024 Series A Warrants, which resulted in the number of shares of common stock issuable upon exercise of the May 2024 Series A Warrants increasing from 122,521 to 655,676. The exercise price of the May 2024 Series A Warrants was adjusted from $150.00 per share for the amended May 2024 Series A Warrants and $141.75 per share for the May 2024 Series A Warrants that were not amended to $26.91 per share for all of the May 2024 Series A warrants.

As a result of the June 2025 Reverse Stock Split, the exercise Price Reset Mechanism was triggered for the May 2024 Series A Warrants, which resulted in the number of shares of common stock issuable upon exercise of the May 2024 Series A Warrants increasing from 626,555 to 3,286,016. The exercise price of the May 2024 Series A Warrants was adjusted from $26.91 per share to $5.13 per share.

May 2024 Series B Warrants Price and Share Adjustment

As a result of the March 2025 Reverse Stock Split, the exercise Price Reset Mechanism was triggered for the May 2024 Series B Warrants, which resulted in the number of shares of common stock issuable upon exercise of the May 2024 Series B Warrants increasing from 3,009 to 163,019. The exercise price of the May 2024 Series B Warrants was adjusted from $1,492.50 per share to $26.91 per share.

As a result of the June 2025 Reverse Stock Split, the exercise Price Reset Mechanism was triggered for the May 2024 Series B Warrants, which resulted in the number of shares of common stock issuable upon exercise of the May 2024 Series B Warrants, increasing from 54,558 to 286,123. The exercise price of the May 2024 Series B Warrants was adjusted from $26.91 per share to $5.13 per share.

The incremental change in fair value as a result of the modifications for the May 2024 Series A Warrants, the May 2024 Series B Warrants and the October 2024 Series D Warrants for the three and nine-month periods ended June 30, 2025 was $15,500,244 and $54,326,896, respectively, and is recorded as a deemed dividend in the condensed consolidated statement of operations.

Nasdaq Minimum Bid Price Requirement Deficiency Notifications

On November 12, 2024, the Company received written notice (the “Notification Letter”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it was not in compliance with the minimum bid price requirements set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market. Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share, and Nasdaq Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of thirty (30) consecutive business days (collectively, the “Bid Price Rule”). Based on the closing bid price of the Company’s common stock for the thirty-one (31) consecutive business days from September 27, 2024 to November 11, 2024, the Company no longer met the requirements of the Bid Price Rule. The Notification Letter did not impact the Company’s listing on The Nasdaq Capital Market at that time. The Notification Letter stated that the Company had 180 calendar days, or until May 12, 2025, to regain compliance with the Bid Price Rule.

On April 7, 2025, the Company received written notice (the “Compliance Notice”) from Nasdaq informing the Company that it has regained compliance with Nasdaq Listing Rule 5550(a)(2), which requires that companies listed on The Nasdaq Capital Market maintain a minimum bid price of $1.00 per share. Nasdaq notified the Company in the Compliance Notice that, from March 14, 2025 to April 4, 2025, the closing bid price of the Company’s common stock had been at $1.00 per share or greater and, accordingly, the Company had regained compliance with Nasdaq Listing Rule 5550(a)(2) and that the matter was now closed.

NOTE E — CAPITAL STOCK, continued

Nasdaq Minimum Bid Price Requirement Deficiency Notifications, continued

The Company received written notice dated May 30, 2025 (the “May 2025 Notification Letter”) from Nasdaq that the Company no longer satisfied the Bid Price Rule. Based on the closing bid price of the Company’s common stock, for the thirty-two (32) consecutive business days from April 14, 2025 to May 29, 2025, the Company did not comply with the Bid Price Rule.

The May 2025 Notification Letter further indicated that, pursuant to Nasdaq Listing Rule 5810(c)(3)(A)(iv), the Company was not eligible for a compliance period under Nasdaq Listing Rule 5810(c)(3)(A) due to the fact that the Company had effected a reverse stock split over the prior one-year period or had effected one or more reverse stock splits over the prior two-year period with a cumulative ratio of 250 shares or more to one; accordingly, the Company was informed that its securities were subject to delisting from Nasdaq unless the Company timely requested a hearing before the Nasdaq Hearings Panel (the “Panel”). The Company timely requested a hearing, which request will stay any further suspension or delisting action by Nasdaq at least pending the ultimate conclusion of the hearing process.

On July 2, 2025, the Company received written notice (the “July 2025 Compliance Notice”) from Nasdaq informing the Company that it had regained compliance with the Bid Price Rule, and that the Company is therefore in compliance with the Nasdaq Capital Market’s listing requirements. Nasdaq also notified the Company in the July 2025 Compliance Notice that the hearing before the Panel previously scheduled to take place on July 15, 2025 was cancelled and the Company’s securities will continue to be listed and traded on Nasdaq.

NOTE F —WARRANTS AND STOCK OPTIONS

Warrants

The following table summarizes the changes in warrants outstanding. These warrants were granted as part of financing transactions, as well as in lieu of cash compensation for services performed or as financing expenses in connection with the sales of the Company’s common stock. See Note E for details on the warrant activity during the nine-month period ended June 30, 2025.

		Weighted
		Average
		Exercise
	Number of	Price Per
	Shares	Share
Balance at October 1, 2024	26,332	$2,085.00
Granted	4,706,994	8.42
Exercised	(467,859)	16.41
Cancelled or expired	(841,176)	9.24
Balance at June 30, 2025	3,424,291	$12.36

During the three and nine-month periods ended June 30, 2025, 43,512 and 157,759, respectively, of the May 2024 Series B Warrants were exercised cashlessly and resulted in the issuance of 130,537 and 473,277 shares of the Company’s common stock, respectively. Subsequent to June 30, 2025 an additional 111,000 May 2024 Series B Warrants were exercised cashlessly and resulted in the issuance of 333,000 shares of the Company’s common stock.

During the three and nine - month periods ended June 30, 2025, 136,698 of the October 2024 Series D Warrants were exercised cashlessly and resulted in the issuance of 136,698 shares of the Company’s common stock. As of June 30, 2025, there were no October 2024 Series D Warrants outstanding.

During the three and nine-month periods ended June 30, 2025, an aggregate of 138,557 and 171,981 May 2024 Series A Warrants were exercised, respectively, for aggregate total proceeds of $723,055 and $2,220,459 for the three and nine-month periods ended June 30, 2025, respectively. Subsequent to June 30, 2025 an additional 56,965 May 2024 Series A Warrants were exercised for aggregate total proceeds of approximately $292,305.

NOTE F —WARRANTS AND STOCK OPTIONS, continued

Stock Options

On May 22, 2025, at the Company’s annual shareholders’ meeting, an amendment to the Company’s 2020 Equity Incentive Plan to increase the number of authorized shares of common stock reserved for issuance by 200,000 shares was approved. As of June 30, 2025 there are 200,355 shares available under the Company’s 2020 Equity Incentive Plan.

NOTE G — COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases office space under an operating lease in Stony Brook, New York for its corporate headquarters. The lease is for a 30,000 square foot building. The Company entered into an amended lease agreement on February 1, 2023. The initial term is for three years and expires on February 1, 2026. The lease for the corporate headquarters requires monthly payments of $48,861, which is adjusted annually based on the US Consumer Price Index (“CPI”) and was adjusted to monthly payments of $52,440 commencing on February 1, 2025. In lieu of a security deposit, the Company provided a standby letter of credit of $750,000. In addition, the Company also had 2,500 square feet of laboratory space, for which it entered into an amended lease agreement on February 1, 2023. The initial lease term for the laboratory space was one year from the commencement date and was extended until January 31, 2025. Effective February 1, 2025, the Company extended this lease for 2,000 square feet of laboratory space until January 31, 2026. On February 28, 2025, the Company vacated one of its laboratory suites and currently leases 1,000 square feet under this lease amendment. The base rent for the new lease term is monthly payments of $4,346 and the lease is terminable by the Company upon one month’s written notice to the landlord. The Company terminated the lease for the remaining 1,000 square fee, effective July 31, 2025. The total rent expense for the three and nine-month periods ended June 30, 2025 was $157,320 and $498,416, respectively.

Employment Agreement

On June 16, 2025, Dr. James A. Hayward informed the Company of his intention to retire from the Company and that he would step down from his positions as Chief Executive Officer, member of the Company’s board of directors (the “Board”) and Chairman of the Board effective June 18, 2025. Dr. Hayward’s resignation was not the result of any dispute or disagreement with the Company or the Board on any matter relating to the Company’s operations, policies or practices.

In connection with Dr. Hayward’s retirement, Dr. Hayward and the Company entered into a separation agreement dated June 16, 2025 (the “Separation Agreement”), pursuant to which the Company shall pay to Dr. Hayward, contingent upon his compliance with the terms of the Separation Agreement, the total gross amount of $450,000 to be paid over a period of eight months from the date of first payment, with the first installment being paid on or before July 15, 2025. The Separation Agreement also provides for a customary general release of claims in favor of the Company and customary post-employment covenants, including with respect to confidentiality and non-disparagement.

On June 17, 2025, the Board elected Judith Murrah, the Company’s current President, as Chief Executive Officer and as Chairperson and a member of the Board effective June 18, 2025. Effective June 30, 2025, Ms. Murrah voluntarily agreed to a fifteen percent (15%) temporary reduction in her annual base salary in connection with the Company’s efforts to reduce its ongoing operating expenses. Ms. Murrah’s reduced annual base salary is $340,000. The reduction is expected to end on a future date to be agreed by and between Ms. Murrah and the Compensation Committee of the Board.

Litigation

From time to time, the Company may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. When the Company is aware of a claim or potential claim, it assesses the likelihood of any loss or exposure. If it is probable that a loss will result and the amount of the loss can be reasonably estimated, the Company will record a liability for the loss. In addition to the estimated loss, the recorded liability includes probable and estimable legal costs associated with the claim or potential claim. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm the Company’s business. There is no pending litigation involving the Company at this time.

NOTE H – SEGMENT INFORMATION

As detailed in Note B above, the Company currently has two reportable segments: (1) Therapeutic DNA Production Services; and (2) DNA Tagging and Security Products and Services. For the three and six-month periods ended June 30 2024, the MDx Testing Services segment is also presented. Resources are allocated by our CEO, COO, CFO and CLO whom, collectively, the Company has determined to be our CODM.

Information regarding operations by segment for the three-month period ended June 30, 2025 is as follows:

	Therapeutic DNA	DNA Tagging and
	Production	Security Products	Consolidated
Revenues:
Product revenues	$160,999	$34,263	$195,262
Service revenues	52,070	57,061	109,131
Less intersegment revenues	—	—	—
Total revenues	$213,069	$91,324	$304,393

Gross profit	$41,528	$(36,398)	$5,130

Segment operating expenses
Selling, general and administrative	$1,074,583	$119,770	$1,194,353
Research and development	705,053	(42,909)	662,144
Total segment operating expenses	$1,779,636	$76,861	$1,856,497
Loss from segment operations (a)	$(1,738,108)	$(113,259)	$(1,851,367)

Information regarding operations by segment for the three-month period ended June 30, 2024 is as follows:

	Therapeutic DNA	MDx Testing	DNA Tagging and
	Production	Services and Kits	Security Products	Consolidated
Revenues:
Product revenues	$218,858	$—	$27,786	$246,644
Service revenues	59,901	—	166,244	226,145
Clinical laboratory service revenues	—	325,930	—	325,930
Less intersegment revenues	—	(1,200)	—	(1,200)
Total revenues	278,759	324,730	194,030	797,519

Gross profit	194,341	(12,260)	63,151	245,232

Segment operating expenses
Selling, general and administrative	$852,919	$165,983	$604,955	$1,623,857
Research and development	660,515	52,917	152,149	865,581
Total segment operating expenses	$1,513,434	$218,900	$757,104	$2,489,438
Loss from segment operations (a)	$(1,319,093)	$(231,160)	$(693,953)	$(2,244,206)

NOTE H – SEGMENT INFORMATION, continued

Information regarding operations by segment for the nine-month period ended June 30, 2025 is as follows:

	Therapeutic DNA	DNA Tagging and
	Production	Security Products	Consolidated
Revenues:
Product revenues	$668,407	$571,340	$1,239,747
Service revenues	159,312	538,447	697,759
Clinical laboratory service revenues	—	—	—
Less intersegment revenues	—	—	—
Total revenues	$827,719	$1,109,787	$1,937,506

Gross profit	$428,187	$578,700	$1,006,887

Segment operating expenses
Selling, general and administrative	$2,931,352	$1,155,551	$4,086,903
Research and development	2,146,426	138,293	2,284,719
Total segment operating expenses	$5,077,778	$1,293,844	$6,371,622
(Loss) income from segment operations (a)	$(4,649,591)	$(715,144)	$(5,364,735)

Information regarding operations by segment for the nine-month period ended June 30, 2024 is as follows:

	Therapeutic DNA	MDx Testing	DNA Tagging and
	Production	Services and Kits	Security Products	Consolidated
Revenues:
Product revenues	$477,010	$—	$470,076	$947,086
Service revenues	202,635	—	476,142	678,777
Clinical laboratory service revenues	—	1,004,250	—	1,004,250
Less intersegment revenues	—	(11,800)	—	(11,800)
Total revenues	$679,645	$992,450	$946,218	$2,618,313

Gross profit	$462,464	$(56,703)	$366,219	$771,980

Segment operating expenses
Selling, general and administrative	$2,371,501	$771,499	$1,758,312	$4,901,312
Research and development	1,834,551	198,061	586,215	2,618,827
Total segment operating expenses	$4,206,052	$969,560	$2,344,527	$7,520,139
(Loss) income from segment operations (a)	$(3,743,588)	$(1,026,263)	$(1,978,308)	$(6,748,159)

NOTE H – SEGMENT INFORMATION, continued

Reconciliation of loss from segment operations to Corporate (loss) income for the three-month periods ended June 30, 2025 and 2024 is as follows:

	June 30,
	2025	2024
Loss from operations of reportable segments	$(1,851,367)	$(2,244,206)
General corporate expenses (b)	(1,842,693)	(1,102,485)
Interest income	40,267	36,295
Unrealized gain on change in fair value of warrants classified as a liability	6,410	5,160,000
Net loss from discontinued operations	(336,195)	—
Other (expense) income, net	(531)	(103)
Consolidated net (loss) income	$(3,984,109)	$1,849,501

Reconciliation of loss from segment operations to Corporate loss for the nine-month periods ended June 30, 2025 and 2024 is as follows:

	June 30,
	2025	2024
Loss from operations of reportable segments	$(5,364,735)	$(6,748,159)
General corporate expenses (b)	(4,684,821)	(4,005,351)
Interest income	168,672	84,972
Unrealized gain on change in fair value of warrants classified as a liability	318,840	9,564,000
Unrealized loss on change in fair value of warrants classified as a liability - warrant modification	—	(394,000)
Transaction costs allocated to warrant liabilities	—	(633,198)
Loss on issuance of warrants	—	(1,633,767)
Other (expense) income, net	(23,778)	(9,060)
Net loss from discontinued operations	(403,120)	—
Consolidated net loss	$(9,988,942)	$(3,774,563)
(a)	Segment operating loss consists of net sales, less cost of sales, specifically identifiable research and development, and selling, general and administrative expenses.
(b)	General corporate expenses consist of selling, general and administrative expenses that are not specifically identifiable to a segment.

NOTE I – FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s financial instruments at fair value are measured on a recurring basis. Related unrealized gains or losses are recognized in unrealized gain (loss) on change in fair value of the warrants classified as a liability in the condensed consolidated statements of operations. For additional disclosures regarding methods and assumptions used in estimating fair values of these financial instruments, see Note B.

The following tables present the fair value of the Company’s financial instruments as of June 30, 2025

Fair value at
June 30, 2025
Liabilities:
Common Warrants	$100
Series A Warrants	$10
Series A Warrants - modified	$50
Private Common Warrants	$1,000

NOTE I – FAIR VALUE OF FINANCIAL INSTRUMENTS, continued

The fair value of the warrants classified as a liability as of June 30, 2025, was determined using the Black Scholes and Probability Weighted Expected Return models.  The fair value for the warrants classified as a liability as of June 30, 2025, was calculated using the following assumptions:

			Series A	Private
	Common	Series A	Warrants –	Common
	Warrants	Warrants	modified	Warrants
Stock price	$5.15	$5.15	$5.15	$5.15
Exercise price	$9,135	$60,000	$9,135	$9,135
Dividend yield	0%	0%	0%	0%
Selected Volatility	187.50%	187.50%	187.50%	172.50%
Risk free rate	3.69%	3.72%	3.69%	3.72%
Fundamental transaction probability	30.00%	30.00%	30.00%	30.00%
Fundamental transaction Black Scholes Volatility	214.00%	100.00%	214.0%	183.30%
Fundamental transaction timing	12/31/2025	12/31/2025	12/31/2025	12/31/2025

The Company did not have any assets or liabilities categorized as Level 1 or 2 as of June 30, 2025.

The change in fair value of the Common Warrants (issued in February 2024), the Series A Warrants (issued in February 2022) and the Private Common Warrants (issued in February 2024) for the three-month period ended June 30, 2025, is summarized as follows:

			Series A	Private
	Common	Series A	Warrants-	Common
	Warrants	Warrants	modified	Warrants	Totals
Fair value at April 1, 2025	$1,000	$140	430	6,000	$7,570
Change in fair value	(900)	(130)	(380)	(5,000)	(6,410)
Fair Value at June 30, 2025	$100	$10	$50	$1,000	$1,160

The change in fair value of the Common Warrants, the Series A Warrants and the Private Common Warrants for the nine-month period ended June 30, 2025 is summarized as follows:

			Series A	Private
	Common	Series A	Warrants-	Common
	Warrants	Warrants	modified	Warrants	Totals
Fair value at October 1, 2024	$27,000	$15,000	$16,000	$262,000	$320,000
Change in fair value	(26,900)	(14,990)	(15,950)	(261,000)	(318,840)
Fair Value at June 30, 2025	$100	$10	$50	$1,000	$1,160

NOTE J – DISCONTINUED OPERATIONS

On June 27, 2025, the Company implemented a strategic restructuring and realignment of resources to focus exclusively on its Therapeutic DNA Production Services business. As part of actions undertaken, the Company implemented a workforce reduction of approximately 27% of its then current headcount and has ceased operations at ADCL.

The Company’s actions are intended to reduce its operating costs and concentrate resources on the development and commercialization of its Therapeutic DNA Production Services business. The Company expects to pay approximately three hundred thousand dollars ($300,000) in one-time charges related to the June 30, 2025, workforce reduction and ceasing of operations at ADCL, primarily for separation benefits. As a result of this restructuring, the operations and financial results of ADCL have been accounted for as discontinued operations.

The following table presents the major classes of ADCL’s results within Net loss from discontinued operations, net of tax in the condensed consolidated statement of operations:

	Three months Ended June 30,		Nine months Ended June 30,
	2025	2024	2025	2024
Clinical laboratory service revenues	$26,050	$324,730	$572,928	$992,450

Cost of clinical laboratory service revenues	301,556	322,098	795,237	$993,299

Gross profit	(275,506)	2,632	(222,309)	(849)

Selling, general and administrative	69,478	43,031	192,877	322,530
Interest (Income)	(25)	(6,608)	(3,302)	(50,982)
Other (income), net	(8,764)	—	(8,764)	—
Net loss from discontinued operations	(336,195)	(33,791)	(403,120)	(272,397)
Provision for income taxes	—	—	—	—
Net loss from discontinued operations, net of tax	$(336,195)	$(33,791)	$(403,120)	$(272,397)

Assets and liabilities of discontinued operations associated with ADCL presented in the condensed consolidated balance sheet as of June 30, 2025 and September 30, 2024 are included in the following table:

	June 30,	September 30,
	2025	2024
ASSETS
Cash and cash equivalents	$12,458	$578,732
Accounts receivable, net	12,550	33,760
Inventories	—	5,867
Prepaid expenses and other current assets	—	59,787
Total current assets of discontinued operations	25,008	678,146
Property and equipment, net	11,264	94,337
Total assets of discontinued operations	36,272	772,483

LIABILITIES
Accounts payable and accrued liabilities	124,565	56,061
Total liabilities of discontinued operations	$124,565	$56,061

Up to 18,728,341 Shares of Common Stock

PROSPECTUS

, 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses, other than underwriting fees and expenses, payable in connection with the registration of the Common Stock hereunder. All amounts are estimates except the SEC registration fee and the FINRA filing fee.

Item	Amount to be paid
SEC registration fee		$9,673.08
FINRA filing fee	$	*
Printing expenses	$	*
Legal fees and expenses	$	*
Accounting fees and expenses		$25,000
Transfer Agent fees and expenses	$	*
Total	$	*

* To be calculated by amendment.

Item 14.Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the person acted in good faith and in a manner the person reasonably believed to be in our best interests, and, with respect to any criminal action, had no reasonable cause to believe the person’s actions were unlawful. The Delaware General Corporation Law further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The amended and restated certificate of incorporation of the registrant provides for the indemnification of the registrant’s directors and officers to the fullest extent permitted under the Delaware General Corporation Law. In addition, the amended and restated bylaws of the registrant require the registrant to fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the registrant, or is or was a director or officer of the registrant serving at the registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the fullest extent permitted by applicable law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. The registrant’s amended and restated certificate of incorporation provides that the registrant’s directors shall not be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director and that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the registrant’s directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

As permitted by the Delaware General Corporation Law, the registrant intends to enter into separate indemnification agreements with each of the registrant’s directors and certain of the registrant’s officers which require the registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees.

The registrant has obtained and maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not the registrant would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.

These indemnification provisions and the indemnification agreements the registrant intends to enter into between the registrant and the registrant’s officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended.

Item 15.Recent Sales of Unregistered Securities

January 2024 Offering

On January 31, 2024, the Company entered into a Placement Agreement (the “January 2024 Placement Agreement”) with Maxim Group (“Maxim”) pursuant to which Maxim agreed to serve as the sole placement agent, on a “reasonable best efforts” basis, in connection with an offering (the “January 2024 Offering”) of 216 shares of the Company’s Common Stock and pre-funded warrants to purchase up to 162 shares of Common Stock, and in a concurrent private placement, unregistered common warrants (the “January 2024 Common Warrants”) to purchase up to 753 shares of Common Stock. Also on January 31, 2024, in connection with the January 2024 Offering, the Company entered into purchase agreements with the purchasers in the January 2024 Offering (the “January 2024 Purchase Agreements”).

The January 2024 Offering closed on February 2, 2024. The Company received gross proceeds from the January 2024 Offering, before deducting placement agent fees and other estimated offering expenses payable by the Company, of approximately $3.4 million.

Each of the above securities were not registered under the Securities Act and were issued in reliance on the exemptions from registration provided by Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder, for transactions not involving a public offering.

October 2024 Offering

On October 30, 2024, the Company entered into a securities purchase agreement with certain institutional investors, pursuant to which the Company agreed to issue and sell, (i) in a registered direct public offering (the “October 2024 RDO”) 25,663 shares of the Company’s Common Stock and pre-funded warrants to purchase up to 1,420 shares of Common Stock, and (ii) in a concurrent private placement (the “October 2024 Private Placement,” and together with the October 2024 RDO, the “October 2024 Offering”) unregistered Series C Common Stock Purchase Warrants to purchase up to 27,083 shares of Common Stock and unregistered Series D Common Stock Purchase Warrants to purchase up to 27,083 shares of Common Stock. In connection with the October 2024 Offering, the Company also entered into an engagement letter, dated August 23, 2024, with Craig-Hallum Capital Group LLC (the “Placement Agent”), pursuant to which the Company agreed to issue to the Placement Agent, or its respective designees, Placement Agent Warrants to purchase up to 1,355 shares of Common Stock.

The October 2024 Offering closed on October 31, 2024. The Company received gross proceeds from the October 2024 Offering, before deducting placement agent fees and other estimated offering expenses payable by the Company, of approximately $6.5 million.

Each of the above securities were not registered under the Securities Act and were issued in reliance on the exemptions from registration provided by Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder, for transactions not involving a public offering.

2025 Private Placement

On September 29, 2025, the Company entered into the Cash Securities Purchase Agreement, pursuant to which it agreed to issue and sell to certain of the Selling Stockholders, at an offering price of $3.32 per Share, an aggregate of 4,620,485 Cash Common Shares (and/or Cash Pre-Funded Warrants in lieu thereof), and Series E-1 Warrants to purchase 4,620,485 Shares at a per share exercise price of $3.82. Also on September 29, 2025, the Company entered into the Crypto Securities Purchase Agreement, pursuant to which it agreed to issue and sell to certain of the Selling Stockholders 3,444,164 Crypto Pre-Funded Warrants at a per share exercise price of $3.82 and 3,444,164 Series E-2 Warrants at a per share exercise price of $3.82.

The Cash Private Placement closed on October 3, 2025 and the Crypto Private Placement closed on October 21, 2025. In connection with the closing of the Cash Private Placement, the Company also issued and sold (i) to the Placement Agent, Placement Agent Warrants to purchase 403,236 Shares, (ii) to the Strategic Advisor, Advisory Warrants to purchase 1,986,634 Shares, and (iii) to the Consultant, Consultant Warrants to purchase 209,119 Shares. The Company received gross proceeds from the Private Placement of approximately $27 million, before deducting fees and other offering expenses.

Each of the above securities were not registered under the Securities Act and were issued in reliance on the exemptions from registration provided by Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder, for transactions not involving a public offering.

Item 16.Exhibits and Financial Statement Schedules.

(a) Exhibits

A list of exhibits required to be filed under this item is set forth on the Exhibit Index of this registration statement and is incorporated in this Item 16(a) by reference.

(b) Financial Statement Schedules

The financial statements filed as a part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

.

Item 17.Undertakings

The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)That for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by law or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(8)The undersigned registrant hereby undertakes that:
(i)For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and
(ii)For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Exhibit		Incorporated by Reference				Filed or Furnished
Number	Description	Form	Exhibit	File No.	Date Filed	Herewith

3.1	Conformed version of Certificate of Incorporation of Applied DNA Sciences, Inc., as most recently amended by the Eight Certificate of Amendment, effective June 2, 2025	S-8	3.1	333-288938	07/25/2025
3.2	Conformed version of By-Laws, as amended by the Certificate of Amendment to the By-Laws, effective November 7, 2024.	S-1	3.2	333-283315	11/19/2024
4.1	Description of Securities	10-K	4.1	001-36745	12/9/2021
4.2	Form of Pre-Funded Warrant.	8-K	4.1	001-36745	02/01/2024
4.3	Form of Private Common Warrant.	8-K	4.2	001-36745	02/01/2024
4.4	Form of Pre-Funded Warrant	8-K	4.4	001-36745	05/29/2024
4.5	Form of Series A Warrant	8-K	4.2	001-36745	05/29/2024
4.6	Form of Series B Warrant	8-K	4.3	001-36745	05/29/2024
4.7	Form of Placement Agent Warrant	8-K	4.1	001-36745	05/29/2024
4.8	Form of Pre-Funded Warrant	8-K	4.1	001-36745	10/30/2024
4.9	Form of Series C Common Stock Purchase Warrant	8-K	4.2	001-36745	10/30/2024
4.10	Form of Series D Common Stock Purchase Warrant	8-K	4.3	001-36745	10/30/2024
4.11	Form of Placement Agent Warrant	8-K	4.4	001-36745	10/30/2024
4.12	Form of Pre-Funded Warrant (2025 Private Placement)	8-K	4.1	001-36745	10/01/2025
4.13	Form of Series E-1 Warrant	8-K	4.2	001-36745	10/01/2025
4.14	Form of Crypto Pre-Funded Warrant (2025 Private Placement)	8-K	4.3	001-36745	10/01/2025
4.15	Form of Series E-2 Warrant	8-K	4.4	001-36745	10/01/2025
4.16	Form of Advisory Warrant	8-K	4.5	001-36745	10/01/2025
4.17	Form of Placement Agent Warrant (2025 Private Placement)	8-K	4.6	001-36745	10/01/2025
5.1	Opinion of McDermott Will & Emery LLP					Filed
10.1†	Form of employee stock option agreement under the Applied DNA Sciences, Inc. 2005 Incentive Stock Plan	10-Q	4.1	002-90539	05/15/2012
10.2†	Applied DNA Sciences, Inc. 2005 Incentive Stock Plan, as amended and restated	DEF 14A	Appendix A	001-36745	04/04/2019
10.3†	Form of employee stock option agreement under the Applied DNA Sciences, Inc. 2005 Incentive Stock Plan, as amended	10-K	10.1	001-36745	12/14/2015
10.4†

Conformed version of Applied DNA Sciences, Inc. 2020 Equity Incentive Plan, as most recently amended by the Amendment to the Applied DNA Sciences, Inc. 2020 Equity Incentive Plan, effective May 22, 2025

		DEF 14A	Appendix C	001-36745	04/15/2025
10.5†	Applied DNA Sciences, Inc. 2020 Equity Incentive Plan Stock Option Grant Notice and Award Agreement	S-8	10.3	333-249365	10/07/2020
10.6†	Form of Indemnification Agreement dated as of September 7, 2012, by and between Applied DNA Sciences, Inc. and each of its directors and executive officers	8-K	10.1	002-90539	9/13/2012

10.7*	License Agreement with Himatsingka America, Inc. dated June 23, 2017	10-Q	10.1	001-36745	8/10/2017
10.8**	Patent and Know-How License and Cooperation Agreement, dated March 28, 2019, between the Company, APDN (B.V.I.), Inc., and ETCH BioTrace S.A.	10-Q	10.10	001-36745	5/9/2019
10.9	Amendment to Leases, dated January 17, 2020, by and between Long Island High Technology Incubator, Inc. and Applied DNA Sciences, Inc.	10-Q	10.5	001-36745	08/06/2020
10.10	Equity Distribution Agreement, dated November 7, 2023, by and between Applied DNA Sciences, Inc. and Maxim Group LLC	8-K	10.1	001-36745	11/7/2023
10.11†	Letter Agreement, dated January 4, 2024, by and between Applied DNA Sciences, Inc. and Judith Murrah.	8-K	10.2	001-36745	1/5/2024
10.12	Amended and Restated Lease Agreement, dated February 24, 2023, by and between Long Island High Technology Incubator, Inc. and Applied DNA Sciences, Inc. (Office Lease).	8-K	10.1	001-36745	02/28/2023
10.13	Amended and Restated Lease Agreement, dated February 24, 2023, by and between Long Island High Technology Incubator, Inc. and Applied DNA Sciences, Inc. (Laboratory Lease).	8-K	10.2	001-36745	02/28/2023
10.14	Lease Renewal Agreement dated January 10, 2024 (Laboratory Lease).	10-Q	10.3	001-36745	02/08/2024
10.15	Placement Agency Agreement by and between Applied DNA Sciences, Inc. and Maxim Group LLC, dated January 31, 2024.	8-K	10.1	001-36745	02/01/2024
10.16	Form of Securities Purchase Agreement, dated January 31, 2024, by and between Applied DNA Sciences, Inc. and the parties thereto.	8-K	10.2	001-36745	02/01/2024
10.17	Form of Purchase Warrant Amendment	8-K	10.1	001-36745	04/19/2024
10.18	Form of Book-Entry Warrant Amendment	8-K	10.2	001-36745	04/19/2024
10.19	Form of Placement Agency Agreement by and between Applied DNA Sciences, Inc. Craig-Hallum Capital Group LLC and Laidlaw & Company (UK) Ltd.	8-K	10.1	001-36745	05/29/2024
10.20	Form of Securities Purchase Agreement, dated October 30, 2024, by and between Applied DNA Sciences, Inc. and the parties thereto.	8-K	10.1	001-36745	10/30/2024
10.21	Form of Warrant Amendment	8-K	10.2	001-36745	10/30/2024
10.22	Waiver of Negative Covenant	8-K	10.3	001-36745	10/30/2024
10.23	Separation Agreement, dated June 16, 2025, by and between Applied DNA Sciences, Inc. and Dr. James A. Hayward.	8-K	10.1	001-36745	06/17/2025
10.24+	Form of Cash Securities Purchase Agreement, dated as of September 29, 2025, between Applied DNA Sciences, Inc. and each Purchaser (as defined therein)	8-K	10.1	001-36745	10/01/2025

10.25+	Form of Cryptocurrency Securities Purchase Agreement, dated as of September 29, 2025, between Applied DNA Sciences, Inc. and each Purchaser (as defined therein)	8-K	10.2	001-36745	10/01/2025
10.26	Form of Cash Registration Rights Agreement by and between Applied DNA Sciences, Inc. and each Purchaser (as defined therein)	8-K	10.3	001-36745	10/01/2025
10.27	Form of Cryptocurrency Registration Rights Agreement by and between Applied DNA Sciences, Inc. and each Purchaser (as defined therein)	8-K	10.4	001-36745	10/01/2025
10.28+	Strategic Digital Asset Services Agreement, dated September 29, 2025, by and between Applied DNA Sciences, Inc. and Cypress LLC	8-K	10.5	001-36745	10/01/2025
10.29+	Strategic Advisor Agreement, dated September 29, 2025, by and between Applied DNA Sciences, Inc. and Cypress Management, LLC	8-K	10.6	001-36745	10/01/2025
10.30	Separation Agreement, dated September 29, 2025, by and between Applied DNA Sciences, Inc. and Judith Murrah	8-K	10.7	001-36745	10/01/2025
10.31	Employment Agreement, dated September 29, 2025, by and between Applied DNA Sciences, Inc. and Clay Shorrock	8-K	10.8	001-36745	10/01/2025
10.32	Employment Agreement, dated September 29, 2025, by and between Applied DNA Sciences, Inc. and Beth Jantzen	8-K	10.9	001-36745	10/01/2025
14.1	Code of Business Conduct and Ethics.	10-K	14.1	001-36745	12/14/2022
16.1	Letter from Marcum dated January 30, 2025	8-K	16.1	001-36745	01/30/2025
21.1	Subsidiaries of Applied DNA Sciences, Inc.	10-K	21.1	001-36745	12/17/2024
23.1	Consent of Marcum LLP					Filed
23.2	Consent of McDermott Will & Emery LLP (included in Exhibit 5.1)					Filed
24.1	Power of Attorney (included on signature page)					Filed
107	Filing Fee Table					Filed
†	Indicates a management contract or any compensatory plan, contract or arrangement.
+

Certain schedules, exhibits and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company will provide a copy of such omitted materials to the Securities and Exchange Commission or its staff upon request.

*

A request for confidentiality has been granted for certain portions of the indicated document. Confidential portions have been omitted and filed separately with the SEC as required by Rule 24b-2 promulgated under the Exchange Act.

**

Portions of this exhibit have been omitted because the information is both not material and is the type that the Company treats as private or confidential. The omissions have been indicated by bracketed asterisks (“[***]”).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Stony Brook, State of New York, on October 29, 2025.

APPLIED DNA SCIENCES, INC.

By:	/s/ Clay Shorrock
Clay Shorrock
President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mr. Clay Shorrock and Ms. Beth Jantzen as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, as amended and any registration statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

****

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Clay Shorrock	Chief Executive Officer and President	October 29, 2025
Clay Shorrock	(Principal Executive Officer)

/s/ Beth M. Jantzen	Chief Financial Officer	October 29, 2025
Beth M. Jantzen	(Principal Financial Officer and Principal Accounting Officer)

/s/ Judith Murrah	Chairperson of the Board of Directors	October 29, 2025
Judith Murrah

/s/ Yacov A. Shamash	Director	October 29, 2025
Yacov A. Shamash

/s/ Robert B. Catell	Director	October 29, 2025
Robert B. Catell

/s/ Joseph D. Ceccoli	Director	October 29, 2025
Joseph D. Ceccoli

/s/ Elizabeth M. Schmalz Shaheen	Director	October 29, 2025
Elizabeth M. Schmalz Shaheen